                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-12
                                MASCOTECH, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     Common stock, par value $1.00 per share ("Common Stock"), of MascoTech, Inc. ("MascoTech")
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     35,049,678 outstanding shares of Common Stock (including those related to restricted stock awards) and 2,523,847 shares of common stock subject to options or phantom stock awards (a)
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     $16.90, the proposed per share cash payment to be made to security holders of MascoTech in connection with the transactions described in the proxy statement (a)
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:     $607,039,558
              ------------------------------------------------------------------

     (5) Total fee paid:     $121,408
                   ----------------------------------------

(a) Pursuant to the recapitalization agreement dated August 1, 2000, Riverside Company LLC will merge with and into MascoTech and Common Stock, with the exceptions described below, will be converted into the right to receive $16.90. All stockholders, including those retaining an interest in MascoTech, will also have the right to receive additional cash amounts if required by the recapitalization agreement. Since MascoTech is unable to value this right, the filing fee is based only on the cash consideration to be paid in the merger. As of August 23, 2000, there were 44,757,419 shares of Common Stock outstanding. Of that amount, (1) three stockholders (each a "continuing stockholder") will retain an aggregate of 4,241,025 shares of Common Stock in the merger and one of those stockholders will rollover another 2,136,100 shares of Common Stock and
(2) 3,678,811 shares of Common Stock subject to restricted stock awards will be canceled immediately prior to the merger but holders of restricted stock awards (other than a continuing stockholder) will receive cash merger consideration in exchange for 10% of their shares (348,195 shares) of restricted stock awards. A total of 9,707,741 shares (4,241,025 plus 2,136,100 plus 3,678,811 shares minus
348,195 shares) will not be acquired in the transaction. The filing fee was determined by adding (x) the product of (i) the number of shares of Common Stock that are proposed to be acquired in the transactions calculated by subtracting 9,707,741 from 44,757,419 and (ii) the transaction consideration of $16.90 in cash per share of Common Stock, plus (y) $14,700,000 payable to holders of stock options granted by MascoTech to purchase shares of Common Stock in exchange for the cancellation of such options and phantom stock awards granted by MascoTech ((x) and (y) together, the "Merger Consideration"). The payment of the filing fee, calculated in accordance with Regulation 240.00-11 under the Securities Exchange Act of 1934, as amended, equals one-fiftieth of one percent of the Merger Consideration.

     [X] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

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

                                MASCOTECH, INC.
                              21001 Van Born Road
                             Taylor, Michigan 48180

                                                                October 26, 2000

To the Stockholders of MascoTech, Inc.:

     We invite you to attend a special meeting of stockholders of MascoTech, Inc. which will be held on November 28, 2000 at 9:00 a.m. local time at our principal executive offices located at 21001 Van Born Road, Taylor, Michigan 48180.

     At the special meeting, you will be asked to consider and to vote on the following proposals:

     - approval and adoption of the agreement of merger and the merger of MascoTech Harbor Inc., a wholly owned subsidiary of MascoTech, with and into MascoTech. This merger would have the effect of repealing a provision of MascoTech's certificate of incorporation that requires a 95% stockholder vote to approve business combinations involving interested stockholders; and

     - approval and adoption of the recapitalization agreement and the merger of Riverside Company LLC with and into MascoTech. Each share of common stock held by stockholders of MascoTech at the time of the recapitalization merger will be entitled to receive in this merger $16.90 in cash plus additional cash amounts from the net proceeds of the disposition of stock of Saturn Electronics & Engineering Inc. held by MascoTech as specified in the recapitalization agreement. This merger will only be completed if the merger with MascoTech Harbor is completed first.

     Heartland Industrial Partners, L.P. currently controls Riverside. Following the merger between Riverside and MascoTech, MascoTech will be controlled by Heartland. Masco Corporation, Richard A. Manoogian, the Richard and Jane Manoogian Foundation and other employees holding restricted stock awards will retain an equity interest in MascoTech following the recapitalization merger. The accompanying proxy statement contains detailed information about the mergers. Copies of the agreement of merger and recapitalization agreement specifying the terms of the mergers are included as Annex A and Annex B to the attached proxy statement.

     Your board of directors, after careful consideration and receipt of the unanimous recommendation of a special committee of independent directors, has determined that the agreement of merger, the recapitalization agreement and the related mergers are advisable and in the best interests of, and that the merger consideration is fair to, MascoTech's public stockholders. Your board of directors has approved and recommends that you vote "FOR" the agreement of merger, the recapitalization agreement and the related mergers.

     Under the recapitalization agreement, the approvals of the agreement of merger, the recapitalization agreement and the related mergers require the vote of the holders of at least a majority of the MascoTech stock entitled to vote, including, in the case of the recapitalization agreement and the related merger, at least a majority of the MascoTech common stock not held by Masco Corporation, Mr. Manoogian and the Richard and Jane Manoogian Foundation.

     Your vote is very important. Whether or not you plan to attend the special meeting in person and regardless of the number of shares you own, please complete, sign, date and return the enclosed proxy promptly in the accompanying prepaid envelope.

                                          Sincerely,

                                          /s/ Richard A. Manoogian
                                          Richard A. Manoogian
                                          Chairman of the Board of Directors
--------------------------------------------------------------------------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the recapitalization or the mergers, passed upon the merits or fairness of the recapitalization or the mergers, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

     This proxy statement dated October 26, 2000 and the accompanying proxy card are first being mailed to stockholders on or about October 27, 2000.

                                MASCOTECH, INC.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                 to be held on
                               November 28, 2000

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of MascoTech has been called by the board of directors of MascoTech and will be held at our principal executive offices.

Place:       21001 Van Born Road
             Taylor, Michigan 48180
Date:        November 28, 2000
Time:        9:00 a.m., local time

The purposes of the special meeting are:

     1. To consider and to vote on the adoption and approval of the following:

- an agreement of merger and the related merger of MascoTech Harbor Inc., a wholly owned subsidiary of MascoTech, with and into MascoTech. The purpose of this merger is to cause MascoTech's certificate of incorporation to be changed so that the provision requiring that the holders of at least 95% of the common stock of MascoTech approve business combinations, including mergers, involving persons owning 30% or more of MascoTech's voting stock is repealed; and

- a recapitalization agreement and the related merger of Riverside Company LLC, an affiliate of Heartland, with and into MascoTech. In this merger, the stockholders of MascoTech common stock (other than holders who properly demand appraisal rights or holders who have separately agreed to retain a portion of their MascoTech common stock) will be entitled to receive, for each share of common stock (other than shares subject to restricted stock awards), merger consideration of $16.90 in cash plus additional cash amounts from the net proceeds of the disposition of stock of Saturn Electronics & Engineering Inc. held by MascoTech as specified in the recapitalization agreement. This merger will be completed only if the merger with MascoTech Harbor is completed first.

     These transactions are more fully described in the attached proxy statement, agreement of merger and the recapitalization agreement.

     2. To transact such other business as may properly come before the special meeting.

     Masco Tech's board of directors has fixed October 20, 2000 as the record date for the special meeting. Only stockholders of record at the close of business on October 20, 2000 may vote at the special meeting.

     Your board of directors, after careful consideration and receipt of the unanimous recommendation of a special committee of independent directors, has determined that the agreement of merger, the recapitalization agreement and the related mergers are advisable and in the best interests of, and that the consideration to be paid is fair to, MascoTech's stockholders (other than Masco Corporation, Richard A. Manoogian and the Richard and Jane Manoogian Foundation). Your board of directors has approved and recommends that you vote "FOR" the agreement of merger and the recapitalization agreement and the transactions contemplated by such agreements, including the mergers.

     We urge you to read the attached proxy statement. If you are a stockholder of record you should receive a proxy card with the attached proxy statement. Whether or not you plan to attend the special meeting, you can be sure your shares are represented at the special meeting by promptly submitting your proxy by telephone or by internet or by completing, signing, dating and returning your proxy card in the enclosed postage prepaid envelope. Prior to being voted, your proxy may be withdrawn in the manner described in the attached proxy statement.

                                                  By order of the Board of
                                                  Directors

                                                  /s/ Eugene A. Gargaro Jr.
                                                  EUGENE A. GARGARO, JR.
                                                  SECRETARY
Taylor, Michigan
October 26, 2000

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
SUMMARY TERM SHEET...................      1
QUESTIONS AND ANSWERS ABOUT THE
  MERGERS............................     10
WHO CAN HELP ANSWER YOUR QUESTIONS...     12
SPECIAL MEETING......................     13
  Time and Place; Proxy
     Solicitation....................     13
  Purpose............................     13
  Who Can Vote; Record Date..........     13
  Vote Required; Voting Procedures...     13
  How Affiliates, Directors and
     Executive Officers Intend to
     Vote............................     13
  Voting by Proxy....................     14
  Other Business; Adjournments.......     14
SPECIAL FACTORS......................     15
  General............................     15
  Background of the Mergers..........     15
  Recommendation of MascoTech's
     Special Committee and Board of
     Directors.......................     23
  MascoTech's Position Regarding the
     Fairness of the Recapitalization
     Merger..........................     23
  MascoTech's Purpose and Reasons for
     the Mergers.....................     26
  Heartland's Purpose and Reasons for
     the Mergers.....................     27
  Position of Riverside and
     Heartland.......................     27
  The Continuing Stockholders'
     Purpose and Reasons for the
     Mergers.........................     28
  Position of the Continuing
     Stockholders....................     28
  Opinion of Special Committee's
     Financial Advisor...............     29
  Opinion of MascoTech's Financial
     Advisor.........................     37
  Amount and Source of Funds and
     Financing of the
     Recapitalization Merger.........     42
  Certain Effects of the Mergers.....     44
  Subsequent Developments............     45
  Plans for MascoTech After the
     Recapitalization Merger.........     46
  Conduct of the Business of
     MascoTech if the
     Recapitalization Merger is Not
     Completed.......................     46
  Material Federal Income Tax
     Consequences....................     46
  Regulatory Matters.................     49

                                         PAGE
                                         ----
  Accounting Treatment of the
     Recapitalization Merger.........     49
  Stockholder Litigation Challenging
     the Mergers.....................     49
INTERESTS OF CERTAIN PERSONS IN THE
  MERGERS............................     51
  Board of Directors and Executive
     Officers........................     51
  Saturn Stock Disposition...........     52
  Exchange and Voting Agreement......     52
  Masco Corporation..................     53
  Stock Options......................     56
  Severance Agreements...............     56
  Restricted Stock Awards............     57
  Other Employee Benefits............     57
  Indemnification and Insurance......     57
THE RECAPITALIZATION AGREEMENT.......     58
  The Recapitalization Merger........     58
  Consideration in the
     Recapitalization Merger.........     58
  Appraisal or Dissenters' Rights....     59
  Options and Restricted Stock
     Awards..........................     59
  Exchange of Shares.................     60
  The Surviving Corporation..........     60
  Representations and Warranties of
     MascoTech.......................     60
  Principal Covenants................     61
  Principal Conditions to the
     Completion of the
     Recapitalization Merger.........     64
  Termination; Termination Fee and
     Break-up Fee....................     66
OTHER AGREEMENTS.....................     67
  Exchange and Voting Agreement......     67
  Stock Purchase Agreement...........     69
  Agreement of Merger................     70
SELECTED HISTORICAL FINANCIAL DATA...     71
  Selected Historical Financial Data
     of MascoTech....................     71
  No Pro Forma Financial
     Information.....................     71
  No Financial Information for
     Riverside.......................     72
COMPARATIVE PER SHARE MARKET PRICE
  AND DIVIDEND INFORMATION...........     73
INFORMATION RELATING TO MASCOTECH
  SECURITIES.........................     74
  Purchases by MascoTech.............     74
  Purchases by Masco Corporation.....     74
  Purchases by Richard A.
     Manoogian.......................     74

                                         PAGE
                                         ----
  Purchases by the Foundation........     75
  Purchases by Riverside and
     Heartland.......................     75
  Agreements Relating to MascoTech
     Securities......................     76
  Agreement Relating to Masco
     Corporation Securities..........     76
FINANCIAL PROJECTIONS................     77
FORWARD-LOOKING
  STATEMENTS.........................     79
EXPENSES.............................     80
SECURITY OWNERSHIP OF MANAGEMENT AND
  CERTAIN BENEFICIAL OWNERS..........     81
  Five Percent Holders and Executive
     Officers and Directors of
     MascoTech.......................     81
  Executive Officers and Directors of
     Masco Corporation...............     83
DIRECTORS AND EXECUTIVE OFFICERS OF
  MASCOTECH..........................     85
DIRECTORS AND EXECUTIVE OFFICERS OF
  MASCO CORPORATION..................     87
DIRECTORS AND EXECUTIVE OFFICERS OF
  THE
  FOUNDATION.........................     89
IDENTITIES AND BACKGROUNDS OF
  RIVERSIDE AND
  HEARTLAND..........................     90
  Riverside Company LLC..............     90

                                         PAGE
                                         ----
  Heartland Industrial Partners,
     L.P. ...........................     90
  Heartland Industrial Associates
     L.L.C. .........................     90
  General............................     90
  Masco Capital Corporation; Advisory
     Committee.......................     91
APPRAISAL OR DISSENTERS' RIGHTS......     92
BUSINESS COMBINATIONS WITH INTERESTED
  PARTIES............................     95
  State Anti-Takeover Laws...........     95
  Fair Price Provision...............     95
  Stockholder Rights Plan............     95
INDEPENDENT ACCOUNTANTS..............     97
FUTURE STOCKHOLDER PROPOSALS.........     97
WHERE YOU CAN FIND MORE
  INFORMATION........................     98
LIST OF ANNEXES
  Annex A  Agreement of Merger
  Annex B   Recapitalization
            Agreement
  Annex C  Exchange and Voting
             Agreement
  Annex D  Stock Purchase Agreement
  Annex E   Opinion of McDonald
              Investments, Inc.
  Annex F   Opinion of Salomon Smith
              Barney Inc.
  Annex G  Section 262 of the
           Delaware   General
           Corporation Law

                               SUMMARY TERM SHEET

     This summary contains selected information from this proxy statement. To understand the mergers fully and to obtain a more complete description of the legal terms of the mergers, you should carefully read this entire document, including the Annexes, and the documents to which we refer you. See "Where You Can Find More Information" on page 98.

     THE PARTIES

MASCOTECH, INC.
21001 Van Born Road
Taylor, Michigan 48180
Telephone: (313) 274-7405

     MascoTech, a Delaware corporation, is a diversified industrial manufacturing company that utilizes advanced metalworking capabilities to supply metal formed components used in vehicle engine and drive train applications, specialty fasteners, towing systems, packaging and sealing products and other industrial products.

MASCOTECH HARBOR INC.
21001 Van Born Road
Taylor, Michigan 48180
Telephone: (313) 274-7405

     MascoTech Harbor, a Delaware corporation, is a wholly owned subsidiary of MascoTech. MascoTech is the sole stockholder of MascoTech Harbor. In this proxy statement, we refer to the merger between MascoTech and MascoTech Harbor as the "subsidiary merger."

RIVERSIDE COMPANY LLC
c/o Heartland Industrial Partners, L.P.
320 Park Avenue, 33rd Floor
New York, New York 10022
Telephone: (212) 981-5613

     Riverside, a Delaware limited liability company, is a transitory merger vehicle which was formed by Heartland for the sole purpose of facilitating the acquisition of MascoTech. Heartland is currently the sole member of Riverside. After investment by Heartland and other co-investors in Riverside, Heartland will continue to control Riverside. In this proxy statement, we refer to the merger between MascoTech and Riverside as the "recapitalization merger."

HEARTLAND INDUSTRIAL PARTNERS, L.P.
320 Park Avenue, 33rd Floor
New York, New York 10022
Telephone: (212) 981-5613
     Heartland, a Delaware limited partnership, was formed in 2000. Heartland is a private equity firm formed to focus on investments in industrial companies.

MASCO CORPORATION
21001 Van Born Road
Taylor, Michigan 48180
Telephone: (313) 274-7400

     Masco Corporation manufactures and sells home improvement and building products, with emphasis on brand name products holding leadership positions in their markets. Masco Corporation's principal product and service categories are faucets, kitchen and bath cabinets, other kitchen and bath products, architectural coatings, builders' hardware products and other specialty products and services. Masco Corporation is among the largest manufacturers in North America of brand name consumer products designed for the home improvement and home building industries. Masco Corporation currently owns approximately 17.5% of the voting stock of MascoTech. Masco Corporation has informed MascoTech that it will seek to divest a portion of its common stock as permitted by the exchange and voting agreement prior to the recapitalization merger. See "Other Agreements -- Exchange and Voting Agreement -- Transfer Restrictions."

RICHARD A. MANOOGIAN AND
THE RICHARD AND JANE MANOOGIAN
FOUNDATION
c/o Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180
Telephone: (313) 274-7400

     Mr. Manoogian is the chairman of the board of directors of both Masco Corporation and MascoTech. Mr. Manoogian is also the chief executive officer of Masco Corporation.

Mr. Manoogian and his affiliates, including the Richard and Jane Manoogian Foundation, a Michigan non-profit corporation, currently hold approximately 2.2% of the voting stock of Masco Corporation and approximately 13.6% of the voting stock (or 14.8% assuming exercise of options or conversion of other securities) of MascoTech. In this proxy statement, we refer to the Richard and Jane Manoogian Foundation as the "Foundation."

     THE MERGERS

     We have attached the agreement of merger as Annex A, the recapitalization agreement, as amended, as Annex B and the exchange and voting agreement, as amended, as Annex C to this proxy statement. We encourage you to read the agreements because they are the legal documents that govern the mergers.

     The recapitalization agreement, as amended as of October 23, 2000, provides for two mergers to accomplish the going private transaction in which Heartland will become the majority owner of MascoTech. In the first merger, MascoTech Harbor will merge with and into MascoTech, with MascoTech surviving the merger. The effect of that merger will be to repeal the provision of MascoTech's certificate of incorporation requiring that holders of at least 95% of common stock of MascoTech approve business combinations, including mergers, involving persons holding 30% or more of MascoTech common stock. In order to avoid any doubt as to whether these provisions would be applicable to the recapitalization merger, MascoTech has agreed that the subsidiary merger will be a condition to, and must be consummated prior to, the recapitalization merger. The only reason for the subsidiary merger is to facilitate the transactions described in this proxy statement, including the recapitalization merger.

     The second merger will involve the merger of Riverside with and into MascoTech, with MascoTech surviving the merger. Each share of MascoTech common stock outstanding (other than restricted stock awards and those exchanged for preferred stock as described below) will be converted into the right to receive $16.90 in cash plus additional cash amounts from the net proceeds of the disposition of Saturn stock as specified in the recapitalization agreement. As of July 31, 2000, MascoTech held approximately 36.3% of the outstanding common stock of Saturn.
     Masco Corporation, Mr. Manoogian and the Foundation agreed in the exchange and voting agreement, as amended as of October 23, 2000, to exchange some of their MascoTech common stock for class A preferred stock prior to the recapitalization merger. Masco Corporation will exchange additional common stock for MascoTech class B preferred stock at the same time it exchanges common stock for class A preferred stock. In this proxy statement, we refer to Masco Corporation (and transferees of Masco Corporation's common stock, if any), Mr. Manoogian and the Foundation as the "continuing stockholders."

     In the recapitalization merger, shares of MascoTech class A preferred stock will be converted into common stock of MascoTech and shares of class B preferred stock will be converted into common stock and preferred stock of MascoTech. Riverside membership interests will be converted into common stock of MascoTech.

     In this proxy statement, we refer to the recapitalization agreement dated as of August 1, 2000, as amended as of October 23, 2000, as the "recapitalization agreement," and to the exchange and voting agreement dated as of August 1, 2000, as amended as of October 23, 2000, as the "exchange and voting agreement."

     GOING PRIVATE TRANSACTION (SEE PAGE 44)

     The recapitalization merger is a "going private" transaction for MascoTech. Thereafter, MascoTech will be controlled by Heartland, which currently controls Riverside. As a result of the recapitalization merger, Heartland, its co-investors, the continuing stockholders and employees holding MascoTech restricted stock awards will own substantially all of the stock of MascoTech. Other stockholders will no longer have any interest in MascoTech, including its future earnings or growth. MascoTech's common stock will no longer trade publicly or be listed on the New York Stock Exchange.

     MASCOTECH'S RECOMMENDATIONS TO
     STOCKHOLDERS (SEE PAGE 23)

     MascoTech's board of directors believes that the terms of the agreement of merger, the recapitalization agreement and the related mergers are advisable and in your best interests and that the consideration in the recapitalization merger is fair to MascoTech stockholders (other than the continuing stockholders and their affiliates) and recommends that you vote "FOR" the approval of the agreement of merger, the recapitalization agreement and the related mergers. Due to their potential conflict of interest, two directors, Mr. Manoogian and John A. Morgan, abstained from the vote on the recapitalization agreement and the recapitalization merger. See page 23 for more information.

     POSITION OF RIVERSIDE, HEARTLAND AND THE CONTINUING STOCKHOLDERS REGARDING FAIRNESS
     (SEE PAGE 27)

     The rules of the SEC require Heartland, Riverside and the continuing stockholders to express a belief regarding the substantive and procedural fairness of the recapitalization merger to MascoTech's public stockholders. For this reason, Heartland, Riverside and the continuing stockholders have observed that:

     - the merger consideration represents a premium over the per share closing price of MascoTech common stock prior to the announcement of the recapitalization merger;

     - a special independent committee of the board of directors was appointed, retained legal and financial advisors and evaluated and negotiated the transaction;

     - the board of directors and the special committee received opinions from financial advisors regarding the fairness, from a financial point of view, of the merger consideration to the public stockholders and each approved the recapitalization merger; and

     - the recapitalization agreement requires the approval of the recapitalization merger by a vote of holders of the majority of MascoTech's common stock that are not continuing stockholders.

     Based on these factors, Heartland, Riverside and the continuing stockholders believe that the recapitalization merger is substantively and procedurally fair to the holders of MascoTech common stock (other than the continuing stockholders). This belief, however, should not be construed as a recommendation to any stockholder as to how they should vote on the mergers.

     REASONS FOR THE MERGERS (SEE PAGE 26)

     In reaching its conclusion to approve and recommend the recapitalization agreement, the agreement of merger and the related mergers, the board of directors considered, among other factors, the following:

     - A special committee consisting of all the independent directors determined that the terms of the agreement of merger, the recapitalization agreement and the related mergers are advisable and in your best interests and that the consideration in the recapitalization merger is fair to MascoTech stockholders (other than the continuing stockholders and their affiliates).

     - The special committee unanimously recommended to the board of directors that the agreement of merger, the recapitalization agreement and the related mergers be approved.

     - The factors described in substantive detail on pages 26 through 44.

     OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 29)

     In connection with the recapitalization merger, each of the special committee and the board of directors considered the opinion of its financial advisor as to the fairness of the merger consideration from a financial point of view.

     The special committee received a written opinion from McDonald Investments, Inc. as to the fairness, from a financial point of view, of the merger consideration to the holders of MascoTech common stock (other than Riverside, the continuing stockholders and their respective affiliates). The full text of McDonald Investments' written opinion dated August 1, 2000 is attached to this proxy statement as Annex E. MCDONALD INVESTMENTS' OPINION IS ADDRESSED TO THE SPECIAL COMMITTEE OF THE MASCOTECH BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED MERGERS.

     The board of directors received a written opinion from Salomon Smith Barney Inc. as to the fairness, from a financial point of view, of the merger consideration to the holders of MascoTech common stock (other than Riverside, the continuing stockholders and their respective affiliates). The full text of Salomon Smith Barney's written opinion dated August 1, 2000 is attached to this proxy statement as Annex F. SALOMON SMITH BARNEY'S OPINION IS ADDRESSED TO THE MASCOTECH BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED MERGERS.

     We encourage you to read these opinions carefully in their entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

     WHAT STOCKHOLDERS WILL RECEIVE (SEE PAGE 58)

     As a result of the recapitalization merger, you (except holders who properly demand appraisal rights or the continuing stockholders) will be entitled to receive for each share of common stock (other than restricted stock awards) $16.90 in cash plus additional cash amounts from the net proceeds of the disposition of Saturn stock as specified in the recapitalization agreement. Please read "The Recapitalization Agreement -- Consideration in the Recapitalization Merger" for a full description. In this proxy statement, we refer to the amounts in excess of $16.90 as "adjustments" and the total amount to be received per share of common stock in the recapitalization merger, including the adjustments, as "merger consideration." Although MascoTech has not yet entered into a definitive agreement regarding the disposition of Saturn stock, if any part of the disposition of the Saturn stock is completed by the time the recapitalization merger is completed and a part of the net proceeds of the disposition is required by the recapitalization agreement to be paid to stockholders, you will be entitled to receive the adjustments at the time of the recapitalization merger. If any part of the disposition of the Saturn stock is completed after the recapitalization merger and the recapitalization agreement requires a part of the net proceeds to be paid to stockholders, you will be entitled to additional adjustments after the recapitalization merger.

     The continuing stockholders will continue to hold equity of MascoTech after the recapitalization merger. The continuing stockholders will own MascoTech common stock and Masco Corporation will also own preferred stock following the recapitalization merger. Prior to the recapitalization merger and pursuant to the exchange and voting agreement, the continuing stockholders will exchange some of their MascoTech common stock for class A preferred stock and Masco Corporation will exchange additional common stock for MascoTech class B preferred stock. The class A preferred stock will convert into common stock of MascoTech and class B preferred stock will convert into common stock and preferred stock of MascoTech in the recapitalization merger.

     WHAT HOLDERS OF OPTIONS WILL RECEIVE (SEE PAGE 59)

     If you have been granted employee stock options which have an exercise price below the merger consideration, your options will be canceled and you will receive, for each share of MascoTech common stock subject to such options, the difference between the merger consideration and the exercise price for that share.

     If you have been granted employee stock options which have an exercise price above the merger consideration, those options will be canceled without consideration except as described in "The Recapitalization Agreement -- Options and Restricted Stock Awards."

     WHAT HOLDERS OF RESTRICTED STOCK AWARDS WILL RECEIVE (SEE PAGE 59)

     If you have been granted restricted stock awards, those restricted stock awards will be canceled immediately prior to the recapitalization merger and you will be issued new restricted stock awards for the same number of shares under the canceled awards immediately after the recapitalization merger. You will be entitled to receive cash equal to the merger consideration for 10% of the new restricted stock awards and 15% of the shares granted under the new restricted stock awards will vest upon issuance. The balance of grants under the new restricted stock awards of MascoTech will vest ratably over three years on January 14, 2002, January 14, 2003 and January 14, 2004. Vested restricted stock awards will still be subject to transfer restrictions. Any common stock you own which is not a restricted stock award will be treated in the same manner as MascoTech common stock owned by stockholders other than the continuing stockholders.

     APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGE 92)

     Holders of MascoTech common stock who do not vote in favor of the recapitalization merger have the right to a judicial appraisal of the fair value of their MascoTech common stock in connection with that merger.

     POSSIBLE ADJUSTMENT TO MERGER CONSIDERATION -- SATURN STOCK (SEE PAGE 58)

     According to the information made publicly available by Saturn in connection with its proposed initial public offering of common stock, Saturn is a provider of value-added electronics manufacturing services to original equipment manufacturers and their suppliers. Saturn provides these services to customers primarily in the automotive, computer and military end markets.

     MascoTech currently has not entered into a definitive agreement to dispose of its Saturn stock. Saturn announced on August 11, 2000 that it withdrew the proposed initial public offering of its common stock. MascoTech intends to continue its efforts to dispose of its Saturn stock prior to the recapitalization merger. However, MascoTech may not be able to dispose of Saturn stock prior to the recapitalization merger or thereafter. If a disposition is made after the recapitalization merger, stockholders (including holders of restricted stock awards and the continuing stockholders) and holders of eligible options may be entitled to payments after the recapitalization merger. According to the recapitalization agreement, an amount equal to the proceeds from the disposition of Saturn stock in excess of $18 million and less than or equal to $40 million, any such proceeds in excess of $55.7 million and less than or equal to $56.7 million, as well as 60% of any such proceeds in excess of $56.7 million, will be paid to the stockholders (including the continuing stockholders and holders of restricted stock awards) and option holders whose options have exercise prices below the merger consideration (after giving effect to all adjustments). The recapitalization agreement does not provide for an expiration date of the right to receive adjustments from the sale of Saturn stock in accordance with the terms of the recapitalization agreement and therefore there is no expiration date with respect to such payment. No assurances can be given as to the amount of the payments, if any, to the stockholders and optionholders to be made as a result of the disposition of Saturn stock.

     OTHER DISPOSITIONS OF EQUITY INVESTMENTS
     (SEE PAGE 69)

     MascoTech has entered into an agreement with Citicorp Venture Capital, Ltd. to dispose of certain non-operating assets consisting of investments in companies, including its 44% equity interest in MSX International, Inc. but not its Saturn stock, for $125 million, subject to reductions if other parties to the agreements relating to these investments exercise their rights of first refusal or refuse to consent to the transfer of such investments. MascoTech does not expect to consummate this sale unless the recapitalization merger is completed substantially at the same time. Closing of the sale of these assets is a condition to the consummation of the recapitalization merger.

     STOCKHOLDER VOTE REQUIRED TO APPROVE THE
     MERGERS

     Under the recapitalization agreement, approval and adoption of the agreement of merger, the recapitalization agreement and the related mergers require the vote of the holders of at least a majority of the MascoTech stock entitled to vote, including, in the case of the recapitalization agreement and the related recapitalization merger, at least a majority of the MascoTech common stock not held by the continuing stockholders.

     STOCK OWNERSHIP OF MANAGEMENT, DIRECTORS
     AND OTHER AFFILIATES

     On October 20, 2000, the record date for MascoTech's special meeting, Masco Corporation owned and was entitled to vote 7,824,690 shares of MascoTech common stock, or approximately 17.5% of the MascoTech common stock outstanding on that date. On the record date, directors and executive officers of MascoTech and their associates and affiliates owned and were entitled to vote 7,391,894 shares of MascoTech common stock, or approximately 16.5% of the MascoTech common stock outstanding on that date. Of such number, Mr. Manoogian and his affiliates (including the Foundation) beneficially owned 6,098,336 shares of MascoTech common stock, or approximately 13.6% of the MascoTech common stock outstanding on that date.

     Under the exchange and voting agreement, the continuing stockholders, collectively holding 13,190,766 shares or approximately 29.5% of MascoTech common stock, have agreed to vote all of their MascoTech common stock in favor of the agreement of merger, the recapitalization agreement and the related mergers and against any competing transaction. See "-- Stockholder Vote Required to Approve the Mergers" immediately above.

     All of the directors and executive officers who own common stock have indicated that they intend to vote in favor of the agreement of merger, the recapitalization agreement and the related mergers.

  CAPITALIZATION PRIOR TO AND AFTER THE RECAPITALIZATION MERGER

     The following chart shows the stock ownership of MascoTech prior to the mergers:

                                  Richard A.              Richard and Jane               All Other
    Masco Corporation              Manoogian                  Manoogian                Stockholders
                                                             Foundation
        17.5% of                    9.8% of                    2.2% of                   70.5% of
      common stock              common stock(a)             common stock              common stock(b)

                                             MascoTech, Inc.


-------------------------
(a) Excludes common stock owned by affiliates of Mr. Manoogian. Includes restricted stock awards.

(b) Includes restricted stock awards.

     Neither Heartland nor Riverside will own any stock of MascoTech prior to the recapitalization merger.

     The following chart shows the stock ownership of MascoTech immediately prior to the recapitalization merger and after giving effect to the subsidiary merger and the exchange of common stock held by the continuing stockholders for preferred stock:

                                  Richard A.              Richard and Jane               All Other
    Masco Corporation              Manoogian                  Manoogian                Stockholders
                                                             Foundation
  12.0% of common stock
    69.8% of Class A        9.3% of common stock(a)     0.8% of common stock
     preferred stock           14.6% of class A           15.6% of class A       77.9% of common stock(b)
     100% of Class B            preferred stock            preferred stock
     preferred stock

                                             MascoTech, Inc.
                                             (the corporation
                                              surviving the
                                            subsidiary merger)

-------------------------
(a) Excludes common stock owned by affiliates of Mr. Manoogian. Includes restricted stock awards.

(b) Includes restricted stock awards.

     The following chart shows each filing party's stock ownership of MascoTech immediately after the recapitalization merger:

                                                          Richard and Jane         Heartland Industrial
    Masco Corporation             Richard A.                  Manoogian             Partners, L.P. and
                                   Manoogian                 Foundation              its co-investors
                                                                                     and management(b)
  9.3% of common stock
    100% of Series A        2.4% of common stock(a)     2.0% of common stock     86.3% of common stock(a)
     preferred stock

                                             MascoTech, Inc.
                                             (the corporation
                                          surviving the recapi-
                                            talization merger)

-------------------------
(a) Includes restricted stock awards.

(b) Riverside will not exist after the recapitalization merger.

     TAX CONSEQUENCES (SEE PAGE 46)

     Generally, for United States federal income tax purposes, stockholders will be taxed on any gain they recognize as a result of the recapitalization merger.

     CONDITIONS TO THE MERGERS (SEE PAGE 64)

     We will complete the mergers only if specific conditions are satisfied or, in some cases, waived, including the following:

     - required approval of the agreement of merger, the recapitalization agreement and the related mergers by the stockholders of MascoTech;

     - absence of any law or court order prohibiting the mergers;

     - the completion of all required actions in connection with the mergers by any governmental authority;

     - performance, in all material respects, by the continuing stockholders of their obligations under the exchange and voting agreement;

     - availability of sufficient financing;

     - receipt of an opinion regarding the solvency of MascoTech after the recapitalization merger; and

     - receipt by MascoTech of at least $123.8 million from dispositions of its investments in companies (other than Saturn stock).

     The party entitled to assert the condition may waive some of its conditions to the merger, but not the first two listed above.

     In addition, we will not complete the recapitalization merger if the subsidiary merger is not approved and completed first.

     TERMINATION OF THE RECAPITALIZATION AGREEMENT      (SEE PAGE 66)

     MascoTech and Riverside can jointly agree to terminate the recapitalization agreement at any time before completing the mergers. In addition, either MascoTech or Riverside can terminate the recapitalization agreement if:

     - we do not complete the mergers by December 20, 2000; however, a party in material breach of its obligations under the recapitalization agreement cannot terminate the recapitalization agreement for this reason;

     - a law or final and non-appealable court order prohibits the recapitalization merger;

     - MascoTech stockholders do not give the required approvals;

     - the other party breaches in a material respect any of its representations or warranties or fails to comply in all material respects with any of its obligations under the recapitalization agreement, resulting in a failure to satisfy a condition to the completion of the recapitalization merger by December 20, 2000; or

     - MascoTech's board of directors or special committee withdraws or modifies in a manner adverse to Riverside its recommendation of the recapitalization agreement or the recapitalization merger to its stockholders.

     BREAK-UP FEE (SEE PAGE 66)

     MascoTech must pay Riverside a break-up fee of $16 million in cash if:

     - a third party publicly announces an acquisition proposal for MascoTech, the recapitalization agreement is terminated because MascoTech's board of directors or special committee has adversely changed its recommendation of the recapitalization agreement or the recapitalization merger or because the required approval of the agreement of merger, recapitalization agreement or the mergers by the stockholders are not obtained, and MascoTech enters into another agreement or consummates another transaction related to an acquisition proposal within six months of termination of the recapitalization agreement; or

     - a third party publicly announces an acquisition proposal for MascoTech, the recapitalization agreement is terminated by either party because the transactions have not been consummated by December 20, 2000 or by Riverside because MascoTech has breached any of its obligations or representations and cannot cure the breach by December 20, 2000, and MascoTech enters into another agreement or consummates another transaction with that third party related to an acquisition proposal within six months of termination of the recapitalization agreement.

     STOCKHOLDER LITIGATION CHALLENGING THE
     MERGERS (SEE PAGE 49)

     Five purported stockholder class action lawsuits have been filed against MascoTech, each of MascoTech's directors and Masco Corporation, in the Delaware Court of Chancery on behalf of MascoTech's unaffiliated stockholders. The lawsuits, although not identical, allege, among other things, that (1) the directors breached their fiduciary duties to MascoTech's stockholders through an unfair process of negotiating the recapitalization agreement and unfair and inadequate consideration and (2) Heartland and the continuing stockholders unfairly possessed non-public information when negotiating the recapitalization agreement. The lawsuits further allege that these actions by MascoTech prevented or could prevent the stockholders of MascoTech from realizing the full and fair value of their stock. In connection with a proposed settlement, (a) MascoTech and Riverside agreed to amend the recapitalization agreement to provide, among other things, that any proceeds of the disposition of the Saturn stock exceeding $55.7 million and equal to or less than $56.7 million will be distributed to the MascoTech stockholders (in lieu of Heartland effectively retaining any such proceeds), (b) the special committee agreed that, as the members of the adjustment committee after the recapitalization merger, they will continue to have fiduciary duties as directors of the Delaware corporation to the stockholders of MascoTech entitled to receive any proceeds of the sale of the Saturn stock, (c) the special committee agreed that the plaintiffs' counsel will from time to time receive reports from the advisors to the adjustment committee regarding such sale and (d) MascoTech agreed to provide plaintiffs' counsel with an opportunity to review and comment upon the disclosure to be provided to MascoTech stockholders in this proxy statement.

                    QUESTIONS AND ANSWERS ABOUT THE MERGERS

     Q: When and where is the special meeting?

     A: The special meeting will take place at 9:00 a.m., local time, on November 28, 2000 at MascoTech's principal executive offices located at 21001 Van Born Road, Taylor, Michigan 48180.

     Q: Who is entitled to vote?

     A: Holders of record, including holders of restricted stock awards, of MascoTech common stock as of the close of business on October 20, 2000 are entitled to one vote per share of MascoTech common stock held.

     Q: What will I receive in the mergers?

     A: After the subsidiary merger, you will continue to hold the stock you own immediately prior to that merger. In the recapitalization merger, holders of common stock at the time of the recapitalization merger will be entitled to receive in exchange for each share of MascoTech common stock (unless you are a holder who has properly demanded appraisal rights) $16.90 in cash plus additional cash amounts from the net proceeds of the disposition of Saturn stock held by MascoTech as specified in the recapitalization agreement. No assurances can be given as to the amount of the payments, if any, to the stockholders and optionholders to be made as a result of the disposition of Saturn stock.

     However, holders of options or of restricted stock awards will be treated as described in "Summary Term Sheet -- What Holders of Options Will Receive" and "Summary Term Sheet -- What Holders of Restricted Stock Awards Will Receive." Please see the description on page 59 for more information.

     See "Summary Term Sheet -- What Stockholders Will Receive" and the description beginning on page 58 for more information.

     Q. When do you expect to complete the disposition of Saturn stock?

     A: Unlike the sale of other non-operating assets to CVC, the sale of Saturn stock is not a condition to the recapitalization merger. Currently, MascoTech has not entered into a definitive agreement to dispose of its Saturn stock. Although MascoTech's goal is to dispose of the Saturn stock as expeditiously as possible, MascoTech does not know when and if it will be able to do so.
     Q. What is a dissenting holder?

     A: Delaware law entitles stockholders who do not vote in favor of a merger to demand a judicial appraisal of the fair value of their shares. If you do not vote in favor of the recapitalization merger and if you follow the procedures set forth beginning on page 92, you will be a dissenting holder.

     Q: What vote is required for the approval of the mergers?

     A: Stockholder votes on two proposals are required to approve the mergers. The first proposal will involve the approval and adoption of the merger between MascoTech Harbor, a wholly owned subsidiary of MascoTech, and MascoTech, the effect of which is to repeal a provision of MascoTech's certificate of incorporation. The vote of the holders of at least a majority of the MascoTech stock entitled to vote is required to approve this proposal.

     The second proposal will involve the approval of the recapitalization agreement and the acquisition by Heartland of MascoTech through a merger. The vote of the holders of at least a majority of the MascoTech common stock entitled to vote, including a majority of the MascoTech common stock not held by the continuing stockholders, is required to approve this proposal.

     You may abstain from voting on either of these proposals; however, if you mark your proxy "ABSTAIN" with respect to either of these proposals, you will be in effect voting against that proposal. In addition, if you fail to send in your proxy, this will have the same legal effect as a vote against the mergers.

     Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

     A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be able to vote them on the mergers. This will have the effect of voting against the mergers. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker. Please check the voting form used by your broker to see if you can give your proxy to your broker by telephone or internet.

     Q: What will happen if the subsidiary merger is not approved at the special meeting?

     A: We will not consummate the recapitalization merger unless the subsidiary merger has been approved and completed.

     Q: What do I need to do now?

     A: Just indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope, or give your proxy by telephone or the internet, as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, MascoTech will count your proxy card as a vote in favor of the proposals submitted at the special meeting. You may also attend the special meeting and vote your shares in person. You can find further details on how to vote by proxy on page 14.

     Q: What do I do if I want to change my vote?

     A: Just send in a later-dated, signed proxy card to Eugene A. Gargaro, Jr., MascoTech's Secretary, at 21001 Van Born Road, Taylor, Michigan 48180, or resubmit your proxy by telephone or the internet before the special meeting. You can also attend the special meeting in person and vote. You can find further details on how to revoke your proxy on page 14.

     Q: Why is the board of directors recommending the mergers?

     A: The special committee evaluated the fairness and advisability of the recapitalization agreement and the mergers and unanimously recommended that your board of directors approve the agreement of merger, the recapitalization agreement and the related mergers. A more complete description of the factors considered by the special committee can be found beginning on page 23.

     Q: Why was the special committee formed?

     A: Your board of directors formed the special committee of independent directors who are not employees of MascoTech or employees or directors of Masco Corporation or otherwise interested in these transactions to protect your interests in evaluating and negotiating the recapitalization agreement. The special committee is composed of independent directors Peter A. Dow, Roger T. Fridholm, William K. Howenstein and Helmut F. Stern. The special committee independently selected and retained legal and financial advisors to assist it. You can find further details about the special committee beginning on page 15.

     Q: Does Riverside have the financial resources to pay for MascoTech common stock?

     A: Riverside has obtained equity commitment letters from Heartland and other investors committing them to provide $435 million and bank commitment letters from The Chase Manhattan Bank and Chase Securities Inc. committing them to provide MascoTech $1.475 billion, of which up to $1.12 billion is available to finance the recapitalization and the balance of which is available for the working capital needs of MascoTech after the consummation of the recapitalization merger. We believe that the funds from these equity and debt commitments together with the proceeds from the sale of the non-operating assets to CVC will be sufficient to finance the recapitalization merger. The funding of these commitments are subject to customary conditions. If the funds are not available from these sources, Riverside is obligated to use commercially reasonable efforts to find other sources of financing to consummate the recapitalization merger on terms reasonably acceptable to Riverside. However, if the debt or equity commitments are not available and alternative sources of funds are not available, we will not be able to complete the recapitalization merger. For more information, please see page 42.

     Q: Should I send in my stock certificates now?

     A: No. If the mergers are completed, we will send stockholders written instructions for exchanging their stock certificates.

     Q: When do you expect to complete the mergers?

     A: We are working to complete the mergers as soon as possible. We expect to complete the subsidiary merger during a recess in the special meeting following stockholder approval of that merger and to complete the recapitalization merger shortly after stockholder approval of the recapitalization merger.

                            WHO CAN HELP ANSWER YOUR QUESTIONS
                     If you have more questions about the mergers, you should contact:
                                             MASCOTECH, INC.
                                             21001 Van Born Road
                                            Taylor, Michigan 48180
                                          Attention: Kenneth J. Zak
                                 Phone Number: (800) 474-8324 (toll-free)
                            If you would like additional copies of this
document,
                       or if you have questions about the mergers, you should contact:
                             MORROW & COMPANY, INC.
                                445 Park Avenue
                            New York, New York 10022
                    Phone Number: (800) 566-9061 (toll-free)

     If you would like to request documents from us, please do so by November 14, 2000 to receive them before the special meeting. MascoTech will send the documents by first-class mail within one business day of receiving your request. MascoTech has not made any other provisions to grant unaffiliated stockholders access to MascoTech's corporate files or to obtain counsel or appraisal services at MascoTech's expense.

                                SPECIAL MEETING

TIME AND PLACE; PROXY SOLICITATION

     The solicitation of the enclosed proxy is made by the board of directors of MascoTech for use at the special meeting of stockholders of MascoTech to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on November 28, 2000 at 9:00 a.m., and at any adjournment. This proxy statement and the enclosed proxy are being mailed or given to stockholders on or about October 27, 2000.

     The expense of this solicitation will be borne by MascoTech. Solicitation will be by mail, and executive officers and other employees of MascoTech may solicit proxies, without extra compensation, personally and by telephone and other means of communication. In addition, MascoTech has retained Morrow & Company, Inc. to assist in the solicitation of proxies for a fee of $7,500, plus expenses. MascoTech will also reimburse brokers and other persons holding MascoTech common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxies and proxy materials to beneficial owners.

PURPOSE

     At the special meeting, the stockholders of MascoTech will be asked to consider and vote upon the approval and adoption of the agreement of merger, the recapitalization agreement and the related mergers and any other business as may properly come before the special meeting.

WHO CAN VOTE; RECORD DATE

     Stockholders of record at the close of business on October 20, 2000 will be entitled to vote at the special meeting. On that date, there were 44,736,601 shares of MascoTech common stock, par value $1.00 per share, outstanding and entitled to vote and 3,598 holders of record. Holders of record will be entitled to one vote for every share of common stock they hold on the record date.

VOTE REQUIRED; VOTING PROCEDURES

     Quorum. The special meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock, is represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of a quorum.

     Vote Required. Approval and adoption of the agreement of merger, the recapitalization agreement and the related mergers requires the affirmative vote of the holders of at least a majority of the MascoTech stock entitled to vote, including in the case of the recapitalization agreement and the related recapitalization merger at least a majority of MascoTech common stock not held by the continuing stockholders.

     Broker Non-Votes. Under NYSE rules, if your broker holds shares in its name, the broker can vote on some "routine" proposals when it has not received your instructions. Under these rules, the broker cannot vote your shares on non-routine matters, such as the merger proposals. Therefore, without your instructions, your broker cannot vote your shares for the approval and adoption of these proposals. This is a "broker non-vote." A broker non-vote or the withholding of a proxy's authority will have the same legal effect as a vote against the mergers.

     Effect of Abstaining. You may abstain from voting on either of the proposals required for approval of the mergers. If you mark your proxy "ABSTAIN" with respect to either of these proposals, you will be in effect voting against that proposal. In addition, if you fail to send in your proxy, this, too, will have the same legal effect as a vote against the mergers.

     How Affiliates, Directors and Executive Officers Intend to Vote. The continuing stockholders hold in the aggregate approximately 29.5% of the stock entitled to vote on the mergers and have agreed to vote their shares in favor of the agreement of merger, the recapitalization agreement and the related mergers.

All directors and executive officers of each of MascoTech and Masco Corporation who hold stock entitled to vote on the mergers have indicated to MascoTech that they intend to vote their shares in favor of the agreement of merger, the recapitalization agreements and the related mergers.

VOTING BY PROXY

     Holders of record can ensure that their shares are voted at the special meeting by submitting proxy instructions by telephone, by internet, or by completing, signing, dating and delivering the enclosed proxy card in the envelope provided. Submitting instructions by any of these methods will not affect the right to attend the special meeting and vote. The telephone and internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly and have been authorized by the stockholder. Section 212(c)(2) of the Delaware General Corporation Law authorizes the use of electronic transmission, such as transmissions over the internet, to grant a proxy.

-----------------------------------------------------------------------------
 By telephone:   Call toll-free 1-800-479-4522 and follow the instructions.
                 You will need to give the personal identification number
                 contained on your proxy card.
-----------------------------------------------------------------------------
 By internet:    Go to http://proxy.shareholder.com/msx/ and follow the
                 instructions. You will need to give the personal
                 identification number contained on your proxy card.
-----------------------------------------------------------------------------
 In writing:     Complete, sign, date and return your proxy card in the
                 enclosed envelope.
-----------------------------------------------------------------------------

     If you return a signed proxy card but do not provide voting instructions, the persons named as proxies on the proxy card will vote "FOR" the approval and adoption of the agreement of merger, the recapitalization agreement and the related mergers.

     Revoking Your Proxy. You may revoke your proxy at any time before it is voted by:

     - giving notice, in person or in writing, to the Secretary of MascoTech;

     - delivering to the Secretary of MascoTech, at 21001 Van Born Road, Taylor, Michigan 48180, a duly executed proxy indicating a contrary vote bearing a later date; or

     - attending the special meeting and voting in person.

     Voting in person. If you are a holder of record and you plan to attend the special meeting and wish to vote in person, MascoTech will give you a ballot at the special meeting. You should realize that attendance at the special meeting, however, will not in and of itself constitute a revocation of your proxy. You must deliver a written notice of revocation or subsequent proxy to the Secretary of MascoTech at the address listed above at any time before the vote is taken.

     Assistance. If you need help in changing or revoking a proxy, please contact Morrow & Company at the address or phone number provided in this document under the caption "Who Can Help Answer Your Questions."

     DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS. MASCOTECH WILL MAIL TRANSMITTAL FORMS WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR MASCOTECH COMMON STOCK TO FORMER MASCOTECH STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE COMPLETION OF THE RECAPITALIZATION MERGER.

OTHER BUSINESS; ADJOURNMENTS

     The board of directors is not aware of any other matters to be presented at the special meeting of stockholders. If any other matters should properly come before the special meeting, the persons named as proxies in the enclosed proxy card will vote the proxies in accordance with their best judgment.

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement at the meeting. MascoTech will seek an adjournment of the special meeting after the approval of the first proposal in order to complete the subsidiary merger prior to the vote on the second proposal relating to the recapitalization agreement and the recapitalization merger.

                                SPECIAL FACTORS

GENERAL

     At the MascoTech stockholders' special meeting, MascoTech will ask its stockholders to vote upon:

     - a proposal to approve and to adopt an agreement of merger and the merger of MascoTech Harbor, a wholly owned subsidiary of MascoTech, with and into MascoTech; and

     - a proposal to approve and adopt the recapitalization agreement, dated as of August 1, 2000, between Riverside and MascoTech and the merger of Riverside with and into MascoTech.

     We have attached a copy of the agreement of merger as Annex A and the recapitalization agreement, as amended, as Annex B to this document. We urge you to read the agreement of merger and the recapitalization agreement in their entirety because they are the legal documents governing the mergers.

BACKGROUND OF THE MERGERS

     Masco Corporation undertook a major corporate restructuring during 1984 which involved the transfer of its Products for Industry businesses to MascoTech. MascoTech became a separate public company in the middle of 1984 when Masco Corporation distributed common stock of MascoTech as a special dividend to its stockholders. Following the public distribution, Masco Corporation initially held approximately 50% of MascoTech's common stock but has reduced its ownership of MascoTech's common stock over time. As of October 20, 2000, Masco Corporation held approximately 17.5% of the outstanding common stock of MascoTech. As of October 20, 2000, Mr. Manoogian, the chairman of MascoTech's board of directors and the chairman of the board of directors and chief executive officer of Masco Corporation, together with the Foundation and other affiliates of Mr. Manoogian, held approximately 13.6% of the outstanding common stock of MascoTech.

     MascoTech's board of directors has periodically evaluated the business and operations of MascoTech as well as its strategic direction and the prospects for MascoTech and its various businesses. MascoTech's board also has from time to time discussed certain issues relating to MascoTech's limitations as a public company with substantial exposure to the automotive supply industry. In particular, the board of directors considered the adverse impact on MascoTech's market valuation resulting from the cyclical nature of the business, the increasing consolidation and globalization of the automotive supply industry, trends favoring larger and better-capitalized companies in that industry as well as MascoTech's relatively small size, its capital needs for growth internally and through acquisitions, and its high leverage and limited trading volume, institutional sponsorship and public float. The board of directors also considered that the impact from the above factors on MascoTech's market valuation adversely affected its ability to issue additional equity in order to reduce its existing level of indebtedness or for acquisition purposes.

     In February 1999, in connection with this review, MascoTech's board of directors requested that Salomon Smith Barney assist it in reviewing strategic alternatives to maximize stockholder value. During April and the first half of May, Salomon Smith Barney conducted due diligence of MascoTech and met with the management of MascoTech.

     At a meeting of the board of directors on May 18, 1999, Salomon Smith Barney reviewed with the board of directors and management various factors which were affecting the market valuation of MascoTech's stock, including certain industry-wide factors, such as the consolidation and globalization trends in the automotive supply industry, the cyclicality of the automotive supply industry and the increasing focus among MascoTech's customers on their suppliers' ability to deliver entire systems instead of components. Also noted as factors contributing to MascoTech's stock valuation were certain company-specific factors, such as limited research attention from market analysts, small market capitalization, a lack of consistent earnings predictability and lower growth expectations relative to its peer group, as well as MascoTech's highly leveraged capital structure and its complex corporate structure, both in terms of significant shareholdings of MascoTech common stock by its affiliates (including Masco Corporation) and in terms of a number of non-operational assets owned by MascoTech, consisting of equity and other investments in a number of public and private companies. Salomon Smith Barney also reviewed with the board of directors and management several strategic alternatives, such as maintaining the status quo and pursuing strategic acquisitions, sales, split-offs or spin-offs of business units (and the possible adverse tax consequences thereof) and other corporate reorganization transactions as well as the possible sale of MascoTech.

     After reviewing the alternatives discussed at its May 18, 1999 meeting and conducting discussions with the management of MascoTech, on May 19, 1999, the board of directors of MascoTech authorized Salomon Smith Barney to assist MascoTech in pursuing strategic alternatives, including a potential sale of MascoTech. The board of directors considered that the sale transaction was likely to maximize the value of MascoTech's common stock and that other alternatives were less likely to result in a long range enhancement of stockholder value which would be superior to the sale transaction. During June and July 1999, Salomon Smith Barney conducted additional due diligence and assisted management in the preparation of confidential offering materials relating to the potential sale of MascoTech. In late July 1999, the board of directors authorized solicitation of interest from parties which might be interested in acquiring MascoTech. In accordance with these instructions, representatives of MascoTech circulated confidential offering materials to potential strategic and financial buyers. John A. Morgan, a managing director of Morgan Lewis Githens & Ahn, Inc. and a director of MascoTech and Masco Corporation, played a significant role in soliciting possible transactions and in subsequent negotiations. MascoTech also engaged Davis Polk & Wardwell as its legal advisor in connection with any potential transaction.

     The search for a potential buyer resulted in no significant indications of interest from any strategic buyer and two indications of interest from financial buyers for the acquisition of MascoTech. However, one of the potential financial buyers subsequently discontinued its discussions with MascoTech due to its concerns about antitrust issues raised by a possible acquisition of MascoTech. The other financial buyer which indicated significant interest in pursuing an acquisition of MascoTech was Citicorp Venture Capital. CVC delivered a preliminary indication of interest which valued MascoTech's common stock at a price in excess of $20 per share, but its preliminary indication of interest was conditioned on both Masco Corporation and Mr. Manoogian agreeing to retain a significant equity interest in MascoTech, on Masco Corporation's agreement to provide financial support to MascoTech after the consummation of the acquisition, on a satisfactory due diligence investigation of MascoTech, on consummation of transactions involving other companies in which MascoTech owned interests and on other contingencies.

     Representatives of MascoTech continued to contact strategic and financial buyers identified as having a possible interest in acquiring MascoTech. All of these contacts were made with a view to soliciting additional expressions of interest in the acquisition of MascoTech. None of these contacts resulted in a proposal to acquire MascoTech. From time to time, representatives of MascoTech held discussions with some of the principals of Heartland who at the time were in the process of forming Heartland and raising funds. While these discussions were preliminary in nature, Heartland's principals indicated that after the formation and initial fund-raising for Heartland was completed, they might be interested in pursuing further discussions. In response, representatives of MascoTech indicated that they were actively pursuing other strategic options for MascoTech.

     On December 6, 1999, at a meeting of the MascoTech board of directors, the board of directors was updated on the discussions with CVC. In light of the position taken by CVC regarding the participation in the transaction by Masco Corporation and Mr. Manoogian, the board of directors of MascoTech established a special committee of the board of directors which consisted solely of directors who were not officers or employees of MascoTech or officers, directors or employees of its affiliates, and who had no financial interest in the proposed transaction different from MascoTech stockholders generally. The special committee, consisting of Peter A. Dow, William K. Howenstein and Helmut F. Stern, was given authority to further consider MascoTech's strategic alternatives, evaluate any proposals from CVC or any other third party, negotiate the terms of any proposed transaction if deemed advisable, advise the board of directors whether or not to engage in any proposed transaction, retain its own financial advisor and its own legal counsel to assist in these functions and to report and to make recommendations to the board of directors on all or any of these matters.

     On December 7, 1999, the MascoTech board of directors reviewed with MascoTech's management and financial advisors the process that had been undertaken to consider strategic alternatives available to MascoTech, including the process of soliciting interest from potential buyers. Following the board meeting, the special committee held an organizational meeting. Peter A. Dow was elected chairman of the special committee. The special committee engaged McDonald Investments to act as its financial advisor. The special committee selected McDonald Investments based on its experience in transactions similar to the recapitalization merger and its reputation in the brokerage and investment communities. The special committee also engaged Dykema Gossett PLLC to act as its legal counsel. Representatives of Dykema Gossett advised the special committee regarding its role and duties. Members of the special committee then reviewed the progress and status of the consideration of strategic alternatives undertaken by the MascoTech board of directors and determined that the special committee, with the assistance of the special committee's legal and financial advisors, would evaluate and recommend whether a sale of control of MascoTech should be considered at that time and the process to be followed in that event, including how the special committee would respond to, and deal with, any CVC proposals.

     Thereafter, representatives of MascoTech and representatives of the special committee conducted negotiations with representatives of CVC regarding the terms of a possible transaction. Beginning in January 2000, the special committee became concerned about the extent of CVC's commitment to the transaction, the availability of financing for any CVC proposal, and the possible price and other terms of any CVC proposal. The special committee was especially concerned when, beginning in February 2000, CVC indicated that it was not likely to pursue an all-cash transaction but was instead considering transaction structures in which some or all of the public stockholders of MascoTech would receive subordinated debt securities of MascoTech as part of the consideration. While CVC proposed several alternative combinations of cash and subordinated debt that it would consider offering in a transaction, none of these alternatives were sufficiently developed in their specific terms (including in particular the terms of the subordinated debt) or supported by financing to permit the special committee to evaluate a specific proposal. The lack of specific terms also prevented a formal valuation of the alternatives suggested, however, McDonald Investments and the special committee believed that such alternatives, to the extent they could be evaluated, indicated a range of valuations for MascoTech of less than $20 per share. While the special committee was prepared to evaluate and address any proposals, the special committee indicated that it would need to receive specific terms of a proposal including financing for such proposal in order to evaluate it. When no such proposals were forthcoming from CVC, discussions between the parties regarding any possible transaction with CVC terminated in April 2000.

     From its formation until discussions with CVC terminated, the special committee met a number of times to consider MascoTech's strategic alternatives and to formulate its positions with respect to CVC's expression of interest. Among the matters considered by the special committee were:

     - McDonald Investments' reviews at meetings held on December 9 and December 14, 1999 of the process to solicit interest in MascoTech which appeared to have been diligent and thorough;

     - A review at the December 14, 1999 meeting by members of MascoTech's management concerning MascoTech's strategic plan in the event that the special committee determined that a sale of control of MascoTech would not be recommended;

     - Advice by members of MascoTech's management at the December 14, 1999 meeting that a sale of MascoTech for a cash price representing a premium over the market would be attractive when compared to other strategic alternatives; and

     - McDonald Investments' review, at the meeting held on January 12, 2000, of MascoTech's available strategic alternatives.

     During the CVC discussions and thereafter, representatives of MascoTech continued to seek alternative transactions and continued to contact potential buyers. No material interest in acquiring MascoTech as a whole was expressed by any of the parties contacted. An indication of interest was received from a foreign industrial buyer but was limited to acquiring, or forming a joint venture with,

MascoTech's automotive supply business. Discussions with that party continued from early April until early June but terminated after attempts to structure a transaction that would allow for the acquisition of the automotive supply business of MascoTech by such party, combined with a separate sale or spin-off of the other businesses of MascoTech, proved unsuccessful, insofar as the parties could not reach agreement regarding the valuation of MascoTech's automotive supply business. In connection with these discussions as well as after their termination, MascoTech and the special committee again explored the possibility of a transaction (such as a spin-off) that would present a superior value for the stockholders of MascoTech as well as the possibility of not entering into a material transaction, but determined that the sale transaction continued to present the greater likelihood of maximizing stockholder value.

     Heartland was formed in January 2000. Thereafter, the principals of Heartland began investigating investment opportunities.

     Concurrently with the efforts described above, representatives of Heartland and MascoTech held preliminary discussions beginning in late April concerning a possible acquisition of MascoTech by Heartland. These preliminary discussions consisted primarily in the exchange of views regarding the possible valuation for MascoTech, discussion of the potential financing sources and strategies and the expression of the special committee's view that a potential transaction should provide all-cash consideration to MascoTech's stockholders and that all of MascoTech's stockholders (including Masco Corporation and Mr. Manoogian) should receive the same treatment in any transaction that Heartland might propose. Although, in light of the preliminary nature of these discussions, representatives of the special committee of MascoTech did not participate in these discussions directly, representatives of Heartland were informed of the requests previously made by the special committee in connection with the prior discussions with CVC, such as the request for an all-cash transaction for the stockholders of MascoTech, and were further informed that any proposal that Heartland might make should take into account these requests. In connection with these discussions, representatives of Heartland also conducted a preliminary due diligence review of certain aspects of MascoTech's operations.

     In June 2000, representatives of MascoTech and representatives of Heartland continued their discussions regarding the possibility of Heartland making a proposal to MascoTech and the possible terms of the proposal which might be considered by the special committee as warranting further discussion. In particular, representatives of MascoTech and representatives of Heartland discussed whether, under likely debt financing scenarios, stockholders of MascoTech would receive at least $18.00 per share of MascoTech common stock in cash. On June 19, 2000, representatives of Heartland indicated that they would consider a transaction in which the public stockholders of MascoTech would receive cash consideration of $17.40 per share of MascoTech common stock. This proposal contained numerous assumptions and conditions. Among these conditions were: a due diligence review of MascoTech's businesses, including review of its operational performance and financial condition, review of MascoTech's assets and liabilities and review of its environmental, employee and pension liabilities; the availability to Heartland of the debt financing for the transaction and terms of such financing; and the availability and terms of the equity financing for the transaction by the co-investors to be identified by Heartland. The proposal was also contingent on Masco Corporation and Mr. Manoogian retaining significant amounts of common and preferred equity in MascoTech, on Masco Corporation agreeing to extend its commitment to make a subordinated loan to MascoTech for an extended period of time after the consummation of the transaction, and on Masco Corporation agreeing to acquire certain of MascoTech's non-operating assets for a minimum of $165 million in cash.

     On June 20, 2000, the special committee met with its financial and legal advisors to review the terms of a possible transaction with Heartland. The special committee noted that MascoTech's financial performance in May and June was not meeting expectations and that it was likely that the forecast for the balance of the year would be revised downward. McDonald Investments also commented on the proposed terms and indicated that an all-cash offer in the range indicated might be worthy of consideration from a financial point of view. Thereafter, the special committee authorized further exploration of the Heartland proposal. Promptly after receiving the instructions of the special committee, representatives of MascoTech and its special committee commenced negotiations with representatives of Heartland on the terms of a
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

possible transaction. Representatives of Heartland and its financing sources conducted business and documentary due diligence involving a limited group of personnel at MascoTech's principal executive offices. As part of these negotiations, on June 22, 2000, Cahill Gordon & Reindel, legal counsel to Heartland, delivered first drafts of the recapitalization agreement and the exchange and voting agreement to representatives of MascoTech, the special committee and Masco Corporation.

     Representatives of Heartland, MascoTech and MascoTech's special committee continued discussions in late June and early July regarding various aspects of the Heartland proposal. The principal areas of these discussions included forms of the consideration to be received by the public stockholders of MascoTech and by the continuing stockholders and the amount of such consideration, whether the entity against which MascoTech would have recourse under the recapitalization agreement would be funded prior to the signing of the recapitalization agreement and the extent of such funding, the scope of the representations and warranties to be provided by MascoTech, the size of the break-up fee and the conditions under which it would be payable by MascoTech and the request of the special committee of MascoTech that the transaction be subject to the approval of a majority of the stockholders other than the continuing stockholders. In the course of these discussions, representatives of Masco Corporation indicated that any proposal that would require Masco Corporation to acquire the non-operating assets of MascoTech, consisting of minority investments in a variety of public and private companies, would be unacceptable to Masco Corporation. Representatives of Heartland indicated that Heartland would not be interested in pursuing a transaction which would result in Heartland acquiring these assets because Heartland was not interested in holding non-controlling positions in these public and private companies and financing its acquisition of such positions. As a result of these discussions, MascoTech reviewed potential buyers for these assets. CVC was considered a prime candidate to acquire these assets in a single transaction on an appropriate timetable because CVC had considered the separate acquisition of these assets as part of its earlier discussions with MascoTech, had already conducted due diligence and CVC was a significant co-investor in three of these entities. After representatives of MascoTech held discussions with representatives of CVC, CVC expressed interest in the acquisition of the assets to be divested, other than the stock of Saturn, one of the companies in which MascoTech has an equity investment. CVC stated that in light of the pending initial public offering of the Saturn stock, the acquisition of the Saturn stock was inconsistent with CVC's investment strategies.

     On July 6, 2000, the board of directors of Masco Corporation formed a special committee to negotiate the terms of the potential MascoTech transaction with Heartland on behalf of Masco Corporation. The special committee of Masco Corporation engaged Merrill Lynch to act as its financial advisor and Honigman Miller Schwartz and Cohn LLP to act as its legal counsel.

     Representatives of Heartland, MascoTech, MascoTech's special committee and Masco Corporation met in New York on July 6, 2000, to discuss the proposed agreements. The issues discussed at the July 6 meeting included the disposition of the non-operating assets and the effect of these dispositions on the price, the conditions under which MascoTech could terminate the recapitalization agreement, the size of any break-up fee and the circumstances under which it would be payable, the financing of the Heartland proposal, the severance arrangements for employees of MascoTech and other issues. Representatives of Masco Corporation indicated that the financial and legal advisors of the special committee of Masco Corporation would review and analyze the Heartland proposal. Accordingly, it was determined that discussions as to certain terms of the proposal, including the terms of the securities to be issued to Masco Corporation and of the subordinated loan commitment requested by Heartland, would be deferred.

     On July 11, 2000, MascoTech's special committee met with its financial and legal advisors. At the meeting, the special committee discussed developments in the business of MascoTech and in the proposed transaction with Heartland, including a report of the July 6 meeting. Mr. Manoogian was invited to the meeting to explain the general terms of severance arrangements and plans under consideration with respect to the employees of MascoTech, and Mr. Morgan was invited to the meeting to report on discussions with CVC regarding the purchase of the non-operating assets to be divested. The special committee also considered the terms of the most recent drafts of the transaction documents, including provisions relating to the subsidiary merger and the recapitalization merger. In light of the number of uncertainties related to the transaction, including uncertainties as to its financial terms and financing, uncertainties relating to the disposition of the non-operating assets requested by Heartland and uncertainty as to whether Heartland and Masco Corporation would be able to reach a satisfactory resolution in their discussions, and giving due regard to the factors discussed at the special committee meeting on June 20 and the risks inherent in expanded due diligence, the special committee determined that the negotiations with Heartland should proceed but that Heartland should not be permitted to commence its due diligence at the business unit level or be granted access to additional employees of MascoTech unless sufficient progress was made on the open issues, including, in particular, issues related to the commitments to be made by Masco Corporation and CVC.

     Roger T. Fridholm, a member of the MascoTech board of directors, was present by invitation at the July 11 meeting of the special committee. Mr. Fridholm was not a member of the special committee at the time of its formation due to his employment at that time with MSX International, Inc., an entity principally owned by MascoTech and CVC. Since such employment terminated prior to the July 11 meeting, the special committee determined that Mr. Fridholm should thereafter attend subsequent meetings of the special committee.

     Thereafter, representatives of MascoTech and MascoTech's special committee, representatives of Masco Corporation and Masco Corporation's special committee and representatives of Heartland conducted numerous negotiations regarding the terms of the proposed transaction. While substantial progress was made during this period, a number of issues, including the purchase price, termination provisions, provisions regarding the financing obligations of Heartland and a break-up fee were not resolved. Representatives of MascoTech and Heartland also discussed how the absence of the proceeds from the disposition of the Saturn stock might affect the cash price to the stockholders of MascoTech and various mechanisms through which the value of the Saturn stock might be received by the stockholders of MascoTech.

     During this period, representatives of Masco Corporation and Heartland narrowed but did not completely resolve their differences regarding the terms of the securities to be issued to Masco Corporation and of the subordinated loan commitment from Masco Corporation requested by Heartland.

     On July 22, 2000, the special committee of MascoTech held a meeting with its financial and legal advisors to consider whether, in light of the progress made in resolving the outstanding issues among various parties, Heartland should be allowed to expand its due diligence of MascoTech to individual business units and additional MascoTech employees. The special committee determined that, even though some issues remained unresolved, sufficient progress had been made to believe that a transaction with Heartland would be possible and therefore agreed to permit commencement of the next phase of due diligence for a limited period of time.

     The special committee of MascoTech met on July 24, 2000, to further discuss outstanding issues. Following an internal review of concerns regarding the potential transaction with Heartland, representatives of Heartland joined the meeting. The special committee discussed with representatives of Heartland the valuation of Heartland's proposal under consideration by the special committee, the status of Heartland's efforts to obtain debt and equity financing commitments, and the special committee's concerns with respect to the sale of the non-operating investments and the allocation of transaction risk with respect to such sale.

     Representatives of Heartland conducted due diligence on MascoTech's business units during the week of July 24, 2000. During that week, representatives of MascoTech and its special committee, representatives of Masco Corporation and its special committee, representatives of Heartland and representatives of CVC continued their respective negotiations. CVC agreed to pay $125 million for MascoTech's non-operating assets to be divested, including its 44% equity interest in MSX International but not its Saturn stock.

     In late July, representatives of MascoTech also held negotiations with representatives of Saturn and the underwriters of Saturn's proposed initial public offering regarding the inclusion of a portion of

MascoTech's holdings in Saturn in the proposed initial public offering. MascoTech obtained their agreement that approximately half of the Saturn stock held by MascoTech would be included in the initial public offering of Saturn.

     In light of the possibility that the disposition of all of the Saturn stock might not be completed prior to the consummation of the Heartland acquisition due to the fact that the sale of approximately one-half of the Saturn stock was contingent on a successful initial public offering of Saturn and no buyer had been identified for the other half, representatives of MascoTech and the special committee explored various options relating to maximizing the value of the Saturn stock to the MascoTech stockholders. These options primarily included the distribution of the Saturn stock to an escrow account or liquidating trust that would inure to the benefit of the MascoTech stockholders; the sale of all or a portion of the Saturn stock in a private transaction or transactions; and obtaining a standby commitment to purchase a portion of the Saturn stock from Heartland or another party in order to mitigate the risks of a failed Saturn initial public offering. Heartland indicated that it would be prepared to pay to stockholders of MascoTech a reduced amount in cash per share plus a portion of net proceeds from the disposition of the Saturn stock and that it was prepared to discuss mechanisms that would be satisfactory to the members of the special committee for liquidating Saturn stock, which would result in the stockholders of MascoTech being able to receive part of the proceeds of such liquidation.

     On July 28, 2000, the special committee met with its financial and legal advisors. At the invitation of the special committee, MascoTech's management and financial advisors also attended part of the meeting. At the meeting, the special committee considered:

     - a review of MascoTech's business and prospects, updating managements's presentation to the special committee on December 14, 1999;

     - a review by McDonald Investments of MascoTech's strategic alternatives, including maintaining the business as a going concern versus a break-up of the company. In reviewing these scenarios, McDonald Investments outlined MascoTech's current research coverage, dividend discount models for the business and potential after tax proceeds realized from a break-up of the company. McDonald Investments also participated in discussions concerning strategic sales or mergers and a possible recapitalization of the company;

     - a review by Salomon Smith Barney of the marketing efforts that had been undertaken to identify parties interested in acquiring MascoTech, including the marketing efforts that had occurred since discussions with CVC had terminated. Specifically, Salomon Smith Barney informed the special committee that of the nineteen potential strategic and financial purchasers initially contacted, ten parties requested and received a confidential memorandum regarding MascoTech and its business, two parties submitted indications of interest in a possible transaction with MascoTech and neither of these parties proceeded toward final negotiations in respect of a transaction. Salomon Smith Barney also informed the special committee that seven potential strategic and financial purchasers were subsequently recontacted, three of these parties requested and received a confidential memorandum regarding MascoTech and its business, two parties submitted indications of interest in a possible transaction with MascoTech and only one party, Heartland, proceeded toward final negotiations;

     - a review by Richards, Layton & Finger and Dykema Gossett of the special committee's fiduciary duties under Delaware law, provisions of the recapitalization agreement and other matters related to the transaction; and

     - a review by Mr. Manoogian of proposed severance arrangements and plans for MascoTech employees.

     The special committee also discussed the negative results of the efforts of representatives of MascoTech in soliciting interest from potential buyers, the generally unfavorable conditions in the market for similarly situated companies and the current status of the negotiations with Heartland. Thereafter, members of the special committee contacted representatives of Heartland to discuss unresolved issues.

Instead of merger consideration of $17.40 in cash to be paid to public stockholders of MascoTech, Heartland proposed merger consideration consisting of $16.90 in cash and a portion of the proceeds from the disposition of Saturn stock. The special committee noted that in the event of a disposition of the Saturn stock for $40 million (the approximate amount MascoTech would have received if one-half of MascoTech's Saturn stock were sold in the proposed Saturn initial public offering at the low end of the range of prices set forth in Saturn's registration statement), the stockholders would receive $17.40 per share in cash. The special committee determined, upon advice of its financial advisor, that taking the risk of the disposition of MascoTech's investment in Saturn, if satisfactory mechanics and logistics of liquidating such investment could be agreed upon, represented the best opportunity to maximize the value of MascoTech's investment in Saturn for the MascoTech stockholders. The parties also discussed the sale of MascoTech's non-operating assets to CVC and Heartland's financing commitments.

     On July 31, 2000, representatives of MascoTech and its special committee, representatives of Masco Corporation and representatives of Heartland met in New York to discuss all of the agreements. The principal outstanding issues were substantially resolved by the end of the day, including the priorities of Heartland and MascoTech's stockholders upon receipt of the proceeds of the disposition of MascoTech's Saturn stock, the respective rights of Heartland and of the Adjustment Committee concerning the dispositions of Saturn stock and the terms of the agreements among Heartland and the continuing stockholders.

     On August 1, 2000, the entire board of directors of MascoTech met. Management of MascoTech reviewed the performance of MascoTech's businesses and strategic alternatives, Richards, Layton & Finger and Davis Polk & Wardwell reviewed the board's fiduciary duties, the terms of the transaction and the structure of the transaction, Salomon Smith Barney reviewed the sales process and the fairness of the merger consideration from a financial point of view, and McDonald Investments reviewed the fairness of the merger consideration from a financial point of view. Salomon Smith Barney rendered to the board of directors of MascoTech its oral opinion (subsequently confirmed by delivery of a written opinion dated August 1, 2000) to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of MascoTech common stock (other than Riverside, the continuing stockholders and their respective affiliates). McDonald Investments also rendered to the special committee its oral opinion (subsequently confirmed by delivery of a written opinion dated August 1, 2000) to the effect that, as of such date and based on and subject to the matters described in its opinion, the merger consideration was fair from a financial point of view to the holders of MascoTech common stock (other than Riverside, the continuing stockholders and their respective affiliates). After extensive discussion and questioning of MascoTech's management and advisors, the members of the board of directors who were not members of the special committee, members of management and MascoTech's financial and legal advisors were excused. The special committee then unanimously determined that the agreement of merger, the recapitalization agreement and the related mergers were advisable and in the best interests of the stockholders of MascoTech (other than the continuing stockholders and their affiliates) and that the consideration to be received in the recapitalization merger by the stockholders (other than the continuing stockholders and their affiliates) was fair. The special committee unanimously recommended to the board of directors that it approve the agreement of merger, the recapitalization agreement and the related mergers.

     Thereafter, the board of directors of MascoTech considered the special committee's recommendation and determined that the agreement of merger, the recapitalization agreement and the related mergers were advisable and in the best interests of the stockholders (other than the continuing stockholders and their affiliates) of MascoTech and that the consideration to be received in the recapitalization merger by the stockholders (other than the continuing stockholders and their affiliates) was fair. The board of directors also resolved that the agreement of merger, the recapitalization agreement and the related mergers should be submitted to a stockholders' special meeting and recommended that the stockholders approve these matters put before them for consideration. Messrs. Manoogian and Morgan voted for the agreement of merger and the related subsidiary merger but abstained from the vote on the recapitalization agreement and the related recapitalization merger. Mr. Manoogian abstained from the vote on the recapitalization

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

agreement and the recapitalization merger because Masco Corporation and Mr. Manoogian will have continuing interest in MascoTech after the recapitalization merger. Mr. Morgan abstained from the recapitalization merger vote because Masco Corporation will have continuing interest in MascoTech after the recapitalization merger and Mr. Morgan will be a beneficiary of the fee payable by MascoTech to Morgan Lewis Githens & Ahn, Inc. in connection with the recapitalization merger.

     Subsequent to the board meeting, the respective parties entered into the various agreements described in this proxy statement. Immediately thereafter, MascoTech issued a press release announcing the execution of the recapitalization agreement.

     In October the parties to the recapitalization agreement and the exchange and voting agreement entered into the amendments described in "Special
Factors -- Subsequent Developments."

RECOMMENDATION OF MASCOTECH'S SPECIAL COMMITTEE AND BOARD OF DIRECTORS

     The special committee unanimously recommended that the board of directors approve the agreement of merger, the recapitalization agreement and the related mergers.

     Subsequent to the unanimous recommendation of the special committee, the board of directors of MascoTech has:

     - determined that the agreement of merger, the recapitalization agreement and the related mergers are advisable and in the best interests of MascoTech's stockholders (other than the continuing stockholders and their affiliates);

     - determined that the merger consideration in the recapitalization merger is fair to MascoTech's stockholders (other than to the continuing stockholders and their affiliates);

     - approved the agreement of merger, the recapitalization agreement and authorized the related mergers; and

     - recommended that stockholders vote "FOR" approval and adoption of the agreement of merger, the recapitalization agreement and the authorization of the related mergers.

     Messrs. Manoogian and Morgan voted for the agreement of merger and the related subsidiary merger but abstained from the vote on the recapitalization agreement and the related recapitalization merger due to their potential conflicts of interest.

MASCOTECH'S POSITION REGARDING THE FAIRNESS OF THE RECAPITALIZATION MERGER

     The special committee and the board of directors believe that the recapitalization merger is advisable and in the best interests of MascoTech's stockholders (other than the continuing stockholders and their affiliates) and that the consideration in the recapitalization merger is fair to MascoTech's stockholders (other than the continuing stockholders and their affiliates). The special committee unanimously recommended that MascoTech's board of directors approve the recapitalization agreement, the agreement of merger and the related mergers and that MascoTech's board of directors recommend the approval and adoption of the agreement of merger, the recapitalization agreement and the related mergers by the stockholders. In reaching these conclusions, the special committee considered a number of factors listed below. The factors reviewed by the special committee, in consultation with its legal and financial advisors, and which supported the special committee's determination to recommend the recapitalization merger included, among others, the following:

     - the special committee's familiarity with MascoTech's business, operations, properties, assets, financial condition, operating results and prospects, including MascoTech's failure to meet expectations of its financial performance in May and June of 2000 and the effect such performance might have on the potential market performance of MascoTech common stock on a stand-alone basis;

     - the financial presentation of McDonald Investments on August 1, 2000 and the opinion of McDonald Investments that, as of that date, the merger consideration was fair to the holders of MascoTech common stock (other than the continuing stockholders and their affiliates) from a financial point of view. We have described McDonald Investments' opinion in detail under the heading "Special Factors -- Opinion of Special Committee's Financial Advisor;"

     - the cash premium the merger consideration would represent compared to the market prices and trading activity of MascoTech common stock prior to the announcement of the recapitalization merger, and the opportunity for MascoTech stockholders to receive a significant premium over the market price for their MascoTech common stock in the recapitalization merger;

     - a review of the timing of, and possible strategic alternatives to, the recapitalization merger, including continuing to operate MascoTech as an independent publicly-held company or MascoTech engaging in a restructuring or liquidation through the sale of all or portions of its operating businesses, which review included:

        (1) the reviews by Salomon Smith Barney on May 18, 1999, and by McDonald Investments on January 12 and July 28, 2000, of various strategic alternatives available to MascoTech; and

        (2) the reviews by MascoTech management on December 14, 1999, July 28, 2000 and August 1, 2000 of MascoTech's strategic plan in the event that MascoTech remained an independent publicly-held company, and advice from MascoTech management that a sale of MascoTech for a cash price representing a premium to market would be attractive when compared to other strategic alternatives. The special committee noted that alternatives to operating MascoTech as an independent company or to liquidating MascoTech would be more likely to maximize the value of MascoTech for its stockholders and that MascoTech had pursued some of these alternatives. See "Special
            Factors -- Background of the Mergers." Liquidation through a sale of all or portions of its operating businesses was not considered a viable alternative because liquidation could have adverse tax consequences to MascoTech and could dilute MascoTech's earnings;

     - the consideration to be received by the MascoTech stockholders (other than the continuing stockholders) in the recapitalization merger will consist entirely of cash;

     - the various alternatives for, and terms of agreements relating to, MascoTech's non-operating assets, including the possibility that the disposition of the Saturn stock may not be completed at the same time as the recapitalization merger and retention by the special committee of the right under the recapitalization agreement to control the disposition of the Saturn stock and the distribution of a portion of such proceeds to MascoTech stockholders even after the consummation of the recapitalization merger;

     - the process to find a purchaser of MascoTech and advice from McDonald Investments that the process appeared to have been diligent and thorough, including the discussions with CVC and other parties described in "Special Factors -- Background of the Mergers;"

     - the financial and other terms and conditions of the recapitalization merger and the recapitalization agreement including, without limitation, the terms of the recapitalization agreement which should not unduly discourage third parties from making bona fide proposals subsequent to the signing of the recapitalization agreement and, if any of these proposals were made, MascoTech's special committee or MascoTech's board of directors, in the exercise of their respective fiduciary duties in accordance with the recapitalization agreement, could authorize MascoTech to provide information to, engage in negotiations with, and, subject to payment of the break-up fee, enter into a transaction with, another party (as described under "The Recapitalization Agreement -- Principal Covenants -- Covenants of MascoTech"). The special committee concluded that the $16 million break-up fee should not deter a third party from making an offer that was more favorable to MascoTech's stockholders;

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

     - the recapitalization merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of MascoTech common stock not owned by the continuing stockholders;

     - the terms of the debt and equity commitment letters provided or obtained by Heartland in connection with the transactions contemplated by the recapitalization agreement, the terms of which had been reviewed and negotiated by MascoTech, the special committee and their representatives and which the special committee considered to be reasonable;

     - Delaware law entitles MascoTech stockholders to appraisal rights if the recapitalization merger is completed; and

     - the special committee's belief that, after the recapitalization merger, MascoTech will be solvent, will not be left with unreasonably small capital and will not have incurred debts beyond its reasonable ability to pay them as they mature. The receipt of an opinion of an independent financial advisor confirming this belief is a condition to MascoTech's obligation to complete the recapitalization merger.

     In addition to the foregoing positive factors which supported the special committee's determination to recommend the recapitalization merger, the special committee reviewed the following negative factors, which the special committee viewed as insufficient to outweigh the positive factors:

     - the special committee noted that during fiscal years ended December 31, 1998 and 1999, MascoTech's common stock had traded at prices significantly higher than in the current fiscal year and at times in excess of $16.90 (see "Comparative Per Share Market Price and Dividend Information"). The special committee placed greater weight on its comparison of the merger consideration to recent market prices than to historical prices as circumstances of MascoTech and its industry were changing (see "Special Factors -- Background of the Mergers");

     - that, while the mergers are likely to be completed, conditions to funding by the parties to the equity and debt commitments described in this proxy statement may not be satisfied or waived and Riverside may not have sufficient funds to consummate the recapitalization merger, even if approved by stockholders (see "The Recapitalization
       Agreement -- Principal Conditions to Completion of the Recapitalization Merger"); and

     - the interests of certain directors and management of MascoTech as described under the heading "Interests of Certain Persons in the Mergers."

     In addition to the foregoing positive and negative factors which the special committee considered in its determination to recommend the recapitalization merger, the special committee reviewed the following neutral factors:

     - the proposed terms of severance arrangements to be offered to employees of MascoTech; and

     - the consideration offered to the continuing stockholders in connection with the recapitalization merger, and the ability of continuing stockholders to participate in the future growth, if any, of MascoTech;

     In view of the number and wide variety of factors considered in connection with its evaluation of the recapitalization merger, and the complexity of these matters, the special committee did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the special committee did not undertake to make any specific determination to assign any particular weight to any factor, but conducted an overall analysis of the factors described above. In considering the factors described above, individual members of the special committee may have given different weight to different factors. MascoTech's special committee considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.

     The special committee did not consider the prices paid by MascoTech, Mr. Manoogian and the Foundation for past purchases of MascoTech common stock because those purchases were made either at the then current market price or exercise prices at which options were granted. The special committee
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

concluded that these prices would not provide useful comparison for the fairness of the merger consideration as compared to the market price prior to the announcement of the recapitalization merger and the other factors listed above.

     The special committee did not consider the net book value of MascoTech because the historic cost value of its assets would significantly undervalue MascoTech's business. A description of the various financial analyses valuating MascoTech's businesses considered by the special committee can be found in "Special Factors -- Opinion of Special Committee's Financial Advisor."

MASCOTECH'S PURPOSE AND REASONS FOR THE MERGERS

     At its meeting on August 1, 2000, MascoTech's board of directors approved and voted to enter into, and to recommend that MascoTech stockholders vote to approve and adopt, the recapitalization agreement, the agreement of merger and the related mergers.

     In the course of reaching its decision to approve the recapitalization agreement and the agreement of merger, MascoTech's board of directors consulted with MascoTech's management, as well as its outside legal counsel and financial advisor, and considered a number of factors, including the following:

     - the recommendation of the special committee;

     - each of the factors referred to above as having been taken into account (or not considered) by the special committee; and

     - the financial presentation of Salomon Smith Barney, including its opinion dated August 1, 2000, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to holders of MascoTech common stock (other than Riverside, the continuing stockholders and their respective affiliates). We have described Salomon Smith Barney's opinion in detail under the heading "Special
       Factors -- Opinion of MascoTech's Financial Advisor." In light of Salomon Smith Barney's opinion that the merger consideration was fair, from the financial point of view, both before and after the Saturn stock disposition was taken into account, subsequent withdrawal of Saturn's proposed initial public offering did not affect the weight attached by the board of directors to the financial presentation of Salomon Smith Barney, including its opinion.

     The strategic alternatives reviewed by the board of directors with the assistance of Salomon Smith Barney and those reviewed by the special committee with the assistance of McDonald Investments were not considered to be as attractive to MascoTech's stockholders as a sale of MascoTech on the terms offered by Heartland. If the mergers are not consummated, the board of directors will consider which alternatives are in the best interests of MascoTech and its stockholders at that time, including continuing to seek to sell MascoTech and continuing to operate MascoTech as an independent entity. The board of directors approved the recapitalization merger after reviewing various strategic alternatives and, had the recapitalization merger not been approved, the board of directors would have continued to consider which of the various strategic alternatives available to MascoTech would be in the best interests of MascoTech and its stockholders.

     In view of the number and wide variety of factors considered in connection with its evaluation of the recapitalization merger, and the complexity of these matters, the board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the board of directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to its ultimate determination or to assign any particular weight to any factor, but conducted an overall analysis of the factors described above. In considering the factors described above, individual members of the board of directors may have given different weight to different factors. The board of directors considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.

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

     The board of directors believes that the recapitalization merger is procedurally fair because, among other things:

     - the special committee consisted entirely of non-management, independent directors appointed by the board of directors to represent solely the interests of MascoTech's stockholders (other than the continuing stockholders or their affiliates);

     - the special committee retained and was advised by its own independent financial advisor to assist it in evaluating strategic alternatives, including the recapitalization merger, and provide it with financial advice;

     - the special committee retained and was advised by its own independent legal counsel;

     - the special committee engaged in extensive negotiations and deliberations in evaluating the recapitalization merger and the merger consideration; and

     - the recapitalization merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of MascoTech common stock not owned by the continuing stockholders.

HEARTLAND'S PURPOSE AND REASONS FOR THE MERGERS

     As a result of the recapitalization merger, Heartland will acquire a majority of MascoTech common stock and will control MascoTech. Heartland's purpose for engaging in the recapitalization merger is to cause MascoTech, together with other industrial companies to be acquired in the future by Heartland and its affiliates, to form full service providers of engineered metal products for automotive and industrial customers. Heartland's investment in MascoTech is in furtherance of its investment strategy to buy, build and grow industrial companies in sectors that are attractive for consolidation and long-term growth. As a private company, MascoTech will have the resources and flexibility to take advantage of growth opportunities and to focus on improving its business without the constraints of being a public company and distractions caused by the public market's present disfavor for many "small cap industrial" companies, such as MascoTech. The recapitalization merger is structured as a recapitalization for accounting purposes in order to, among other things, facilitate financing for the recapitalization merger, maintain a portion of the continuing stockholders' equity interest in MascoTech and preserve the corporate identity of MascoTech. Heartland believes the recapitalization merger represents an opportunity for holders of MascoTech common stock to receive a cash premium for their shares over the market price at which the shares were traded prior to the announcement of the recapitalization merger.

POSITION OF RIVERSIDE AND HEARTLAND

     The rules of the SEC require Riverside and Heartland to express their belief as to the fairness of the recapitalization merger to MascoTech stockholders (other than the continuing stockholders and their affiliates).

     Each of Riverside and Heartland believes that the transaction is substantively and procedurally fair to MascoTech's stockholders (other than the continuing stockholders and their affiliates) exclusively on the basis of its observations that:

     - The $16.90 per share consideration (before any adjustment to the consideration for any sale of Saturn stock) being offered in the recapitalization merger represents an approximately 32% premium over the per share closing price of MascoTech common stock on August 1, 2000, the last full trading day prior to the public announcement of the recapitalization merger.

     - A special committee of independent directors was established. The special committee retained its own financial and legal advisor and conducted a vigorous process of evaluation and negotiation.

     - The special committee unanimously recommended to the board of directors that the recapitalization merger and recapitalization agreement be approved and adopted. Both the special committee and board of directors of MascoTech determined that the recapitalization agreement and recapitalization merger are advisable and in the best interests of MascoTech's public stockholders and that the merger consideration is fair to MascoTech's stockholders.

     - McDonald Investments, the financial advisor for the special committee, delivered an opinion dated August 1, 2000 to the board of directors, as to the fairness from a financial point of view and as of the date of such opinion, of the merger consideration to the holders of MascoTech common stock (other than the continuing stockholders and their affiliates).

     - Salomon Smith Barney, the financial advisor for MascoTech, delivered an opinion dated August 1, 2000 to the board of directors, as to the fairness from a financial point of view, as of the date of such opinion, of the merger consideration to the holders of MascoTech common stock (other than the continuing stockholders and their affiliates).

     - The recapitalization agreement requires approval and adoption of the recapitalization merger by the vote of the holders of at least a majority of MascoTech's stock entitled to vote, including at least a majority of MascoTech's common stock not held by the continuing stockholders.

     This belief, however, should not be construed as a recommendation to any stockholder as to how you should vote on the mergers. Neither Riverside nor Heartland considered any factors, other than as stated above, regarding the fairness of the recapitalization merger to MascoTech's public stockholders, as they believe the factors they considered provided a reasonable basis to form their belief. Specifically, neither Riverside nor Heartland independently considered with respect to such fairness:

     - historical market prices of MascoTech's common stock;

     - net book value, going concern value or liquidation value of MascoTech;

     - purchase prices paid by MascoTech or by the continuing stockholders for past purchases of MascoTech common stock; or

     - firm offers for any merger or acquisition of MascoTech made by any unaffiliated person.

     Heartland and Riverside have no reason to disagree with the special committee's considerations of these factors, or conclusions regarding some of these factors and, as a result, Heartland and Riverside adopt the special committee's analyses and conclusions with respect to each of the factors listed in the immediately preceding paragraph.

THE CONTINUING STOCKHOLDERS' PURPOSE AND REASONS FOR THE MERGERS

     The continuing stockholders' purpose for participating in the recapitalization merger is to liquidate a portion of their common stock at a price that represents a cash premium over the market price at which the shares traded prior to the announcement of the recapitalization merger and, to the extent the continuing stockholders were required by Heartland to retain an interest in MascoTech, to maximize the value of their remaining interests in MascoTech and (with respect to Masco Corporation) to minimize its commitments to MascoTech.

POSITION OF THE CONTINUING STOCKHOLDERS

     In this proxy statement, we refer to Masco Corporation (and transferees of Masco Corporation's common stock, if any), Mr. Manoogian and the Foundation as the "continuing stockholders." The rules of the SEC require the continuing stockholders to express their belief as to the fairness of the recapitalization merger to MascoTech stockholders (other than the continuing stockholders and their affiliates). The continuing stockholders did not consider the fairness of the merger consideration to MascoTech's stockholders (other than the continuing stockholders and their affiliates).

     The continuing stockholders did not consider any factors, other than as stated below, regarding the fairness of the recapitalization merger to MascoTech's public stockholders, as they believe the factors they considered provided a reasonable basis to form their belief. This belief, however, should not be construed as a recommendation to any stockholder as to how they should vote on the mergers.

     Each of the continuing stockholders believes that the transaction is substantively and procedurally fair to MascoTech's stockholders (other than the continuing stockholders and their affiliates) exclusively on the basis of its observations that:

     - The $16.90 per share consideration (before any adjustment to the consideration for any sale of Saturn stock) being offered in the recapitalization merger represents an approximately 32% premium over the per share closing price of MascoTech common stock on August 1, 2000, the last full trading day prior to the public announcement of the recapitalization merger.

     - A special committee of independent directors was established. The special committee retained its own financial and legal advisor and conducted a vigorous process of evaluation and negotiation.

     - The special committee unanimously recommended to the board of directors that the recapitalization merger and recapitalization agreement be approved and adopted. Both the special committee and board of directors of MascoTech determined that the recapitalization agreement and recapitalization merger are advisable and in the best interests of MascoTech's public stockholders and that the merger consideration is fair to MascoTech's stockholders.

     - McDonald Investments, the financial advisor for the special committee, delivered an opinion dated August 1, 2000, as to the fairness from a financial point of view, as of the date of such opinion, of the merger consideration to the holders of MascoTech common stock (other than the continuing stockholders and their affiliates).

     - Salomon Smith Barney, the financial advisor for MascoTech, delivered an opinion dated August 1, 2000 to the board of directors, as to the fairness from a financial point of view, as of the date of such opinion, of the merger consideration to the holders of MascoTech common stock (other than the continuing stockholders and their affiliates).

     - The recapitalization agreement requires approval and adoption of the recapitalization merger by the vote of the holders of at least a majority of MascoTech's stock entitled to vote, including at least a majority of the MascoTech common stock not held by the continuing stockholders.

     This belief, however, should not be construed as a recommendation to any stockholder as to how you should vote on the mergers. The continuing stockholders have not considered any factors, other than as stated above, regarding the fairness of the recapitalization merger to MascoTech's public stockholders, as they believe the factors they considered provided a reasonable basis to form their belief. Specifically, none of the continuing stockholders independently considered with respect to such fairness:

     - historical market prices of MascoTech's common stock;

     - net book value, going concern value or liquidation value of MascoTech;

     - purchase prices paid by MascoTech or by the continuing stockholders for past purchases of MascoTech common stock; or

     - firm offers for any merger or acquisition of MascoTech made by any unaffiliated person.

     The continuing stockholders have no reason to disagree with the special committee's considerations of these factors, or conclusions regarding some of these factors and, as a result, the continuing stockholders adopt the special committee's analyses and conclusions with respect to each of the factors listed in the immediately preceding paragraph.

OPINION OF SPECIAL COMMITTEE'S FINANCIAL ADVISOR

     McDonald Investments was asked by the special committee to render an opinion to the special committee as to the fairness, from a financial point of view, to MascoTech's stockholders (other than Riverside, the continuing stockholders and their respective affiliates) of the merger consideration. On August 1, 2000, McDonald Investments delivered an oral opinion, subsequently confirmed in writing, to the effect that, as of the date of its opinion, and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the merger consideration to be received in the recapitalization merger was fair, from a financial point of view, to MascoTech's stockholders (other than Riverside, the continuing stockholders and their respective affiliates).

     THE FULL TEXT OF THE WRITTEN OPINION OF MCDONALD INVESTMENTS IS ATTACHED TO THIS DOCUMENT AS ANNEX E AND INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. WE URGE YOU TO READ THAT OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN IN ARRIVING AT THAT OPINION.

     McDonald Investments was retained to serve as an advisor to the special committee of the MascoTech board of directors and not as an advisor to or agent of any stockholder of MascoTech. McDonald Investments' opinion was prepared for the special committee and is directed only to the fairness, from a financial point of view, of the merger consideration to MascoTech's stockholders (other than Riverside, the continuing stockholders and their respective affiliates) in the recapitalization merger and does not address the merits of the decision by MascoTech to engage in the recapitalization merger or other business strategies considered by MascoTech, nor does it address MascoTech's decision to proceed with the recapitalization merger. McDonald Investments' opinion does not constitute a recommendation to any MascoTech stockholder as to how that stockholder should vote at the MascoTech special meeting of stockholders.

     McDonald Investments did not recommend the amount of the merger consideration to be paid in the recapitalization merger. The merger consideration was determined in negotiations between MascoTech and Riverside, in which McDonald Investments advised the special committee. No restrictions or limitations were imposed by the special committee on McDonald Investments with respect to the investigations made or the procedures followed by McDonald Investments in rendering its opinion.

     In rendering its opinion, McDonald Investments reviewed, among other things:

     - the recapitalization agreement, including the exhibits and schedules to that agreement;

     - MascoTech's Annual Reports on Form 10-K for the last three fiscal years, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and other publicly available information about MascoTech;

     - internal business and financial information, including projections, furnished to McDonald Investments by MascoTech management;

     - publicly available information concerning historical stock prices and trading volumes for MascoTech's common stock;

     - publicly available information for other companies that McDonald Investments believed were comparable to MascoTech and the trading markets for those other companies' securities; and

     - publicly available information about the nature and terms of other business combination transactions that McDonald Investments considered relevant to its analysis of this recapitalization.

     McDonald Investments also met with officers and employees of MascoTech to discuss the company's businesses and prospects that McDonald Investments believed were relevant.

     You should note that in rendering its opinion, McDonald Investments relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available. McDonald Investments also assumed and relied upon the representations and warranties of MascoTech and Riverside contained in the recapitalization agreement. McDonald Investments was not engaged to, and did not independently attempt to, verify any of that information. McDonald Investments also relied upon the management of MascoTech as to the reasonableness and achievability of the financial and operating projections, and the assumptions for those projections provided to it, and assumed that those projections reflect the best currently available estimates and judgments of MascoTech's management. McDonald Investments was not engaged to assess the reasonableness or achievability of those projections or the assumptions underlying them and expresses no view on those matters. McDonald Investments did not conduct a physical inspection or appraisal of any of the assets, properties or facilities of MascoTech, nor was it furnished with any evaluation or appraisal.

     McDonald Investments also assumed that the conditions to the recapitalization merger as set forth in the recapitalization agreement, including the disposition of equity investments (other than Saturn stock), would be satisfied and that the recapitalization merger would be completed on a timely basis in the manner contemplated by the recapitalization agreement.

     McDonald Investments did not solicit, nor was it asked to solicit, third party interest in a transaction involving MascoTech. McDonald Investments was advised by representatives of MascoTech, however, and took into account for purposes of its opinion, that, at MascoTech's direction, MascoTech's financial advisor was requested to approach, and held discussions with, third parties to solicit indications of interest for the possible acquisition of MascoTech.

     McDonald Investments' opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date of its opinion. McDonald Investments' opinion does not address any matters after the date of its opinion. Although subsequent developments may affect its opinion, McDonald Investments does not have the obligation to update, revise or reaffirm its opinion.

     The following is a brief summary of the analyses performed by McDonald Investments to arrive at its opinion. This summary is not intended to be an exhaustive description of the analyses performed by McDonald Investments but includes all material factors considered by McDonald Investments in rendering its opinion. McDonald Investments drew no specific conclusions from any of these analyses, but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances.

     Each analysis performed by McDonald Investments is a common methodology utilized in determining valuations. Although other valuation techniques may exist, McDonald Investments believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for McDonald Investments to arrive at its opinion.

     A copy of McDonald Investments' written presentation to the MascoTech board of directors has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed by MascoTech with the SEC and will be available for inspection and copying at the principal executive offices of MascoTech during regular business hours by any interested stockholder of MascoTech or any representative of such stockholder who has been so designated in writing and may be inspected and copied at the office of, and obtained by mail from, the SEC. The SEC maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including MascoTech, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can find a copy of the written presentation and exhibits can be viewed on that site. If you would like to request any of these documents, please see "Where You Can Find More Information."

     Historical Stock Trading Analysis. McDonald Investments reviewed the historical performance of MascoTech common stock based on an historical analysis of closing prices and trading volumes for the prior one month, three month, six month, twelve month, three year and five year periods. McDonald Investments noted that the average closing price for MascoTech common stock over these periods ranged from $11.22 to $16.98, with the lowest average closing price being the one month average and the highest average closing price being the three year average.

     The following chart summarizes these prices and volume of trading of MascoTech common stock.

                                MASCOTECH, INC.
                   SUMMARY OF PRICE AND VOLUME -- FIVE YEARS

                                                                          AVERAGE      DAILY CLOSE
                                                               AVERAGE     DAILY     ----------------
                          PERIOD                                CLOSE     VOLUME      HIGH      LOW
                          ------                               -------    -------     ----      ---
Latest Month...............................................    $11.22     118,845    $11.75    $10.50
Last 3 Months..............................................     11.81      90,334     14.31     10.50
Last 6 Months..............................................     12.11      82,676     14.50     10.50
Last 12 Months.............................................     13.31      78,355     17.50     10.50
Last 3 Years...............................................     16.98     125,060     26.25     10.50
Last 5 Years...............................................     16.26     115,481     26.25     10.25

     McDonald Investments also reviewed the distribution of the closing prices of MascoTech common stock for the prior one year, three year and five year periods.

                 TRADING VOLUME AT OR          TRADING DAYS AT OR
PRIOR PERIOD  BELOW $16.90 CONSIDERATION   BELOW $16.90 CONSIDERATION
------------  --------------------------   --------------------------
  One Year              96.2%                        95.7%
 Three Year             71.1%                        75.3%
 Five Year              43.4%                        62.2%

     Premium Paid Analysis. Using publicly available information, McDonald Investments reviewed several combination transactions completed since January 1, 1999, in the automotive and transportation equipment industry, ranging in value from $250 million to $2.5 billion. These transactions were chosen based on MascoTech's participation in the automotive and transportation equipment industry, the comparable size of the transactions and the recent period in which the transactions were completed.

            TARGET                         ACQUIROR
            ------                         --------
Mark IV Industries, Inc.         BC Partners
The Standard Products Company    Cooper Tire & Rubber Company
Detroit Diesel Corporation       DaimlerChrysler AG
Walbro Corporation               TI Group PLC
Excel Industries, Inc.           Dura Automotive Systems,
Adwest Western Automotive, Inc.  Inc.
                                 Dura Automotive Systems,
                                 Inc.

     For each of the target companies involved in the transactions, McDonald Investments examined the closing stock price one day, one week and four weeks prior to announcement of the transaction in order to calculate the median premium paid over the target's closing stock price at those points in time.

PERIOD PRIOR TO ANNOUNCEMENT  MEDIAN PREMIUM PAID
----------------------------  -------------------
          One Day                    35.7%
          One Week                   48.0%
         Four Weeks                  66.4%

     In addition, McDonald Investments calculated the premium of the $16.90 consideration that MascoTech's stockholders would receive to the closing prices for MascoTech's common stock for the periods one day, one week and four weeks prior to an assumed announcement date of July 28, 2000.

PERIOD PRIOR TO ANNOUNCEMENT  PREMIUM PAID
----------------------------  ------------
          One Day                46.2%
          One Week               50.2%
         Four Weeks              56.3%

     Comparable Public Company Analysis. McDonald Investments reviewed and compared the financial performance of MascoTech to the financial performance of nine publicly traded companies that McDonald Investments considered to be comparable to MascoTech. These companies are U.S. based automotive suppliers with significant exposure to the original equipment manufacturer market, each with an equity market capitalization of less than $1.1 billion. This group of companies was chosen because of MascoTech's significant exposure to this sector. The comparable companies included:

- ArvinMeritor, Inc.                                   - Simpson Industries, Inc.
- BorgWarner Inc.                                      - Intermet Corporation
- Modine Manufacturing Company                         - Hayes Lemmerz International, Inc.
- Tower Automotive, Inc.                               - Superior Industries International, Inc.
- American Axle & Manufacturing Holdings, Inc.

     McDonald Investments calculated the ratio of each comparable company's enterprise value to that company's sales, EBIT, EBITDA and invested capital for its latest twelve months. McDonald Investments then applied the median of each of those ratios to MascoTech's sales, EBIT, EBITDA and invested capital for the latest twelve months to calculate implied prices per share for MascoTech's common stock. These calculations resulted in an implied price per share of $7.99 for invested capital (implied prices per share for sales, EBIT and EBITDA were not meaningful due to higher leverage at MascoTech and resulted in implied prices per share ranging from ($3.98) to ($1.98). In addition, McDonald Investments calculated the ratio of stock prices of each comparable company to that company's earnings per share for the latest twelve months and projected earnings per share for calendar year 2000. McDonald Investments then applied the median of that ratio to MascoTech's projected earnings per share for calendar year 2000 to calculate the implied price per share for MascoTech's common stock. These calculations resulted in an implied price per share of $14.71. Based on these calculations, McDonald Investments determined an implied average price per share of $11.35. The following table sets forth the results of these analyses:

                                                                  MEDIAN       IMPLIED       IMPLIED
                                                                COMPARABLE    ENTERPRISE    PRICE PER
                COMPARABLE PUBLIC COMPANIES                      MULTIPLE       VALUE         SHARE
                ---------------------------                     ----------    ----------    ---------
Multiple of Sales...........................................       0.6x        $1,025.2          NM
Multiple of EBIT............................................       5.5x         1,210.4          NM
Multiple of EBITDA..........................................       4.0x         1,209.6          NM
Multiple of Invested Capital................................       0.9x         1,589.3      $ 7.99
Multiple of 2000 Projected EPS..............................       5.7x         1,905.8       14.71
AVERAGE.....................................................                   $1,388.1      $11.35

-------------------------
NM=Not Meaningful

     No company utilized in the comparable public company analysis is identical to MascoTech. McDonald Investments made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either MascoTech or Riverside. Mathematical analysis (such as determining the mean, median or average) is not itself a meaningful method of using publicly traded comparable company data.

     Discounted Cash Flow/Economic Profit Analysis. McDonald Investments analyzed various financial projections prepared by the management of MascoTech for the years 2000 through 2004 and performed a discounted cash flow analysis of MascoTech based on these projections. A discounted cash flow analysis is a methodology used to derive a valuation of a corporate entity by discounting to the present its future expected cash flows. The discounted cash flow analysis was conducted by estimating MascoTech's weighted average cost of capital at 12.6%. McDonald Investments estimated MascoTech's weighted average cost of capital by performing analyses consistent with the Capital Asset Pricing Model. In its analyses McDonald Investments applied the median unlevered beta of 0.94 for the automotive comparable group (this group consists of those companies specified in the Comparable Public Company Analysis) and a median target debt to capital ratio of 30%. Using 12.6% as the estimate of cost of capital, McDonald

Investments calculated the present value of free cash flows for each of the 2000 through 2004 years and the present value of the terminal value of MascoTech (the calculated value of MascoTech at the end of the projection period). McDonald Investments calculated the terminal value in year 2004 based upon a perpetual growth rate of 1.0%. McDonald Investments then calculated the enterprise value of MascoTech by adding together the present values of free cash flows for each of 2000 through 2004 and the present value of the terminal value of MascoTech. McDonald Investments then subtracted the net debt of MascoTech and added the equity interests (other than Saturn stock) of MascoTech's affiliates to be disposed of to arrive at MascoTech's equity value. Through these calculations, McDonald Investments determined that the implied value per share of MascoTech's common stock equaled $12.90.

     McDonald Investments also conducted an economic profit analysis of MascoTech. An economic profit analysis is a valuation methodology used to derive a valuation of a corporate entity by discounting to the present its future expected economic profit. McDonald Investments estimated MascoTech's weighted average cost of capital at 12.6%. Using this estimate of cost of capital, McDonald Investments calculated the present value of economic profit for each of the years 2000 through 2004 and the present value of the terminal value of MascoTech. McDonald Investments then calculated the enterprise value of MascoTech (the sum of the present value of the company's economic profit, the present value of the company's terminal value and capital). McDonald Investments then subtracted MascoTech's net debt and added the equity interests (other than Saturn stock) of MascoTech's affiliates to be disposed of to arrive at MascoTech's equity value. Through these calculations, McDonald Investments determined that the implied value per share of MascoTech's common stock equaled $12.90.

     Comparable Merger & Acquisition Analysis. Using all available information, McDonald Investments reviewed transactions in the automotive and transportation equipment industry completed since January 1, 1999 that had enterprise values ranging from $250 million to $2.5 billion. These transactions were chosen based on MascoTech's participation in the automotive and transportation equipment industry, the comparable size of the transactions and the recent period in which the transactions were completed.

                        TARGET                                           ACQUIROR
                        ------                                           --------
United Technologies Corporation (UT Automotive Unit)       Lear Corporation
Mark IV Industries, Inc.                                   BC Partners
TRW Inc. (Lucas Diesel Systems)                            Delphi Automotive Systems Corporation
The Standard Products Company                              Cooper Tire & Rubber Company
Detroit Diesel Corporation                                 DaimlerChrysler AG
Walbro Corporation                                         TI Group PLC
Excel Industries, Inc.                                     Dura Automotive Systems, Inc.
Adwest Western Automotive, Inc.                            Dura Automotive Systems, Inc.
Active Tool & Products Corporation                         Tower Automotive, Inc.
Eaton Corporation (Fluid Power Division)                   BorgWarner Inc.
Mark IV Industries, Inc. (Purolater Filter Unit)           Arvin Industries, Inc.
Invensys Plc (Siebe Automotive)                            Cooper Tire & Rubber Company

     For each of the transactions that it reviewed, McDonald Investments calculated the ratio of the enterprise value of the transaction to the target company's latest twelve month sales, EBIT and EBITDA. McDonald Investments applied the median of these transaction multiples to MascoTech's sales, EBIT and EBITDA, which resulted in an average implied price per share of MascoTech common stock of $13.87.

                                                    MEDIAN       IMPLIED      IMPLIED
                                                  TRANSACTION   ENTERPRISE   PRICE PER
           COMPARABLE M&A TRANSACTION              MULTIPLE       VALUE        SHARE
           --------------------------             -----------   ----------   ---------
Multiple of Sales...............................      0.8x       $1,354.6     $ 3.02
Multiple of EBIT................................     10.4x        2,312.8      23.35
Multiple of EBITDA..............................      6.4x        1,931.1      15.25
AVERAGE.........................................                 $1,866.2     $13.87

     Sum-of-the-Parts Analysis. McDonald Investments estimated the value of MascoTech by calculating the implied value of its different business segments and then added these values to arrive at a value for the consolidated entity. To calculate the implied value of MascoTech's different business segments, McDonald Investments utilized valuation techniques employed under comparable public company analysis and discounted cash flow and economic profit analysis.

     These valuation techniques required McDonald Investments to compare the financial performance of each of MascoTech's business segments to the financial performance of companies comparable to those segments and to estimate the weighted average cost of capital for MascoTech's business segments by utilizing analyses consistent with the Capital Asset Pricing Model. McDonald Investments determined that the following companies were comparable to MascoTech's distinct business segments and used these companies to calculate the value of each segment.

FORMING SEGMENT

ArvinMeritor, Inc.
Borg Warner Inc.
Modine Manufacturing Company
Simpson Industries, Inc.
Intermet Corporation
Hayes Lemmerz International, Inc.
Tower Automotive, Inc.
American Axle & Manufacturing Holdings, Inc.
Superior Industries International, Inc.
TOWING SEGMENT

Miller Industries, Inc.
Lund International Holdings, Inc.
Edelbrock Corporation
SPECIALTY SEGMENT

Milacron Inc.
Kennametal Inc.
UNOVA, Inc.
Regal-Beloit Corporation
The L.S. Starrett Company
FASTENER SEGMENT

SPS Technologies, Inc.
Barnes Group Inc.
Penn Engineering & Manufacturing Corp.
The Fairchild Corporation
Transtechnology Corporation
PACKAGING SEGMENT

Worthington Industries, Inc.
AptarGroup, Inc.
Chicago Bridge & Iron Company N.V.
Chart Industries, Inc.

     These calculations resulted in an average implied price per share of MascoTech common stock of $7.98 and $15.94 under the comparable public company analysis and discounted cash flow and economic profit analyses, respectively.

                                                            IMPLIED
                                                           ENTERPRISE        IMPLIED
             COMPARABLE PUBLIC COMPANIES                     VALUE       PRICE PER SHARE
             ---------------------------                   ----------    ---------------
Multiple of Sales....................................       $1,178.1             NM
Multiple of EBIT.....................................        1,565.2         $ 7.49
Multiple of EBITDA...................................        1,499.0           6.08
Multiple of Invested Capital.........................        1,700.8          10.36
AVERAGE..............................................       $1,485.8         $ 7.98

-------------------------
NM = Not Meaningful

                                                          IMPLIED
                                                         ENTERPRISE          IMPLIED
        DISCOUNTED CASH FLOW/ECONOMIC PROFIT               VALUE         PRICE PER SHARE
        ------------------------------------             ----------      ---------------
Base Case............................................     $1,961.2           $15.89
Sensitivity Analysis -- High.........................      2,056.1            17.90
Sensitivity Analysis -- Low..........................      1,874.2            14.04
AVERAGE..............................................     $1,963.8           $15.94

     Leveraged Buyout Analysis. McDonald Investments performed a leveraged buyout analysis of MascoTech as a means of establishing the value of MascoTech assuming its sale to a typical financial buyer. A leveraged buyout involves the acquisition or recapitalization of a company financed primarily by incurring indebtedness that is serviced by the operating cash flow of the company after the leveraged buyout. McDonald Investments analyzed a scenario, using both management's projections and research estimates, whereby MascoTech's common stock would be purchased by a financial buyer at a price resulting in a rate of return of 30-35% for equity investors, 19-21% for subordinated debt investors and 22-29% for preferred equity investors. The scenario assumed that senior debt and total debt of the company would not exceed 3.75 times and 4.75 times EBITDA, respectively. McDonald Investments determined these rates of return and leverage multiples based on its experience with similar transactions. These rates of return and leverage multiples were based on the maximum amount of senior debt that McDonald Investments believed a company could then currently borrow and the maximum amount of equity that McDonald Investments believed an investor would invest based on required returns. This analysis implied an equity price of $16.75 per share.

     Conclusion. The summary set forth above describes the principal elements of the presentation made by McDonald Investments to the special committee on August 1, 2000. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the opinion is not readily susceptible to summary description. Each of the analyses conducted by McDonald Investments was carried out in order to provide a different perspective on the recapitalization merger and add to the total mix of information available. McDonald Investments did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, McDonald Investments considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. Except as indicated above, McDonald Investments did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, McDonald Investments believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, McDonald Investments made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by McDonald Investments are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

     Miscellaneous. Under the terms of the engagement letter dated December 28, 1999, the special committee of the board of directors of MascoTech agreed to cause MascoTech to pay McDonald Investments an advisory fee of $400,000 and an opinion fee of $600,000, which opinion fee was payable when McDonald Investments delivered its fairness opinion to the special committee. The special committee also agreed to cause MascoTech to reimburse McDonald Investments up to $100,000 for reasonable and documented out-of-pocket expenses, and to indemnify McDonald Investments and related persons against liabilities in connection with its engagement, including liabilities under federal securities laws. The terms of the fee arrangement with McDonald Investments were negotiated at arm's-length between the special committee and McDonald Investments.

     In the ordinary course of business, McDonald Investments may actively trade the securities of MascoTech for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

     McDonald Investments, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The special committee selected McDonald Investments based on its experience in transactions similar to the recapitalization merger and its reputation in the brokerage and investment communities.

OPINION OF MASCOTECH'S FINANCIAL ADVISOR

     MascoTech retained Salomon Smith Barney to act as its financial advisor in connection with the proposed recapitalization merger. In connection with its engagement, MascoTech requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, of the consideration to be received in the recapitalization merger by holders of MascoTech common stock (other than Riverside, the continuing stockholders and their respective affiliates). On August 1, 2000, at a meeting of the board of directors held to evaluate the proposed mergers, Salomon Smith Barney delivered to the board of directors an oral opinion (confirmed by delivery of a written opinion dated August 1, 2000) to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of MascoTech common stock (other than Riverside, the continuing stockholders and their respective affiliates).

     In arriving at its opinion, Salomon Smith Barney:

     - reviewed the recapitalization agreement and related documents;

     - held discussions with senior officers, directors and other representatives and advisors of MascoTech concerning the business, operations and prospects of MascoTech;

     - examined publicly available business and financial information relating to MascoTech;

     - examined financial forecasts and other information and data for MascoTech which were provided to or otherwise discussed with Salomon Smith Barney by the management of MascoTech;

     - reviewed the financial terms of the recapitalization merger as described in the recapitalization agreement in relation to, among other things, current and historical market prices and trading volumes of MascoTech common stock, the historical and projected earnings and other operating data of MascoTech, and the financial condition and capitalization of MascoTech;

     - considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the recapitalization merger;

     - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of MascoTech; and

     - conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data that it reviewed or considered. The management of MascoTech advised Salomon Smith Barney that the financial forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of MascoTech as to the future financial performance of MascoTech. Salomon Smith Barney also assumed, with MascoTech's consent, that the equity investment dispositions (excluding MascoTech's Saturn stock) which MascoTech will be required to consummate as a condition to the recapitalization merger would be effected in all material respects in accordance with the terms contemplated by the recapitalization agreement and related documents. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of MascoTech, and did not make any physical inspection of the properties or assets of MascoTech.

     In connection with its engagement, Salomon Smith Barney was requested to approach, and held discussions with, third parties to solicit indications of interest in the possible acquisition of MascoTech. Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the recapitalization merger as compared to any alternative business strategies that might exist for MascoTech or the effect of any other transaction in which MascoTech might engage. Salomon Smith Barney's opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion. Although Salomon Smith Barney evaluated the fairness of the merger consideration in the recapitalization merger from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiation between MascoTech and Riverside. MascoTech imposed no limitations or other instructions on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     THE FULL TEXT OF SALOMON SMITH BARNEY'S WRITTEN OPINION DATED AUGUST 1, 2000, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX F AND IS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. SALOMON SMITH BARNEY'S OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT RELATE TO ANY OTHER ASPECT OF THE RECAPITALIZATION MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED MERGERS.

     In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of MascoTech. No company, transaction or business used in those analyses as a comparison is identical to MascoTech or the proposed recapitalization merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

     A copy of Salomon Smith Barney's written presentation to the board of directors has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed by MascoTech with the SEC and will be available for inspection and copying at the principal executive offices of MascoTech during regular business hours by any interested stockholder of MascoTech or any representative of such stockholder who has been so designated in writing and may be inspected and copied at the office of, and obtained by mail from, the SEC. The SEC maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including MascoTech, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can find a copy of the written presentation and exhibits can be viewed on that site. If you would like to request any of these documents, please see "Where You Can Find More Information."

     Salomon Smith Barney's opinion and analyses were only one of many factors considered by the board of directors in its evaluation of the recapitalization merger and should not be viewed as determinative of the views of the board of directors, special committee or management with respect to the recapitalization merger or the merger consideration.

     The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated August 1, 2000. For purposes of the financial analyses and its opinion described below, Salomon Smith Barney evaluated the merger consideration both before and after taking into account the additional consideration potentially payable to holders of MascoTech common stock in the recapitalization merger from the disposition of MascoTech's Saturn stock. In its evaluation of the Saturn stock, Salomon Smith Barney assumed all of MascoTech's Saturn stock was sold at a price per share equal to the midpoint of the initial public offering price set forth in Saturn's registration statement on Form S-1 filed with the SEC on July 24, 2000. On August 11, 2000, Saturn announced that it had withdrawn its proposed initial public offering.

     Selected Companies Analysis.

     Salomon Smith Barney performed a selected companies analysis in order to derive an implied equity reference range for MascoTech by analyzing the market values and trading multiples of other publicly traded companies in MascoTech's industry. Using publicly available information, Salomon Smith Barney analyzed the market values and trading multiples of selected publicly traded companies in the automotive supplier industry, which is the principal industry in which MascoTech operates, with particular focus on metal and related automotive component manufacturing companies with annual revenue of $3.0 billion or less and equity market capitalization of $1.0 billion or less. Based on these characteristics, Salomon Smith Barney selected the following nine publicly traded companies in the automotive supplier industry:

     - Amcast Industrial Corporation
     - American Axle & Manufacturing Holdings, Inc.
     - BorgWarner Inc.
     - Dura Automotive Systems, Inc.
     - Hayes Lemmerz International, Inc.
     - Intermet Corporation
     - Simpson Industries, Inc.
     - Superior Industries International, Inc.
     - Tower Automotive, Inc.

     All multiples were based on closing stock prices on July 28, 2000. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for MascoTech were based on internal estimates of the management of MascoTech and publicly available research analysts' estimates. Salomon Smith Barney compared firm values of MascoTech and the selected companies as a multiple of latest 12 months earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and earnings before interest and taxes, commonly referred to as EBIT. Salomon Smith Barney also compared market values of MascoTech and the selected companies as a multiple of estimated calendar years 2000 and 2001 earnings per share. Salomon Smith Barney then applied a range of selected multiples derived from the selected companies of latest 12 months EBITDA and EBIT and estimated calendar years 2000 and 2001 earnings per share to corresponding financial data of MascoTech in order to derive an implied equity reference range for MascoTech. This analysis resulted in the following implied per share equity reference range for MascoTech, as compared to the merger consideration before taking into account the disposition of MascoTech's Saturn stock and the approximate merger consideration after taking into account the disposition of all of MascoTech's Saturn stock assuming that the price of the Saturn stock was determined in the manner discussed above:

                                   PER SHARE                  APPROXIMATE PER SHARE
  IMPLIED PER SHARE          MERGER CONSIDERATION              MERGER CONSIDERATION
EQUITY REFERENCE RANGE  BEFORE SATURN STOCK DISPOSITION   AFTER SATURN STOCK DISPOSITION
----------------------  -------------------------------   ------------------------------
   $6.00 to $12.00                  $16.90                            $18.10

     Selected Companies Plus Premium Analysis.

     Salomon Smith Barney also performed a selected companies plus premium analysis in order to derive an implied equity reference range for MascoTech after applying a 30% to 40% change of control premium (which reflects the mean and median premiums paid in 75 merger and acquisitions transactions effected since January 1, 1999 with transaction values of between $1.5 billion and $2.5 billion based on the target company's closing stock price one day prior to public announcement of the transaction) to the aggregate equity reference range implied in the "Selected Companies Analysis" described above. This analysis resulted in the following implied per share equity reference range for MascoTech, as compared to the merger consideration before taking into account the disposition of MascoTech's Saturn stock and the approximate merger consideration after taking into account the disposition of all of MascoTech's Saturn stock assuming that the price of the Saturn stock was determined in the manner discussed above:

                                   PER SHARE                  APPROXIMATE PER SHARE
  IMPLIED PER SHARE          MERGER CONSIDERATION              MERGER CONSIDERATION
EQUITY REFERENCE RANGE  BEFORE SATURN STOCK DISPOSITION   AFTER SATURN STOCK DISPOSITION
----------------------  -------------------------------   ------------------------------
   $7.80 to $16.80                  $16.90                            $18.10

     Precedent Transactions Analysis.

     Salomon Smith Barney performed a precedent transactions analysis in order to derive an implied equity reference range for MascoTech by analyzing the prices paid or proposed to be paid in merger and acquisition transactions involving other companies in MascoTech's industry. Using publicly available information, Salomon Smith Barney reviewed the implied transaction value multiples paid or proposed to be paid in selected merger and acquisition transactions in the automotive supplier industry, which is the principal industry in which MascoTech operates, with particular focus on transactions effected since January 1, 1999 (excluding mergers of equals transactions) involving metal and related automotive component manufacturing companies. Based on these characteristics, Salomon Smith Barney selected the following 23 transactions in the automotive supplier industry:

                  ACQUIROR                                          TARGET
                  --------                                          ------
- Exide Corporation                              GNB Technologies, Inc.
- Tower Automotive, Inc.                         Dr. Meleghy GmgH & Co. KG
- Dana Corporation                               Invensys plc-- Australian axle & stamping
                                                 division
- Management/Saw Mill Capital Fund II, L.P.      Jason Inc.
- CVC Capital Partners                           Invensys plc-- automotive sealing systems
                                                 division
- BC Partners Ltd.                               Mark IV Industries, Inc.
- Exide Corporation                              GNB Technologies, Inc.
- The Carlyle Group                              Tritech Precision Inc.
- Trelleborg AB                                  Invensys plc-- automotive anti-vibration
                                                 business
- Management                                     Transportation Technologies Industries, Inc.
- Delphi Automotive Systems Corporation          TRW Inc.-- Lucas Diesel Systems business
- Aurora Capital Group                           Autocam Corporation

                  ACQUIROR                                          TARGET
                  --------                                          ------
- BorgWarner Inc.                                Eaton Corporation -- fluid power division
- Cooper Tire & Rubber Company                   Standard Products Company
- Kelso & Company                                Citation Corporation
- Tower Automotive, Inc.                         Active Tool & Manufacturing Company, Inc.
- TI Group plc                                   Walbro Corporation
- Carreras, Kestner & Co., L.L.C.                Hilite Industries, Inc.
- Hidden Creek Industries Inc.                   J.L. French Automotive Castings, Inc.
- American Axle & Manufacturing Holdings,        MSP Industries Corporation
  Inc.
- American Axle & Manufacturing Holdings,        Colfor Manufacturing, Inc.
  Inc.
- Dura Automotive Systems, Inc.                  Adwest Automotive plc
- Dura Automotive Systems, Inc.                  Excel Industries, Inc.
- Meritor Automotive, Inc.                       Volvo Truck Corporation -- heavy truck axle
                                                   manufacturing division

     Salomon Smith Barney compared firm values in the selected transactions as a multiple of latest 12 months EBITDA and EBIT. All multiples were based on publicly available financial information for the selected transactions. Salomon Smith Barney then applied a range of selected multiples derived from the selected transactions of latest 12 months EBITDA and EBIT to corresponding financial data for MascoTech in order to derive an implied equity reference range for MascoTech. This analysis resulted in the following implied per share equity reference range for MascoTech, as compared to the merger consideration before taking into account the disposition of MascoTech's Saturn stock and the approximate merger consideration after taking into account the disposition of all of MascoTech's Saturn stock assuming that the price of the Saturn stock was determined in the manner discussed above:

                                   PER SHARE                  APPROXIMATE PER SHARE
  IMPLIED PER SHARE          MERGER CONSIDERATION              MERGER CONSIDERATION
EQUITY REFERENCE RANGE  BEFORE SATURN STOCK DISPOSITION   AFTER SATURN STOCK DISPOSITION
----------------------  -------------------------------   ------------------------------
   $13.00 to $19.00                 $16.90                            $18.10

     Discounted Cash Flow Analysis.

     Salomon Smith Barney performed a discounted cash flow analysis of MascoTech in order to derive an implied equity reference range for MascoTech if it were to remain an independent company based on the present value of the stand-alone, unlevered, after-tax free cash flows that MascoTech could generate for the second half of fiscal year 2000 and for fiscal years 2001 through 2004, based on internal estimates by MascoTech's management. The range of estimated terminal values for MascoTech was calculated by applying terminal value multiples of 4.0x to 5.0x to MascoTech's estimated calendar year 2004 EBITDA, based generally on the latest 12 months EBITDA trading multiples of selected companies in the automotive supplier industry. The present value of the cash flows and terminal values were calculated using discount rates ranging from 9.0% to 10.0%, based generally on the weighted average cost of capital for selected companies in the automotive supplier industry. This analysis resulted in the following implied per share equity reference range for MascoTech, as compared to the merger consideration before taking into account the disposition of MascoTech's Saturn stock and the approximate merger consideration after taking into account the disposition of all of MascoTech's Saturn stock assuming that the price of the Saturn stock was determined in the manner discussed above:

                                   PER SHARE                  APPROXIMATE PER SHARE
  IMPLIED PER SHARE          MERGER CONSIDERATION              MERGER CONSIDERATION
EQUITY REFERENCE RANGE  BEFORE SATURN STOCK DISPOSITION   AFTER SATURN STOCK DISPOSITION
----------------------  -------------------------------   ------------------------------
   $15.50 to $24.00                 $16.90                            $18.10

     Other Factors.

     In rendering its opinion, Salomon Smith Barney also reviewed and considered other factors, including:

     - historical market prices and trading volumes of MascoTech common stock and the relationship between movements in MascoTech common stock, movements in an index comprised of the common stock of the selected companies and movements in the S&P 500 Index;

     - research analysts' reports for MascoTech; and

     - a review of MascoTech's investments other than Saturn and the proceeds to be received in connection with the disposition of those investments to CVC.

     Miscellaneous.

     Under the terms of its engagement, MascoTech has agreed to pay Salomon Smith Barney for its financial advisory services (including its services regarding strategic alternatives considered by MascoTech) upon completion of the recapitalization merger an aggregate fee of $8.0 million, of which $5.3 million is payable at closing. MascoTech also has agreed to reimburse Salomon Smith Barney for reasonable travel and other expenses incurred by Salomon Smith Barney in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of MascoTech for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates have in the past provided investment banking services to MascoTech unrelated to the proposed merger, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with MascoTech, Riverside and their respective affiliates. CVC is an affiliate of Salomon Smith Barney. See "Special Factors -- Background of the Mergers" and "Other
Agreements -- Stock Purchase Agreement."

     Salomon Smith Barney is an internationally recognized investment banking firm and was selected by MascoTech based on its experience, expertise and familiarity with MascoTech and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

AMOUNT AND SOURCE OF FUNDS AND FINANCING OF THE RECAPITALIZATION MERGER

     MascoTech and Heartland estimate that the total amount of funds required to purchase all of the outstanding common stock of MascoTech, excluding the shares exchanged by the continuing stockholders and restricted stock awards (which are to be exchanged for preferred stock, common stock and restricted stock as provided for in the recapitalization agreement and the exchange and voting agreement), is approximately $607.0 million. MascoTech and Heartland estimate that the total amount of funds required to pay for the common stock, to refinance MascoTech's existing debt that is required to be refinanced as a result of the consummation of the recapitalization agreement and to pay all related fees and expenses is $1.8 billion. The completion of the recapitalization merger is conditioned on obtaining sufficient equity financing from Heartland and the co-investors and debt financing from The Chase Manhattan Bank, Chase Securities Inc. and a syndicate of other banks to finance the recapitalization merger. Riverside has committed to use commercially reasonable efforts to obtain financing sufficient to pay for the outstanding common stock of MascoTech, refinance all of MascoTech's existing debt that is required to be refinanced as a result of the recapitalization merger and to pay all related fees and expenses. However, if such financing cannot be arranged from Chase and alternative sources of financing are not available, the mergers will not be consummated. MascoTech's 4 1/2% convertible subordinated debentures due 2003 will not be refinanced as a part of the recapitalization merger. MascoTech's obligations under the indenture for the debentures will be unaffected by the recapitalization merger. Pursuant to the terms of the debentures, upon consummation of the recapitalization merger, a holder of the debentures will no longer have the right to convert its debentures into common stock of MascoTech but instead will have the right to convert its debentures only into the merger consideration, as if such holder converted its debentures immediately prior to the recapitalization merger. The recapitalization merger will not be completed if MascoTech does not receive $123.8 million from the disposition of non-operating assets to CVC, or other persons. The following table summarizes the estimated sources of and uses for funds and financing in connection with the recapitalization merger:

              SOURCES                                             USES
              -------                                             ----
                                         ($ IN MILLIONS)
New senior credit facilities.......    $1,000.7    Merger consideration(1)............      $607.0
Assumed industrial revenue bonds...        21.5    Existing debt and securitization
                                                   refinanced(2)......................       994.5
4 1/2% convertible subordinated
  debt.............................       305.0    4 1/2% convertible subordinated
                                                   debt...............................       305.0
Accounts receivable
  securitization(3)................       120.0    Restricted stock awards............        62.2
Equity investment sale.............       123.8    Assumed industrial revenue bonds...        21.5
Unvested restricted stock awards...        46.6    Fees & expenses....................        78.9
Cash on hand and other (net).......         1.3
Equity(4)..........................       450.2
                                       --------                                           --------
TOTAL..............................    $2,069.1    TOTAL..............................    $2,069.1
                                       --------                                           --------

-------------------------

(1) Net of stock option proceeds of $25.5 million. Excludes common stock and preferred stock retained by continuing stockholders. Excludes payment of the additional merger consideration from the proceeds of the sale of Saturn. The source of such payment would be the sale of Saturn stock.

(2) Includes existing accounts receivable securitization which will be refinanced.

(3) Off-balance sheet accounting treatment.

(4) Excludes common and preferred equity provided by the continuing stockholders. Includes the vested portion of restricted stock awards.

     Equity Commitments. Heartland and the co-investors delivered commitment letters for equity investments of $435 million in the aggregate. Heartland's commitment is subject only to the satisfaction of the conditions for Riverside's benefit in the recapitalization agreement. The co-investors' commitments are subject to the satisfaction of the conditions for Riverside's benefit in the recapitalization agreement, Heartland making its equity investment and absence of a materially adverse change in the expected sources and uses of funds. These commitment letters also provide for indemnification by Riverside for any damages related to the recapitalization agreement suffered by co-investors.

     Credit Financing. On August 1, 2000, Riverside received an executed commitment letter from Chase under which Chase agreed to provide credit facilities consisting of a $550 million tranche A senior secured term loan facility, a $450 million tranche B senior secured term loan facility, a $300 million senior secured revolving credit facility and a $175 million receivables purchase facility. Up to $1.12 billion of these facilities will be available to finance the recapitalization merger, including refinancing of MascoTech's existing debt and paying related fees and expenses. The remainder of the facilities will be used for general corporate purposes following the recapitalization merger.

     - The tranche A loan and the revolving facility will each mature six and a half years after the closing of the recapitalization merger. The tranche B loan will mature eight years after the closing of the recapitalization merger and the receivables purchase facility will mature five years after the closing of the recapitalization merger.

     - Loans under the tranche A, tranche B and revolving facilities will bear interest at the base rate or at adjusted LIBOR plus, in each case, an applicable margin. Loans under the receivables purchase facility will bear interest at the base rate or at adjusted LIBOR plus, in each case, an applicable margin, or at the commercial paper rate.

     - Loans under these facilities will be secured by all assets of MascoTech and, with limited exceptions, MascoTech's subsidiaries.

     Each of the Chase commitments is subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to each commitment. MascoTech expects that the final terms of these facilities will be materially consistent with the terms set forth in the commitment letter filed as exhibit (b)(1) to the Rule 13e-3 Transaction Statement on Schedule 13E-3, which is incorporated by reference. Heartland does not have any plans or arrangements to refinance or repay the credit facilities to be entered into in connection with the recapitalization merger, other than to make payments to the lenders at maturity and otherwise, in accordance with the credit facilities' terms.

CERTAIN EFFECTS OF THE MERGERS

     Merger with MascoTech Harbor. The subsidiary merger will facilitate the recapitalization merger by repealing a provision of MascoTech's certificate of incorporation which requires a vote of the holders of 95% of the outstanding common stock to approve business combinations, including mergers, involving persons who own 30% or more of the outstanding voting stock of MascoTech. In order to avoid doubt as to whether 95% approval would be required for the recapitalization merger, MascoTech has undertaken to consummate the merger with MascoTech Harbor prior to the recapitalization merger. MascoTech and Riverside will not complete the recapitalization merger if the subsidiary merger is not completed first. The only reason for the subsidiary merger is to repeal the provision in MascoTech's certificate of incorporation, requiring a 95% vote to approve business combinations including mergers, involving persons holding 30% or more of MascoTech common stock in order to facilitate the transactions described in this proxy statement, including the recapitalization merger.

     Recapitalization Merger. The recapitalization merger will result in Heartland, the co-investors, the continuing stockholders and employees holding restricted stock awards owning substantially all of the shares of MascoTech common stock. The recapitalization merger will also have the following effects:

     1. No Participation in Future Growth. If the recapitalization merger is completed, holders of MascoTech common stock (other than the continuing stockholders and holders of the restricted stock awards) will not have the opportunity to participate in the future earnings, profits and growth of MascoTech and will not have the right to vote on corporate matters relating to MascoTech. If the recapitalization merger is completed, Heartland and the co-investors, which will invest in Riverside prior to the recapitalization merger, will own 76% of the outstanding voting stock and will control the business and operations of MascoTech.

     Heartland, the co-investors, the continuing stockholders and employees holding restricted stock awards who will retain equity interests in MascoTech following the recapitalization merger will collectively own substantially all of the interest in the net book value and net earnings of MascoTech and will benefit from any future increase in the value of MascoTech. Similarly, they will bear the risk of any decrease in the value of MascoTech after the recapitalization merger and holders of MascoTech common stock (other than the continuing stockholders and holders of the restricted stock awards) will not face the risk of a decline in the value of MascoTech after the completion of the recapitalization merger.

     2. Reporting Requirements. After the recapitalization merger, MascoTech expects to continue to have Exchange Act reporting requirements because of the number of holders of MascoTech common stock after the recapitalization merger, including the continuing stockholders and the holders of restricted stock awards and because it has public convertible debt outstanding. If and when MascoTech is eligible for termination of its reporting requirements under the Exchange Act, it will likely seek their termination.

     3. Delisting of the Shares of MascoTech Common Stock on the NYSE. The shares of MascoTech common stock are currently listed on the NYSE. If the recapitalization merger is completed, the number of shares of MascoTech common stock that trade publicly will be reduced to zero and MascoTech common stock will be delisted from the NYSE and will not be eligible for listing or trading on any exchange.

     4. Certificate of Incorporation and Bylaws. Immediately after the subsidiary merger and prior to the recapitalization merger, the certificate of incorporation of MascoTech in the form of Exhibit B to the agreement of merger attached to this proxy statement as Annex A will be MascoTech's certificate of incorporation. Immediately after the recapitalization merger, the certificate of incorporation in the form of Exhibit E to the recapitalization agreement attached to this proxy statement as Annex B will be MascoTech's certificate of incorporation and MascoTech's bylaws will be amended as described in Exhibit F to the recapitalization agreement attached to this proxy statement as Annex B.

     5. Directors and Officers. The managers of Riverside immediately prior to the recapitalization merger and two persons designated by the continuing stockholders will be the initial directors of MascoTech after the recapitalization merger. The officers of MascoTech immediately prior to the recapitalization merger will be the officers of MascoTech after the recapitalization merger except that Mr. Hennessey is expected to resign as chief executive officer.

     6. MascoTech's 4 1/2% convertible subordinated debentures due 2003. The
4 1/2% convertible subordinated debentures due 2003 will be unaffected by the mergers. Pursuant to the terms of the debentures, upon consummation of the recapitalization merger, a holder of the debentures will no longer have the right to convert its debentures into common stock of MascoTech but instead will have the right to convert its debentures only into the merger consideration, as if such holder converted its debentures immediately prior to the recapitalization merger.

     Upon completion of the merger, the continuing stockholders and Heartland will have the following percentage interests in MascoTech's net book value (shareholders' equity) and net income, which were approximately $336 million as of June 30, 2000 and approximately $52 million for the six months ended June 30, 2000, respectively:

                                                               NET BOOK VALUE          NET INCOME FOR THE SIX MONTHS
                                PERCENTAGE INTEREST            JUNE 30, 2000*              ENDED JUNE 30, 2000*
                             -------------------------    -------------------------    -----------------------------
                             PRE-MERGER    POST-MERGER    PRE-MERGER    POST-MERGER     PRE-MERGER      POST-MERGER
                             ----------    -----------    ----------    -----------     ----------      -----------
Heartland
  (Riverside)**..........         --          77.5%            --         $260.4             --            $40.3
Masco Corporation........       17.5%          8.8%         $58.8           29.6           $9.1              4.6
Richard A. Manoogian.....        9.8%          2.4%          32.9            8.1           $5.1              1.2
Richard and Jane
  Manoogian Foundation...        2.2%          2.0%           7.4            6.7           $1.1              1.0

-------------------------
* In millions after multiplying pre-merger and post-merger percentages by the respective net book value at June 30, 2000 or net income for the six months ended June 30, 2000.

** Riverside will cease to exist upon the consummation of the recapitalization merger.

SUBSEQUENT DEVELOPMENTS

     In October 2000, MascoTech determined that it was unlikely to obtain $125 million in proceeds from the sale of its non-operating investments (other than the Saturn stock) as a result of refusal to consent to transfer of one of such investments by one of the parties to the agreements relating to such investment. MascoTech entered into discussions with Heartland with respect to a possibility that $125 million in proceeds will not be obtained and, as a result, one of the closing conditions to the recapitalization merger will not be satisfied. MascoTech also entered into discussions with the plaintiffs' counsel in the stockholder litigation challenging the mergers regarding possible settlement of that litigation. As a result of these discussions, on October 23, 2000, the parties amended the recapitalization agreement to provide that any proceeds of the Saturn sale in excess of $55.7 million and less than or equal to $56.7 million will be paid to MascoTech stockholders and optionholders (instead of Heartland effectively retaining these proceeds, as previously provided by the recapitalization agreement) with the result that an additional $1 million might be so paid to the MascoTech stockholders and that the condition to the completion of the recapitalization merger relating to the sale of the non-operating investments (other than Saturn stock) will be reduced to require receipt of $123.8 million instead of $125 million. MascoTech and Heartland further agreed that MascoTech will not be permitted to declare cash dividends (previously MascoTech was permitted by the recapitalization agreement to declare and pay a regular cash dividend not in excess of $0.08 per share). At the same time the parties to the exchange and voting agreement entered into an amendment relating to the exchange of their common stock for the preferred stock and the composition of the MascoTech board after the recapitalization merger.

PLANS FOR MASCOTECH AFTER THE RECAPITALIZATION MERGER

     It is currently expected that the business and operations of MascoTech will be conducted substantially as they are currently being conducted. Heartland does not currently intend for MascoTech to dispose of any material assets or engage in any other extraordinary transaction after the effective time of the recapitalization merger. Heartland will from time to time evaluate strategic acquisitions, dispositions, joint ventures or other similar transactions. Recently, an affiliate of Heartland separately agreed to acquire all of the outstanding stock of Simpson Industries, Inc. as part of Heartland's strategy to assemble companies that can be full service providers of engineered metal products for automotive and industrial customers. MascoTech is not a party to the acquisition agreement and has no right to participate in the Simpson acquisition. Upon completion of the MascoTech recapitalization merger, Heartland plans to consider a range of strategic relationships between Simpson and MascoTech, including a possible business combination.

     Heartland currently intends to appoint Thomas Stallkamp, J. Michael Losh, David I. Margolis, Timothy D. Leuliette and Cynthia L. Hess to the board of directors of MascoTech after the recapitalization merger. Richard Manoogian and Lee Gardner will also serve on the board of directors of MascoTech after the recapitalization merger.

     Heartland intends to manage MascoTech as two independent businesses after the recapitalization merger, each of which will report separately to the board of directors. One business group, the metal forming platform, will include MascoTech's steel forging, powdered metals and fasteners operations. The other business group, the Diversified Industrial Group, will include MascoTech's other businesses, which make towing and related accessory products, gaskets and sealants and other specialized industrial products. Lee Gardner will become the president and chief executive officer of the Diversified Industrial Group. In addition, Heartland will form a committee, to be chaired by Mr. Leuliette, to search for a new chief executive officer of MascoTech. Mr. Manoogian will also serve on the committee. Mr. Leuliette will serve as interim chief executive officer of MascoTech and the metal forming platform until a new chief executive officer is appointed.

     Heartland does not currently contemplate any other material changes in the composition of MascoTech's management or personnel, other than as described in this proxy statement. Heartland is, however, continuing to evaluate MascoTech's business, practices, operations, properties, corporate structure, capitalization, management and personnel and will determine what changes, if any, will be desirable.

CONDUCT OF THE BUSINESS OF MASCOTECH IF THE RECAPITALIZATION MERGER IS NOT COMPLETED

     If the merger is not completed, MascoTech intends to continue to operate its business substantially in the manner it is operated today. From time to time, MascoTech will evaluate and review its business operations, properties, dividend policy and capitalization, and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to maximize stockholder value.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax consequences of the recapitalization merger. This discussion is based upon the provisions of the Internal Revenue Code of

1986, as amended (the "Code"), the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of federal income taxation that may be relevant to a stockholder in light of the stockholder's particular circumstances or to those MascoTech stockholders subject to special rules, such as stockholders who are not citizens or residents of the United States, financial institutions or broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, foreign corporations, stockholders who acquired their MascoTech common stock through the exercise of options or similar derivative securities or otherwise as compensation or stockholders who hold their MascoTech common stock as part of a straddle or conversion transaction. This discussion assumes that MascoTech stockholders hold their respective MascoTech shares as capital assets within the meaning of
Section 1221 of the Code. This discussion also does not address the U.S. federal income tax consequences to holders of restricted stock awards or options on MascoTech common stock. No ruling from the Internal Revenue Service will be applied for with respect to the federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

     We intend this discussion to provide only a summary of the material federal income tax consequences of the recapitalization merger. We do not intend it to be a complete analysis or description of all potential federal income tax consequences of the recapitalization merger. In addition, we do not address tax consequences that may vary with, or are contingent upon, individual circumstances. We also do not address any non-income tax or any foreign, state or local tax consequences of the recapitalization merger. Accordingly, we strongly urge you to consult your tax advisor to determine your particular U.S. federal, state, local or foreign income or other tax consequences resulting from the recapitalization merger, with respect to your individual circumstances.

     Federal Income Tax Consequences to MascoTech Stockholders Other Than the Continuing Stockholders

     The disposition of MascoTech common stock pursuant to the recapitalization merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a beneficial owner of shares of MascoTech common stock will recognize capital gain or loss in an amount equal to the difference between (i) the amount realized in the recapitalization merger and
(ii) such beneficial owner's adjusted tax basis in the shares of common stock surrendered in the recapitalization merger. Under the Code, an owner's amount realized equals the amount of cash received plus the fair market value of other property received, which, in the event MascoTech does not receive all proceeds from the disposition of Saturn stock at or before the completion of the recapitalization merger, will include a beneficial owner's right to receive a share of the net proceeds, received by MascoTech subsequent to the completion of the recapitalization merger, from a disposition of Saturn stock. A beneficial owner's adjusted tax basis in the shares of common stock generally will equal the beneficial owner's purchase price for such shares of common stock. Gain or loss must be determined separately for each block of common stock (i.e., common stock acquired at the same cost in a single transaction) surrendered in the recapitalization merger. The value of a right of a beneficial owner to receive a share of the net proceeds from a disposition of Saturn stock may depend, among other things, upon the expected proceeds of disposition(s) of Saturn stock and the expected timing of such disposition(s).

     Net capital gain recognized by non-corporate taxpayers from the sale of property held more than one year will generally be taxed at a rate not to exceed 20% for U.S. federal income tax purposes. Net capital gain from property held for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income.

     If a beneficial owner receives a payment with respect to a right to receive a share of the net proceeds from a disposition of Saturn stock, if any, more than six months after the recapitalization merger, the payment would be considered a "deferred payment" under Section 483 of the Code, with the result that a portion of the payment received by such beneficial owner would be considered the payment of interest (which is taxable as ordinary income) for U.S. federal income tax purposes in accordance with such beneficial owner's regular method of accounting for U.S. federal income tax purposes. The remaining proceeds would be considered a repayment of principal. If the total amount of the payment(s) received by a beneficial owner, with respect to a right to receive a share of the net proceeds from a disposition of Saturn stock, that are treated as principal repayments differs from the value of such right included in such beneficial owner's amount realized at the time of the recapitalization merger, then any excess would be recognized as a capital gain and any shortfall would be recognized as a capital loss.

     BENEFICIAL OWNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE APPLICATION TO THEIR OWN PARTICULAR CIRCUMSTANCES OF THE RULES RELATING TO THE TAXATION OF A RIGHT TO RECEIVE A SHARE OF THE NET PROCEEDS FROM A DISPOSITION OF SATURN STOCK, INCLUDING THE RULES RELATING TO DEFERRED PAYMENTS.

     Payments in connection with the recapitalization merger may be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of common stock:

     - comes within certain exempt categories (generally including corporations, financial institutions and certain foreign individuals) under backup withholding rules; or

     - provides the payor of such payments with the beneficial owner's correct taxpayer identification number on Form W-9 and certifies under penalty of perjury that such number is correct and that such beneficial owner is not subject to backup withholding.

     Backup withholding is not an additional tax but merely an advance payment; any amounts so withheld may be credited against the U.S. federal income tax liability of the beneficial owner subject to the withholding and may be refunded to the extent it results in an overpayment of tax. Each beneficial owner of common stock should consult its own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining this exemption.

     Federal Income Tax Consequences to MascoTech. MascoTech will not recognize any gain or loss for federal income tax purposes as a result of the recapitalization merger. MascoTech will recognize gain or loss, as the case may be, for federal income tax purposes as a result of the disposition of its non-operating assets, including Saturn stock.

     Federal Income Tax Consequences to Riverside and Heartland. Neither Riverside nor Heartland will recognize any gain or loss for federal income tax purposes as a result of the recapitalization merger.

     Federal Income Tax Consequences to the Continuing Stockholders. With respect to shares of MascoTech common stock that are converted into cash in the recapitalization merger, Richard A. Manoogian and Masco Corporation expect to have the same U.S. federal income tax consequences from the recapitalization merger as the consequences for MascoTech stockholders that are not continuing shareholders. See the information contained in the section of the Proxy Statement entitled "Special Factors -- Material Federal Income Tax Consequences." Masco Corporation may also recognize a taxable gain on the shares of MascoTech common stock for which it receives MascoTech preferred stock in the recapitalization merger.

     It is expected that Mr. Manoogian will be subject to ordinary income tax on the spread (i.e., the difference between the transaction consideration and the option exercise price) in connection with the cancellation of his options to purchase MascoTech common stock for cash. It is expected that the conversion of unvested restricted shares of MascoTech common stock held by Mr. Manoogian into unvested restricted shares is not a tax event, but Mr. Manoogian will be subject to income tax at the time such shares vest. It is expected that the conversion of the restricted shares held by Mr. Manoogian into vested shares will be a tax event.

     Richard A. Manoogian and Masco Corporation will also retain some shares of MascoTech common stock.

     Richard and Jane Manoogian Foundation is a tax-exempt entity.

REGULATORY MATTERS

     Recapitalization Agreement. We do not believe any material regulatory approvals are required to permit completion of the mergers from the U.S. regulatory authorities, including the antitrust authorities.

     Equity Investment Disposition -- U.S. Antitrust. Under the Hart-Scott-Rodino Act and the related rules, the disposition of the equity investments to CVC may not be completed until CVC and the subject companies notify and furnish information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. In connection with the disposition of equity investments by MascoTech to CVC, on August 15, 2000, CVC filed with the Federal Trade Commission and the Antitrust Division the required notification and report forms under the Hart-Scott-Rodino Act. Early terminations of the applicable waiting periods under the Hart-Scott-Rodino Act were granted on August 30, 2000 and September 28, 2000.

     Other Laws. MascoTech conducts operations in a number of other jurisdictions where regulatory filings, notifications or approvals with applicable commissions and other authorities may be required or advisable in connection with completion of the recapitalization merger. MascoTech currently is in the process of reviewing whether other filings or approvals may be required or desirable in these other jurisdictions. We recognize that some of these filings may not be completed before the closing, and that some of these approvals, which are not required to be obtained prior to the closing, may also not be obtained before the closing.

ACCOUNTING TREATMENT OF THE RECAPITALIZATION MERGER

     The recapitalization merger is to be treated as a recapitalization under generally accepted accounting principles. Accordingly, no adjustment of assets or liabilities will occur and the payment for shares of common stock in the recapitalization merger will be treated as a treasury stock transaction.

STOCKHOLDER LITIGATION CHALLENGING THE MERGERS

     On August 2, 2000, Caroline Weisz, James Safran, Crandon Capital Partners LP and Michael Gilbert and on August 4, 2000, Michael Schieta each filed purported stockholder class action lawsuits against MascoTech, each of MascoTech's directors and Masco Corporation in the Delaware Court of Chancery on behalf of MascoTech's unaffiliated stockholders. The lawsuits, while not identical, allege, among other things, that (1) the directors breached their fiduciary duties to MascoTech's stockholders through an unfair process of negotiating the recapitalization agreement and unfair and inadequate consideration and (2) Heartland and the continuing stockholders unfairly possessed non-public information when negotiating the recapitalization agreement. The lawsuits further allege that these actions by MascoTech prevented or could prevent the stockholders of MascoTech from realizing the full and fair value of their stock. The lawsuits seek certification as a class, declaration that the defendants have breached their fiduciary duties, injunctive relief and damages. On October 22, 2000, the parties to these lawsuits reached an agreement in principle concerning the terms of a proposed settlement of these lawsuits, subject to certain conditions. In connection with a proposed settlement, (a) MascoTech and Riverside agreed to amend the recapitalization agreement to provide, among other things, that any proceeds of the disposition of the Saturn stock exceeding $55.7 million and equal to or less than $56.7 million will be distributed to the MascoTech stockholders (in lieu of Heartland effectively retaining any such proceeds), (b) the special committee agreed that, as members of the adjustment committee after the recapitalization merger, they will continue to have fiduciary duties as directors of the Delaware corporation to the stockholders of MascoTech entitled to receive any proceeds of the sale of the Saturn stock, (c) the special committee agreed that the plaintiffs' counsel will from time to time receive reports from the advisors to the adjustment committee regarding such sale and (d) MascoTech agreed to provide plaintiffs' counsel with an opportunity to review and comment upon the disclosure to be provided to MascoTech stockholders in this proxy statement. The proposed settlement is subject to a number of conditions, including confirmatory discovery by plaintiffs' counsel, approval of the proposed settlement by the Delaware Court of Chancery and consummation of the recapitalization merger. If the proposed settlement is approved by the Court of Chancery and the other conditions are satisfied, the Court of Chancery will certify a non-opt out class of MascoTech stockholders, all of these lawsuits will be dismissed with prejudice and MascoTech, the MascoTech directors, Masco Corporation and their respective officers, directors, employees and agents will receive a release for all claims that were or could have been asserted in these lawsuits.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGERS

     In considering the recommendations of MascoTech's special committee and the board of directors with respect to the agreement of merger, the recapitalization agreement and the related mergers, MascoTech stockholders should be aware that certain directors and members of management of MascoTech and Masco Corporation have interests in the mergers that are different from, or in addition to, their interests as MascoTech stockholders generally. The names and titles of the individuals who are directors and/or executive officers of MascoTech and who are known to have these additional interests are listed below. MascoTech's special committee and the board of directors were aware of these interests and considered them, among other matters, in approving the mergers.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     Richard A. Manoogian. Mr. Manoogian is a member of the advisory board of Heartland. See "Identities and Backgrounds of Riverside and Heartland -- Masco Capital Corporation; Advisory Committee." Mr. Manoogian is the chairman of the boards of directors of MascoTech and Masco Corporation as well as the chief executive officer of Masco Corporation. For three years after the recapitalization merger, Mr. Manoogian will be a consultant to MascoTech to the extent his services are requested by MascoTech. Mr. Manoogian and the Foundation affiliated with him have entered into an exchange and voting agreement with Riverside relating to their retention of equity interests in MascoTech after the recapitalization merger. See "Other Agreements -- Exchange and Voting Agreement."

     John A. Morgan. Mr. Morgan is a director of MascoTech and Masco Corporation. On July 26, 2000, MascoTech entered into an agreement to pay Morgan, Lewis, Githens & Ahn, Inc. a fee of $4 million upon completion of the recapitalization merger for its services as financial advisor to MascoTech in connection with the recapitalization merger and other related financial advisory services. Mr. Morgan is a managing director of Morgan, Lewis, Githens & Ahn, Inc.

     Frank M. Hennessey. Mr. Hennessey is a director and the vice chairman of the board of directors and also the chief executive officer of MascoTech. Mr. Hennessey also receives from Masco Corporation an annual salary of $100,000 plus a bonus opportunity of up to $50,000 and participates in Masco Corporation benefit and incentive arrangements. Mr. Hennessey expects to resign from his positions with MascoTech while continuing in his employment with Masco Corporation after the recapitalization merger.

     Prior to the consummation of the recapitalization merger MascoTech expects to enter into an agreement with Frank M. Hennessey, MascoTech's Vice Chairman and Chief Executive Officer, to serve as a consultant to MascoTech through December 31, 2003 for an annual payment of $500,000. Such payments would also be in consideration of Mr. Hennessey's agreement not to engage in certain activities that would compete with MascoTech.

     Lee M. Gardner. Prior to the consummation of the recapitalization merger MascoTech expects to enter into an employment/consulting agreement with Lee M. Gardner, MascoTech's President and Chief Operating Officer, to serve at his current rate of base pay plus a bonus which would equal at least 50% of his base pay. The agreement would be terminable by either party generally on 60 days notice. At such time as Mr. Gardner ceases his employment, he would be paid a stay bonus of $1,500,000 upon his execution of a release in favor of MascoTech and he would continue for three years to be available as a consultant to MascoTech for an aggregate of $1,725,000 payable over three years which would accelerate and become payable on a present value basis upon a subsequent change in control. Such payments would also be in consideration of Mr. Gardner's agreeing not to engage in certain activities that would compete with MascoTech. Mr. Gardner would be entitled to continuation of health benefits under certain circumstances, and his supplemental executive retirement benefits would also be increased.

     Timothy Wadhams. Prior to the consummation of the recapitalization merger MascoTech expects to enter into an employment/consulting agreement with Timothy Wadhams, MascoTech's Executive Vice President -- Finance and Administration, to serve at his current rate of base pay plus a bonus which would equal at least 50% of his base pay. The agreement would be terminable by either party generally on

60 days notice. At such time as Mr. Wadhams ceases his employment, he would be paid a stay bonus of $1,200,000 upon his execution of a release in favor of MascoTech and he would continue for three years to be available as a consultant to MascoTech for an aggregate of $1,150,000 payable over three years which would accelerate and become payable on a present value basis upon a subsequent change in control. Such payments would also be in consideration of Mr. Wadhams's agreeing not to engage in certain activities that would compete with MascoTech. Mr. Wadhams would be entitled to continuation of health benefits under certain circumstances, and his supplemental executive retirement benefits would also be increased.

     The agreements with Messrs. Hennessey, Gardner and Wadhams have not been finalized but MascoTech expects that the agreements will not contain any terms materially inconsistent with the terms described above.

     Designation of Directors. Heartland and the co-investors will agree to vote for the election of one designee of Masco Corporation to the MascoTech board of directors following the recapitalization merger. Mr. Manoogian is expected to be elected as a director of MascoTech after the recapitalization merger.

SATURN STOCK DISPOSITION

     MascoTech has created the adjustment committee, consisting of current members of the special committee (Peter A. Dow, Roger T. Fridholm, William K. Howenstein and Helmut F. Stern), which has control of the disposition of the stock of Saturn as well as the distribution of the amounts to be paid out to the stockholders (including holders of restricted stock awards and the continuing stockholders) and holders of eligible options from the net proceeds of the disposition of Saturn stock, in accordance with the terms of the recapitalization agreement. As of July 31, 2000, MascoTech held approximately 36.3% of the outstanding Saturn common stock. Prior to the recapitalization merger, MascoTech will transfer to a wholly owned subsidiary the Saturn stock it has not sold. After the recapitalization merger, the members of the adjustment committee will become directors of this subsidiary of MascoTech which will hold all of the Saturn stock and each of them will be entitled to a cash fee per meeting which will not exceed the amounts paid to them as members of the MascoTech board. See "The Recapitalization Agreement -- Consideration in the Recapitalization Merger -- Saturn Stock Disposition."

     MascoTech will indemnify the members of the adjustment committee for a period of six years after the consummation of the disposition of all Saturn stock to the same extent described below. The indemnification and insurance provided will be comparable to that described on page 57 below.

     William T. Anderson, an executive officer of MascoTech, is a director of Saturn.

EXCHANGE AND VOTING AGREEMENT

     Pursuant to the exchange and voting agreement and the recapitalization merger, the continuing stockholders will retain some of their equity interests in MascoTech, unlike the other stockholders of MascoTech other than holders of restricted stock awards. Prior to the recapitalization merger, the continuing stockholders will exchange a portion of their MascoTech common stock for preferred stock of MascoTech. Mr. Manoogian and the Foundation will exchange some of their common stock for class A preferred stock. Masco Corporation will exchange some of its common stock for class A preferred stock and class B preferred stock. In the recapitalization merger, the class A preferred stock will be converted into MascoTech common stock and the class B preferred stock will be converted into MascoTech common stock and preferred stock. After the recapitalization merger, Mr. Manoogian and the Foundation will hold approximately 4.4% of MascoTech common stock as a result of the conversion of the class A preferred stock in the recapitalization merger into MascoTech common stock and Masco Corporation will hold approximately 9.3% of MascoTech common stock and all of the preferred stock of MascoTech with a liquidation value of $36,100,100 as a result of the conversion of the class A preferred stock and the class B preferred stock in the recapitalization merger.

     The continuing stockholders have agreed to vote all the MascoTech common stock they hold at the time of the special meeting in favor of the agreement of merger, recapitalization agreement and each other action or agreement related to the agreements. As of October 20, 2000, the continuing stockholders held approximately 29.5% of the outstanding common stock of MascoTech. The continuing stockholders have also agreed that they will not support any other merger or acquisition proposal that would interfere with the mergers or transactions related to the mergers.

     The continuing stockholders entered into the exchange and voting agreement as an inducement to Riverside to enter into the recapitalization agreement.

     See "Other Agreements -- Exchange and Voting Agreement."

MASCO CORPORATION

     MascoTech became a publicly owned company in July 1984 as part of a restructuring of Masco Corporation. As of October 20, 2000 Masco Corporation held approximately 17.5% of the outstanding common stock of MascoTech. See "The Recapitalization Agreement -- Consideration in the Recapitalization Merger" for a description of the treatment of Masco Corporation's outstanding MascoTech common stock in the recapitalization merger.

     Heartland Investor. Masco Capital Corporation, a wholly owned subsidiary of Masco Corporation, has committed to providing approximately 4.4% of all equity committed to Heartland. See "Identities and Backgrounds of Riverside and Heartland -- Masco Capital Corporation; Advisory Committee."

     Subordinated Loan Agreement. At or prior to the recapitalization merger, MascoTech and Masco Corporation will terminate the Securities Purchase Agreement (described below) and replace it with the Subordinated Loan Agreement. The Subordinated Loan Agreement from and after the date of the recapitalization merger provides that Masco Corporation will purchase from MascoTech at MascoTech's option up to $100 million of subordinated debt securities and, in connection therewith, MascoTech will pay an annual commitment fee to Masco Corporation of 0.125% of the undrawn amount. This commitment to purchase subordinated debt securities will extend from and after the date of the recapitalization merger to October 31, 2003.

     Corporate Services Agreement. Under a Corporate Services Agreement, Masco Corporation provides MascoTech and its subsidiaries with office space for executive offices, use of Masco Corporation's data processing equipment and services, certain research and development services, corporate administrative staff and other support services in return for MascoTech's payment of an annual base service fee of .8 % of its consolidated annual net sales, subject to adjustments. This agreement also provides for various license rights and confidential treatment of information which may arise from Masco Corporation's performance of research and development services on behalf of MascoTech. Approximately $6.4 million was paid by MascoTech to Masco Corporation for 1999, in accordance with the terms of the agreement, which renews automatically for one year periods, unless terminated by either party upon at least 90 days' notice before any October 1 renewal date. In connection with the recapitalization merger, MascoTech is required to amend this agreement so that it terminates 18 months following the completion of the mergers.

     Corporate Opportunities Agreement. MascoTech and Masco Corporation are parties to a Corporate Opportunities Agreement which addresses potential competition between the parties with respect to future business opportunities. This agreement materially restricts the ability of either party to enter into acquisitions, joint ventures or similar transactions involving businesses in which the other party is engaged without the consent of the other party. It renews automatically from year to year, unless terminated by either party at least 90 days before any October 1 renewal date. In connection with the recapitalization merger, MascoTech and Masco Corporation have agreed to amend this agreement to reduce the scope of businesses that MascoTech is prohibited from entering and so that it terminates upon the later of two years following the completion of the recapitalization merger and six months following the termination of the Corporate Services Agreement.

     Stock Repurchase Agreement. Under a Stock Repurchase Agreement, Masco Corporation has the right to sell to MascoTech, at a price based on fair market value, shares of MascoTech common stock upon certain events that would result in Masco Corporation's ownership of MascoTech common stock exceeding 49% of MascoTech's then outstanding shares. Such events include repurchases of common stock initiated by MascoTech or any of its subsidiaries and reacquisitions of common stock through forfeitures of shares previously awarded by MascoTech pursuant to employee stock incentive plans. In each case MascoTech has control over the amount of its common stock it would ultimately acquire, including shares subject to repurchase under the Stock Repurchase Agreement. Masco Corporation's right expires 30 days from the date notice of an event is given by MascoTech. MascoTech and Masco Corporation expect to terminate this agreement at the same time the recapitalization merger is completed.

     Stockholders and Registration Rights Agreement. Heartland, the co-investors and the continuing stockholders will enter into a stockholders and registration rights agreement containing terms relating to the relationships among holders of MascoTech equity after the recapitalization merger, including transfer restrictions and registration rights.

     Assumption and Indemnification Agreement. Under an Assumption and Indemnification Agreement, MascoTech assumed, and agreed to indemnify Masco Corporation against, all of the liabilities and obligations of the businesses transferred to it in Masco Corporation's 1984 restructuring, including claims and litigation resulting from events or circumstances that occurred or existed prior to the transfer, but excluding specified liabilities. In addition, Masco Corporation agreed to indemnify a subsidiary of MascoTech against certain liabilities of businesses acquired by such subsidiary from Masco Corporation in 1990. MascoTech and Masco Corporation expect that these agreements will remain in place after the recapitalization merger.

     Securities Purchase Agreement. Under a Securities Purchase Agreement, MascoTech and Masco Corporation agreed that Masco Corporation will purchase from MascoTech at MascoTech's option up to $200 million of subordinated debentures and, in connection therewith, MascoTech pays an annual commitment fee to Masco Corporation of 0.125% of the undrawn amount. This commitment extends to March 31, 2002. As part of the 1996 transaction referred to above, MascoTech has also agreed to file registration statements under the federal securities laws to enable Masco Corporation from time to time to publicly dispose of securities of MascoTech held by Masco Corporation. MascoTech is required to terminate this agreement and to enter into a subordinated loan agreement (described above) at the same time the recapitalization merger is completed.

     Foreign Subsidiaries. MascoTech GmbH, a German subsidiary of MascoTech, and Masco GmbH, a German subsidiary of Masco Corporation, have from time to time advanced excess funds held in such foreign country to one another to be used for working capital. The parties negotiated a fluctuating rate of interest for these loans. The largest amount outstanding payable by MascoTech GmbH to Masco GmbH during 1999 was approximately $772,000.

     Products and Services. Sales of products and services and other transactions occur from time to time between MascoTech and Masco Corporation. As a result of such transactions in 1999, MascoTech paid approximately $50,000 to Masco Corporation and received approximately $9.9 million from Masco Corporation. MascoTech also participates with Masco Corporation in a number of national purchasing programs which enable both companies to obtain favorable terms from certain of their service and product suppliers. Such transactions and programs are expected to continue after the recapitalization merger.

     Interlocking Directors. Ownership of securities and various other relationships and incentive arrangements may result in conflicts of interest in MascoTech's dealings with Masco Corporation and others. The Corporate Opportunities Agreement with Masco Corporation and other aspects of the relationship between the companies may affect their ability to make acquisitions and develop new business under certain circumstances, although MascoTech does not believe that it has experienced any such effect to date. Three persons affiliated with Masco Corporation are currently members of MascoTech's board of directors. Mr. Manoogian, MascoTech's chairman of the board, is also the chairman of the board and chief executive officer of Masco Corporation and a significant stockholder of both companies. Mr. Hennessey, a director and vice chairman and chief executive officer of MascoTech, was formerly executive vice president and is currently a part-time employee of Masco Corporation. Mr. Morgan, who is a director of MascoTech, is also a director of Masco Corporation. Because of these relationships, an independent committee of MascoTech's board of directors reviews its significant transactions with affiliated companies.

     The following table sets forth the number of shares of Masco Corporation common stock beneficially owned as of October 13, 2000 by each director and named executive officer and by the directors and executive officers of MascoTech as a group. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

                                                                   SHARES OF
                                                               MASCO CORPORATION
                                                                 COMMON STOCK
                           NAME                              BENEFICIALLY OWNED(1)
                           ----                              ---------------------
William T. Anderson........................................            2,000
Peter A. Dow...............................................           11,000
Roger T. Fridholm..........................................                0
Lee M. Gardner.............................................                0
Frank M. Hennessey (2).....................................          491,045
William K. Howenstein......................................                0
David B. Liner (2)(3)......................................           68,268
Richard A. Manoogian (2)(4)................................       12,241,535
John A. Morgan (5).........................................           19,740
Helmut F. Stern............................................                0
Timothy Wadhams............................................           18,000
All 13 Directors and executive officers of MascoTech as a
  group (excluding subsidiary, divisional and group
  executives)(2)(3)(4)(5)(6)...............................       13,305,177

-------------------------
(1) The only director or named executive officer of MascoTech who beneficially owns 1% or more of Masco Corporation common stock is Mr. Manoogian, who beneficially owns 2.7% of Masco Corporation common stock. Directors and executive officers of MascoTech as a group beneficially own 3.0% of Masco Corporation common stock.

(2) Includes unvested restricted stock award shares issued under Masco Corporation's restricted stock incentive plan (176,236 shares for Mr. Hennessey; 7,290 for Mr. Liner; 619,407 shares for Mr. Manoogian; and 890,078 shares for all directors and executive officers of MascoTech as a group) and shares which may be acquired before December 13, 2000 upon exercise of Masco Corporation stock options (198,609 shares for Mr. Hennessey; 49,280 shares for Mr. Liner; 2,399,842 shares for Mr. Manoogian; and 2,774,253 shares for all directors and executive officers of MascoTech as a group). Holders have voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(3) Mr. Liner shares voting and investment power with respect to 11,698 shares.

(4) Includes 3,319,800 shares of Masco Corporation common stock owned by charitable foundations for which Mr. Manoogian serves as director, of which 3,123,400 shares are held by the Foundation. Shares beneficially owned by Mr. Manoogian and by all directors and executive officers of MascoTech as a group include in each case 1,429,000 shares of Masco Corporation common stock owned by a trust for which Mr. Manoogian serves as a trustee. The directors of the foundations and the trustees share voting and investment power with respect to the Masco Corporation common stock owned by the foundations and trusts, but Mr. Manoogian disclaims beneficial ownership of such shares.

(5) Includes 2,776 unvested restricted stock award shares issued under Masco Corporation's 1997 Non-Employee Directors Stock Plan and 9,600 shares which may be acquired before December 13, 2000 upon exercise of stock options issued under such Plan. Holders have voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(6) Includes 26,802 shares of Masco Corporation common stock owned by a charitable foundation for which one executive officer serves as a director and 24,820 shares of Masco Corporation common stock held by trusts for which such executive officer serves as trustee. The directors of the foundation and the trustees share voting and investment power with respect to the Masco Corporation common stock owned by the foundation and trusts, but such executive officer disclaims beneficial ownership of such shares.

     Mr. Manoogian may be deemed to be a controlling person of Masco Corporation by reason of his significant ownership of Masco Corporation common stock and his position as a director and chief executive officer of Masco Corporation.

STOCK OPTIONS

     Pursuant to the recapitalization agreement, each outstanding employee stock option, whether vested or not, will be canceled and holders of options with an exercise price per share that is less than the merger consideration received by the stockholders will receive an amount equal to the merger consideration less the applicable exercise price and any applicable withholding tax for each such share. Any option, whether vested or not, with an exercise price that is equal to or more than the merger consideration will be canceled. A holder of an option with an exercise price above the merger consideration at the time of the recapitalization merger will, together with other holders of eligible options, continue to have the opportunity to receive subsequent adjustments to the merger consideration if, as a result of such adjustments, the aggregate merger consideration exceeds the exercise price. In that case, the holder of the option will receive the difference between the merger consideration as adjusted and the exercise price for that share.

SEVERANCE AGREEMENTS

     The following officers of MascoTech have entered into change of control severance agreements with MascoTech: William T. Anderson (Vice President and Controller), David B. Liner (Vice President and General Counsel), Leroy H. Runk (Group President) and James F. Tompkins (Treasurer). In addition, the remaining MascoTech officers will participate in the MascoTech retention plan described below. The individual severance arrangements provide for the cash payment of severance benefits equal to two years of base salary and target bonus and benefits continuation in the event that the officer's employment is terminated under specific circumstances within two years of a change in control. Additionally, such agreements provide that, in the event the officer's employment is terminated under certain circumstances within three years of a change of control, any stock awards held by such officer shall continue to stay outstanding and vest in accordance with their terms. The agreements "gross-up" the officers to the extent any payments are subject to excise tax as a result of being deemed "excess parachute payments." The recapitalization merger will constitute a change of control under these severance arrangements.

     Under the recapitalization agreement, MascoTech has formed an employee retention committee consisting of Mr. Manoogian, Daniel P. Tredwell, a manager of Riverside, and Timothy Wadhams, an executive officer of MascoTech, which will determine and put in place an employee retention plan prior to the completion of the recapitalization merger. The retention plan will generally cover corporate headquarters personnel, general managers and certain employees reporting directly to general managers. The plan will provide cash severance benefits and benefits continuation to individuals if they are terminated without cause or if they terminate their employment with good reason within two years of a change of control and provide that stock based awards are not forfeited by individuals if their employment is terminated under such circumstances within three years of a change of control. The recapitalization merger will constitute a change of control under the retention plan.

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

RESTRICTED STOCK AWARDS

     All existing restricted stock awards will be canceled and replaced with new restricted stock awards. The provisions of the new restricted stock awards are as follows:

     - 15% of the shares issued under new restricted stock awards will be available free of restrictions (other than transfer restrictions) at the time of the recapitalization merger;

     - in lieu of 10% of the shares issued under the new restricted stock, the participants will receive, at the time of the recapitalization merger, cash per share equal to the merger consideration;

     - the balance of the shares issued under the new restricted stock awards will become free of restrictions (other than transfer restrictions) ratably on January 14, 2002, January 14, 2003 and January 14, 2004, and on each such date, the holder of a restricted stock award may instead choose to receive cash in lieu of any share whose restrictions lapse on that date in an amount equal to the cash (including all adjustments) received by the holders of common stock in the recapitalization merger plus 6% per year. MascoTech will be entitled to defer this payment of cash if MascoTech is prohibited from making such payment under its credit facilities. During any deferral period, holders of new restricted stock awards will receive the amount they were entitled to plus 12% per annum of the deferred amount in lieu of 6% per annum.

     The recapitalization agreement provides for a portion of the net proceeds from disposition of Saturn stock to be paid to stockholders (including holders of restricted stock awards and continuing stockholders) and holders of eligible options. Holders of restricted stock awards will be entitled to receive such adjustments paid to stockholders in the recapitalization merger. Immediately after the recapitalization merger, the shares subject to restricted stock awards will represent 8.2% of MascoTech common stock.

OTHER EMPLOYEE BENEFITS

     Riverside has agreed that for a period of two years following the effective time of the recapitalization merger, MascoTech will continue to provide compensation programs and plans, employee benefits and welfare plans, programs, contracts, agreements and policies, fringe benefits and vacation policies substantially equivalent to those in place at the time the recapitalization agreement was signed. MascoTech is not obligated to keep in place any individual program (other than the severance arrangements and restricted stock award program).

     See "The Recapitalization Agreement -- Principal Covenants -- Covenants of Riverside -- Employee Benefits after the Recapitalization Merger" for a description of the benefits provided by the recapitalization agreement for employees of MascoTech generally.

INDEMNIFICATION AND INSURANCE

     Under the recapitalization agreement, Riverside has agreed to cause MascoTech and its successors and assigns to:

     - for a period of six years after the recapitalization merger, indemnify and hold harmless present and former directors and officers of MascoTech and its subsidiaries for all acts or omissions occurring prior to the recapitalization merger, including the transactions contemplated by the recapitalization agreement, to the fullest extent permitted by law or provided under MascoTech's certificate of incorporation or bylaws as of the date of the recapitalization agreement; and

     - provide, for a period of six years after the recapitalization merger, an insurance and indemnification policy that grants MascoTech's officers and directors coverage no less favorable than MascoTech's policy in effect on August 1, 2000, provided, however, that in no event will MascoTech's annual premium payments for this coverage exceed 225% of the annual premiums currently paid by MascoTech and provided, further, that if the annual premiums for this coverage exceed that amount, MascoTech will provide a policy providing the best available coverage obtainable for premiums not exceeding that amount.

     If MascoTech were to merge or otherwise to dispose of all or substantially all of its assets, the surviving corporation or transferee must assume this obligation.

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

                         THE RECAPITALIZATION AGREEMENT

     The following is a summary of the material terms of the recapitalization agreement. The following description may not contain all the information about it that is important to you. We encourage you to read the recapitalization agreement itself, which is attached, as amended, as Annex B and incorporated by reference.

THE RECAPITALIZATION MERGER

     The recapitalization agreement provides that as promptly as practicable after all of the conditions to the recapitalization merger have been satisfied or waived, Riverside will be merged with and into MascoTech, after which its separate existence will cease and MascoTech will be the surviving corporation. One of the conditions to the recapitalization merger is that the merger of MascoTech with MascoTech Harbor be completed first. The subsidiary merger and recapitalization merger will each become effective at the time the applicable certificate of merger is filed with the secretary of state of Delaware, or at a later time as specified in that certificate of merger.

CONSIDERATION IN THE RECAPITALIZATION MERGER

     Common Stock. At the effective time of the recapitalization merger, each share of issued and outstanding MascoTech common stock will be converted into the right to receive $16.90 in cash plus additional cash amounts from the net proceeds of the disposition of Saturn stock as described in the next paragraph. The recapitalization agreement also provides that the merger consideration will be adjusted by a portion of the amounts received by MascoTech in the disposition of non-operating assets other than Saturn stock in excess of $125 million in total. Because MascoTech has entered into an agreement to sell such non-operating assets to CVC (other than Saturn stock) for $125 million, subject to reductions relating to the restrictions on transfer and rights of first refusal relating to such non-operating assets, MascoTech does not expect to make adjustments to the merger consideration from the disposition of these non-operating assets. See "Subsequent Developments" and "Other
Agreements -- Stock Purchase Agreement." Each share of MascoTech common stock held by MascoTech as treasury shares or by any subsidiary of MascoTech will be canceled and retired.

     Saturn Stock Disposition. According to the information made publicly available by Saturn in connection with the proposed initial public offering its common stock, Saturn is a provider of value-added electronics manufacturing services to original equipment manufacturers and their suppliers. Saturn provides these services to customers primarily in the automotive, computer and military end markets. MascoTech currently has not entered into a definitive agreement to dispose of any part of its stock in Saturn. Saturn announced on August 11, 2000 that it has withdrawn the initial public offering of its stock. MascoTech intends to continue to attempt to dispose of its Saturn stock prior to the recapitalization merger. Although MascoTech's goal is to dispose of the Saturn stock as expeditiously as possible, MascoTech does not know when and if it will be able to do so. No assurances can be given as to the amount of the payments, if any, to the stockholders and optionholders to be made as a result of the disposition of Saturn stock. According to the recapitalization agreement, an amount equal to the proceeds from the disposition of Saturn stock in excess of $18 million and less than or equal to $40 million, any such proceeds in excess of $55.7 million and less than or equal to $56.7 million as well as 60% of any such proceeds in excess of $56.7 million, will be paid to the stockholders (including the continuing stockholders and holders of restricted stock awards) and option holders whose options have exercise prices below the merger consideration (after giving effect to all adjustments). Stockholders (including holders of restricted stock awards and the continuing stockholders) and holders of eligible options will be entitled to further adjustments as described above after the recapitalization merger from the disposition of the Saturn stock. The recapitalization agreement does not provide for an expiration date of the right to receive adjustments to the merger consideration from the sale of Saturn stock. The recapitalization agreement provides for certain measures designed to reduce the risk that Saturn stock will be affected by MascoTech liabilities after the recapitalization merger and to provide for control over the dispositions by the Adjustment Committee. Additional matters are discussed above under the heading "Interests of Certain Persons in the Mergers -- Saturn Stock Disposition."

     Agreement with CVC. The recapitalization agreement provides that net proceeds in excess of $125 million (taking into account taxes, fees and expenses) received by MascoTech in connection with the sale of non-operating assets other than Saturn stock will be paid to stockholders (including the holders of restricted stock awards and continuing stockholders) and holders of eligible options. MascoTech's agreement with CVC provides for a purchase price of $125 million for these assets and thus, MascoTech does not expect to receive any proceeds in excess of $125 million. See "Subsequent Developments" and "Other Agreements -- Stock Purchase Agreement."

     Preferred Stock. Prior to the recapitalization merger, the continuing stockholders will exchange a portion of their common stock into MascoTech preferred stock. The class A preferred stock will be held by the continuing stockholders and will be converted into common stock of MascoTech in the recapitalization merger plus payment of any adjustments from the disposition of Saturn stock. The class B preferred stock will be held by Masco Corporation and will be converted into common stock and preferred stock of MascoTech in the recapitalization merger plus payment of any adjustments from the disposition of Saturn stock. The continuing stockholders will continue to own equity interests in MascoTech after the recapitalization merger. See "Other
Agreements -- Exchange and Voting Agreement." The continuing stockholders will receive the merger consideration for the portion of their common stock that they do not exchange for preferred stock prior to the recapitalization merger.

APPRAISAL OR DISSENTERS' RIGHTS

     Stockholders who do not vote in favor of the recapitalization merger may be entitled to appraisal or dissenters' rights. MascoTech has agreed to notify Riverside of any demands of appraisals and to allow Riverside to conduct all negotiations regarding demands of appraisals. These matters are further discussed below under the heading "Appraisal or Dissenters' Rights."

OPTIONS AND RESTRICTED STOCK AWARDS

     Pursuant to the recapitalization agreement, each outstanding MascoTech employee stock option, whether or not vested, will be canceled and holders of options with an exercise price that is less than the merger consideration will receive the merger consideration, which will be reduced by the exercise price for the option. Each option whether vested or unvested that has an exercise price equal to or greater than the merger consideration with all adjustments, will be canceled. A holder of an option with an exercise price above the merger consideration at the time of the recapitalization merger will, together with other holders of eligible options, continue to have the opportunity to receive merger consideration in the future, if for that option the merger consideration exceeds the exercise price as a result of the adjustments to the merger consideration. In that case, such holders will receive the difference between the merger consideration as adjusted and the exercise price for that share.

     All existing restricted stock will be canceled immediately prior to the recapitalization merger and exchanged for new restricted stock awards of the surviving company immediately following the recapitalization merger. The new restricted stock awards will provide as follows:

     - 15% of the shares issued under new restricted stock awards will be available free of restrictions (other than transfer restrictions) at the time of the recapitalization merger;

     - in lieu of 10% of the shares issued under the new restricted stock awards, the participants will receive, at the time of the recapitalization merger, cash per share equal to the merger consideration;

     - the balance of the shares issued under the new restricted stock awards will become free of restrictions (other than transfer restrictions) ratably on January 14, 2002, January 14, 2003 and January 14, 2004, and on each such date, the holder of a restricted stock award may instead choose to receive cash in lieu of any share whose restrictions lapse on that date in an amount equal to the cash (including all adjustments) received by the holders of common stock in the recapitalization merger plus 6% per year.

The recapitalization agreement provides for a portion of the net proceeds from disposition of Saturn stock to be paid to stockholders (including holders of restricted stock awards and continuing stockholders) and holders of eligible options.

EXCHANGE OF SHARES

     Prior to the recapitalization merger, Riverside will appoint an exchange agent for the payment of the merger consideration. All fees and expenses of the exchange agent will be borne by MascoTech. Riverside and MascoTech will provide the exchange agent (prior to or at the effective time) funds in an amount sufficient to pay the merger consideration equal to the number of outstanding shares not canceled pursuant to the recapitalization agreement or exchanged pursuant to the exchange and voting agreement, multiplied by the merger consideration.

     Following the recapitalization merger, the exchange agent will mail to each holder of MascoTech common stock a letter of transmittal and instructions. For a period of six months, holders may surrender their certificates and a duly executed letter of transmittal to the exchange agent. Thereafter, holders may surrender their certificates and a duly executed letter of transmittal to MascoTech. In either case, upon surrender, the holders will receive the merger consideration multiplied by the number of shares represented by the certificate. Until surrendered, each certificate will only represent the right to receive the merger consideration.

     The merger consideration paid in the recapitalization merger will be paid in full to the holder of shares without interest, and will be subject to reduction only for any applicable United States federal or other withholding or stock transfer taxes payable by such holder.

THE SURVIVING CORPORATION

     Immediately after the recapitalization merger, the certificate of incorporation in the form of Exhibit E to the recapitalization agreement attached to this proxy statement as Annex B will be MascoTech's certificate of incorporation and the bylaw amendments in the form of Exhibit F to the recapitalization agreement attached to this proxy statement as Annex B will become effective, in each case immediately after the recapitalization merger. Designees of Heartland and the co-investors and two persons designated by the continuing stockholders will be the initial directors of MascoTech after the recapitalization merger, with a majority of the board of directors designated by Heartland. The officers of MascoTech immediately prior to the recapitalization merger will be the officers of MascoTech after the recapitalization merger except that Mr. Hennessey is expected to resign as chief executive officer.

REPRESENTATIONS AND WARRANTIES OF MASCOTECH

     MascoTech and Riverside make a number of reciprocal representations and warranties as to, among other things, due incorporation and good standing, corporate authority to enter into the contemplated transactions, information supplied for use in this document, absence of conflicts, required consents, filings with governmental entities and finders' fees. Representations and warranties made solely by MascoTech relate to the following items: capitalization, ownership of subsidiaries and equity investments, delivery of and disclosure in required SEC filings, absence of certain changes, absence of undisclosed material liabilities, compliance with laws and court orders, absence of pending litigation, receipt of an opinion from a financial advisor, timely filing of material tax returns, employee benefit plans, environmental matters, inapplicability of state takeover statutes and rendering MascoTech rights agreement inapplicable to the mergers.

     Representations and warranties made solely by Riverside relate to receipt of commitment letters and other financing matters and absence of appraisal rights of Riverside's members.

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

     Many of these representations and warranties will not be breached unless the breach of the representation or warranty has a material adverse effect on MascoTech. For purposes of the recapitalization agreement, material adverse effect can be one of two things. The first is a material adverse effect on the condition (financial or otherwise), business or results of operations of MascoTech and its subsidiaries, taken as a whole, other than any material adverse effects resulting or arising from:

     - the recapitalization agreement or the transactions contemplated by the recapitalization agreement or announcement of the execution of the recapitalization agreement or those transactions;

     - changes in circumstances or conditions affecting industrial manufacturing companies in general that are not specifically related to MascoTech and its subsidiaries;

     - changes in general economic, regulatory or political conditions or in financial markets in the U.S. or Europe; or

     - changes in generally accepted accounting principles.

     A material adverse effect can also be an effect which is materially adverse to the ability of MascoTech or Riverside to consummate the recapitalization merger or the other transactions contemplated by the recapitalization agreement, other than effects arising out of the matters covered in the last three bullet points listed above.

     The representations and warranties in the recapitalization agreement do not survive the recapitalization merger.

PRINCIPAL COVENANTS

  COVENANTS OF MASCOTECH

     Interim Operations. MascoTech has agreed to, and to cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business, consistent with past practice, and use all commercially reasonable efforts to preserve intact current business organizations, to keep available the services of current officers and employees, to preserve relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with MascoTech or a subsidiary and to preserve good will.

     Subject to certain exceptions, MascoTech has agreed not to, and to cause each of its subsidiaries not to, without the consent of Riverside:

     - make capital expenditures that would exceed 110% of the amounts set forth in the most recent version of the business plan provided to Riverside;

     - sell, lease, license or otherwise dispose of any significant subsidiary or any material amount of assets, securities or property;

     - amend its corporate charter/organizational documents, or alter its corporate structure or its capitalization or the ownership of any significant subsidiary;

     - encumber capital stock of MascoTech or any subsidiary of MascoTech;

     - make any material acquisitions of equity interest or assets;

     - settle or compromise litigation;

     - transfer any equity investments subject to the CVC stock purchase agreement without putting the proceeds into an escrow account;

     - take any action which would make any representation or warranty inaccurate in any material respect or omit to take any action necessary to prevent any representation or warranty from being materially inaccurate; and

     - take any action with respect to the rights agreement.

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

     Access to Information. MascoTech has agreed that it and its subsidiaries will give Riverside reasonable access to the books and records and other information concerning the business of MascoTech and its subsidiaries.

     Stockholder Meeting; Proxy Material. MascoTech has agreed to take all commercially reasonable actions and do all things necessary or advisable under the recapitalization agreement and applicable laws to hold a stockholders' special meeting, to make the appropriate filings with the SEC, to mail the proxy statements to the stockholders, to obtain the necessary stockholder approvals, and to comply with all applicable legal requirements.

     No Solicitation. MascoTech has agreed not to take the following actions (other than in connection with the mergers):

     - seek, initiate, solicit or encourage any individual or entity to make an acquisition proposal;

     - engage in negotiations or discussions concerning an acquisition proposal with any person or group;

     - disclose any non-public information or give access to any of the properties, employees, books or records of MascoTech or its subsidiaries, in connection with any acquisition proposal; or

     - approve or recommend or agree to approve or recommend any acquisition proposal.

     In response to an unsolicited acquisition proposal, the board of directors may furnish information and participate in discussions if the board of directors or the special committee in good faith determines after considering advice of its outside counsel that not doing so would cause the board of directors or special committee to be in breach of their fiduciary duties. Prior to furnishing such information or participating in such discussions, MascoTech and the party making such offer shall enter into a confidentiality agreement on terms that are no less favorable to MascoTech than those applicable to Heartland (other than standstill provisions) unless doing so would cause the board of directors or special committee to be in breach of their fiduciary duties. MascoTech must also notify Riverside of such discussions unless the board of directors or the special committee in good faith determines after considering the advice of its outside counsel that such disclosure would breach the fiduciary duties of the board of directors or the special committee and must inform Riverside of the identity of the entity making the acquisition proposal and of the terms and conditions of the proposal.

     The recapitalization agreement defines "acquisition proposal" as an offer or proposal for a merger or other business combination involving MascoTech and its subsidiaries for an acquisition or purchase of more than 30% of MascoTech's voting securities or assets.

     Please see "The Recapitalization Agreement -- Termination" for information on termination fees and break-up fees.

     MascoTech Special Committee's and Board of Directors' Covenant to Recommend. The special committee and the board of directors have agreed to recommend the approval and adoption of the agreement of merger and the recapitalization agreement to MascoTech's stockholders. Either the special committee or the board of directors, however, can withdraw, or modify in a manner adverse to Riverside, its recommendation if it determines in good faith after consultation with its outside legal counsel that taking such action is required in the exercise of its respective fiduciary duties to MascoTech's stockholders.

     State Takeover Laws. MascoTech will, upon the request of Riverside, take all reasonable steps to assist in any challenge by Riverside to the validity or applicability of any state takeover law to the mergers.

     Reports. MascoTech has agreed to provide Riverside with internal financial information.

     Restricted Stock and Option Plans. MascoTech has agreed that it will take any and all necessary action to ensure that the mergers will not constitute a "change of control" under any option plan or restricted stock plan or option agreement or award agreement, except with regard to options as described in the recapitalization agreement. MascoTech agreed that the current awards of restricted stock will be replaced with the new awards of restricted stock and that certain options with an exercise price that is higher than the merger consideration will be canceled.

     Equity Investments. MascoTech has agreed to use commercially reasonable efforts to dispose of its equity investments, other than Saturn stock, by the completion of the recapitalization merger. MascoTech has also agreed not to modify or terminate the stock purchase agreement with CVC with respect to the disposition of the equity investments contemplated by the stock purchase agreement.

     Confidentiality Agreement. MascoTech has agreed to waive the application of the standstill provisions of the confidentiality agreement to the transactions contemplated by the exchange and voting agreement.

     Preferred Stock. MascoTech has agreed to authorize and designate the rights of the class A convertible preferred stock and class B convertible preferred stock, which will be the preferred stock for which the continuing stockholders will exchange some of their common stock prior to the recapitalization merger.

     Escrow. MascoTech agrees to put into an escrow account any proceeds received by it in the disposition of Saturn stock that would be required to be paid to stockholders (including holders of restricted stock awards and continuing stockholders) or holders of eligible options by the recapitalization agreement, subject to restrictions under its loan agreement.

  COVENANTS OF RIVERSIDE

     Best Efforts. Riverside has agreed to use commercially reasonable efforts to consummate the recapitalization merger on the terms and conditions in the recapitalization agreement.

     Director and Officer Liability. Riverside has agreed that the surviving corporation will to the extent provided in the recapitalization agreement:

     - indemnify and hold harmless the present and former officers and directors of MascoTech and each of its subsidiaries for a period of six years after the recapitalization merger for acts or omissions occurring at or prior to the effective time of the merger; and

     - provide officers' and directors' liability insurance coverage for a period of six years after the effective time for acts or omissions occurring prior to the recapitalization merger.

     These matters are discussed in more detail above under the heading "Interests of Certain Persons in the Mergers -- Indemnification and Insurance."

     Employee Benefits after the Recapitalization Merger. These matters are discussed above under the heading "Interests of Certain Persons in the Mergers -- Severance Agreements" and "Interests of Certain Persons in the Mergers -- Other Employee Benefits."

     Financing Arrangements. Riverside has agreed to use commercially reasonable efforts to obtain financing sufficient to pay amounts required by the recapitalization agreement for the common stock, to refinance the debt of MascoTech, to pay other amounts required to complete the mergers and to pay all related fees and expenses.

  COVENANTS OF MASCOTECH AND RIVERSIDE

     Commercially Reasonable Efforts. MascoTech and Riverside have agreed to use commercially reasonable efforts to complete the mergers, including cooperating with banks to obtain debt financing and making necessary Hart-Scott-Rodino filings, if any.

     Certain Filings. MascoTech and Riverside have agreed:

     - subject to the fiduciary duties of the board of directors, to use commercially reasonable efforts to consummate the recapitalization merger, including cooperating with lenders and sources of debt financing and to make filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if necessary; and

     - to cooperate with one another in connection with the preparation of the MascoTech proxy statement and Schedule 13E-3, in making any other filings, furnishing information required in connection with the mergers or with the MascoTech proxy statement and seeking to obtain any required actions, consents, approvals or waivers in a timely manner.

     In addition, MascoTech has agreed to cooperate and utilize all reasonable commercial efforts to obtain any and all necessary consents required to consummate the disposition of equity investments pursuant to the equity investments sale agreement.

     Public Announcements. Riverside and MascoTech have agreed to consult with each other before issuing any press release or making any public statement with respect to the recapitalization agreement or the mergers.

     Notices of Certain Events. Riverside and MascoTech have agreed to promptly notify the other of:

     - notices or other communication relating to the transactions;

     - any litigation commenced or threatened against MascoTech or its subsidiaries;

     - the occurrence or non-occurrence of any fact or event which would reasonably be likely to cause any representation or warranty to be untrue or to cause any covenant, condition or agreement not to be complied with or satisfied; or

     - any failure of either party to comply with or satisfy any covenant, condition or agreement.

     Confidentiality. Prior to the effectiveness of the recapitalization merger and after any termination of this agreement, each party has agreed to hold in confidence all confidential documents and information concerning the other party.

     Saturn Stock Disposition. If all of MascoTech's Saturn stock is not disposed of prior to the recapitalization merger, the Saturn stock then held by MascoTech will be transferred to a subsidiary of MascoTech. That subsidiary will be authorized to engage only in activities that relate to the disposition of the Saturn stock. Its board of directors will consist of the members of the special committee (or their designated successors) who will not be removable except for cause, and the subsidiary's organization documents will contain other provisions designed to reduce the risk of the proceeds of the Saturn stock being encumbered by MascoTech's liabilities. The board of directors of that subsidiary will have the sole authority to dispose of the Saturn stock for cash consideration and make cash payments to the MascoTech stockholders (including holders of restricted stock awards and the continuing stockholders) and holders of eligible options in accordance with the recapitalization agreement. See also "Interests of Certain Persons -- Saturn Stock Disposition."

PRINCIPAL CONDITIONS TO THE COMPLETION OF THE RECAPITALIZATION MERGER

     Mutual Closing Conditions. Each party's obligation to complete the recapitalization merger is subject to the satisfaction of the following conditions:

     - approval by the MascoTech stockholders of the recapitalization agreement, the recapitalization merger and agreement of merger and the merger with MascoTech Harbor and the requisite filings with the Secretary of State of the State of Delaware;

     - expiration of the waiting period under the Hart-Scott-Rodino Act in order to complete the stock purchase agreement with CVC;

     - absence of legal prohibitions to or restraint upon the completion of the mergers;

     - completion of all requisite actions or filings with any governmental authority;

     - receipt of a solvency opinion addressed to the special committee, the board of directors, Riverside, Heartland and its co-investors as to the solvency of MascoTech after the effective date of the recapitalization merger;

     - receipt by MascoTech of the proceeds of the disposition of the non-operating assets (other than Saturn stock) equal to at least $123.8 million;

     - agreement on a severance plan by the employee retention committee;

     - transfer of all Saturn stock held by MascoTech which has not been disposed of into a subsidiary of MascoTech whose directors are the members of the Adjustment Committee; and

     - filings for all necessary licenses, permits, qualifications, consents, waivers, approvals, authorizations or orders must have been obtained and made by MascoTech, except where the failure to do so would not be reasonably expected to have a material adverse effect.

     Additional Closing Conditions for Riverside's Benefit. The obligations of Riverside to complete the recapitalization merger are subject to the satisfaction of the following additional conditions, among others:

     - MascoTech's performance in all material respects of all of its obligations under the recapitalization agreement;

     - the representations and warranties of MascoTech must be true in all material respects;

     - the absence of any legal prohibition preventing the recapitalization merger or restraining the effective operation of any material part of the business of MascoTech and its subsidiaries after the effective date of the recapitalization merger;

     - completion of debt financings necessary to complete the recapitalization merger;

     - the corporate services agreement between MascoTech and Masco Corporation shall have been modified to provide for its limited continuation after the recapitalization merger;

     - the amended and restated securities purchase agreement between MascoTech and Masco Corporation shall have been terminated;

     - MascoTech, along with its subsidiaries, shall have entered into a subordinated loan agreement with Masco Corporation;

     - MascoTech shall have obtained from the New Jersey Department of Environmental Protection either a declaration of non-applicability of the ISRA to the merger or approval of a negative declaration or other action required to comply with ISRA;

     - the performance by the continuing stockholders in all material respects of their obligations under the exchange and voting agreement; and

     - the number of MascoTech stockholders demanding appraisal rights is not more than 10% of the outstanding common stock.

     Additional Closing Conditions for MascoTech's Benefit. MascoTech's obligation to complete the recapitalization merger is subject to the satisfaction of the following additional conditions:

     - Riverside's performance in all material respects of all of its obligations under the recapitalization agreement;

     - Riverside's representations and warranties must be true in all material respects; and

     - the absence of any legal prohibition to or restraint upon the completion of the recapitalization merger.

TERMINATION; TERMINATION FEE AND BREAK-UP FEE

     Termination. The recapitalization agreement may be terminated and the recapitalization merger may be abandoned at any time prior to the effective time of the recapitalization merger:

     - by mutual written consent;

     - by either party, if: (i) the recapitalization merger has not been completed before December 20, 2000, but the recapitalization agreement may not be terminated for this reason by a party whose breach of any provision of the recapitalization agreement resulted in the failure of the recapitalization merger to be completed by December 20, 2000; (ii) the completion of the recapitalization merger is legally prohibited by final and non-appealable order or by law; (iii) the MascoTech stockholders fail to give the required approval to the recapitalization agreement and the recapitalization merger; or (iv) the special committee or the board of directors fails to make or withdraws or adversely modifies its approval or recommendation of the mergers;

     - by Riverside, if MascoTech breaches or fails to perform any representation, warranty, covenant or agreement and cannot cure it by December 20, 2000; and

     - by MascoTech, if Riverside breaches or fails to perform any representation, warranty, covenant or agreement and cannot cure it by December 20, 2000.

     Termination Fee. MascoTech must reimburse Riverside for expenses and fees (of not more than $2 million) if the recapitalization agreement is terminated by either MascoTech or Riverside, and MascoTech has not complied with all of its obligations or its representations or warranties are not true and Riverside has complied with all of its obligations (including representations and warranties being true). Expenses will not be reimbursed if MascoTech has previously paid the break-up fee described below.

     Break-up Fee. MascoTech must pay Riverside a break-up fee (referred to in the recapitalization agreement as a "topping fee") of $16 million, minus any previously reimbursed expenses, in each of the following circumstances:

     - (1) a third party publicly announces an acquisition proposal for MascoTech; (2) the recapitalization agreement is terminated because MascoTech's board of directors or the special committee has adversely changed its recommendation of the recapitalization agreement or the related merger or because the necessary stockholders votes for the recapitalization agreement or the mergers are not obtained; and (3) MascoTech enters into another agreement or consummates another transaction related to an acquisition proposal within six months of termination of the recapitalization agreement; or

     - (1) a third party publicly announces an acquisition proposal for MascoTech; (2) the recapitalization agreement is terminated by either party because the transactions have not been consummated by December 20, 2000, or by Riverside because MascoTech has breached any of its obligations or representations and cannot cure the breach by December 20, 2000; and (3) MascoTech enters into another agreement or consummates another transaction with that third party related to an acquisition proposal within six months of termination.

     Amendments; No Waivers. Any provision of the recapitalization agreement may be amended or waived prior to the effective time of the recapitalization merger if the amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the recapitalization agreement, or in the case of a waiver, by each party against whom the waiver is to be effective, subject to applicable law.

                                OTHER AGREEMENTS

EXCHANGE AND VOTING AGREEMENT

     The following is a summary of the material terms of the exchange and voting agreement. The following description may not contain all the information about it that is important to you. We encourage you to read the exchange and voting agreement itself, which is attached, as amended, as Annex C and incorporated by reference.

     General. As an inducement to Riverside to enter into the recapitalization agreement, the continuing stockholders entered into an exchange and voting agreement with Riverside dated as of August 1, 2000. As of the date of the exchange and voting agreement, the continuing stockholders beneficially owned approximately 29.5% of the outstanding MascoTech common stock.

     Voting. Pursuant to the exchange and voting agreement, the continuing stockholders have agreed, among other things, to vote all MascoTech common stock owned or subsequently acquired by them to approve and adopt and approve the agreement of merger, the recapitalization agreement and each other action or agreement related to the recapitalization agreement. The continuing stockholders have also agreed that they will not vote in favor of the approval of any acquisition proposal, reorganization or similar transaction or any transaction that would frustrate or delay the mergers. The continuing stockholders have agreed not to grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of their MascoTech common stock.

     Representations and Warranties. The parties each make customary representations and warranties as to itself in this agreement as to, among other things, authority, enforceability and absence of conflicts. Riverside also makes a representation as to lack of business activities and each of the continuing stockholders makes representations as to title to shares and accredited investor status.

     Exchange of Common Stock. Each of the continuing stockholders agreed to exchange a portion of its common stock for class A preferred stock and Masco Corporation agreed to exchange a portion of its common stock for class B preferred stock. The following chart shows the number of shares of common stock that the continuing stockholders are exchanging into preferred stock and the number of shares for which they will receive merger consideration.

                                  TOTAL
                                NUMBER OF      NUMBER OF      NUMBER OF
                                SHARES OF      SHARES OF      SHARES OF       NUMBER OF
                                 COMMON         COMMON         COMMON         SHARES OF
                                  STOCK          STOCK          STOCK        COMMON STOCK
                                 HELD ON     EXCHANGED FOR    EXCHANGED      CONVERTED TO      NUMBER OF SHARES
                               OCTOBER 13,      CLASS A      FOR CLASS B       CASH IN            OWNED AFTER
            NAME                  2000         PREFERRED      PREFERRED    RECAPITALIZATION    RECAPITALIZATION
            ----               -----------   -------------   -----------   ----------------    ----------------
Masco Corporation............   7,824,690      2,958,595      2,136,100       2,729,995       3,143,137 shares of
                                                                                              common stock and
                                                                                              361,001 shares of
                                                                                              preferred stock
Mr. Manoogian*...............   4,173,716        621,170           none       3,552,546       621,170 shares of
                                                                                              common stock
Foundation...................     995,500        661,260           none         334,240       661,260 shares of
                                                                                              common stock

-------------------------
* Excludes shares subject to options and restricted stock awards.

     Total number of shares outstanding after the recapitalization merger will be approximately 33,829,729 shares of common stock and 361,001 shares of preferred stock. Each share of class A preferred stock will be converted into one share of common stock of MascoTech in the recapitalization merger and each share of class B preferred stock will be converted into 0.169 shares of series A preferred stock of MascoTech with a liquidation preference of $100 per share and 0.086392 shares of common stock of MascoTech in the recapitalization merger.

     Transfer Restrictions. None of the continuing stockholders may transfer their MascoTech common stock except that Masco Corporation may transfer common stock if:

     - the transferee is reasonably acceptable to Heartland;

     - the transferee enters into and becomes subject to a stockholders and registration rights agreement providing for restrictions on transfer of stock of MascoTech and for registration of common stock of MascoTech;

     - the transfer does not, in the opinion of Heartland, jeopardize the availability of recapitalization accounting treatment for the recapitalization merger or violate any applicable securities laws;

     - the transferee must acquire at least 10% of the shares owned by Masco Corporation on August 1, 2000;

     - the transferee must agree to become a party to the exchange and voting agreement;

     - all representations and warranties in the exchange and voting agreement must be true and correct and all other provisions must have been complied with as of the date of the transfer and throughout the term of the exchange and voting agreement; and

     - the transfer must not have an adverse effect on the availability of financing or the ability of MascoTech and Riverside to complete the recapitalization merger, provided that the transfer of not more than 30% of MascoTech common stock held by Masco Corporation shall not be deemed to have such an adverse effect.

     Appraisal Rights. The continuing stockholders have irrevocably waived their rights to demand appraisal of their stock.

     Other Covenants. The continuing stockholders and Riverside have also agreed to the following:

     - the continuing stockholders will enter into a stockholders and registration rights agreement with MascoTech;

     - Masco Corporation will enter into a subordinated loan agreement with MascoTech as described under "Interests of Certain Person in the Mergers -- Masco Corporation;"

     - the amended and restated securities purchase agreement between Masco Corporation and MascoTech and the registration agreement between Masco Corporation and MascoTech will each be terminated;

     - the corporate services agreement between Masco Corporation and MascoTech and the corporate opportunities agreement between Masco Corporation and MascoTech will each be modified as described under "Interests of Certain Person in the Mergers -- Masco Corporation;"

     - Riverside will not conduct any business activities and will not incur any liabilities prior to the completion of the recapitalization merger;

     - for three years following the recapitalization merger and so long as Mr. Manoogian owns unvested restricted stock awards, Mr. Manoogian will provide consulting services to MascoTech and will not engage in activities that substantially compete with MascoTech; if Mr. Manoogian fails to comply with this covenant, he will forfeit his unvested restricted stock awards; and

     - Mr. Manoogian will elect not to receive cash upon vesting of his restricted stock.

     Termination. The exchange and voting agreement terminates upon the termination of the recapitalization agreement or the effective date of the recapitalization merger. In addition, the exchange and voting agreement will terminate as to the continuing stockholders if the recapitalization agreement is amended without their consent to reduce the merger consideration or the consideration for options or restricted stock awards.

STOCK PURCHASE AGREEMENT

     In connection with the recapitalization agreement, MascoTech and CVC entered into a stock purchase agreement dated as of August 1, 2000. The following is a summary of the material terms of the stock purchase agreement. The following description may not contain all the information about it that is important to you. We encourage you to read the stock purchase agreement itself, which is attached as Annex D and incorporated by reference.

     Purchase and Sale. At or immediately prior to the completion of the recapitalization merger, MascoTech will sell or cause to be sold certain of its non-operating investments and CVC will pay MascoTech a total of $125 million for all those investments. Some of the investments are subject to a right of first refusal or require a third party consent. The purchase price for the investments is subject to reduction if certain rights of first refusal are exercised or if certain third party consents are not obtained. The parties have identified these investments and are obligated to purchase and sell all investments that may be transferred at the time of the recapitalization merger, even if some other investments are not transferable at that time. CVC has agreed to buy those investments when and if they become transferable. This obligation terminates six months after the initial closing.

     Conditions to Closing. The parties have agreed to the following reciprocal conditions to closing:

     - the representations and warranties given by the other party must be true in all material respects as of the closing date;

     - the other party must have performed in all material respects all covenants and agreements in the stock purchase agreement;

     - absence of legal prohibition or restraint upon the completion of the transactions contemplated in the stock purchase agreement; and

     - expiration of the waiting period under the Hart-Scott-Rodino Act.

     MascoTech's obligation to close is also subject to the following conditions:

     - all conditions to the recapitalization must have been satisfied or waived, other than those conditions related to the sale and purchase contemplated by the stock purchase agreement; and

     - CVC must have delivered the purchase price.

     MascoTech may waive all of its closing conditions (with the exception of the condition relating to the expiration of the Hart-Scott-Rodino filing period), but only with the consent of Riverside. MascoTech has also agreed in the recapitalization agreement not to amend, modify or terminate this stock purchase agreement without the consent of Riverside.

     Representations and Warranties. The stock purchase agreement contains reciprocal representations and warranties relating to due authorization, consents and absence of conflicts. MascoTech also represents and warrants that it has title to the investments. CVC also makes representations and warranties that it has sufficient financing to make the purchase and that it is an accredited investor, is a sophisticated investor, may not be able to resell the securities without complying with securities laws and that it has no intention to distribute the securities purchased pursuant to the stock purchase agreement.

     Hart-Scott-Rodino Act. CVC filed applications required under the Hart-Scott-Rodino Act on August 15, 2000 and MascoTech has agreed to cooperate and to cause the companies whose securities are being sold to cooperate with CVC in making the required filings. Early terminations of the applicable waiting periods under the Hart-Scott-Rodino Act were granted on August 30, 2000 and September 28, 2000.

     Termination. MascoTech may terminate the stock purchase agreement if the recapitalization agreement is terminated. Otherwise, the stock purchase agreement may only be terminated by mutual consent.

AGREEMENT OF MERGER

     In connection with the recapitalization agreement, MascoTech and its wholly owned subsidiary, MascoTech Harbor, will enter into an agreement of merger. The following is a summary of the material terms of the agreement of merger. The following description may not contain all the information about it that is important to you. We encourage you to read the agreement of merger itself, which is attached as Annex A and incorporated by reference.

     General. Before the recapitalization merger is approved and after the approval by the stockholders of the merger with MascoTech Harbor, MascoTech Harbor will merge with and into MascoTech:

     - MascoTech will be the surviving corporation, and

     - as a result of the subsidiary merger, the MascoTech certificate of incorporation will no longer contain the provision requiring the holders of at least 95% of the MascoTech common stock to approve certain transactions involving persons owning 30% or more of MascoTech's voting stock.

     The merger with MascoTech Harbor will be effective as of the date the certificate of merger is filed with the secretary of state of Delaware or at a later time as specified in the certificate of merger.

     Effect of the Subsidiary Merger on the Capital Stock of MascoTech. Each issued and outstanding share of MascoTech stock at the time of the subsidiary merger will remain outstanding. Each share of MascoTech Harbor stock that is issued and outstanding before the subsidiary merger will not be converted or exchanged, but will cease to be outstanding without any consideration being paid for such shares.

                       SELECTED HISTORICAL FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA OF MASCOTECH

     The following selected historical financial data for each of the years ended December 31, 1999 through 1995 has been derived from MascoTech's audited consolidated financial statements. The following selected historical financial data for the six month periods ended June 30, 2000 and 1999 has been derived from MascoTech's quarterly filings on Form 10-Q. Interim unaudited data for the six-month periods ended June 30, 2000 and 1999 reflect, in the opinion of management, all adjustments, which are normal and recurring in nature, necessary for a fair presentation of such data. This information is only a summary and you should read it together with MascoTech's historical financial statements and related notes contained in the annual reports and other information that MascoTech has filed with the SEC and which is incorporated by reference. See "Where You Can Find More Information" on page 98.

                              FOR THE SIX MONTHS
                                ENDED JUNE 30,                       FOR THE YEARS ENDED DECEMBER 31,
                            -----------------------   --------------------------------------------------------------
                               2000         1999         1999         1998         1997       1996(1)        1995
                               ----         ----         ----         ----         ----       -------        ----
                                  (UNAUDITED)
                                        (IN THOUSANDS OF DOLLARS, EXCEPT FOR PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA
Net Sales.................  $  901,710   $  885,170   $1,679,690   $1,635,500   $  922,130   $1,281,220   $1,678,210
Operating Profit..........  $  120,320   $  126,350   $  215,430   $  206,810   $  101,710   $   69,330   $  108,810
Net Income................  $   52,000   $   49,970   $   92,430   $   97,470   $  115,240   $   51,620   $   59,190
Earnings attributable to
  common stock............  $   52,000   $   49,970   $   92,430   $   97,470   $  109,000   $   38,660   $   46,230
Earnings per share
  Basic...................  $     1.27   $     1.21   $     2.25   $     2.23   $     2.70   $     0.77   $     0.85
  Diluted.................  $     1.02   $     0.98   $     1.84   $     1.83   $     2.12   $     0.72   $     0.81
Dividends declared per
  share...................  $     0.16   $     0.14   $     0.30   $     0.20   $     0.28   $     0.18   $     0.11
BALANCE SHEET DATA (at end
  of the period)
  Working capital.........  $  195,090   $  236,900   $  241,720   $  251,320   $  151,680   $  235,520   $  279,490
  Total assets............  $2,087,420   $2,034,250   $2,101,270   $2,090,540   $1,144,680   $1,202,840   $1,421,720
  Long-term debt..........  $1,283,780   $1,314,070   $1,372,890   $1,388,240   $  592,000   $  752,400   $  701,910
  Shareholders' equity....  $  335,730   $  263,600   $  300,380   $  253,880   $  210,660   $  138,820   $  398,130
Other data
  Book value per common
    share(2)..............  $     7.50   $     5.89   $     6.73   $     5.55   $     4.46   $     2.89   $     6.00
  Ratio of earnings to
    fixed charges.........         2.6x         2.9x         2.5x         2.5x         4.6x         2.2x         2.2x
  Ratio of earnings to
    combined fixed charges
    and preferred stock
    dividends.............         2.6x         2.9x         2.5x         2.5x         3.7x         1.4x         1.6x

-------------------------
(1) Includes the cumulative effect of accounting change net of income taxes of $11.7 million or $0.22 per common share.

(2) For 1996 and 1995, assumes conversion of MascoTech's Dividend Enhanced Convertible Preferred Stock into 10.8 million shares of common stock.

NO PRO FORMA FINANCIAL INFORMATION

     We have not provided any pro forma data giving effect to the proposed recapitalization merger. We do not believe such information is material to you in evaluating the merger proposals since:

     - the proposed merger consideration is all cash; and

     - if the proposed recapitalization merger is completed, MascoTech common stock would cease to be publicly traded.

NO FINANCIAL INFORMATION FOR RIVERSIDE

     We have not provided any separate financial information for Riverside since it is a transitory merger vehicle formed in connection with the proposed recapitalization merger and has no independent operations.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     MascoTech common stock is listed on the NYSE. MascoTech's ticker symbol is "MSX." The following table shows the high and low sale prices for MascoTech common stock for each quarterly period for the two most recent fiscal years and for the current fiscal year to date, in each case as reported on the Consolidated Tape, and the cash dividends declared per share for each such period. These prices do not include adjustments for commissions or brokerage fees.

                                                                   MASCOTECH
                                                                  COMMON STOCK
                                                                ----------------
                                                                  MARKET PRICE
                                                                ----------------    CASH DIVIDENDS
                                                                 HIGH      LOW         DECLARED
                                                                 ----      ---      --------------
1998
  First Quarter.............................................    $23.25    $17.69           --
  Second Quarter............................................     26.44     22.31        $0.06
  Third Quarter.............................................     24.13     16.25         0.07
  Fourth Quarter............................................     18.75     15.25         0.07
1999
  First Quarter.............................................    $17.00    $14.00        $0.07
  Second Quarter............................................     17.75     15.13         0.07
  Third Quarter.............................................     17.69     15.56         0.08
  Fourth Quarter............................................     17.06     10.63         0.08
2000
  First Quarter.............................................    $14.56    $11.38        $0.08
  Second Quarter............................................     14.44     10.81         0.08
  Third Quarter.............................................     16.63     10.50         0.08
  Fourth Quarter through October 24, 2000...................     16.56     15.19           --

     On August 1, 2000, the last full trading day prior to the public announcement of the proposed mergers, the closing price for MascoTech common stock was $11.50. On October 24, 2000, the most recent practicable date prior to the printing of this document, the closing price per MascoTech common stock was $15.50. YOU SHOULD OBTAIN CURRENT MARKET PRICE QUOTATIONS FOR MASCOTECH COMMON STOCK IN CONNECTION WITH THE VOTING OF YOUR COMMON STOCK.

     The recapitalization agreement permits MascoTech to pay to holders of common stock, prior to the effective time of the recapitalization merger, regular quarterly cash dividends not in excess of $0.08 per share per quarter. After the recapitalization merger, MascoTech does not expect to pay dividends on its common stock.

                  INFORMATION RELATING TO MASCOTECH SECURITIES

PURCHASES BY MASCOTECH

     Transactions since July 1, 1998. MascoTech has a stock repurchase program through which it makes purchases on the open market for purposes of issuing stock upon exercise of options or for the restricted stock award program. In addition, MascoTech has retired some of the stock it has purchased in the last two years, and in the last two quarters of 1998, MascoTech purchased some of its own stock in connection with the acquisition of TriMas. During fiscal year 2000, MascoTech has repurchased 462,000 shares of its common stock at an aggregate cost of $5,083,975, and during fiscal year 1999 MascoTech repurchased 1,619,800 shares at an aggregate cost of $24,684,270. During the last two quarters of 1998, MascoTech repurchased 3,954,300 shares at an aggregate cost of $70,457,945. The cost of the common stock purchased presented here includes all commissions and brokerage fees. The table below sets forth the purchases by MascoTech of its common stock since July 1, 1998, including (1) the quarter in which MascoTech purchased these shares; (2) the number of shares MascoTech purchased, (3) the range of purchase prices per share for each quarterly period (if applicable) and (4) the average purchase price per share for each quarterly period (if applicable):

                                                          NUMBER OF       RANGE OF           AVERAGE
                  PURCHASER QUARTER                        SHARES      PURCHASE PRICES    PURCHASE PRICE
                  -----------------                       ---------    ---------------    --------------
1998
  Third Quarter.......................................    2,191,700     $16.57-$22.41        $19.248
  Fourth Quarter......................................    1,762,600     $15.32-$18.07        $16.040
1999
  First Quarter.......................................    1,203,200     $14.32-$16.32        $15.349
  Second Quarter......................................      296,600     $15.32-$16.82        $15.936
  Third Quarter.......................................            0                --             --
  Fourth Quarter......................................      120,000     $11.32-$12.98        $12.384
2000
  First Quarter.......................................       72,700     $11.57-$13.07        $12.344
  Second Quarter......................................      364,300     $11.07-$12.57        $11.424
  Third Quarter.......................................       25,000            $10.82        $10.820
  Fourth Quarter through October 23, 2000.............            0                --             --

     Transactions since August 1, 2000. There have been no purchases of MascoTech common stock by MascoTech since August 1, 2000.

PURCHASES BY MASCO CORPORATION

     Masco Corporation has not purchased any shares of MascoTech common stock.

PURCHASES BY RICHARD A. MANOOGIAN

     During fiscal year 2000, Mr. Manoogian purchased 80,000 shares of MascoTech common stock upon exercise of options at an aggregate cost of $490,000, and during fiscal year 1999, Mr. Manoogian purchased 80,000 shares upon exercise of options at an aggregate cost of $490,000. During the last two quarters of 1998, Mr. Manoogian purchased 1,000,000 shares upon exercise of options at an aggregate cost of $10,250,000. Mr. Manoogian paid no commissions or brokerage fees in the acquisition of the common stock. During fiscal year 2000, MascoTech granted Mr. Manoogian 7,500 shares of common stock under restricted stock awards and during fiscal year 1999, MascoTech granted Mr. Manoogian 79,300 shares of common stock under restricted stock awards. During fiscal year 1999, MascoTech granted Mr. Manoogian options exercisable into 60,000 shares at an exercise price of $14 per share. The table below sets forth the acquisition by Mr. Manoogian of MascoTech securities since July 1, 1998, including (1) the quarter in which Mr. Manoogian purchased these shares; (2) the number of securities Mr. Manoogian acquired,

(3) the range of purchase prices per share for each quarterly period (if applicable) and (4) the average purchase price per share for each quarterly period (if applicable):

                                  NUMBER OF
                              SHARES SUBJECT TO        NUMBER OF
                              RESTRICTED STOCK     SHARES SUBJECT TO    NUMBER OF       RANGE OF           AVERAGE
      PURCHASE QUARTER         AWARDS GRANTED       OPTIONS GRANTED      SHARES      PURCHASE PRICES    PURCHASE PRICE
      ----------------        -----------------    -----------------    ---------    ---------------    --------------
1998
  Third Quarter..............           0                    0          1,000,000        $10.25             $10.25
  Fourth Quarter.............           0                    0                  0            --                 --
1999
  First Quarter..............      79,300               60,000                  0            --                 --
  Second Quarter.............           0                    0                  0            --                 --
  Third Quarter..............           0                    0                  0            --                 --
  Fourth Quarter.............           0                    0             80,000        $6.125             $6.125
2000
  First Quarter..............       7,500                    0             80,000        $6.125             $6.125
  Second Quarter.............           0                    0                  0            --                 --
  Third Quarter..............           0                    0                  0            --                 --
  Fourth Quarter through
     October 23, 2000........           0                    0                  0            --                 --

PURCHASES BY THE FOUNDATION

     During fiscal year 2000, the Foundation did not purchase any shares of MascoTech common stock, and during fiscal year 1999, the Foundation purchased 144,500 shares at an aggregate cost of $2,274,506.67. During the last two quarters of 1998, the Foundation purchased 301,000 shares at an aggregate cost of $5,481,526. The cost of the common stock purchased presented here includes all commissions and brokerage fees. The table below sets forth the purchases by the Foundation of MascoTech common stock since July 1, 1998, including (1) the quarter in which the Foundation purchased these shares; (2) the number of shares the Foundation purchased, (3) the range of purchase prices per share for each quarterly period (if applicable) and (4) the average purchase price per share for each quarterly period:

                                                         NUMBER OF    RANGE OF PURCHASE       AVERAGE
                  PURCHASER QUARTER                       SHARES           PRICES          PURCHASE PRICE
                  -----------------                      ---------    -----------------    --------------
1998
  Third Quarter......................................     166,000      $16.690-$23.206        $19.666
  Fourth Quarter.....................................     135,000      $15.604-$16.967        $16.422
1999
  First Quarter......................................     144,500      $14.623-$16.604        $15.741
  Second Quarter.....................................           0                   --             --
  Third Quarter......................................           0                   --             --
  Fourth Quarter.....................................           0                   --             --
2000
  First Quarter......................................           0                   --             --
  Second Quarter.....................................           0                   --             --
  Third Quarter......................................           0                   --             --
  Fourth Quarter through October 23, 2000............           0                   --             --

PURCHASES BY RIVERSIDE AND HEARTLAND

     Neither Riverside nor Heartland has purchased any shares of MascoTech common stock.

AGREEMENTS RELATING TO MASCOTECH SECURITIES

     Restricted Stock Awards. MascoTech has committed to issue restricted stock awards for approximately 16,000 shares of MascoTech common stock to employees of the MascoTech Forming Technologies -- Burns Molloy division, pending approval of the MascoTech board of directors in September 2000.

     Pledges of MascoTech Common Stock. The Richard A. Manoogian Trust has granted a pledge or security interest to Michigan National Bank in 2,420,076 shares of MascoTech common stock under a business loan agreement dated August 4, 1998 and related security or pledge agreements.

     The Richard A. Manoogian Trust and Richard A. Manoogian, individually, have granted a pledge or security interest to Comerica Bank in 1,747,948 shares of MascoTech common stock under an amended and restated letter agreement dated March 15, 1993 and related security or pledge agreements.

     MascoTech 401(k) Plans. MascoTech maintains 401(k) plans pursuant to which its employees have the ability to invest in MascoTech common stock.

AGREEMENT RELATING TO MASCO CORPORATION SECURITIES

     In July 2000, Masco Corporation implemented an Executive Stock Purchase Program pursuant to which Messrs. Manoogian, Hennessey and Gargaro, among other participants, purchased stock of Masco Corporation at its fair market value. Messrs. Manoogian, Hennessey and Gargaro purchased the stock with proceeds from bank loans guaranteed by Masco Corporation totaling $26 million in the case of Mr. Manoogian, $750,000 in the case of Mr. Hennessey and $2.7 million in the case of Mr. Gargaro. Messrs. Manoogian, Hennessey and Gargaro have obligations to repay Masco Corporation for any amounts paid by Masco Corporation under the guarantee.

                             FINANCIAL PROJECTIONS

     MascoTech does not as a matter of course make public forecasts as to future revenues, earnings or other financial information. MascoTech did, however, prepare certain projections which it provided to Heartland and financial advisors of MascoTech and the special committee in connection with the mergers. The projections set forth below are included in this proxy statement solely because such information was provided to Heartland.

     THE PROJECTIONS SET FORTH BELOW WERE NOT PREPARED BY MASCOTECH WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROSPECTIVE FINANCIAL INFORMATION. IN ADDITION, THE PROJECTIONS WERE NOT PREPARED WITH THE ASSISTANCE OF OR REVIEWED, COMPILED OR EXAMINED BY, INDEPENDENT ACCOUNTANTS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MASCOTECH'S MANAGEMENT, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND MASCOTECH'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS SET FORTH BELOW WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS SET FORTH BELOW. SEE "FORWARD-LOOKING STATEMENTS" ON PAGE 79 OF THIS PROXY STATEMENT.

     In light of the uncertainties inherent in forward looking information of any kind, MascoTech cautions against undue reliance on such information. MascoTech does not intend to update or revise such projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, unless required by law.

                                                             FISCAL YEARS ENDED DECEMBER 31,
                                                 --------------------------------------------------------
                    ITEM                           2004        2003        2002        2001        2000
                    ----                           ----        ----        ----        ----        ----
                                                                 (IN MILLIONS OF DOLLARS)
Net Sales....................................    $2,443.0    $2,276.0    $2,116.5    $1,934.6    $1,759.7
Earnings Before Interest, Taxes, Depreciation
  and Amortization...........................    $  489.9    $  456.3    $  419.1    $  376.6    $  320.8
Net Income...................................    $  225.7    $  190.3    $  164.2    $  133.9    $   93.0

     The projections summarized above excluded certain expenses which in MascoTech's opinion did not reflect a "normalized" level of operations. Specifically, the year 2000 projections exclude projected operating losses at a start-up connecting rod facility and projected closure costs for a plant closed in the first half of 2000. These items have not been and would not be excluded in historical financial statements prepared in accordance with generally accepted accounting principles.

     In preparing the above five-year financial projections, MascoTech made a number of assumptions about its markets, their growth rates and other factors that may affect the accuracy of these financial projections.

     The projected increase in sales assumes moderate economic growth over the next five years, with generally flat North American automotive production and recovery of certain European currencies, versus the U.S. dollar, to approximate 1999 currency levels. The projected sales increases includes: projected benefits from recent investments for new technology and in support of new product programs including capacity expansion for European forging operations, new connecting rod facilities, state-of-the-art automated shaft manufacturing capabilities, and residential insulation facing; the projected improvement in market conditions for end markets served by large diameter fasteners, compressed gas cylinders and industrial gaskets; market expansion and cross-selling opportunities for our industrial closures; and continued projected growth for our towing systems business driven by new product introductions, including accessories, and enhanced business unit coordination resulting in expanded customer relationships.

     Earnings before interest, taxes, depreciation and amortization (EBITDA) was projected to increase due to increased operating earnings resulting from the increased sales discussed above, as well as margin improvement. Margin improvement was projected to result from the resolution of new business launch and other operational issues at various businesses. In addition, a portion of the projected margin improvement was related to anticipated improved industry conditions in markets served by the large diameter fasteners, compressed gas cylinders and industrial gaskets businesses, resulting in better cost absorption. Operating performance for towing systems was projected to improve from continued rationalization of distribution, manufacturing and business processes. Recent investments for new technology and capacity expansion and modernization were projected to result in margin improvement in a number of businesses. In addition, corporate general and administrative costs were not projected to increase as rapidly as sales, resulting in margin improvement.

     Net income was projected to increase because of the increases in operating income described above. In addition, other expense was projected to decrease as a result of increased equity income from affiliate investments and significantly lower interest expense. The lower interest expense is projected both due to the impact of lower debt due to cash flow being utilized to repay debt, and in 2004, because of the projected conversion into equity of the convertible debt outstanding in late 2003.

     At Heartland's request, we reviewed our forecast for the year 2000 in July 2000, to reflect then current actual and forecasted performance. As a result of this review it was determined that markets for certain products had not improved as projected and that certain operational issues, principally related to new product or process launches, had not progressed as projected. Notwithstanding these issues, it was determined that projected revenues substantially approximated the amount indicated above for 2000 and that by further excluding full year launch cost and expenses (in addition to the start-up costs and plant closure costs mentioned above) to better normalize operational performance, it was determined that EBITDA and net income substantially approximated the above amounts.

     The projections set forth above should be read together with the "Selected Historical Financial Data" included in this proxy statement and MascoTech's historical financial statements and other financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as set forth in MascoTech's Annual Report on Form 10-K for the year ended December 31, 1999 and MascoTech's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, each of which is incorporated by reference into this proxy statement. For purposes of incorporation of those filings into this proxy statement, any references in those documents to "safe harbor" protection for forward-looking statements are not applicable to this proxy statement.

                           FORWARD-LOOKING STATEMENTS

     We are including the following discussion to inform you generally of some of the risks and uncertainties that can affect MascoTech.

     From time to time, MascoTech's management or persons acting on MascoTech's behalf make forward-looking statements to inform existing and potential security holders about MascoTech. These statements may include projections and estimates concerning the timing and success of specific projects and MascoTech's future income or capital spending. Forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. In addition, sometimes we will specifically describe a statement as being a forward-looking statement and refer to this section. These statements by their nature are subject to risks, uncertainties and assumptions and will be influenced by various factors. Should any of the assumptions underlying a forward-looking statement prove incorrect, actual results could vary materially.

     Except for the historical information contained in this proxy statement, the matters discussed in this proxy statement are forward-looking statements that are subject to risks, uncertainties and assumptions. Actual results could differ materially based on numerous factors.

                                    EXPENSES

     MascoTech estimates that fees and expenses incurred in connection with the mergers, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, financial printing and other related charges, and fees and expenses related to debt financing, will be approximately $78.9 million. Estimated fees and expenses to be incurred by MascoTech in connection with the mergers are as follows:

                                                                (IN THOUSANDS)
                                                                --------------
Filing Fees.................................................      $   121.4
Financial Advisors' Fees and Expenses (estimated total for
  board of directors and the special committee).............       13,100.0
Financial Advisors' Fees and Expenses (estimated total for
  Riverside)................................................       14,000.0
Debt Financing Expenses.....................................       35,500.0
Legal Fees and Expenses (estimated total for board of
  directors and the special committee)......................        1,730.0
Legal Fees and Expenses (estimated total for Riverside).....        1,500.0
Accounting Fees and Expenses................................          100.0
Exchange Agent Fees.........................................           30.0
Printing and Mailing Costs..................................           65.1
Miscellaneous...............................................       12,753.5
                                                                  ---------
  Total.....................................................      $78,900.0
                                                                  =========

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

FIVE PERCENT HOLDERS AND EXECUTIVE OFFICERS AND DIRECTORS OF MASCOTECH

     Set forth below is information concerning beneficial ownership of MascoTech common stock as of October 13, 2000 by (i) all persons known by MascoTech to be the beneficial owners of five percent or more of MascoTech common stock, (ii) each director of MascoTech, (iii) each executive officer of MascoTech and (iv) all directors and executive officers of MascoTech as a group. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

                                                                    SHARES OF           PERCENTAGE OF
                                                                    MASCOTECH             MASCOTECH
                                                                   COMMON STOCK          COMMON STOCK
                            NAME                                BENEFICIALLY OWNED    BENEFICIALLY OWNED
                            ----                                ------------------    ------------------
William T. Anderson (1).....................................           87,640              *
Peter A. Dow (2)(3).........................................           55,732              *
Roger T. Fridholm (2)(4)....................................           24,940              *
Lee M. Gardner (1)..........................................          516,901                 1.1%
Eugene A. Gargaro, Jr. (1)(5)(6)(7).........................        2,114,065                 4.7%
Frank M. Hennessey (1)(8)...................................          581,777                 1.3%
William K. Howenstein (2)...................................           16,100              *
David B. Liner (1)(9).......................................           33,384              *
Richard A. Manoogian (1)(5)(6)(10)..........................        6,697,529                14.8%
John A. Morgan (2)..........................................           35,790              *
Helmut F. Stern (2).........................................           13,220              *
James F. Tompkins (1).......................................           64,415              *
Timothy Wadhams (1)(11).....................................          379,408              *
All 13 Directors and executive officers of MascoTech as a
  group (excluding subsidiary, divisional and group
  executives) (1)(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)...........        8,629,948                18.8%
Cramer Rosenthal McGlynn, LLC
  707 Westchester Avenue
  White Plains, New York 10604 (12).........................        2,498,377                 5.6%
Masco Corporation
  21001 Van Born Road
  Taylor, Michigan 48180....................................        7,824,690                17.5%

-------------------------
  *  Less than 1%.

 (1) Includes unvested restricted stock award shares held under MascoTech's restricted stock incentive plans (46,750 shares for Mr. Anderson, 105,480 shares for Mr. Gardner, 22,614 shares for Mr. Gargaro, 241,390 shares for Mr. Hennessey, 22,730 shares for Mr. Liner, 196,860 shares for Mr. Manoogian, 31,920 shares for Mr. Tompkins, 90,890 shares for Mr. Wadhams and 758,634 shares for all directors and executive officers as a group) and shares which may be acquired before December 13, 2000 upon exercise of stock options (16,000 shares for Mr. Anderson, 338,061 shares for Mr. Gardner, 10,000 shares for Mr. Gargaro, 70,000 shares for Mr. Hennessey, 265,000 shares for Mr. Manoogian, 8,000 shares for Mr. Tompkins, 155,769 shares for Mr. Wadhams and 862,830 shares for all directors and executive officers as a group). Holders have sole voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

 (2) Includes unvested restricted stock award shares held under MascoTech's 1997 Non-Employee Directors Stock Plan (2,316 shares for each of Messrs. Dow, Fridholm and Morgan; 2,150 shares for Mr. Howenstein; 2,664 shares for Mr. Stern and 11,762 shares for all directors and executive officers as a group) and shares which may be acquired before December 13, 2000 upon exercise of stock options under such Plan (6,000 for Messrs. Dow, Fridholm, Howenstein and Morgan and 3,000 for Mr. Stern; and 27,000 for all directors and executive officers of MascoTech as a group). Holders have sole voting but no investment power over unvested restricted shares and have neither voting nor investment power over unexercised option shares.

 (3) Includes 2,750 shares owned by Mr. Dow's wife, as to which shares Mr. Dow disclaims beneficial ownership.

 (4) Includes 250 shares owned by a relative of Mr. Fridholm and 4,100 shares owned by Mr. Fridholm's wife. Mr. Fridholm disclaims beneficial ownership of these shares.

 (5) Includes 995,500 shares owned by the Richard and Jane Manoogian Foundation, for which Messrs. Gargaro and Manoogian serve as directors, and 109,677 shares which could be acquired upon conversion of convertible securities owned by such Foundation. The directors of the Foundation share voting and investment power with respect to the securities owned by the Foundation, but Messrs. Gargaro and Manoogian disclaim beneficial ownership of such securities.

 (6) Includes 661,260 shares owned by a charitable foundation, for which Messrs. Gargaro and Manoogian serve as directors, and 224,516 shares which could be acquired upon conversion of convertible securities owned by such foundation. The directors of the foundation share voting and investment power with respect to the securities owned by the foundation, but Messrs. Gargaro and Manoogian disclaim beneficial ownership of such securities.

 (7) Includes 2,000 shares held by a charitable foundation for which Mr. Gargaro serves as a director, 27,000 shares held by trusts for which he serves as a trustee and 4,354 shares which could be acquired upon conversion of convertible debt securities owned by such trusts. Mr. Gargaro, in his capacity as director of the foundation and as trustee of the trusts, shares voting and investment power with respect to the securities owned by such entities, but he disclaims beneficial ownership of such securities.

 (8) Includes 9,677 shares which could be acquired upon conversion of convertible securities owned by Mr. Hennessey.

 (9) Mr. Liner shares voting and investment power with respect to 10,654 shares.

(10) Includes 20,000 shares owned by a charitable foundation for which Mr. Manoogian serves as director, and 51,000 shares held by trusts of which Mr. Manoogian serves as trustee. The directors of the charitable foundation and trustees of the trusts share voting and investment power with respect to the securities owned by the foundation and the trusts, but Mr. Manoogian disclaims beneficial ownership of such securities.

(11) Includes 1,500 shares owned by a relative of Mr. Wadhams and 5,400 shares owned by Mr. Wadhams's wife, as to all of which beneficial ownership is disclaimed.

(12) Based on a Schedule 13G dated January 31, 2000 and filed with the SEC, at December 31, 1999 Cramer Rosenthal McGlynn, LLC beneficially owned 2,498,377 shares of common stock and shares voting and investment power over these shares.

     Masco Corporation and Mr. Manoogian may each be deemed a controlling person of MascoTech by reason of their respective significant ownership of common stock and, in the case of Mr. Manoogian, his positions as a director and chairman of the board of MascoTech, as more fully described under "Interests of Certain Persons in the Mergers."

EXECUTIVE OFFICERS AND DIRECTORS OF MASCO CORPORATION

     Set forth below is information concerning beneficial ownership of MascoTech common stock as of October 13, 2000 by each director and executive officer of Masco Corporation. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

                                                                    SHARES OF           PERCENTAGE OF
                                                                    MASCOTECH             MASCOTECH
                                                                   COMMON STOCK          COMMON STOCK
                            NAME                                BENEFICIALLY OWNED    BENEFICIALLY OWNED
                            ----                                ------------------    ------------------
Lillian Bauder..............................................                0              *
Thomas G. Denomme...........................................                0              *
David A. Doran (1)..........................................           35,370              *
Daniel R. Foley (2).........................................           18,900              *
Eugene A. Gargaro, Jr. (2)(3)(4)(5)(6)......................        2,114,065                4.7%
Joseph L. Hudson, Jr........................................                0              *
Verne G. Istock.............................................                0              *
Raymond F. Kennedy..........................................           15,000              *
Mary Ann Krey (7)...........................................            3,000              *
John R. Leekley (8).........................................           26,800              *
Wayne B. Lyon (5)(9)........................................           62,159              *
Richard A. Manoogian (2)(3)(4)(10)..........................        6,697,529               14.8%
John A. Morgan (11).........................................           35,790              *
Richard G. Mosteller........................................                0              *
Robert B. Rosowski..........................................           18,600              *
Arman Simone (12)...........................................           20,000              *
Peter W. Stroh..............................................                0              *

-------------------------
  *  Less than 1%.

 (1) Includes 170 shares owned by Mr. Doran's wife, as to which shares Mr. Doran disclaims beneficial ownership.

 (2) Includes unvested restricted shares issued under the MascoTech's restricted stock incentive plans (8,700 shares for Mr. Foley, 22,614 shares for Mr. Gargaro and 196,860 shares for Mr. Manoogian) and shares of MascoTech common stock which may be acquired before December 13, 2000 upon exercise of stock options (10,000 shares for Mr. Gargaro and 265,000 shares for Mr. Manoogian). Holders have voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(3) Includes 995,500 shares owned by the Richard and Jane Manoogian Foundation, for which Messrs. Gargaro and Manoogian serve as directors, and 109,677 shares which could be acquired upon conversion of convertible securities owned by such Foundation. The directors of the Foundation share voting and investment power with respect to the securities owned by the Foundation, but Messrs. Gargaro and Manoogian disclaim beneficial ownership of such securities.

 (4) Includes 661,260 shares owned by a charitable foundation, for which Messrs. Gargaro and Manoogian serve as directors, and 224,516 shares which could be acquired upon conversion of convertible securities owned by such foundation. The directors of the foundation share voting and investment power with respect to the securities owned by the foundation, but Messrs. Gargaro and Manoogian disclaim beneficial ownership of such securities.

 (5) Includes 2,000 shares held by a charitable foundation for which Messrs. Gargaro and Lyon serve as directors. The directors of the foundation share voting and investment power with respect to the securities owned by such foundation, but Messrs. Gargaro and Lyon disclaim beneficial ownership of such securities.

 (6) Includes 27,000 shares owned by trusts for which Mr. Gargaro serves as a trustee and 4,354 shares which could be acquired upon conversion of convertible debt securities owned by such trusts.

     Mr. Gargaro, in his capacity as a trustee of the trusts, shares voting and investment power with respect to the securities owned by such trusts, but he disclaims beneficial ownership of such securities.

 (7) Includes 3,000 shares owned by Ms. Krey's husband, as to which shares Ms. Krey disclaims beneficial ownership.

 (8) Includes 6,800 shares held by a trust for which Mr. Leekley serves as a trustee. Mr. Leekley, in his capacity as a trustee, shares voting and investment power with respect to the securities owned by the trust, but he disclaims beneficial ownership.

 (9) Includes 24,159 shares which may be acquired upon conversion of convertible securities, of which 386 shares are issuable upon conversion of convertible securities owned by trusts for which Mr. Lyon serves as a trustee. Mr. Lyon, in his capacity as a trustee, shares voting and investment power with respect to the securities owned by the trusts, but he disclaims beneficial ownership.

(10) Includes 20,000 shares owned by a charitable foundation for which Mr. Manoogian serves as a director and 51,000 shares held by trusts of which Mr. Manoogian serves as trustee. The directors of the foundation share voting and investment power with respect to the MascoTech securities owned by such foundation, but Mr. Manoogian disclaims beneficial ownership of such securities.

(11) Includes for Mr. Morgan 2,316 unvested restricted stock award shares of MascoTech common stock issued under the MascoTech 1997 Non-Employee Directors Stock Plan and 6,000 shares of MascoTech common stock which may be acquired before December 13, 2000 upon exercise of stock options issued under such plan. Holders have voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(12) Includes 10,000 shares owned by a charitable organization for which Mr. Simone serves as a director. The directors of the charitable organization share voting and investment power with respect to the MascoTech securities owned by such entity, but Mr. Simone disclaims beneficial ownership of such securities.

                 DIRECTORS AND EXECUTIVE OFFICERS OF MASCOTECH

     The following persons are the executive officers and/or directors of MascoTech as of the date of this proxy statement. None of these persons nor MascoTech has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Unless otherwise specified, each of the directors and executive officers of MascoTech is a citizen of the United States of America, and has his principal business address at 21001 Van Born Road, Taylor, Michigan 48180. (Telephone: (313) 274-7405).*

           NAME AND ADDRESS
    AND CITIZENSHIP, IF APPLICABLE              PRINCIPAL OCCUPATION DURING LAST FIVE YEARS
    ------------------------------              -------------------------------------------
William T. Anderson....................  Vice President -- Controller of MascoTech since September
                                         1998. Previously was Vice President of Operational
                                         Accounting from December 1990 until September 1998.
*Peter A. Dow..........................  Private Investor since February 1995. Retired as Vice
                                         Chairman, Chief Operating Officer and Chairman of the
                                         Executive Committee of Campbell-Ewald, 30400 Van Dyke,
                                         Warren, MI 48093, an advertising and marketing
                                         communications company in February 1995.
*Roger T. Fridholm.....................  President of St. Clair Group, Inc., a private investment
St. Clair Group, Inc                     and management services company, since January 1991.
15840 Lakeview Court                     President of IPG Services Corporation since November 1995,
Grosse Pointe, Michigan 48230            and President of Ad Hoc, Inc. since August 1996, both of
                                         which are staffing service companies located at 900
                                         Wilshire Drive, Troy, MI 48084. Also served as
                                         President -- Business, Technology and Staffing Services
                                         Group of MSX International, Inc., 275 Rex Blvd., Auburn
                                         Hills, MI 48326, an affiliate of MascoTech which provides
                                         technology based consulting services, from May 1998
                                         through June 2000.
Lee M. Gardner ........................  President and Chief Operating Officer of MascoTech since
                                         October 1992.
Eugene A. Gargaro, Jr. ................  Secretary of MascoTech since January 1984 and Vice
                                         President and the Secretary of Masco Corporation since
                                         October 1993.
*Frank M. Hennessey....................  Vice Chairman and Chief Executive Officer of MascoTech
                                         since February 1998. Previously served as Masco
                                         Corporation's Executive Vice President from September 1995 until February 1998. Chairman of EMCO Limited, a plumbing
                                         products distributor located at 620 Richmond Street,
                                         London, Ontario, Canada N6A 5J9 since September 1995 and
                                         President and Chief Executive Officer of EMCO Limited from
                                         December 1990 until May 1997.
*William K. Howenstein.................  Retired in June 1998 as President of TMX Division of
                                         Thyssen, Inc., N.A., 400 Renaissance Center -- Suite 1700,
                                         Detroit, Michigan 48243, a materials management and
                                         logistic services company, and has been a consultant since
                                         June 1998. Previously held various positions at Copper and
                                         Brass Sales, Inc., 400 Renaissance Center -- Suite 1700,
                                         Detroit, MI 48243, including Chairman and Chief Executive
                                         Officer, from June 1970 until its acquisition in March
                                         1997 by Thyssen, Inc., N.A.

           NAME AND ADDRESS
    AND CITIZENSHIP, IF APPLICABLE              PRINCIPAL OCCUPATION DURING LAST FIVE YEARS
    ------------------------------              -------------------------------------------
David B. Liner.........................  Vice President and General Counsel of MascoTech since
                                         September 1998. Joined MascoTech in February 1997 as Vice
                                         President and Corporate Counsel. Previously employed by
                                         Masco Corporation as Associate Corporate Counsel from
                                         December 1987.
*Richard A. Manoogian..................  Chairman of the Board of MascoTech since May 1984 and
                                         Chairman of the Board and Chief Executive Officer of Masco
                                         Corporation, a manufacturer of home improvement and
                                         building products, since July 1985. Served as Chief
                                         Executive Officer of MascoTech from its formation in May
                                         1984 until January 1998. Also served as Chairman of the
                                         Board of TriMas Corporation, 315 East Eisenhower Parkway,
                                         Ann Arbor, Michigan 48108, a diversified manufacturer of
                                         industrial products, from February 1989 until it was
                                         acquired by MascoTech in January 1998.
*John A. Morgan........................  Managing Director of Morgan Lewis Githens & Ahn, Inc., an
Morgan Lewis Githens & Ahn, Inc.         investment banking firm, since August 1982.
767 Fifth Avenue, 8th Floor
New York, New York 10153
*Helmut F. Stern.......................  President of Arcanum Corporation, a private research and
Arcanum Corporation                      development company, since October 1968.
P.O. Box 1584
Ann Arbor, Michigan 48106
James F. Tompkins......................  Treasurer of MascoTech since May 1998. Assistant Treasurer from August 1988 to May 1998.
Timothy Wadhams........................  Executive Vice President, Finance and Administration, and
                                         Chief Financial Officer of MascoTech since September 1998.
                                         Previously served as MascoTech's Senior Vice President and
                                         Chief Financial Officer from February 1998 until September
                                         1998 and as Vice President -- Controller and Treasurer
                                         from June 1990 until February 1998.

-------------------------
* Directors of MascoTech are indicated with an asterisk.

             DIRECTORS AND EXECUTIVE OFFICERS OF MASCO CORPORATION

     The following persons are the executive officers and/or directors of Masco Corporation as of the date of this proxy statement. None of these persons nor Masco Corporation has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Unless otherwise specified, each of the directors and executive officers of Masco Corporation is a citizen of the United States of America, and has his or her principal business address at 21001 Van Born Road, Taylor, Michigan 48180. (Telephone: (313) 274-7400).*

NAME AND ADDRESS AND CITIZENSHIP, IF APPLICABLE         PRINCIPAL OCCUPATION DURING LAST FIVE YEARS
-----------------------------------------------         -------------------------------------------
Dr. Lillian Bauder............................     Vice President -- Corporate Affairs of Masco
                                                   Corporation since October 1996. From February 1983 to
                                                   October 1996, served as President and Chief Executive
                                                   Officer of Cranbrook Educational Community, a school
                                                   and museum complex, 380 Lone Pine Road, P.O. Box 801,
                                                   Bloomfield Hills, Michigan 48303.
*Thomas G. Denomme............................     Retired in December 1997 as Vice Chairman and Chief
                                                   Administrative Officer of Chrysler Corporation, an
                                                   automobile manufacturer, 1000 Chrysler Drive, Auburn
                                                   Hills, Michigan 48326, a position he assumed in April
                                                   1981.
David A. Doran................................     Vice President -- Taxes of Masco Corporation since
                                                   September 1984.
Daniel R. Foley...............................     Vice President -- Human Resources of Masco
                                                   Corporation since January 1996. Previously employed
                                                   by MascoTech as Vice President -- Human Resources
                                                   from February 1994 to December 1995.
Eugene A. Gargaro, Jr. .......................     Vice President and Secretary of Masco Corporation
                                                   since October 1993 and Secretary of MascoTech since
                                                   January 1984.
*Joseph L. Hudson, Jr. .......................     Trustee of the Hudson -- Webber Foundation, a
Hudson-Webber Foundation                           philanthropic organization, since December 1996, and
333 West Fort Street, Suite 1310                   served as its Chairman from July 1979 until December
Detroit, Michigan 48226                            1996.
*Verne G. Istock..............................     Retired in September 2000 as President of Bank One
Bank One Corporation                               N.A. and Chairman and Chief Executive Officer of Bank
One First National Plaza                           One, Michigan. Previously Chairman and Chief
Chicago, Illinois 60670                            Executive Officer of NBD BanCorp, One First National
                                                   Plaza, Chicago, Illinois 60670, from January 1994
                                                   until the merger of NBD and First Chicago Corporation
                                                   in December 1995, when named President and Chief
                                                   Executive Officer of First Chicago NBD Corporation,
                                                   then elected Chairman in May 1996. From the merger of
                                                   First Chicago NBD Corporation and Banc One
                                                   Corporation in October 1998 until October 1999,
                                                   served as Chairman of the Board of Bank One
                                                   Corporation. From October 1999 through September
                                                   2000, served as President of Bank One N.A. and
                                                   Chairman and Chief Executive Officer of Bank One,
                                                   Michigan, 611 Woodward Avenue, Detroit, Michigan
                                                   48226.

NAME AND ADDRESS AND CITIZENSHIP, IF APPLICABLE         PRINCIPAL OCCUPATION DURING LAST FIVE YEARS
-----------------------------------------------         -------------------------------------------
*Raymond F. Kennedy...........................     President and Chief Operating Officer since August
                                                   1996. Previously, served as President -- Building
                                                   Products from September 1989 to March 1995, then
                                                   Executive Vice President of Masco Corporation from
                                                   March 1995 until August 1996.
*Mary Ann Krey................................     Chairman and Chief Executive Officer of Krey
Krey Distributing Company                          Distributing Company, a beverage distribution firm
150 Turner Blvd.                                   since December 1987.
St. Peters, Missouri 63376
John R. Leekley...............................     Senior Vice President and General Counsel of Masco
                                                   Corporation since August 1996. Previously served as
                                                   Vice President and General Counsel of Masco
                                                   Corporation from May 1988.
*Wayne B. Lyon................................     Chairman of LifeStyle Furnishings International Ltd.,
LifeStyle Furnishings                              a manufacturer of home furnishings, since February
International Ltd.                                 2000. Also served as its President and Chief
4000 LifeStyle Court                               Executive Officer from August 1996 until February
High Point, North Carolina 27265                   2000. Previously employed by Masco Corporation as
                                                   President and Chief Operating Officer from May 1985
                                                   until August 1996.
*Richard A. Manoogian.........................     Chairman of the Board and Chief Executive Officer of
                                                   Masco Corporation since July 1985 and Chairman of the
                                                   Board of MascoTech since May 1984. Served as Chief
                                                   Executive Officer of MascoTech from its formation in
                                                   May 1984 until January 1998. Also served as Chairman
                                                   of the Board of TriMas Corporation, a diversified
                                                   manufacturer of industrial products located at 315
                                                   East Eisenhower Parkway, Ann Arbor, MI 48108, from
                                                   February 1989 until it was acquired by MascoTech,
                                                   Inc. in January 1998.
*John A. Morgan...............................     Managing Director of Morgan Lewis Githens & Ahn,
Morgan Lewis Githens & Ahn, Inc.                   Inc., an investment banking firm since August 1982.
767 Fifth Avenue, 8th Floor
New York, New York 10153
Richard G. Mosteller..........................     Senior Vice President -- Finance of Masco Corporation
                                                   since July 1985.
Robert B. Rosowski............................     Vice President -- Controller since July 1985 and,
                                                   since October 1996, Treasurer of Masco Corporation.
*Arman Simone.................................     Retired in June 1978 as President of Simone
                                                   Corporation, Christ Hospital, 176 Palisades Avenue,
                                                   Jersey City, New Jersey 07302, commercial builders
                                                   and developers. Currently involved in various
                                                   philanthropic endeavors focusing on children,
                                                   education and alternative medicine.
*Peter W. Stroh...............................     Retired in December 1997 as Chairman of the Board and
                                                   Chief Executive Officer of The Stroh Companies, Inc.,
                                                   100 River Place, Detroit, Michigan 48207-4291, and as
                                                   Chairman of The Stroh Brewery Company, positions he
                                                   assumed in May 1995.

-------------------------
* Directors of Masco Corporation are indicated by an asterisk.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE FOUNDATION

     Messrs. Manoogian (president and treasurer) and Gargaro (secretary) and Jane Manoogian (vice president) are all the executive officers of the Foundation and each of them is a director of the Foundation as of the date of this proxy statement. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each of the directors and executive officers of the Foundation is a citizen of the United States of America, and has his or her principal business address at 21001 Van Born Road, Taylor, Michigan 48180. (Telephone: (313) 274-7400). Messrs. Manoogian and Gargaro's beneficial ownership of stock of MascoTech and a description of their experiences can be found in the sections entitled "Security Ownership of Management and Certain Beneficial Owners" and "Directors and Executive Officers of Masco Corporation." Ms. Manoogian does not beneficially own shares of common stock of MascoTech other than 995,500 shares owned by the Foundation and Ms. Manoogian disclaims beneficial ownership of such shares. Ms. Manoogian has been the vice president and director of the Foundation for the last five years.

             IDENTITIES AND BACKGROUNDS OF RIVERSIDE AND HEARTLAND

RIVERSIDE COMPANY LLC

     Riverside is a Delaware limited liability company organized at the direction of Heartland, its sole member, for the purpose of facilitating the recapitalization. Prior to the effective time of the recapitalization merger, Heartland and the co-investors will invest in Riverside for purposes of consummating the recapitalization merger. After Heartland's and the co-equity investors' investments in Riverside, Heartland will continue to control Riverside.

     Riverside is a transitory merger vehicle which was formed solely to facilitate the recapitalization merger and will cease to exist at the time of the recapitalization merger. Accordingly, it does not have and is not expected to have business activities, assets or liabilities, other than those arising under the recapitalization agreement. Its business address is 320 Park Avenue, 33rd Floor, New York, New York 10022 and the telephone number is (212) 981-5613.

     Set forth below is the name of each manager of Riverside, the present principal occupation and employment of each such manager and a brief description of his principal occupation and business experience during at least the last five years. Each manager of Riverside has been a manager of Riverside since it was formed in July 2000. Each person listed below is a citizen of the United States. The business address for Messrs. Stockman, Tredwell and Lewis is 320 Park Avenue, 33rd Floor, New York, New York 10022 and the telephone number at that address is (212) 981-5613.

     David Stockman. Mr. Stockman is the founder and a senior managing director of Heartland. Prior to Heartland, Mr. Stockman was a senior managing director of The Blackstone Group L.P. and had been with Blackstone since 1988.

     Daniel P. Tredwell. Mr. Tredwell has been a senior managing director of Heartland since its inception. Prior to Heartland, Mr. Tredwell was a managing director at Chase Securities Inc. since 1987.

     Perry J. Lewis. Mr. Lewis has been a partner of Heartland since February 2000. Before joining Heartland, Mr. Lewis was a partner at Morgan Lewis Githens & Ahn since its inception in 1980. Prior to founding Morgan Lewis Githens & Ahn, Mr. Lewis was senior vice president and manager of Smith Barney Harris Upham & Co., where he worked for 13 years.

HEARTLAND INDUSTRIAL PARTNERS, L.P.

     Heartland is a Delaware limited partnership established in January 2000. The general partner of Heartland is Heartland Industrial Associates L.L.C. The management, operation and policy of Heartland is vested exclusively in Heartland Industrial Associates L.L.C., as general partner. Heartland is a private equity firm formed to focus on investments in industrial companies. Its business address is 320 Park Avenue, 33rd Floor, New York, New York 10022 and the telephone number is (212) 981-5613.

HEARTLAND INDUSTRIAL ASSOCIATES L.L.C.

     Heartland Industrial Associates L.L.C. is a Delaware limited liability company. Heartland Industrial Associates L.L.C. was formed in December 1999 to serve as the general partner of Heartland and to focus, through its affiliates, on investments in industrial companies. The sole member of Heartland Industrial Associates L.L.C. is David Stockman. Heartland Industrial Associates L.L.C. is managed by its sole member and there are no managers of Heartland Industrial Associates L.L.C. Its business address is 320 Park Avenue, 33rd Floor, New York, New York 10022 and its telephone number is (212) 981-5613.

GENERAL

     None of Riverside, Heartland, Heartland Industrial Associates L.L.C. or Messrs. Stockman, Tredwell or Lewis beneficially owns any securities of MascoTech or has engaged in any transaction involving any securities of MascoTech, other than as contemplated by the recapitalization agreement. None of Riverside,

Heartland, Heartland Industrial Associates L.L.C. or Messrs. Stockman, Tredwell or Lewis has been a party to any judicial or administrative proceeding or a finding of any violation of federal or state securities laws that resulted in a judgment, decree or final determination enjoining it or him from future violations of, or prohibiting activities subject to, federal or state securities laws or has been convicted in a criminal proceeding.

MASCO CAPITAL CORPORATION; ADVISORY COMMITTEE

     Masco Capital Corporation, a subsidiary of Masco Corporation, is a limited partner of Heartland and it, as well as all other limited partners, is required to pay its share of a quarterly management fee to Heartland Industrial Associates L.L.C., as general partner of Heartland. In addition, Mr. Manoogian is a member of the advisory board of Heartland, which was established to consult with the general partner of Heartland on various matters, including those related to investments, general market trends, specific transactions and management assessment. The advisory board is an informal advisory board which does not have the authority to take material binding action with respect to Heartland. Since Heartland's formation, the advisory board has not had any meetings or been presented with any matters for consideration.

                        APPRAISAL OR DISSENTERS' RIGHTS

     Under Section 262 ("Section 262") of the Delaware General Corporation Law (the "DGCL"), if you do not vote your outstanding shares of MascoTech common stock in favor of adoption of the recapitalization agreement, you will be entitled to dissent and elect to have the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the recapitalization merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery and paid to you in cash.

     You will not have any appraisal rights under Section 262 with respect to the merger with MascoTech Harbor because MascoTech common stock is traded on the NYSE and you will continue to own the same stock of MascoTech, the surviving corporation, following the merger with MascoTech Harbor.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, a copy of which is provided as Annex G to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of MascoTech common stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect your appraisal rights.

     Under Section 262, where a merger agreement (such as the recapitalization agreement) is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting of MascoTech stockholders described in this proxy statement, the corporation, not less than 20 days prior to the meeting, must notify each person who was a stockholder on the record date and who is entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement is that notice to you, and a copy of Section 262 is attached to this proxy statement as Annex G. If you wish to exercise your appraisal rights or wish to preserve the right to do so, you should review carefully Section 262 and seek advice of legal counsel, since failure to comply fully with the procedures of Section 262 will result in the loss of appraisal rights.

     If you wish to exercise the right to dissent from the recapitalization merger and demand appraisal under Section 262, you must satisfy each of the following conditions:

     - You must deliver to us written demand for appraisal of your shares of MascoTech common stock before the vote on adoption of the recapitalization agreement at the special meeting, which demand will be sufficient if it reasonably informs us of your identity and that you intend to demand the appraisal of your shares;

     - You must not vote your shares in favor of adoption of the recapitalization agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the recapitalization agreement, if you vote by proxy and wish to exercise appraisal rights, you must vote against adoption of the recapitalization agreement or abstain from voting on adoption of the recapitalization agreement; and

     - You must continuously hold your shares from the date of making your written demand through the completion of the recapitalization merger. If you are the record holder of shares of common stock on the date the written demand for appraisal is made but thereafter transfer these shares prior to the completion of the recapitalization merger, you will lose any right to appraisal in respect of the shares.

     Your failure to vote against the adoption of the recapitalization agreement will not constitute a waiver of your appraisal rights.

     Neither voting in person or by proxy against, abstaining from voting on or failing to vote on the proposal to adopt the recapitalization agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

     Only a holder of record of shares of MascoTech common stock issued and outstanding immediately prior to the completion of the recapitalization merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on the stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends thereby to demand appraisal of the stockholder's shares of MascoTech common stock.

     If your shares of MascoTech common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a written demand should be made in that capacity. If your shares of MascoTech common stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners.

     A record holder such as a broker who holds shares of MascoTech common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of MascoTech common stock held for one or more beneficial owners while not exercising those rights with respect to the shares of MascoTech common stock held for one or more other beneficial owners; in that case, the written demand should set forth the number of shares of MascoTech common stock as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of MascoTech common stock held in the name of the record owner. If you hold your shares of MascoTech common stock in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

     A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver, before the vote on adoption of the recapitalization agreement at the special meeting, a written demand to MascoTech, Inc., 21001 Van Born Road, Taylor, Michigan 48180; Attention: Secretary.

     Within ten days after the completion of the recapitalization merger, the surviving corporation must send a notice as to the effectiveness of the recapitalization merger to each former MascoTech stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of adoption of the recapitalization agreement. Within 120 days after the completion of the recapitalization merger, but not thereafter, either MascoTech or any holder of dissenting shares of MascoTech common stock who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of all shares of MascoTech common stock held by dissenting stockholders. MascoTech is under no obligation to and has no present intent to file a petition for appraisal, and you should not assume that MascoTech will file a petition or that MascoTech will initiate any negotiations with respect to the fair value of the shares. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262.

     Within 120 days after the completion of the recapitalization merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from MascoTech, upon written request, a statement setting forth the aggregate number of shares of MascoTech common stock not voted in favor of adoption of the recapitalization agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. MascoTech must mail this statement to the stockholder within 10 days of receipt of a request or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

     A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to MascoTech, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of MascoTech common stock. After notice to the stockholders, the

Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the recapitalization merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a holder of dissenting shares of MascoTech common stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares of MascoTech common stock entitled to appraisal.

     IF YOU CONSIDER SEEKING APPRAISAL, YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION YOU WOULD RECEIVE UNDER THE MASCOTECH RECAPITALIZATION AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES. YOU SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court further stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the recapitalization merger, be entitled to vote the shares subject to this demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the recapitalization merger).

     If any stockholder who demands appraisal of shares of MascoTech common stock under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholder's shares of MascoTech common stock will be converted into the right to receive the merger consideration in cash in accordance with the MascoTech recapitalization agreement, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the completion of the recapitalization merger. A stockholder may withdraw a demand for appraisal by delivering to MascoTech a written withdrawal of the demand for appraisal and acceptance of the merger consideration, except that any such attempt to withdraw made more than 60 calendar days after the completion of the recapitalization merger will require the written approval of MascoTech. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder, absent approval of the Delaware Court of Chancery.

                 BUSINESS COMBINATIONS WITH INTERESTED PARTIES

STATE ANTI-TAKEOVER LAWS

     There are provisions of Delaware law that may be deemed to have an anti-takeover effect. These provisions are designed to protect stockholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with MascoTech to negotiate with the board of directors for the fair and equitable treatment of all stockholders.

     Under Delaware law, no Delaware corporation shall engage in a "business combination" with an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder, except in certain circumstances. "Business combination" includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder. "Interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own 15% or more of the corporation's voting stock. This prohibition does not apply if:

     - prior to the time that the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the stockholder's becoming an interested stockholder,

     - upon consummation of the transaction resulting in the stockholder's becoming an interested stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation, excluding voting stock owned by directors who are also officers and certain employee stock plans, or

     - at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that the interested stockholder does not own.

     A Delaware corporation may elect not to be governed by these restrictions. MascoTech has not so elected, but the MascoTech board has taken the necessary action to make the above restrictions on business combinations inapplicable to the mergers and the related transactions.

FAIR PRICE PROVISION

     MascoTech's certificate of incorporation provides that any "business combination" with any "interested stockholder" requires, in addition to any vote required by law, the affirmative vote of at least 95% of the outstanding shares of voting stock, voting together as a single class, unless certain fair price criteria and disclosure obligations are satisfied.

     "Business combination" to which the MascoTech fair price provision applies generally includes a merger, significant asset sales, significant stock issuances and certain other significant transactions. The fair price provision defines "interested stockholder" generally to mean a 30% stockholder of MascoTech.

     The effect of the subsidiary merger will be the repeal of this provision of MascoTech's certificate of incorporation.

STOCKHOLDER RIGHTS PLAN

     Under Delaware law, every corporation may create and issue rights entitling the holders of the rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of the rights.

     MascoTech has entered into a stockholder rights agreement. In connection with the execution of the recapitalization agreement, the MascoTech board of directors amended the MascoTech rights agreement to make the rights inapplicable to the transactions contemplated by the recapitalization agreement and to cause the rights agreement to terminate immediately prior to the recapitalization merger. As with most stockholder rights agreements, the terms of MascoTech's rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of MascoTech common stock and to exercisability. We have discussed the significant provisions of the stockholder rights plan below which is incorporated by reference into this proxy statement in its entirety.

     MascoTech's stockholder rights plan provides that each stockholder has one right for each share of common stock held. Each right entitles the registered holder to purchase from MascoTech one one-thousandth of a share of MascoTech's Series A Participating Cumulative Preferred Stock, par value $1.00 per share, at a purchase price of $60. The rights are subject to adjustment to prevent dilution of the interests represented by each right. The description and terms of the rights are set forth in the Rights Agreement dated as of February 20, 1998 by and between MascoTech and The Bank of New York, as rights agent, as amended by Amendment No. 1 to Rights Agreement dated as of September 22, 1998 and by Amendment No. 2 to Rights Agreement dated as of August 1, 2000.

     The MascoTech rights are attached to all MascoTech common stock certificates currently outstanding, and no separate certificates representing them have been distributed. The rights will separate from the MascoTech common stock, and be represented by separate certificates, upon the earlier of:

     - 10 business days following the date of any public announcement that a person or group of affiliated or associated persons, but excluding particular persons and entities, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding MascoTech common stock, or

     - 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding MascoTech common stock.

     Until the MascoTech rights separate from the MascoTech common stock to which they are attached, or an earlier date on which these rights are redeemed, exchanged or expire:

     - the rights will be evidenced by the common stock certificates and will be transferred only with them,

     - all new common stock certificates issued after February 27, 1998 and before the earlier of the separation of the rights or February 27, 2008 will contain a notation incorporating the terms of the rights agreement by reference, and

     - the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by the certificates.

     As soon as practicable after the date when the rights separate from the common stock, right certificates will be mailed to holders of record of common stock as of the close of business on that date and, after that time, the separate right certificates alone will represent the rights. Only common stock issued prior to the date when the rights separate from the common stock will be issued with rights. The MascoTech rights are not exercisable until their separation from the MascoTech common stock and will expire at the close of business on February 17, 2008 unless the MascoTech board redeems them earlier, as described below.

     If a third party acquires 15% or more of the MascoTech common stock, as described above, triggering a separation of the MascoTech rights from the MascoTech common stock, each holder of a MascoTech right will thereafter have the right to receive, upon exercise and payment of the exercise price, MascoTech common stock or, in some circumstances, cash, property or other securities of MascoTech, having a value equal to two times the exercise price. Alternatively, if the MascoTech rights separate from the common stock and become exercisable, MascoTech may provide that each right shall be exchanged for one share of MascoTech common stock without other payment of the exercise price, provided that the MascoTech board of directors may not effect the exchange at any time after any person, other than MascoTech or specified other related parties, together with all affiliates and associates of this person, beneficially owns 50% or more of the MascoTech common stock then outstanding.

     If, at any time after a third party acquires, or obtains the right to acquire beneficial ownership of, 15% or more of the outstanding MascoTech common stock, as described above,

     - MascoTech is acquired in a merger, statutory stock exchange, or other business combination in which MascoTech is not the surviving corporation,

     - an acquiring firm merges into MascoTech, or

     - 50% or more of MascoTech's assets or earning power is sold or transferred,

each holder of a MascoTech right, except as set forth below, shall thereafter have the right to receive, upon exercise and payment of the exercise price, common stock of the acquirer having a value equal to twice the exercise price.

     Any rights that are or were owned by an acquirer of beneficial ownership of more than 15% or more of the outstanding MascoTech common stock will be null and void.

     At any time prior to the earlier of 10 business days following the date upon which a third party acquires, or obtains the right to acquire beneficial ownership of, 15% of the outstanding MascoTech common stock, or February 27, 2008, the MascoTech board of directors may redeem the rights in whole, but not in part, at a redemption price of $.01 per right. Immediately upon the MascoTech board of directors' ordering the redemption of the rights, the rights will terminate and the holders of the rights will be entitled to receive only this redemption price.

     The MascoTech board of directors may amend any provision of the rights agreement without approval of the holders of the rights prior to 10 business days following the date upon which a third party acquires, or obtains the right to acquire beneficial ownership of, 15% of the outstanding MascoTech common stock. After this date, the board may not amend the rights agreement in any manner that would adversely affect the interests of the holders of the rights (with the exclusion of the third party).

     Until a right is exercised, a holder of rights will have no rights as MascoTech stockholder, including the right to vote and to receive dividends, beyond its rights as an existing stockholder.

     The MascoTech rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire more than 15% of the outstanding MascoTech common stock without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirers from making takeover proposals or tender offers. The rights are not intended to prevent a takeover, but are designed to enhance the ability of MascoTech's board of directors to negotiate with an acquirer on behalf of all the stockholders. The rights should also not interfere with any merger or other business combination approved by the MascoTech board of directors and the MascoTech stockholders because the board of directors may redeem the rights.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of MascoTech are incorporated in this document by reference to MascoTech's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report incorporated by reference in this document. A representative of PricewaterhouseCoopers LLP will be at the special meeting to answer questions from stockholders and will have the opportunity to make a statement.

                          FUTURE STOCKHOLDER PROPOSALS

     MascoTech will only hold an annual meeting in the year 2001 if the recapitalization merger has not already been completed. If such annual meeting is held, stockholder proposals intended to be presented at the 2001 annual meeting of stockholders of MascoTech must be received by the Chairman or the

Secretary of MascoTech at its principal executive offices: 21001 Van Born Road, Taylor, Michigan 48180, not later than December 20, 2000 for inclusion in the proxy materials for that meeting.

     MascoTech will have the right to exercise discretionary voting authority on any matter presented at the 2001 Annual Meeting that has not been presented to MascoTech in writing by December 20, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     MascoTech and Masco Corporation file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that MascoTech or Masco Corporation files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including MascoTech, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about MascoTech at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     MascoTech, the continuing stockholders, Heartland and Riverside have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the recapitalization merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above.

     The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. For purposes of incorporation of these filings into this proxy statement, any references in those documents to "safe harbor" protection for forward-looking statements are not applicable to this proxy statement. These documents contain important information about MascoTech and its financial performance.

               MASCOTECH'S SEC FILINGS
                 (FILE NO. 1-12068)                                  DESCRIPTION OF PERIOD
               -----------------------                               ---------------------
Annual Report on Form 10-K                               Fiscal year ended December 31, 1999
Quarterly Reports on Form 10-Q                           Quarters ended March 31, 2000 and June 30,
                                                         2000
Current Report on Form 8-K                               Filed on August 7, 2000
Registration Statement on Forms 8-A and 8-A/A            Filed on February 23, 1998 as amended on
                                                         December 4, 1998 and on September 25, 2000

     We are also incorporating by reference additional documents that MascoTech files with the SEC between the date of this proxy statement and the date of the special meeting. For purposes of incorporation of these additional filings into this proxy statement, any references in those documents to "safe harbor" protection for forward-looking statements are not applicable to this proxy statement.

     Heartland has supplied all information contained or incorporated by reference in this proxy statement relating to Heartland or Riverside, Masco Corporation has supplied all information relating to Masco Corporation, Mr. Manoogian has supplied all information relating to Mr. Manoogian or the Foundation and MascoTech has supplied all information relating to MascoTech.

     You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement. Stockholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from MascoTech at the following address:

                                MascoTech, Inc.
                              21001 Van Born Road
                             Taylor, Michigan 48180
                              Tel: (313) 274-7405

     If you would like to request documents from us, please do so by November 14, 2000 to receive them before the special meeting. MascoTech will send the documents by first-class mail within one business day of receiving your request. MascoTech has not made any other provisions to grant unaffiliated stockholders access to MascoTech's corporate files or to obtain counsel or appraisal services at MascoTech's expense.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE AGREEMENT OF MERGER, THE RECAPITALIZATION AGREEMENT AND THE RELATED MERGERS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS PROXY STATEMENT IS DATED OCTOBER 26, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN IT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND ITS MAILING TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                         ANNEX A

                              AGREEMENT OF MERGER

     This Agreement of Merger (the "Agreement") is made and entered into as of the 1st day of August 2000 between MascoTech Harbor Inc., a Delaware corporation ("Company Sub"), and MascoTech, Inc., a Delaware corporation ("Surviving Corporation"). Company Sub and Surviving Corporation are hereinafter collectively referred to as the "Constituent Entities."

     The Constituent Entities hereby agree as follows:

     1. The Merger.

     (a) MERGER OF COMPANY SUB WITH AND INTO SURVIVING CORPORATION.

          (i) AGREEMENT TO ACQUIRE COMPANY SUB. Subject to the terms of this Agreement, Company Sub shall be merged with and into Surviving Corporation (the "Merger").

          (ii) EFFECTIVE TIME OF THE MERGER. The Merger shall become effective as of the time (the "Effective Time") of filing of the Certificate of Merger (attached hereto as Exhibit A) with the Secretary of State of the State of Delaware pursuant to Section 251 of the Delaware General Corporation Law (the "DGCL").

          (iii) SURVIVING CORPORATION. At the Effective Time of the Merger, Company Sub shall be merged into Surviving Corporation and the separate existence of Company Sub shall thereupon cease. Surviving Corporation shall be the corporation which survives the Merger.

     (b) EFFECT OF THE MERGER; ADDITIONAL ACTIONS.

          (i) EFFECTS. The Merger shall have the effects set forth in the DGCL.

          (ii) ADDITIONAL ACTIONS. If, at any time after the Effective Time of the Merger, Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm of record or otherwise in Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Constituent Entity acquired or to be acquired by Surviving Corporation as a result of, or in connection with, the Merger or (ii) to otherwise carry out the purposes of this Agreement, each Constituent Entity and its officers and directors shall be deemed to have granted to Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of Surviving Corporation are fully authorized in the name of each Constituent Entity or otherwise to take any and all such actions.

     2. The Constituent Entities.

     (a) ORGANIZATION OF COMPANY SUB.

          (i) INCORPORATION. Company Sub was established as a corporation under the laws of the State of Delaware on August 1, 2000.

          (ii) AUTHORIZED STOCK. Company Sub is authorized to issue an aggregate of shares of Common Stock, $1.00 par value per share ("Company Sub Stock").

          (iii) OUTSTANDING STOCK. On the date hereof, an aggregate of 1,000 shares of Company Sub Stock are outstanding. All of such shares are owned by Surviving Corporation.

     (b) ORGANIZATION OF SURVIVING CORPORATION.

          (i) INCORPORATION. Surviving Corporation was incorporated under the laws of the State of Delaware on March 15, 1984.

          (ii) AUTHORIZED STOCK. Surviving Corporation is authorized to issue an aggregate of 250,000,000 shares of Common Stock, $1.00 par value ("Surviving Corporation Stock"), and an aggregate of 25,000,000 shares of Preferred Stock, $1.00 par value ("Surviving Corporation Preferred Stock").

     (c) SURVIVING CORPORATION STOCKHOLDER APPROVAL. Consummation of the Merger requires the approval of stockholders of Surviving Corporation under the DGCL.

     3. Certificate of Incorporation, By-Laws and Directors and Officers of Surviving Corporation.

     (a) SURVIVING CORPORATION'S CERTIFICATE OF INCORPORATION. In accordance with Section 251(e) of the DGCL, annexed hereto as Exhibit B and made a part hereof is a copy of the Certificate of Incorporation of Surviving Corporation as the same shall be changed in the Merger and in force and effect from and after the Effective Time.

     (b) BY-LAWS OF SURVIVING CORPORATION. The By-Laws of Surviving Corporation in effect immediately prior to the Effective Time of the Merger shall be the By-Laws of Surviving Corporation immediately after the Effective Time of the Merger unless and until amended or repealed as provided by law.

     (c) OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. The directors of Surviving Corporation immediately prior to the Effective Time of the Merger shall be the directors of Surviving Corporation immediately after the Effective Time of the Merger, and the officers of Surviving Corporation immediately prior to the Effective Time of the Merger shall be the officers of Surviving Corporation immediately after the Effective Time of the Merger, in each case until their successors shall have been elected and qualified or until otherwise provided by law.

     4. Effect of the Merger on the Capital Stock of the Constituent Entities.

     (a) EFFECT ON CAPITAL STOCK. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of either of the Constituent Entities:

          (i) CAPITAL STOCK OF SURVIVING CORPORATION. Each issued and outstanding share of Surviving Corporation Stock shall, at the Effective Time of the Merger, remain one share of Surviving Corporation.

          (ii) CAPITAL STOCK OF COMPANY SUB. Each issued and outstanding share of Company Sub Stock prior to the Merger shall not be converted or exchanged in any manner, but each share of Company Sub Stock which is issued and outstanding as of the Effective Time of the Merger shall cease to be outstanding without any consideration in respect therefor.

     5. Termination.

     (a) TERMINATION BY MUTUAL AGREEMENT. Notwithstanding the approval of this Agreement by the Board of Directors of Surviving Corporation, this Agreement may be terminated at any time prior to the Effective Time of the Merger by mutual agreement of the Boards of Directors of Surviving Corporation and Company Sub.

     (b) EFFECT OF TERMINATION. In the event of the termination of this Agreement, this Agreement shall become void and there shall be no liability on the part of either Company Sub or Surviving Corporation or their respective officers or directors.

     6. General Provisions.

     (a) AMENDMENT. This Agreement may be amended by the parties hereto any time before or after approval hereof by the Board of Directors and stockholders of Company Sub and the Board of Directors of Surviving Corporation but, after such approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     (b) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     (c) GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to its principles governing conflicts of laws.

     (d) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among such parties pertaining to the subject matter hereof and all negotiations and drafts of the parties with regard to the transactions contemplated herein, and any and all written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

                            [SIGNATURE PAGE FOLLOWS]

                                          MASCOTECH, INC.

                                          By:
                                          --------------------------------------
                                              Name:
                                              Title:

                                          MASCOTECH HARBOR INC.

                                          By:
                                          --------------------------------------
                                              Name:
                                              Title:

                                                                       EXHIBIT A

                             CERTIFICATE OF MERGER

                                       OF

                              MASCOTECH HARBOR INC
                             A DELAWARE CORPORATION

                                 WITH AND INTO

                                MASCOTECH, INC.
                             A DELAWARE CORPORATION

                                    --------

           PURSUANT TO SECTION 251 OF THE GENERAL CORPORATION LAW OF
                             THE STATE OF DELAWARE

                                    --------

     The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

                    NAME                         STATE OF INCORPORATION
                    ----                         ----------------------
MascoTech Harbor Inc.                               Delaware
MascoTech, Inc.                                     Delaware

     SECOND: That an Agreement of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of section 251 of the General Corporation Law of the State of Delaware.

     THIRD: That the name of the surviving corporation of the merger is MascoTech, Inc.

     FOURTH: That the Restated Certificate of Incorporation of the surviving corporation shall be changed in its entirety as set forth in Exhibit A to this certificate of merger.

     FIFTH: That the executed Agreement of Merger is on file at the principal place of business of the surviving corporation, the address of which is 21001 Van Born Road, Taylor, Michigan 48180.

     SIXTH: That a copy of the Agreement of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

Dated:                 , 2000

                                          MASCOTECH, INC.

                                          By:
                                          Name:
                                          Title:

                                                                       EXHIBIT B

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                MASCOTECH, INC.
                                   * * * * *

     MASCOTECH, INC., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

     FIRST: The name of the Company is MASCOTECH, INC., and the date of filing its original Certificate of Incorporation with the Secretary of State was March 15, 1984.

     SECOND: The text of the Certificate of Incorporation of the Surviving Corporation is hereby restated in full:

     7. The name of the corporation is:

        MASCOTECH, INC.

     8. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

     9. The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     10. The total number of shares of stock the corporation shall have authority to issue is two hundred seventy-five million (275,000,000) shares.

     Two hundred fifty million (250,000,000) of such shares shall consist of common shares, par value one dollar ($1.00) per share, and twenty-five million (25,000,000) of such shares shall consist of preferred shares, par value one dollar ($1.00) per share. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof are as follows:

          A. Each share of common stock shall be equal in all respects to all other shares of such stock, and each share of outstanding common stock is entitled to one vote.

          B. Each share of preferred stock shall have or not have voting rights as determined by the Board of Directors prior to issuance.

     Dividends on all outstanding shares of preferred stock must be declared and paid, or set aside for payment, before any dividends can be declared and paid, or set aside for payment, on the shares of common stock with respect to the same dividend period.

     In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of the preferred stock shall be entitled, before any assets of the Company shall be distributed among or paid over to the holders of the common stock, to an amount per share to be determined before issuance by the Board of Directors, together with a sum of money equivalent to the amount of any dividends declared thereon and remaining unpaid at the date of such liquidation, dissolution or winding up of the Company. After the making of such payments to the holders of the preferred stock, the remaining assets of the Company shall be distributed among the holders of the common stock alone, according to the number of shares held by each. If, upon such liquidation, dissolution or winding up, the assets of the Company distributable as aforesaid among the holders of the preferred stock shall be insufficient to permit the payment to them of said amount, the entire assets shall be distributed ratably among the holders of the preferred stock.

     The Board of Directors shall have authority to divide the shares of preferred stock into series and fix, from time to time before issuance, the number of shares to be included in any series and the designation, relative rights, preferences and limitations of all shares of such series. The authority of the Board of Directors with respect to each series shall include the determination of any or all of the following, and the shares of each series may vary from the shares of any other in the following respects: (a) the number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series; (b) the rate of dividend, cumulative or noncumulative, and the extent of further participation in dividend distribution, if any; (c) the prices at which issued (at not less than par) and the terms and conditions upon which the shares may be redeemable by the Company; (d) sinking fund provisions for the redemption or purchase of shares; (e) the voting rights; and (f) the terms and conditions upon which the shares are convertible into other classes of stock of the Company, if such shares are to be convertible.

          C. Terms of Class A Convertible Preferred Stock.

             1. DESIGNATION. Seven million (7,000,000) shares of Preferred Stock, par value one dollar ($1.00) per share, shall be designated "Class A Convertible Preferred Stock." The Class A Convertible Preferred Stock shall have the following rights, terms and privileges set forth in subsections (2) through (5) below.

             2. DIVIDENDS ON CLASS A CONVERTIBLE PREFERRED STOCK. The holders of Class A Convertible Preferred Stock shall be entitled to receive, when and as declared on Class A Convertible Preferred Stock by the Board of Directors of the Company from funds legally available therefor, cash dividends equal to the amount paid as a dividend to holders of common stock of the Company, per annum on each outstanding share of Class A Convertible Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors of the Company. No dividends may be paid or declared on or with respect to any other series of preferred stock or on or with respect to the Company's common stock prior to the declaration and payment of a dividend on or with respect to the Class A Convertible Preferred Stock; provided, however, that dividends may be paid or declared on or with respect to the Class B Convertible Preferred Stock. Dividends shall be non-cumulative.

             3. LIQUIDATION RIGHTS. (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Class A Convertible Preferred Stock shall be entitled to receive $1.00 per share per each share of Class A Convertible Stock, plus an amount equal to all accrued but unpaid dividends on Class A Convertible Preferred Stock, if any, to the date fixed for the payment in liquidation, dissolution or winding up, before any distribution shall be made to the holders of any other junior securities, including common stock. If the assets of the Company are insufficient to permit the payment of the full preferential amounts payable to the holders of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock, then the assets available for the distribution to holders of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock shall be distributed ratably to the holders of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock in proportion to the full preferential amounts payable on their respective shares of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock upon liquidation, dissolution or winding up of the Company. After payment of the aforesaid full liquidation preference to holders of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock, the holder of each outstanding share of other capital stock of the Company shall be entitled to receive any remaining assets of the Company available for distribution to stockholders of the Company pursuant to its terms.

             (b) Treatment of Merger, Consolidation and Sales of Assets. A consolidation or merger of the Company, or a sale of all or substantially all of the assets of the Company shall not be deemed a liquidation, dissolution or winding up of the Company within the meaning of this Section 3.

             (c) Distributions Other Than Cash. Whenever the distribution provided for in this Section 3, or any portion thereof, shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Company.

             4. VOTING RIGHTS. (a) General. Each holder of a share of Class A Convertible Preferred Stock shall be entitled to one vote for such share of Class A Convertible Preferred Stock. The holders of Class A Convertible Preferred Stock shall vote together with the holders of Class B Convertible Preferred Stock and common stock as a single class.

             (b) Designated Voting Rights. So long as any shares of the Class A Convertible Preferred Stock are outstanding, the Company shall not, without the affirmative, vote or consent of holders holding a majority of all of the outstanding shares of Class A Convertible Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, (i) authorize any class of stock that is senior to the Class A Convertible Preferred (provided, however, that the authorization and issuance of the Series A Convertible Preferred Stock contemplated by the Recapitalization Agreement (as defined below) shall be permitted);
        (ii) authorize any class of stock that is pari passu to the Class A Convertible Preferred Stock (provided, however, that the authorization and issuance of the Class B Convertible Preferred Stock shall be permitted); or (iii) amend this Certificate of Incorporation so as to affect the specified rights, preferences, privileges or voting rights of the Class A Convertible Preferred Stock or to authorize the issuance of any additional shares of Class A Convertible Preferred Stock.

             5. CONVERSION. (a) The Class A Convertible Preferred Stock will be convertible at the option of the holder, into shares of common stock at any time, unless previously redeemed or repurchased, at a conversion rate of one share of common stock per one share of Class A Convertible Preferred Stock.

             (b) The right of conversion attaching to shares of the Class A Convertible Preferred Stock may be exercised by the holder thereof by delivering the Class A Convertible Preferred Stock to be converted to the Company or a designated agent of the Company, accompanied by a duly signed and completed notice of conversion, if requested by the Company, in form reasonably satisfactory to the Company. The conversion date will be the date on which the Class A Convertible Preferred Stock and the duly signed and completed notice of conversion, if any, are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver or will cause to be delivered a certificate or certificates for the number of full shares of common stock issuable upon conversion. Such certificate or certificates will be delivered by the Company or its designated agent to the appropriate holder by mailing certificates evidencing the additional shares to the holders at their respective addresses set forth in the register of holders maintained by the Company or its designated agent. All shares of common stock issuable upon conversion of the Class A Convertible Preferred Stock will be fully paid and nonassessable and will rank pari passu with the other shares of common stock outstanding from time to time. No payment or adjustment will be made for dividends or distributions with respect to shares of common stock issued upon conversion of Class A Convertible Preferred Stock. Holders of common stock issued upon conversion will not be entitled to receive any dividends payable to holders of common stock as of any record time before the close of business on the conversion date.

             (c) In the event the transactions contemplated by the Recapitalization Agreement (the "Recapitalization Agreement") dated August 1, 2000 between the Company and Riverside Company LLC are not consummated, the Company shall, at its option, promptly exchange the Class A Convertible Preferred Stock for an equal number of shares of the Company's common stock. Shares of Class A Convertible Preferred Stock which have been issued and exchanged shall be canceled and retired and shall not be reissued as shares of Class A Convertible Preferred Stock and, following any required filing with the Delaware Secretary of State, such shares shall resume the status of authorized but unissued shares of preferred stock.

          D. Terms of Class B Convertible Preferred Stock.

             1. DESIGNATION. Three million five hundred thousand (3,500,000) shares of preferred stock, par value one dollar ($1.00) per share, shall be designated "Class B Convertible Preferred Stock." The Class B Convertible Preferred Stock shall have the following rights, terms and privileges set forth in subsections (2) through (5) below.

             2. DIVIDENDS ON CLASS B CONVERTIBLE PREFERRED STOCK. The holders of Class B Convertible Preferred Stock shall be entitled to receive, when and as declared on Class B Convertible Preferred Stock by the Board of Directors of the Company from funds legally available therefor, cash dividends equal to the amount paid as a dividend to holders of common stock of the Company, per annum on each outstanding share of Class B Convertible Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors of the Company. No dividends may be paid or declared on or with respect to any other series of preferred stock or on or with respect to the Company's common stock prior to the declaration and payment of a dividend on or with respect to the Class B Convertible Preferred Stock; provided, however, that dividends may be paid or declared on or with respect to the Class A Convertible Preferred Stock. Dividends shall be non-cumulative.

             3. LIQUIDATION RIGHTS. (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Class B Convertible Preferred Stock shall be entitled to receive $1.00 per share per each share of Class B Convertible Stock, plus an amount equal to all accrued but unpaid dividends on Class B Convertible Preferred Stock, if any, to the date fixed for the payment in liquidation, dissolution or winding up, before any distribution shall be made to the holders of any other junior securities, including common stock. If the assets of the Company are insufficient to permit the payment of the full preferential amounts payable to the holders of Class B Convertible Preferred Stock and Class A Convertible Preferred Stock, then the assets available for the distribution to holders of Class B Convertible Preferred Stock and Class A Convertible Preferred Stock shall be distributed ratably to the holders of Class B Convertible Preferred Stock and Class A Convertible Preferred Stock in proportion to the full preferential amounts payable on their respective shares of Class B Convertible Preferred Stock and Class A Convertible Preferred Stock upon liquidation, dissolution or winding up of the Corporation. After payment of the aforesaid full liquidation preference to holders of Class B Convertible Preferred Stock and Class A Convertible Preferred Stock, the holder of each outstanding share of other capital stock of the Company shall be entitled to receive any remaining assets of the Company available for distribution to stockholders of the Company pursuant to its terms.

             (b) Treatment of Merger, Consolidation and Sales of Assets. A consolidation or merger of the Company, or a sale of all or substantially all of the assets of the Company shall not be deemed a liquidation, dissolution or winding up of the Company within the meaning of this Section 3.

             (c) Distributions Other Than Cash. Whenever the distribution provided for in this Section 3, or any portion thereof, shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Company.

             4. VOTING RIGHTS. (a) General. Each holder of a share of Class B Convertible Preferred Stock shall be entitled to one vote for such share of Class B Convertible Preferred Stock. The holders of Class B Convertible Preferred Stock shall vote together with the holders of Class A Convertible Preferred Stock and common stock as a single class.

             (b) Designated Voting Rights. So long as any shares of the Class B Convertible Preferred Stock are outstanding, the Company shall not, without the affirmative, vote or consent of holders holding a majority of all of the outstanding shares of Class B Convertible Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, (i) authorize any class of stock that is senior to the Class B Convertible Preferred (provided, however, that the authorization and issuance of the Series A Preferred Stock contemplated by the Recapitalization Agreement shall be permitted); (ii) authorize any class of stock that is pari passu to the Class B Convertible Preferred Stock (provided, however, that the authorization and issuance of the Class A Convertible Preferred Stock shall be permitted); or (iii) amend this Certificate of Incorporation so as to affect the specified rights, preferences, privileges or voting rights of the Class B Convertible Preferred Stock or to authorize the issuance of any additional shares of Class B Convertible Preferred Stock.

             5. CONVERSION. (a) The Class B Convertible Preferred Stock will be convertible at the option of the holder, into shares of common stock at any time, unless previously redeemed or repurchased, at a conversion rate of one share of common stock per one share of Class B Convertible Preferred Stock.

             (b) The right of conversion attaching to shares of the Class B Convertible Preferred Stock may be exercised by the holder thereof by delivering the Class B Convertible Preferred Stock to be converted to the Company or a designated agent of the Company, accompanied by a duly signed and completed notice of conversion, if requested by the Company, in form reasonably satisfactory to the Company. The conversion date will be the date on which the Class B Convertible Preferred Stock and the duly signed and completed notice of conversion, if any, are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver or will cause to be delivered a certificate or certificates for the number of full shares of Common Stock issuable upon conversion. Such certificate or certificates will be delivered by the Company or its designated agent to the appropriate holder by mailing certificates evidencing the additional shares to the holders at their respective addresses set forth in the register of holders maintained by the Company or its designated agent. All shares of common stock issuable upon conversion of the Class B Convertible Preferred Stock will be fully paid and nonassessable and will rank pari passu with the other shares of common stock outstanding from time to time. No payment or adjustment will be made for dividends or distributions with respect to shares of common stock issued upon conversion of Class B Convertible Preferred Stock. Holders of common stock issued upon conversion will not be entitled to receive any dividends payable to holders of common stock as of any record time before the close of business on the conversion date.

             (c) In the event the transactions contemplated by the Recapitalization Agreement are not consummated, the Company shall, at its option, promptly exchange the Class B Convertible Preferred Stock for an equal number of shares of the Company's common stock. Shares of Class B Convertible Preferred Stock which have been issued and exchanged shall be canceled and retired and shall not be reissued as shares of Class B Convertible Preferred Stock and, following any required filing with the Delaware Secretary of State, such shares shall resume the status of authorized but unissued shares of preferred stock.

          E. No holder of any class of stock issued by this Company shall be entitled to pre-emptive rights.

          F. The number of authorized shares of each class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, voting together as a single class.

     11. (a) The business and affairs of the Company shall be managed by or under the direction of a Board of Directors consisting of not less than five nor more than twelve directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1988 Annual Meeting of stockholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding Annual Meeting of stockholders beginning in 1989, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. Except as otherwise required by law, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall serve for the remaining term of his predecessor.

     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock or any other class of stock issued by the Company shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Designation with respect to such stock, such directors so elected shall not be divided into classes pursuant to this Article 5, and the number of such directors shall not be counted in determining the maximum number of directors permitted under the foregoing provisions of this Article 5, in each case unless expressly provided by such terms.

     (b) Nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote in the election of directors. Any stockholder entitled to vote in the election of directors, however, may nominate one or more persons for election as director only if written notice of such stockholder's intent to make such nomination or nominations has been given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of stockholders, 45 days in advance of the date on which the Company's proxy statement was released to stockholders in connection with the previous year's Annual Meeting of stockholders and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the day on which notice of such meeting is first given to stockholders. Each such notice shall include: (A) the name and address of the stockholder who intends to make the nomination or nominations and of the person or persons to be nominated; (B) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(C) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations is or are to be made by the stockholder; (D) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by the Board of Directors; and (E) the written consent of each nominee to serve as a director of the Company if elected. The chairman of any meeting of stockholders may refuse to acknowledge the nomination of any person if not made in compliance with the foregoing procedure.

     (c) Notwithstanding any other provision of this Certificate of Incorporation or the by-laws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the by-laws), and in addition to any affirmative vote required by law, the affirmative vote of the holders of at least 80% of the voting power of the outstanding capital stock of the Company entitled to vote, voting together as a single class, shall be required to amend, adopt in this Certificate of Incorporation or in the by-laws any provision inconsistent with, or repeal this Article 5.

     12. Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by any such holders. Except as otherwise required by law, special meetings of stockholders Company may be called only by the Chairman of the Board, the President or a majority of the Board of Directors, subject to the rights of holders of any one or more classes or series of preferred stock or any other class of stock issued by the Company which shall have the right, voting separately by class or series, to elect directors. Notwithstanding any other provision of this Certificate of Incorporation or the by-laws (and notwithstanding that a lesser percentage may be specified by law, this Certificate of Incorporation or the by-laws), and in addition to any affirmative vote required by law, the affirmative vote of the holders of at least 80% of the voting power of the outstanding capital stock of the Company entitled to vote, voting together as single class, shall be required to amend, adopt in this Certificate of Incorporation or in the by-laws any provision inconsistent with, or repeal this Article 6.

     13. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized: To make, alter or repeal the by-laws of the Company. To authorize and cause to be executed mortgages and liens upon the real and personal property of the Company. To set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created. When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, to sell, lease or exchange all of the property and assets of the Company, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Company.

     14. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

     15. Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Company under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

     16. Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Company. Elections of Directors need not be by ballot unless the by-laws of the Company shall so provide.

     17. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     18. A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further limitation or elimination of the liability of directors, then the liability of a director of the Company, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the Delaware General Corporation Law, as amended. Any repeal or modification of this Article 12 shall not increase the liability of any director of the Company for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

     19. A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Company, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer, or employee, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including, without limitation attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of such person's heirs, executors and administrators. The Company shall indemnify a director, officer or employee in connection with an action, suit or proceeding (other than an action, suit or proceeding to enforce indemnification rights provided for herein or elsewhere) initiated by such director, officer or employee only if such action, suit or proceeding was authorized by the Board of Directors. The right to indemnification conferred in this Paragraph A shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any action, suit or proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in such person's capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person) in advance of the final disposition of an action, suit or proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses under this Article 13 or otherwise.

     B. The Company may, to the extent authorized from time to time by the Board of Directors, provide indemnification and the advancement of expenses, to any agent of the Company and to any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to such extent and to such effect as the Board of Directors shall determine to be appropriate and permitted by applicable law, as the same exists or may hereafter be amended.

     C. The rights to indemnification and to the advancement of expenses conferred in this Article 13 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or by-laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

                                                                         ANNEX B

                           RECAPITALIZATION AGREEMENT
                                  DATED AS OF
                                 AUGUST 1, 2000
                                    BETWEEN
                                MASCOTECH, INC.
                                      AND
                             RIVERSIDE COMPANY LLC

                               TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
                                      ARTICLE 1
                                     DEFINITIONS
SECTION 1.01.     Definitions.................................................     B-6

                                      ARTICLE 2
                                      THE MERGER
SECTION 2.01.     The Merger..................................................    B-12
SECTION 2.02.     Effective Time..............................................    B-12
SECTION 2.03.     Effect of the Merger........................................    B-12
SECTION 2.04.     Effect on Securities, Etc...................................    B-12
SECTION 2.05.     Dissenting Shares...........................................    B-13
SECTION 2.06.     Treatment of Options and Restricted Stock...................    B-14
SECTION 2.07.     Surrender of Shares.........................................    B-16
SECTION 2.08.     Lost, Stolen or Destroyed Certificates......................    B-17
SECTION 2.09.     Further Action..............................................    B-17

                                      ARTICLE 3
                              THE SURVIVING CORPORATION
SECTION 3.01.     Certificate of Incorporation; By-Laws.......................    B-18
SECTION 3.02.     Directors and Officers......................................    B-18

                                      ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 4.01.     Corporate Existence and Power...............................    B-18
SECTION 4.02.     Corporate Authorization.....................................    B-18
SECTION 4.03.     Governmental Authorization..................................    B-19
SECTION 4.04.     Non-contravention...........................................    B-19
SECTION 4.05.     Capitalization..............................................    B-19
SECTION 4.06.     Subsidiaries; Equity Investments............................    B-20
SECTION 4.07.     SEC Filings.................................................    B-21
SECTION 4.08.     Financial Statements........................................    B-21
SECTION 4.09.     Disclosure Documents........................................    B-21
SECTION 4.10.     Absence of Certain Changes..................................    B-21
SECTION 4.11.     No Undisclosed Material Liabilities.........................    B-22
SECTION 4.12.     Compliance with Laws and Court Orders.......................    B-23
SECTION 4.13.     Litigation..................................................    B-23
SECTION 4.14.     Finders' Fees...............................................    B-23
SECTION 4.15.     Opinion of Financial Advisor................................    B-23
SECTION 4.16.     Taxes.......................................................    B-23
SECTION 4.17.     Employee Benefit Plans......................................    B-24
SECTION 4.18.     Environmental Matters.......................................    B-25
                  Antitakeover Statutes and Rights Agreement;                     B-25
SECTION 4.19.       Company/Subsidiary Merger.................................
SECTION 4.20.     Disclaimer of Other Representations and Warranties..........    B-26

                                                                                  PAGE
                                                                                  ----
                                      ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF MERGER SUBSIDIARY
SECTION 5.01.     Existence and Power.........................................    B-26
SECTION 5.02.     Authorization...............................................    B-26
SECTION 5.03.     Governmental Authorization..................................    B-26
SECTION 5.04.     Non-contravention...........................................    B-26
SECTION 5.05.     Disclosure Documents........................................    B-27
SECTION 5.06.     Finders' Fees...............................................    B-27
SECTION 5.07.     Financing...................................................    B-27
SECTION 5.08.     Member Appraisal Rights.....................................    B-28

                                      ARTICLE 6
                               COVENANTS OF THE COMPANY
SECTION 6.01.     Conduct of the Company......................................    B-28
SECTION 6.02.     Access to Information.......................................    B-29
SECTION 6.03.     Stockholder Meeting; Proxy Material.........................    B-29
SECTION 6.04.     No Solicitation.............................................    B-30
SECTION 6.05.     State Takeover Laws.........................................    B-30
SECTION 6.06.     Reports.....................................................    B-30
SECTION 6.07.     Plans.......................................................    B-31
SECTION 6.08.     Equity Investments..........................................    B-31
SECTION 6.09.     Confidentiality Agreement...................................    B-31
                  Issuance of Class A Preferred Stock and Class B Preferred       B-31
SECTION 6.10.       Stock.....................................................
SECTION 6.11.     Saturn Escrow...............................................    B-31

                                      ARTICLE 7
                            COVENANTS OF MERGER SUBSIDIARY
SECTION 7.01.     Obligations of Merger Subsidiary............................    B-32
SECTION 7.02.     Voting of Shares............................................    B-32
SECTION 7.03.     Director and Officer Liability..............................    B-32
SECTION 7.04.     Employee Benefits After the Merger..........................    B-32
SECTION 7.05.     Financing Arrangements......................................    B-33

                                      ARTICLE 8
                    COVENANTS OF MERGER SUBSIDIARY AND THE COMPANY
SECTION 8.01.     Commercially Reasonable Efforts.............................    B-33
SECTION 8.02.     Certain Filings.............................................    B-34
SECTION 8.03.     Public Announcements........................................    B-34
SECTION 8.04.     Notices of Certain Events...................................    B-34
SECTION 8.05.     Confidentiality.............................................    B-35
SECTION 8.06.     Saturn Sales................................................    B-35

                                      ARTICLE 9
                               CONDITIONS TO THE MERGER
SECTION 9.01.     Conditions to Obligations of Each Party.....................    B-36
SECTION 9.02.     Conditions to the Obligations of Merger Subsidiary..........    B-37
SECTION 9.03.     Conditions to the Obligations of the Company................    B-38

                                                                                  PAGE
                                                                                  ----
                                      ARTICLE 10
                                     TERMINATION
SECTION 10.01.    Termination.................................................    B-38
SECTION 10.02.    Effect of Termination.......................................    B-39

                                      ARTICLE 11
                                    MISCELLANEOUS
SECTION 11.01.    Notices.....................................................    B-39
SECTION 11.02.    Survival of Representations and Warranties..................    B-40
SECTION 11.03.    Amendments; No Waivers......................................    B-40
SECTION 11.04.    Expenses; Topping Fee.......................................    B-40
SECTION 11.05.    Successors and Assigns......................................    B-41
SECTION 11.06.    Governing Law...............................................    B-41
SECTION 11.07.    Jurisdiction................................................    B-41
SECTION 11.08.    Waiver of Jury Trial........................................    B-41
SECTION 11.09.    Counterparts; Effectiveness.................................    B-41
SECTION 11.10.    Entire Agreement............................................    B-42
SECTION 11.11.    Captions....................................................    B-42
SECTION 11.12.    Severability................................................    B-42
SECTION 11.13.    Specific Performance........................................    B-42

EXHIBITS
Exhibit A       --       Exchange and Voting Agreement
Exhibit B       --       Form of Company/Subsidiary Merger Agreement
Exhibit C       --       Equity Investments Sale Agreement
Exhibit D       --       Form of Certificate of Merger
Exhibit E       --       Form of Certificate of Incorporation of Surviving
                         Corporation
Exhibit F       --       Form of Amended By-laws
Exhibit G       --       Form of Certificate of Designation of Class A Preferred
                         Stock
Exhibit H       --       Form of Certificate of Designation of Class B Preferred
                         Stock
Exhibit I       --       Form of Subordinated Loan Agreement

SCHEDULES
Schedule A      --       Equity Investments
Schedule B      --       Knowledge of Officers

                           RECAPITALIZATION AGREEMENT

     RECAPITALIZATION AGREEMENT dated as of August 1, 2000 between MascoTech, Inc., a Delaware corporation (the "COMPANY"), and Riverside Company LLC, a Delaware limited liability company ("MERGER SUBSIDIARY").

                                  WITNESSETH:

     WHEREAS, the managers and members of Merger Subsidiary seek to acquire a controlling interest in the Company through a transaction to be accounted for as a recapitalization under generally accepted accounting principles; and

     WHEREAS, a Special Committee (as defined herein) of the board of directors of the Company (the "BOARD OF DIRECTORS") has (i) approved the Company/Subsidiary Merger (as defined herein) and the Merger (as defined herein), (ii) has recommended the approval of the Company/Subsidiary Merger and the Merger by the Board of Directors, (iii) has determined that the Company/Subsidiary Merger and the Merger are advisable to and in the best interests of the holders of the Company's capital stock (the "COMPANY STOCKHOLDERS"), other than the Continuing Shareholders (as defined herein), (iv) has determined that the Merger Consideration (as defined herein) is fair to the Company Stockholders, other than the Continuing Shareholders, and (v) has approved and recommended the approval of the Company/ Subsidiary Merger Agreement and this Agreement to the Board of Directors; and

     WHEREAS, the Board of Directors, subsequent to the recommendation of the Special Committee, has approved the Company/Subsidiary Merger, the Company/Subsidiary Merger Agreement, the Merger and this Agreement and determined that it is advisable and in the best interests of the Company Stockholders, other than the Continuing Shareholders, for the Company to consummate the Company/ Subsidiary Merger and the Merger and the other transactions contemplated by this Agreement (collectively, the "TRANSACTIONS"), upon the terms and subject to the conditions set forth herein; and

     WHEREAS, as an inducement to the parties to enter into this Agreement, the Continuing Shareholders have entered into an Exchange and Voting Agreement in substantially the form attached hereto as Exhibit A (the "EXCHANGE AND VOTING AGREEMENT"), whereby they have agreed to exchange certain Shares (as defined herein) owned by them for (x) newly issued shares of Class A Preferred Stock, par value $1.00 per share and liquidation preference $10.00 per share, of the Company ("CLASS A PREFERRED STOCK") and (y) in the case of the Company Shareholder (as defined herein), newly issued shares of Class B Preferred Stock, par value $1.00 per share and liquidation preference $10.00 per share, of the Company ("CLASS B PREFERRED STOCK") prior to the Merger and they have agreed to vote their Shares, Class A Preferred Stock and Class B Preferred Stock in favor of the Transactions; and

     WHEREAS, the recapitalization will involve a merger (the "MERGER") in which Merger Subsidiary will merge with and into the Company, with the shares of the Company being converted into the right to receive the Merger Consideration, subject to certain exceptions described in this Agreement; and

     WHEREAS, the managers of Merger Subsidiary have approved this Agreement and the Merger in accordance with the applicable provisions of the Limited Liability Company Act of the State of Delaware (the "DLLCA") and upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the Board of Directors has approved this Agreement and the Exchange and Voting Agreement such that the transactions contemplated by this Agreement and the Exchange and Voting Agreement are not subject to the restrictions on "business combinations" contained in Section 203 of the General Corporation Law of the State of Delaware (the "DGCL").

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     "ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, (i) any acquisition or purchase of 30% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any acquisition or purchase of an equity interest in the Company representing in excess of 30% of the power to vote for the election of a majority of the directors of the Company, or any tender offer or exchange offer for equity securities of the Company as a result of which the offeror would hold such an equity interest in the Company or (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

     "ADJUSTMENT AMOUNT" means an amount equal to the sum of:

          (i) an amount equal to the portion of proceeds (as defined herein) realized from all transfers, sales or dispositions (including as a result of any merger, consolidation, liquidation or winding-up of Saturn) of all or any part of the Saturn Equity Investment (the "SATURN SALES") that exceed $18 million and are less than or equal to $40 million (the "INITIAL ADJUSTMENT AMOUNT");

          (ii) an amount equal to the portion of the proceeds realized from Saturn Sales in excess of $55.7 million and less than or equal to $56.7 million;

          (iii) an amount equal to 60% of the portion of proceeds from Saturn Sales that exceeds $56.7 million;

          (iv) an amount equal to 60% of the portion of proceeds realized from the sales of Equity Investments that exceeds $125 million; and

          (v) an amount equal to 60% of any interest actually earned on proceeds referred to in clauses (i), (ii), (iii) and (iv) of this definition prior to payment of the Merger Consideration Adjustments and the Option Consideration Adjustments (clauses (ii), (iii), (iv) and (v), the "SUBSEQUENT ADJUSTMENT AMOUNT").

As used in this definition, proceeds means the cash proceeds after deducting all applicable out-of-pocket costs and expenses (including, without limitation, underwriting discounts, commissions and fees and financial advisory fees, but excluding taxes) directly incurred by the Company or the Surviving Corporation in connection with such transfers, sales or dispositions.

     "ADJUSTMENT COMMITTEE" shall mean Peter Dow, Roger Fridholm, William Howenstein and Helmet Stern, each of whom is a member of the Special Committee as of the date hereof, or any successors designated by the majority of the remaining members of such committee.

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     "ANTITRUST LAWS" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     "BENEFIT PLAN" means any Plan, other than a Multiemployer Plan, existing at the Effective Time established or to which contributions have at any time been made by the Company or any Subsidiary thereof, or any predecessor of the Company or any Subsidiary thereof, or with respect to which the Company or any Subsidiary is a party, under which any employee, former employee or director of the Company or any Subsidiary thereof, or any beneficiary thereof, is covered, is eligible for coverage or has benefit rights in respect of service to the Company or any Subsidiary thereof and any other Plan with respect to which the Company or any Subsidiary currently has liability.

     "BUSINESS DAY" means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMMON STOCK" means the common stock, par value $1.00 per share, of the Company.

     "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 1999 and the footnotes thereto set forth in the Company 10-K.

     "COMPANY BALANCE SHEET DATE" means December 31, 1999.

     "COMPANY SHAREHOLDER" means Masco Corporation, a Delaware corporation, provided that such definition and any other definition in this Agreement utilizing such definition shall be amended, to the extent and in the manner such definition is amended pursuant to any amendment to the Exchange and Voting Agreement as a result of one or more Transfers in accordance with Section 2.2 of the Exchange and Voting Agreement.

     "COMPANY SHAREHOLDER EXCHANGE SHARES" has the meaning specified in the Exchange and Voting Agreement.

     "COMPANY SUBSIDIARY" means MascoTech Harbor, Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

     "COMPANY/SUBSIDIARY MERGER" means the merger in accordance with the Company/Subsidiary Merger Agreement in which the Company Subsidiary will merge with and into the Company, with the Company being the surviving corporation.

     "COMPANY/SUBSIDIARY MERGER AGREEMENT" means the merger agreement in the form attached hereto as Exhibit B, between the Company and the Company Subsidiary, including all exhibits, pursuant to which the Company/Subsidiary Merger is to be consummated.

     "COMPANY 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 1999.

     "CONTINUING SHAREHOLDER EXCHANGE SHARES" has the meaning specified in the Exchange and Voting Agreement.

     "CONTINUING SHAREHOLDERS" means, collectively, Company Shareholder, IS and FS.

     "CORPORATE SERVICES AGREEMENT" means the Corporate Services Agreement between the Company and the Original Company Shareholder dated as of January 1, 1987, as amended by Amendment No. 1 dated as of October 31, 1996 and related letter agreements dated January 22, 1998 and June 17, 1998.

     "CREDIT AGREEMENT" means the Credit Agreement dated as of January 16, 1998 among the Company, MascoTech Acquisition, Inc., the banks party thereto from time to time, the First National Bank of Chicago, as Administrative Agent and Bank of America NT&SA and Nations Bank N.A., as Syndication Agents, as amended to the date hereof.

     "EMPLOYEE RETENTION COMMITTEE" means Richard A. Manoogian, Timothy Wadhams and Daniel P. Tredwell and any successor thereto appointed by a designee of Richard A. Manoogian, in the case of Richard A. Manoogian's resignation from such committee, Richard A. Manoogian, in the case of Timothy Wadhams' resignation from such committee, or appointed by a designee of Daniel P. Tredwell, in the case of Daniel P. Tredwell's resignation from such committee, serving as the committee appointed hereby to determine employee matters as soon as practicable after the date hereof, but no later than the Effective Time.

     "ENVIRONMENTAL LAWS" means the common law and any federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement, in each case as currently in effect, relating to pollution or protection of the environment (including, without limitation, ambient air, indoor air, surface water, groundwater, land surface, subsurface strata, and natural resources).

     "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.

     "EQUITY INVESTMENTS" means the equity investments of the Company and its subsidiaries listed on Schedule A hereto.

     "EQUITY INVESTMENTS SALE" means the sale of the Equity Investments by the Company as contemplated by the Equity Investments Sale Agreement.

     "EQUITY INVESTMENTS SALE AGREEMENT" means the agreement between the Company and Citicorp Venture Capital, Ltd. dated as of the date hereof and in the form attached hereto as Exhibit C pursuant to which the Equity Investments Sale will be consummated.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA AFFILIATE" of any entity means any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code.

     "EXCHANGE DATE" has the meaning specified in the Exchange and Voting Agreement.

     "EXCHANGED PREFERRED STOCK" shall mean the Class A Preferred Stock and the Class B Preferred Stock.

     "FACILITIES" means the "Facilities" as defined in the Commitment Letter or any replacement, refinancing, extension, amendment or restatement of the Facilities.

     "FS" means the Richard and Jane Manoogian Foundation.

     "GOVERNMENTAL AUTHORITY" means any federal, state or local government or any court, administrative agency or commission or other governmental or regulatory agency, authority or official, whether domestic, foreign or supranational.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "IS" means Richard Manoogian.

     "KNOWLEDGE" of the Company or the "COMPANY'S KNOWLEDGE" means the actual knowledge of the senior officers of the Company listed on Schedule B attached hereto.

     "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

     "MATERIAL ADVERSE EFFECT" means either (i) a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) an effect which is materially adverse to the ability of the Company or Merger Subsidiary to consummate the Transactions; provided that with respect to subclause (i) of this definition, any such effect resulting or arising from (w) this Agreement or the transactions contemplated hereby or the announcement hereof, (x) changes in circumstances or conditions affecting industrial manufacturing companies in general, and not specifically relating to the Company and its Subsidiaries, (y) changes in general economic, regulatory or political conditions or in financial markets in the United States or Europe or (z) changes in generally accepted accounting principles shall not be considered a Material Adverse Effect, and with respect to subclause (ii) of this definition, any such effect resulting or arising from subclause (x), (y) or (z) above, shall not be considered a Material Adverse Effect.

     "MATERIAL SUBSIDIARY" means, with respect to any Person, a Subsidiary that would constitute a "SIGNIFICANT SUBSIDIARY" of such Person within the meaning of Rule 1-02 of Regulation S-X under the 1934 Act.

     "MULTIEMPLOYER PLAN" means a multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA with respect to which the Company has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA.

     "1934 ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "1933 ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "OPTION PLANS" means, collectively, the 1991 Long Term Stock Incentive Plan, the 1984 Restricted Stock Incentive Plan, the 1984 Stock Option Plan and the 1997 Non-Employee Directors Stock Plan.

     "ORIGINAL COMPANY SHAREHOLDER" means Masco Corporation, without giving effect to any Transfer pursuant to Section 2.2 of the Exchange and Voting Agreement or any amendment to the Exchange and Voting Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

     "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

     "PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation, other employee benefit, employment, consulting or change of control agreement, plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA (whether or not subject thereto).

     "RESTRICTED STOCK PERMITTED TRANSFEREE" means, with respect to any holder of Restricted Stock, the spouse or any lineal descendant (including by adoption and stepchildren) of such holder of Restricted Stock, any trust of which such holder of Restricted Stock is the trustee and which is established solely for the benefit of any of the foregoing individuals, any private charitable foundations of any such holder of Restricted Stock and such other Persons as may be approved from time to time by authority of the board of directors of the Surviving Corporation; provided that, following an underwritten public offering of Common Stock of the Surviving Corporation as a result of which 15% or more of the outstanding Common Stock of the Surviving Corporation is registered under the 1933 Act, any Person shall be a Restricted Stock Permitted Transferee.

     "RESTRICTED STOCK PLANS" means any Plan of the Company that allows the award of restricted shares.

     "RIGHTS" means the rights granted under the Rights Agreement.

     "RIGHTS AGREEMENT" means the Rights Agreement between the Company and the Bank of New York dated February 20, 1998, as amended as of September 22, 1998.

     "SATURN" means Saturn Electronics and Engineering, Inc. and any successor thereto.

     "SATURN EQUITY INVESTMENT" means the equity interests of Saturn beneficially owned by the Company and/or its Subsidiaries and listed on Schedule 4.06(c) on the date hereof and any additional securities issued or received as a distribution to holders of such securities in respect thereof or in exchange therefor.

     "SEC" means the Securities and Exchange Commission.

     "SHARES" means shares of Common Stock.

     "SPECIAL COMMITTEE" means the Special Committee of the Board of Directors formed to, among other things, evaluate the Transactions.

     "SPONSOR" means Heartland Industrial Partners, L.P., a Delaware limited partnership.

     "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association, limited liability company or other organization, whether incorporated or unincorporated, of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to such corporation, partnership, association, limited liability company or other organization are at any time directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

     "SURVIVING CORPORATION COMMON SHARES" means the common stock, par value $1.00 per share, of the Surviving Corporation.

     "THIRD PARTY" means any Person as defined in Section 13(d) of the 1934 Act, other than Merger Subsidiary or Sponsor or any of Sponsor's Affiliates.

     "TOPPING FEE" means a fee of $16.0 million, less any amount of expense reimbursement paid by the Company pursuant to Section 11.04(b), payable by wire transfer in same day funds to a bank account designated by Merger Subsidiary.

     Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

                            TERM                                SECTION
                            ----                                -------
Accrual Amount..............................................        2.06
Bank........................................................        5.07
Base Merger Consideration...................................        2.04
Board of Directors..........................................    Recitals
Cash Out Amount.............................................        2.06
Cash Out Options............................................        2.06
Cash Out New Restricted Stock...............................        2.06
Certificate of Merger.......................................        2.02
Class A Base Merger Consideration...........................        2.04
Class A Exchanged Shares....................................        2.04
Class A Merger Consideration................................        2.04
Class A Merger Consideration Adjustment.....................        2.04
Class A Preferred Stock.....................................    Recitals
Class B Exchanged Shares....................................        2.04
Class B Base Merger Consideration...........................        2.04
Class B Merger Consideration................................        2.04
Class B Merger Consideration Adjustment.....................        2.04
Class B Preferred Stock.....................................    Recitals
Commitment Letter...........................................        5.07
Company.....................................................    Recitals
Company Proxy Statement.....................................        4.09
Company Representatives.....................................        6.02
Company SEC Documents.......................................        4.07
Company Securities..........................................        4.05

                            TERM                                SECTION
                            ----                                -------
Company Stockholder Meeting.................................        6.03
Company Stockholders........................................    Recitals
Company Subsidiary Securities...............................        4.06
Company/Subsidiary Certificate of Merger....................        4.19
Confidentiality Agreement...................................        6.02
Debentures..................................................        4.05
Denominator.................................................        2.04
DGCL........................................................    Recitals
DLLCA.......................................................    Recitals
Dissenting Shares...........................................        2.05
DOJ.........................................................        8.01
Effective Time..............................................        2.02
Effective Time Merger Consideration.........................        2.07
Effective Time Option Consideration.........................        2.06
End Date....................................................       10.01
Equity Commitment Letters...................................        5.07
Equity Investors............................................        5.07
Exchange Agent..............................................        2.07
Exchange and Voting Agreement...............................    Recitals
Exchanged Preferred Stock...................................        2.04
Exchanged Share.............................................        2.04
Financing Agreements........................................        7.05
Foreign Plan................................................        4.17
FTC.........................................................        8.01
GAAP........................................................        4.08
Indemnified Person..........................................        7.03
Initial Adjustment Amount...................................        1.01
Initial Denominator.........................................        2.04
IRS.........................................................        4.16
Merger......................................................    Recitals
Merger Consideration........................................        2.04
Merger Consideration Adjustment.............................        2.04
Merger Subsidiary...........................................    Recitals
Merger Subsidiary Common Shares.............................        2.04
Merger Subsidiary Representatives...........................        6.02
New Awards..................................................        2.06
New Restricted Stock........................................        2.06
Option......................................................        2.06
Option Consideration........................................        2.06
Option Consideration Adjustment.............................        2.06
Preferred Stock.............................................        4.05
Required Amount.............................................        5.07
Restricted Stock............................................        2.06
Restrictions................................................        2.06
Saturn Sales................................................        1.01
Saturn Subsidiary...........................................        9.01
Schedule 13E-3..............................................        4.09
Series A Preferred Stock....................................        2.04
Surviving Corporation.......................................        2.01
Tax Return..................................................        4.16
Taxes.......................................................        4.16
Taxing Authority............................................        4.16
Transactions................................................    Recitals

                                   ARTICLE 2

                                   THE MERGER

     SECTION 2.01. The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, the DGCL and the DLLCA, Merger Subsidiary shall be merged with and into the Company, the separate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation (hereinafter sometimes referred to as the "SURVIVING CORPORATION").

     SECTION 2.02. Effective Time. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.01, as promptly as practicable (and in any event within two Business Days) after the satisfaction or waiver of the conditions set forth in Article 9 hereof, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL and the DLLCA (the "CERTIFICATE OF MERGER") in the form of Exhibit D attached hereto, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the DLLCA. The Merger shall become effective at the time of such filing or at such later time, which will be as soon as reasonably practicable, specified in the Certificate of Merger (the "EFFECTIVE TIME"). Prior to such filing, a closing shall be held at such time as may be agreed upon by Merger Subsidiary and the Company, at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, unless another place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article 9 hereof.

     SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the DLLCA.

     SECTION 2.04. Effect on Securities, Etc.

     (a) Capital Stock of Merger Subsidiary. At the Effective Time, each membership interest of Merger Subsidiary ("MERGER SUBSIDIARY COMMON SHARES") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable Surviving Corporation Common Share.

     (b) Cancellation of Treasury Stock. Each Share that is owned by the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than (x) Shares constituting Restricted Stock, which shall be treated as provided in Section 2.06(b), (y) Dissenting Shares and (z) Shares owned by any Subsidiary of the Company) (each of such Shares, other than Shares referred to in clauses (x), (y) and (z), an "EXCHANGED SHARE") shall, by virtue of the Merger, be converted into the right to receive from the Surviving Corporation after the Merger cash in an amount equal to (i) $16.90 (the "BASE MERGER CONSIDERATION") and (ii) all Merger Consideration Adjustments (as defined herein) with respect to each Exchanged Share (clauses
(i) and (ii) together, the "MERGER CONSIDERATION"). Each such Exchanged Share shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such Exchanged Shares shall, to the extent such certificate formerly represented such Exchanged Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto, upon surrender of such certificate in accordance with Section 2.07 hereof.

     (d) Conversion of Class A Preferred Stock. Each share of Class A Preferred Stock issued and outstanding immediately prior to the Effective Time (the "CLASS A EXCHANGED SHARES") shall, by virtue of the Merger, be converted into (i) one Surviving Corporation Common Share (the "CLASS A BASE MERGER CONSIDERATION") and
(ii) the right to receive all Merger Consideration Adjustments with respect to each Class A Exchanged Share (the "CLASS A MERGER CONSIDERATION ADJUSTMENT") (clauses (i) and

(ii) together, the "CLASS A MERGER CONSIDERATION"). Each such Class A Exchanged Share shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each such holder of a certificate formerly representing any such Class A Exchanged Shares shall, to the extent such certificate formerly represented such Class A Exchanged Shares, cease to have any rights with respect thereto, except the right to receive the Class A Merger Consideration applicable thereto, upon surrender of such certificate in accordance with Section 2.07 hereof.

     (e) Conversion of Class B Preferred Stock. Each share of Class B Preferred Stock issued and outstanding immediately prior to the Effective Time (the "CLASS B EXCHANGED SHARES," and, together with the Class A Exchange Shares, the "EXCHANGED PREFERRED STOCK") shall, by virtue of the Merger, be converted into
(i) 0.169 of a fully paid and nonassessable share of Series A Preferred Stock, par value $1.00 per share and liquidation preference $100 per share, of the Surviving Corporation (the "SERIES A PREFERRED STOCK"), having the terms set forth in the certificate of incorporation of the Surviving Corporation set forth in Exhibit E attached hereto, (ii) 0.086392 of a fully paid and nonassessable Surviving Corporation Common Share (clauses (i) and (ii) together, the "CLASS B BASE MERGER CONSIDERATION") and (iii) the right to receive all Merger Consideration Adjustments with respect to each Class B Exchanged Share (the "CLASS B MERGER CONSIDERATION ADJUSTMENT") (clauses (i), (ii) and (iii) together, the "CLASS B MERGER CONSIDERATION"). Each such Class B Exchanged Share shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that formerly represented any such Class B Exchanged Shares shall, to the extent such certificate formerly represented such Class B Exchanged Shares, cease to have any rights with respect thereto, except the right to receive the Class B Merger Consideration applicable thereto, upon surrender of such certificate in accordance with Section 2.07 hereof.

     (f) Calculation and Payment of Merger Consideration Adjustment; Escrow. A "MERGER CONSIDERATION ADJUSTMENT" means an amount per Share, Class A Exchanged Share and Class B Exchanged Share, as the case may be, calculated by adding (1) all unpaid Initial Adjustment Amounts divided by the number equal to the number outstanding immediately prior to the Effective Time (but after the Exchange Date and before the cancellation of the Restricted Stock under Section 2.06), of (i) Exchanged Shares, (ii) Class A Exchanged Shares and Class B Exchanged Shares,
(iii) Shares subject to Cash Out Options, (iv) Shares subject to Options with an exercise price below the Merger Consideration (after giving effect to Adjustment Amounts previously paid or being paid to such Option holder at the time of the calculation) and (v) 10% of the Shares of New Restricted Stock (as defined herein) (clauses (i), (ii), (iii), (iv) and (v) together, the "INITIAL DENOMINATOR") and (2) all unpaid Subsequent Adjustment Amounts divided by the Denominator (as defined herein). "DENOMINATOR" shall mean a number equal to sum of (i) the Initial Denominator and (ii) 90% of the Shares of the Restricted Stock outstanding immediately prior to the Effective Time and before the cancellation of the Restricted Stock under Section 2.06(b). To the extent any part of the Merger Consideration Adjustment is received prior to the Effective Time, that part of the Merger Consideration Adjustment shall be paid with the Base Merger Consideration, Class A Base Merger Consideration and Class B Base Merger Consideration, as the case may be, in accordance with Section 2.07. To the extent any part of the Adjustment Amount is received after the Effective Time, that part of the Merger Consideration Adjustments shall be paid by the Surviving Corporation at the 30th day after the earlier of (i) receipt by the Surviving Corporation of proceeds representing Adjustment Amounts aggregating $5.0 million in excess of previously paid Adjustment Amounts and (ii) the date upon which all amounts which could represent an Adjustment Amount are received by the Company or the Surviving Corporation, as the case may be. Payment of Merger Consideration Adjustments shall be without interest thereon.

     SECTION 2.05. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, any Shares or Exchanged Preferred Stock issued and outstanding immediately prior to the Effective Time, and held by a holder who has the right to demand payment for and any appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision), who perfects his demand for the appraisal of the fair value of his Shares or Exchanged Preferred Stock in accordance with the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost his right to make such demand (such Shares or Exchanged Preferred Stock, the "DISSENTING SHARES"), shall not be converted into or represent a right to receive the consideration for his Shares or Exchanged Preferred Stock specified in Section 2.04, but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

     (b) Notwithstanding the provisions of Section 2.05(a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) his right to make such demand, then as of the Effective Time or the occurrence of such event, whichever occurs later, such dissenting holder's Shares or Exchanged Preferred Stock shall thereafter represent only the right to receive the consideration for Shares or Exchanged Preferred Stock specified in
Section 2.04, without interest thereon, upon surrender of the certificates representing such Shares or Exchanged Preferred Stock.

     (c) The Company shall give Merger Subsidiary, prior to the Effective Time, and the Surviving Corporation, after the Effective Time, (i) prompt notice of any written demands for appraisal of the fair value of any Shares or Exchanged Preferred Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company after the date hereof and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or the payment of the fair cash value of any such Shares or Exchanged Preferred Stock under the DGCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal or the payment of the fair cash value of any Shares or Exchanged Preferred Stock and shall not, except with the prior written consent of Merger Subsidiary, settle or offer to settle any such demands.

     SECTION 2.06. Treatment of Options and Restricted Stock. (a) At or immediately prior to the Effective Time, each outstanding stock option (each, an "OPTION") to purchase Shares granted under any of the Option Plans, whether or not vested, shall be canceled and, on January 3, 2001 (or as soon as practicable thereafter), holders of such Options with an exercise price below the Effective Time Option Consideration (as defined herein) (the "CASH OUT OPTIONS") shall receive from the Surviving Corporation (subject to any applicable withholding taxes) an amount equal to the Base Merger Consideration plus any Option Consideration Adjustments (as defined herein) received prior to the Effective Time ("EFFECTIVE TIME OPTION CONSIDERATION") in respect of the number of Shares subject to such Options; provided that the Effective Time Option Consideration for each Share shall be reduced by the exercise price for such Option; provided, further that, notwithstanding any action taken pursuant to Section 6.07(a) hereof, for purposes of this Agreement, each Option will be considered vested upon the occurrence of the Merger without regard to the applicable Option Plan or option agreement or any performance-based criteria. Each Option whether vested or unvested that has an exercise price equal to or greater than the Effective Time Option Consideration shall be canceled as of the Effective Time without consideration; provided that holders of such Options at the Effective Time shall retain the right to receive any Option Consideration Adjustments following the Effective Time only on the terms and to the extent provided in this Section 2.06. Holders of Cash Out Options shall be entitled to receive in respect of the number of Shares subject to such Cash Out Options, Option Consideration Adjustments received after the Effective Time. Holders of Options with an exercise price below the Effective Time Consideration (after giving effect to all Option Consideration Adjustments previously paid or being paid at the time of calculation) shall be entitled to receive Option Consideration Adjustments in respect of the number of Shares subject to such Option. "OPTION CONSIDERATION" means the Effective Time Option Consideration plus all Option Consideration Adjustments previously paid or being paid at the time of calculation. The "OPTION CONSIDERATION ADJUSTMENT" means an amount per Share underlying Cash Out Options and Options with an exercise price below the Option Consideration calculated by dividing all unpaid Initial Adjustment Amounts by the Initial Denominator and all unpaid Subsequent Adjustment Amounts by the Denominator. With respect to Options that have an exercise price above the Effective Time Option Consideration and below the Option Consideration, the portion of the Option Consideration Adjustments that shall be paid to such holder in respect of the number of Shares underlying such Options shall equal the difference between (x) the Effective Time Option Consideration plus all Option Consideration Adjustments previously paid or being paid at the time of the calculation and (y) the exercise price of such Option. Thereafter, for purposes of future Option Consideration Adjustments, such holder in respect of the number of Shares underlying such Options shall receive such Option Consideration Adjustments as if they were holders of Cash Out Options. To the extent any part of the Adjustment Amount that represents an

Option Consideration Adjustment is received prior to the Effective Time, that part of the Option Consideration Adjustment shall be paid in accordance with the first sentence of this Section 2.06(a). To the extent any part of the Adjustment Amount that represents an Option Consideration Adjustment is received after the Effective Time, that part of Option Consideration Adjustments shall be paid by the Surviving Corporation at the 30th day after the earlier of (i) receipt by the Surviving Corporation of proceeds representing Adjustment Amounts aggregating $5.0 million in excess of previously paid Adjustment Amounts and
(ii) the date upon which all amounts which could represent Adjustment Amounts are received by the Surviving Corporation or the Company, as the case may be. Payment of Option Consideration Adjustments shall be without interest thereon.

     (b) Notwithstanding any provision of this Agreement to the contrary, none of the restrictions relating to any restricted stock awards ("RESTRICTED STOCK") granted under any Restricted Stock Plan of the Company shall terminate, be removed or modified as a result of the Transactions. Immediately prior to the Merger, the Committee(s) administering the Restricted Stock Plans will (i) cancel all Restricted Stock awards that are then subject to any restrictions under the terms of the applicable award, and (ii) make new awards ("NEW AWARDS") under the applicable Restricted Stock Plan to each participant whose awards were canceled under the preceding subclause (i) as to the same number of shares of common stock as the canceled award and with such New Award taking effect immediately following the Merger and relating to Surviving Corporation Common Shares (the "NEW RESTRICTED STOCK") rather than Shares, provided that such New Awards will provide, except as set forth on the disclosure schedule, as follows:
(1) 15% of each participant's New Restricted Stock will be available upon the effectiveness of the New Award to the participant free of restrictions under the Restricted Stock Plans (other than a prohibition on transfer of such New Restricted Stock to persons other than Restricted Stock Permitted Transferees and securities law restrictions on transferability (collectively, the "RESTRICTIONS")), and, in lieu of 10% of an additional amount of New Restricted Stock ("CASH OUT NEW RESTRICTED STOCK") the participants will receive cash (valuing a Share of the New Restricted Stock for these purposes at the Base Merger Consideration plus any Merger Consideration Adjustment determined with reference to Initial Adjustment Amounts received prior to the Effective Time (the "CASH OUT AMOUNT"), subject to applicable withholding taxes, (2) the balance of each participant's New Restricted Stock will become free of restrictions under the Restricted Stock Plans (other than the Restrictions) ratably on January 14, 2002, 2003 and 2004 (or if such date is not a Business Day, on the next succeeding Business Day), provided that upon the termination of such Restrictions as contemplated under this clause (2), such participant shall be entitled to elect, at his or her option, to receive, in lieu of any share of New Restricted Stock, an amount in cash equal to the sum of (i) the Cash Out Amount, (ii) any Merger Consideration Adjustments determined with respect to Initial Adjustment Amounts received subsequent to the Effective Time and prior to the applicable vesting date, and (iii) an amount (the "ACCRUAL AMOUNT") equal to 6% per annum of the Cash Out Amount from the date of the Merger through the applicable vesting date and of any such Merger Consideration Adjustments from the date of the payment to holders of the Shares through the applicable vesting date, subject to the balance of this Section 2.06(b); provided, further, that the New Restricted Stock awards will allow the Surviving Corporation to defer the payment of such cash if the Surviving Corporation is prevented under the Facilities from making such payments due to a default, or an event which with notice or lapse of time or both, would constitute a default (without giving effect to any grace period) under the Facilities. In the event the Surviving Corporation defers such payment, the Surviving Corporation will make such payment as soon as practicable after the Surviving Corporation is no longer in default and any event that would constitute a default has been cured or waived. For any such deferral period in respect of a Share of New Restricted Stock, the Accrual Amount in respect of such Share shall be calculated based upon 12% per annum of the deferred amount for the period of deferral. Each individual entitled to shares of Cash Out New Restricted Stock shall be entitled to receive with respect to each share of Cash Out New Restricted Stock from the Surviving Corporation amounts equal to all Merger Consideration Adjustments per Share determined with respect to all Initial Adjustment Amounts received after the Effective Time, payable at the same time such amounts are paid to holders of Shares. The Surviving Corporation shall pay with respect to each share of New Restricted Stock which is free of restriction upon the effectiveness of the New Award pursuant to clause (ii)(1) of this paragraph, amounts equal to (1) any Merger Consideration Adjustment determined with reference to Initial Adjustment

Amounts received by the Company prior to the Effective Time, which amount shall be payable immediately prior to the Merger, and (2) any Merger Consideration Adjustments determined with reference to Initial Adjustment Amounts received by the Surviving Corporation and paid to a holder of a Share, which shall be payable at the same time as paid to holders of Shares. The Surviving Corporation shall pay with respect to each share of New Restricted Stock which becomes free of restrictions on January 14, 2002, January 14, 2003 and January 14, 2004 (or if such date is not a Business Day, on the next succeeding Business Day) and with respect to which the holder does not elect to receive cash pursuant to clause (ii)(2) of this paragraph, amounts equal to any Merger Consideration Adjustments determined with reference to Initial Adjustment Amounts received after the Effective Time, which shall be payable upon the later of (x) January 14, 2002, January 14, 2003 and January 14, 2004, as the case may be (or if such date is not a Business Day, on the next succeeding Business Day), on which the restrictions lapse and the holder does not elect to receive cash, and (y) the time such Merger Adjustment Amounts are paid to holders of Shares. Each holder of the New Restricted Stock also shall be entitled to receive with respect to each share of New Restricted Stock (whether or not Cash Out New Restricted Stock) all Merger Consideration Adjustments determined with respect to the Subsequent Adjustment Amounts (whether received prior to or after the Effective
Time), payable at the time such amounts are paid to holders of Shares.

     SECTION 2.07. Surrender of Shares. (a) Prior to the Effective Time, Merger Subsidiary shall appoint a bank or trust company which is reasonably satisfactory to the Company to act as the exchange agent (the "EXCHANGE AGENT") for the payment of the Base Merger Consideration and any Merger Consideration Adjustment available at the Effective Time (the "EFFECTIVE TIME MERGER CONSIDERATION") with respect to Shares and the Class A Merger Consideration Adjustment and the Class B Merger Consideration Adjustment available at the Effective Time. All of the fees and expenses of the Exchange Agent shall be borne by the Surviving Corporation. The Surviving Corporation will serve in the capacity of exchange agent with respect to the Class A Base Merger Consideration and Class B Base Merger Consideration and will, at the Effective Time, upon receipt of the stock certificates for Class A Exchanged Shares and Class B Exchanged Shares duly endorsed and in form for transfer with accompanying stock powers duly executed in blank, exchange such stock certificates for new stock certificates, shares of the Class A Merger Consideration and Class B Merger Consideration, respectively, in accordance with Section 2.04(d) and (e). After the Effective Time, the Surviving Corporation shall be responsible for all Merger Consideration Adjustments, Class A Merger Consideration Adjustments and Class B Merger Consideration Adjustments in accordance with Section 2.04.

     (b) At or prior to the Effective Time, there will be deposited with the Exchange Agent cash in an amount equal to the aggregate Effective Time Merger Consideration (in an amount equal to the number of Exchanged Shares multiplied by the Effective Time Merger Consideration), the Class A Merger Consideration Adjustments available at the Effective Time and the Class B Merger Consideration Adjustment available at the Effective Time in immediately available funds. The Exchange Agent shall invest the funds as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

     (c) Promptly following the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail, no later than three Business Days after the Effective Time, to each holder of record of a certificate representing Exchanged Shares converted upon the Merger pursuant to this Agreement (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as Merger Subsidiary or the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the certificates. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each holder of a certificate or certificates representing Exchanged Shares converted upon the Merger pursuant to this Agreement may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time. Upon the due surrender of certificates representing Exchanged Shares, the Surviving Corporation shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor the Effective Time Merger Consideration multiplied by the number of Exchanged Shares represented by such certificate that have been so converted. Until so surrendered, each such certificate shall represent solely the right to receive the Merger Consideration. With respect to Class A Merger Consideration Adjustments to be paid to Class A Exchanged Shares and Class B Merger Consideration Adjustments to be paid to Class B Exchanged Shares, in each case, to be paid at the Effective Time, the Exchange Agent shall not require surrender of certificates pursuant to this Section 2.07 but rather, shall be directed by the Company, by written instructions as to the recipients of such funds and directions for payment.

     (d) If any payment or issuance in respect of Shares, Class A Preferred Stock or Class B Preferred Stock under this Section 2.07 is to be made to a Person other than the Person in whose name a surrendered certificate is registered, it shall be a condition to such payment or issuance that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment or issuance shall have paid any transfer and other taxes required by reason of such payment or issuance in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax either has been paid or is not payable.

     (e) At and after the Effective Time, no further transfer of Shares or Exchanged Preferred Stock which have been converted pursuant to Section 2.04 of this Agreement shall be made, other than transfers of such securities that have occurred prior to the Effective Time. In the event that, after the Effective Time, certificates representing Shares or Exchanged Preferred Stock which have been converted pursuant to Section 2.04 of this Agreement are presented to the Surviving Corporation, they shall be canceled and exchanged in the manner contemplated by Section 2.04 and as provided in this Section 2.07.

     (f) The Merger Consideration paid in the Merger shall be paid in full to the holder of Shares without interest thereon, and shall be subject to reduction only for any applicable United States federal or other withholding or stock transfer taxes payable by such holder.

     (g) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the Transactions, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing Shares may surrender such certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar law) receive in consideration therefor the consideration due to such holder pursuant to Section 2.04 of this Agreement, without any interest thereon.

     (h) None of Merger Subsidiary, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Shares or Exchanged Preferred Stock for any cash or securities delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

     SECTION 2.08. Lost, Stolen or Destroyed Certificates. In the event any certificates representing Exchanged Shares or Exchanged Preferred Stock shall have been lost, stolen or destroyed, the Exchange Agent or the Surviving Corporation, as applicable, shall deliver the Effective Time Merger Consideration, Class A Merger Consideration or Class B Merger Consideration pursuant to Section 2.04 hereof, in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver an indemnity against any claim that may be made against the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     SECTION 2.09. Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to put the Surviving Corporation in possession of all assets and property of every description and every interest, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of the Company and Merger Subsidiary, the officers and directors of the Surviving Corporation are fully authorized in the name of their respective corporations immediately prior to the Effective Time or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE 3

                           THE SURVIVING CORPORATION

     SECTION 3.01. Certificate of Incorporation; By-Laws.

     (a) Certificate of Incorporation. The certificate of incorporation of the Company, as changed and as set forth on Exhibit E hereto, shall from and after the Effective Time be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation.

     (b) By-laws. The by-laws of the Company, as changed and as set forth on Exhibit F hereto, shall be the by-laws of the Surviving Corporation until thereafter amended as provided in its certificate of incorporation and by the DGCL.

     SECTION 3.02. Directors and Officers. (a) The board of managers of Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the Board of Directors will approve, prior to the Merger, the managers of Merger Subsidiary as the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

     (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed or until their earlier resignation, removal from office or death.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Merger Subsidiary that, except as set forth in the disclosure schedule delivered by the Company to Merger Subsidiary immediately prior to execution of this Agreement:

     SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore delivered to Merger Subsidiary true and complete copies of the certificate of incorporation and by-laws of the Company as currently in effect.

     SECTION 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company's corporate powers and, except for the required approval of the Company Stockholders in connection with the consummation of the Company/Subsidiary Merger and the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the Company's outstanding capital stock entitled to vote for directors (voting as a class) is the only vote of the holders of the Company's capital stock necessary in connection with the consummation of the Company/Subsidiary Merger. The affirmative vote of the holders of a majority of the Company's outstanding capital stock entitled to vote for directors (voting as one class) and the affirmative vote of the holders of a majority of outstanding capital stock entitled to vote for directors (other than the Continuing Shareholders) are the only votes of the holders of any of the Company's capital stock necessary by law or contract in connection with the consummation of the Merger. This Agreement and the Equity Investments Sale Agreement constitute valid and binding agreements of the Company.

     (b) At a meeting duly called and held, the Board of Directors, subsequent to the unanimous recommendation of the Special Committee, (i) unanimously approved the Company/Subsidiary Merger and the Company/Subsidiary Merger Agreement, determined that it is advisable and in the best interests of Company Stockholders (other than the Continuing Shareholders) to consummate the Company/ Subsidiary Merger, and resolved to recommend approval of the Company/Subsidiary Merger and the Company/Subsidiary Merger Agreement by Company Stockholders, and
(ii) approved the Merger and this Agreement, determined that it is advisable and in the best interests of Company Stockholders (other than Continuing Shareholders) to consummate the Merger and the other Transactions, and (iii) resolved to recommend approval of the Company/Subsidiary Merger, the Company/Subsidiary Merger Agreement, the Merger and this Agreement by Company Stockholders.

     (c) At a meeting duly called and held, the Special Committee has (i) unanimously resolved to recommend that the Board of Directors approve and declare advisable the Company/Subsidiary Merger and the Company/Subsidiary Merger Agreement, (ii) determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Company Stockholders (other than Merger Subsidiary and its Affiliates, Company Shareholder and its Subsidiaries, IS and FS) and (iii) resolved (subject to Section 6.04 hereof) to recommend that the Board of Directors approve and declare advisable this Agreement and the Transactions.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of the Company/Subsidiary Merger Agreement, this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, or notification or reporting to, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Company/Subsidiary Merger and the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of the Antitrust Laws of the foreign jurisdictions set forth on Schedule 4.03, (iii) compliance with any applicable requirements of the 1933 Act, 1934 Act and any other applicable securities laws, whether state or foreign, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.04. Non-contravention. The execution, delivery and performance by the Company of the Company/Subsidiary Merger Agreement, this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03 hereof, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or under any agreement or instrument relating to any of the Equity Investments or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 250,000,000 Shares and 25,000,000 shares, par value $1.00 per share, of preferred stock (the "PREFERRED STOCK"). As of the close of business on July 31, 2000, (i) 44,740,401 Shares were issued and outstanding,
(ii) no shares of Preferred Stock were issued or outstanding and (iii) no Shares were held by the Company in its treasury. All outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     (b) As of the close of business on July 31, 2000, 250,000 shares of Preferred Stock have been designated as Series A Preferred and are reserved for issuance pursuant to the Rights (as defined in the Rights Agreement) issued under the Rights Agreement.

     (c) As of the close of business on July 31, 2000, 9,838,710 Shares were issuable upon conversion of the Company's 4.5% Convertible Subordinated Debentures due 2003 (the "DEBENTURES") at a conversion price of $31.00 per Share.

     (d) As of the close of business on July 31, 2000:

          (i) 3,770,198 Shares were reserved for issuance pursuant to options granted under the Option Plans which options are outstanding on the date hereof and, of such options, 1,612,078 are vested and exercisable as of the date hereof without regard to any "change of control" trigger in an Option Plan or option agreement governing such Options,

          (ii) 3,678,811 shares of Restricted Stock were the subject of awards under the Restricted Stock Plans and will remain subject to restrictions until the End Date (as defined herein) (disregarding matters contemplated by Section 2.06 hereof and the effect of the Transactions) under the Restricted Stock Plans or an award agreement governing them, and

          (iii) 224,826 shares of phantom stock were the subject of awards under the Company's Phantom Stock Plans, which awards are outstanding on the date hereof.

     (e) Except as set forth in this Section 4.05 or as contemplated by Section 2.06(b), 6.10 or 9.01(g), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) stock appreciation, phantom stock or similar rights with respect to the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "COMPANY SECURITIES"). Except with respect to the Debentures, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

     SECTION 4.06. Subsidiaries; Equity Investments. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). All of the outstanding shares of capital stock of each subsidiary of the Company have been validly issued and are fully paid and non-assessable. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SUBSIDIARY

SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     (c) Schedule 4.06(c) lists (x) any equity interest in any subsidiary of the Company or any other corporation, partnership, joint venture or other business association or entity owned directly or indirectly by the Company and having a fair market value or book value in excess of $1.0 million and (y) the Company's reasonably approximate tax basis in each Equity Investment.

     SECTION 4.07. SEC Filings. (a) The Company has delivered to Merger Subsidiary (i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 1999, 1998 and 1997, (ii) its quarterly report on Form 10-Q for its fiscal quarter ending March 31, 2000, (iii) its proxy statements relating to meetings of the Company Stockholders held since December 31, 1999 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1999 (the documents referred to in this Section 4.07(a), collectively, the "COMPANY SEC DOCUMENTS").

     (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1934 Act.

     (c) As of its filing date, each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements).

     SECTION 4.09. Disclosure Documents. (i) The proxy statement of the Company to be filed with the SEC in connection with the Merger (the "COMPANY PROXY STATEMENT") and any amendments or supplements thereto and (ii) the statement on
Schedule 13E-3 to be filed by the Company concurrently with the filing of the Company Proxy Statement (such statement, as amended or supplemented, is referred to herein as the "SCHEDULE 13E-3") and any amendments or supplements thereto will each, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to Company Stockholders, and at the time such stockholders vote on the adoption of the Company/Subsidiary Merger Agreement and this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement or the Schedule 13E-3 based upon information furnished to the Company by or on behalf of Merger Subsidiary for use therein.

     SECTION 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

          (a) any event, occurrence, development or state of circumstances or facts that has or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than quarterly cash dividends on the Shares declared prior to August 1, 2000 and not in excess of $.08 per share per quarter and having customary record and payment dates), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (other than ordinary course open market purchases made in connection with the Company's stock incentive plan);

          (c) any amendment of any material term of any outstanding security of the Company or any of its Material Subsidiaries;

          (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness in excess of $5.0 million, individually or in the aggregate, other than (i) under the Credit Agreement in the ordinary course of business consistent with past practices to fund general corporate purposes, (ii) between the Company and its Subsidiaries or between two or more of the Company's Subsidiaries or (iii) trade payables in the ordinary course of business;

          (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any asset that is material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practices;

          (f) any making of any material loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries or by its wholly-owned Subsidiaries to or in the Company or other Subsidiaries of the Company;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

          (h) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP, Regulation S-X under the 1934 Act or other applicable law or regulation; or

          (i) except for the severance plans established pursuant to an agreement by the majority of the members of the Employee Retention Committee and except as required by law, any adoption or amendment in any respect of any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director or elected officer of the Company or increase in any manner of the compensation or fringe benefits of any director or elected officer of the Company or payment of any benefit not required by any existing agreement or placement of any assets in any trust for the benefit of any director or elected officer of the Company not required by any existing agreement.

     SECTION 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or in the notes thereto or in any of the Company SEC Documents filed prior to the date hereof;

          (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date;

          (c) liabilities or obligations under this Agreement; and

          (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries are, and since January 1, 1999 have been, in compliance with any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 4.13. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective properties before any court or arbitrator, or before or by any Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, together with all other such actions, suits, investigations or proceedings, a Material Adverse Effect.

     SECTION 4.14. Finders' Fees. Except for Salomon Smith Barney Inc., McDonald Investments, Inc. and Morgan Lewis Githens & Ahn, copies of whose engagement agreements have been provided to Merger Subsidiary, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

     SECTION 4.15. Opinion of Financial Advisor. (a) The Board of Directors has received the opinion of the financial advisor to the Company to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than Merger Subsidiary and its Affiliates and the Continuing Shareholders and their respective Affiliates).

     (b) The Special Committee has received the opinion of the financial advisor to the Special Committee to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than Merger Subsidiary and its Affiliates and the Continuing Shareholders and their Affiliates).

     SECTION 4.16. Taxes. (a) The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf), taking into account any extension of time within which to file, all material Tax Returns required to be filed by it and all such material Tax Returns are true and complete in all material respects.

     (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf), or, where payment is not yet due, has established (or has had established on its behalf) or will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for the payment of, all taxes shown on such Tax Returns.

     (c) There are no material Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries.

     (d) No material federal, state, local or foreign audits or administrative proceedings are pending or, to the Company's knowledge, threatened, with regard to any Taxes or any Tax Return of the Company or its Subsidiaries.

     (e) Except for the severance, Option Plans, Supplemental Executive Retirement and Disability Plan and stay bonus plans described in Section 7.04(b) no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect could be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessments or similar charges imposed by the Internal Revenue Service ("IRS") or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "TAXING AUTHORITY"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     SECTION 4.17. Employee Benefit Plans. (a) Schedule 4.17 lists (i) those Benefit Plans that are "employee welfare benefit plans" within the meaning of
Section 3(1) of ERISA the liabilities of which would reasonably be expected to have a Material Adverse Effect on the Company, (ii) all Benefit Plans that are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA, and (iii) all Multiemployer Plans. Between the date hereof and 10 days prior to the Company's Stockholder's Meeting, the Company will use its reasonable best efforts to revise Schedule 4.17 to list all Benefit Plans and Multiemployer Plans. Copies of all written Benefit Plans, summary plan descriptions, trust agreements, actuarial valuation reports and the most recent annual return and IRS determination letters have been, or will have been, at least 10 days prior to the Company's Stockholders Meeting, made available to Merger Subsidiary.

     (b) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

          (i) each Benefit Plan has at all times been maintained and administered in all respects in accordance with its terms and with the requirements of all applicable law, including ERISA and the Code. Each Benefit Plan intended to qualify under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and the Company knows of no fact or circumstance giving rise to a material likelihood that the plan would not be treated as so qualified by the IRS;

          (ii) all required contributions to any Benefit Plans and Multiemployer Plans that are "defined benefit pension plans" required to be made by the Company or any Subsidiary in accordance Section 302 of ERISA or Section 412 of the Code, have been timely made; there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan; and no Benefit Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code;

          (iii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Benefit Plan or any Plan maintained by an ERISA Affiliate since the effective date of said Section 4043;

          (iv) no liability has been incurred or is expected to be incurred by the Company or any Subsidiary thereof under Title IV of ERISA with respect to any Benefit Plan or Multiemployer Plan, or with respect to any other Plan presently or heretofore maintained or contributed to during the 5 year period prior to the Effective Time by any ERISA Affiliate;

          (v) with respect to each Multiemployer Plan, (i) no withdrawal liability (within the meaning of Section 4201(b) of ERISA) has been incurred by the Company or any ERISA Affiliate, and the Company has no reason to believe that any such withdrawal liability will be incurred, (ii) no such Multiemployer Plan is in "reorganization" (within the meaning of Section 4241 of ERISA), (iii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that such Multiemployer Plan is or may become "insolvent" (within the meaning of Section 4241 of ERISA), (iv) to the knowledge of the Company or any Subsidiary thereof, no proceedings have been instituted by the PBGC against such Multiemployer Plan, (v) neither the Company nor any Subsidiary thereof has sold assets in a transaction intended to satisfy the requirements of Section 4204 of ERISA, and (vi) if the Company or any ERISA Affiliate were to have a complete or partial withdrawal under Section 4203 of ERISA as of the Effective Time, no withdrawal liability would exist on the part of the Company or any ERISA Affiliate;

          (vi) neither the Company nor any ERISA Affiliate has incurred any liability for any tax imposed under Sections 4971 through 4980E of the Code or civil liability under Section 502(i) or (l) of ERISA;

          (vii) no Tax has been incurred under Section 511 of the Code with respect to any Benefit Plan (or trust or other funding vehicle pursuant thereto);

          (viii) there is no commitment or agreement that would prevent the termination or modification as to employees or former employees of the Company of any Benefit Plan under which obligations to provide post-retirement welfare benefits arise other than with respect to benefits the liabilities of which are disclosed in the audited financial statements of the Company in accordance with FAS 106; and

          (ix) no action (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or, to the knowledge of the Company, threatened against or with respect to any Benefit Plan and there are no facts or circumstances known to the Company or any Subsidiary thereof that could reasonably be expected to give rise to any such action.

     (c) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (i) all contributions required to be made by the Company or any Subsidiary with respect to a Foreign Plan have been timely made, (ii) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws and has been maintained, where required, in good standing with the applicable Governmental Authority, and (iii) neither the Company nor any Subsidiary has incurred any obligation in connection with the termination or withdrawal from any Foreign Plan. To the knowledge of the Company, each of the Foreign Plans that is a defined benefit plan has plan assets with aggregate fair market value that is greater than such plan's liabilities, as determined in accordance with applicable laws using reasonable actuarial assumptions. For purposes hereof, the term "FOREIGN PLAN" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company or any Subsidiary with respect to employees (or former employees) employed outside the United States.

     SECTION 4.18. Environmental Matters. Except as disclosed in the Company SEC Documents filed prior to the date hereof and except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

          (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any governmental entity or other Person, nor is the Company subject to any judgment, decree, or agreement, relating to or arising out of any Environmental Law; and

          (ii) the Company is in compliance with, and has no liability under, all Environmental Laws and all Environmental Permits.

     SECTION 4.19. Antitakeover Statutes and Rights Agreement; Company/Subsidiary Merger. (a) The Company has taken all action necessary to exempt the Merger, this Agreement, the Exchange and Voting Agreement and the Transactions from the restrictions on "business combinations" contained in
Section 203 of the DGCL, and, accordingly, neither the restrictions of such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such Transactions.

     (b) The Company has taken all action necessary to render the Rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement, and the Transactions. The Rights Agreement has been amended such that it will expire and all Rights will be canceled immediately prior to the Effective Time and the Rights Agreement will have no force or effect on or after the Effective Time.

     (c) The Company/Subsidiary Merger will be effective upon the affirmative vote of the majority of the outstanding Shares and Exchanged Preferred Stock held by the Company Stockholders (voting as one class) and the filing of the certificate of merger (in the form attached as Exhibit B to the Company/ Subsidiary Merger Agreement) (the "COMPANY/SUBSIDIARY CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware.

     SECTION 4.20. Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the Merger other than those expressly set forth herein. It is understood that any data, any financial information or any memoranda or offering materials or presentations (including but not limited to the Confidential Information Memorandum dated August, 1999) are not and shall not be deemed to be or to include representations or warranties of the Company. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any Subsidiary thereof or their respective businesses, or otherwise in connection with the Merger and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

                                   ARTICLE 5

              REPRESENTATIONS AND WARRANTIES OF MERGER SUBSIDIARY

     Merger Subsidiary represents and warrants to the Company that:

     SECTION 5.01. Existence and Power. Merger Subsidiary is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and has all limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Merger Subsidiary was formed solely for the purpose of engaging in the Transactions. Since the date of its formation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Subsidiary has no Subsidiaries.

     SECTION 5.02. Authorization. The execution, delivery and performance by Merger Subsidiary of this Agreement and the consummation by Merger Subsidiary of the Transactions are within the limited liability company powers of Merger Subsidiary and have been duly authorized by all necessary limited liability company action. This Agreement constitutes a valid and binding agreement of Merger Subsidiary.

     SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Merger Subsidiary of this Agreement and the consummation by Merger Subsidiary of the Transactions require no action by or in respect of, or filing with, or notification or reporting to, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Merger Subsidiary is qualified to do business, (ii) compliance with any applicable requirements of the Antitrust Laws of the foreign jurisdictions set forth on Schedule 5.03 hereof, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other securities laws, whether state or foreign, and (iv) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Merger Subsidiary to consummate the Transactions.

     SECTION 5.04. Non-contravention. The execution, delivery and performance by Merger Subsidiary of this Agreement and the consummation by Merger Subsidiary of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of any limited liability company agreement or organizational document of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03 hereof, contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Merger Subsidiary or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Merger Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of Merger Subsidiary, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to materially impair the ability of Merger Subsidiary to consummate the Transactions.

     SECTION 5.05. Disclosure Documents. None of the information provided by Merger Subsidiary for inclusion (i) in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to the Company Stockholders and at the time the Company Stockholders vote on adoption of the Company/Subsidiary Merger Agreement and this Agreement or (ii) in the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 5.06. Finders' Fees. Except for Chase Securities Inc., Credit Suisse First Boston Corporation and Donaldson, Lufkin & Jenrette Securities Corporation, whose fees will be paid by the Surviving Corporation only if the Transactions are consummated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Merger Subsidiary who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.

     SECTION 5.07. Financing. (a) Merger Subsidiary has received and furnished copies to the Company of (i) a commitment letter to provide financing to the Company or a Subsidiary of the Company (including the Summary of Terms and Conditions annexed thereto, the "COMMITMENT LETTER") with The Chase Manhattan Bank (the "BANK") dated as of July 31, 2000, and (ii) the Exchange and Voting Agreement. The funds which Bank has agreed, subject to the terms and conditions of the Commitment Letter, to provide will be sufficient, when taken together with other funds available to Merger Subsidiary and assuming compliance by the Company Shareholder, IS and FS with the Exchange and Voting Agreement, to enable it to provide to the Exchange Agent the aggregate Merger Consideration and other amounts owing as a result of the Transactions, to refinance substantially all of the existing debt of the Company and its Subsidiaries, to the extent contemplated by the Transactions as contemplated by the Commitment Letter, and to pay all related fees and expenses (collectively, the "REQUIRED AMOUNT").

     (b) As of the date hereof (i) the Commitment Letter has not been withdrawn and is in full force and effect and (ii) Merger Subsidiary has no reason to believe that any of the conditions set forth in the Commitment Letter will not be satisfied.

     (c) Merger Subsidiary has received and furnished a copy to the Company of the equity commitment letters (the "EQUITY COMMITMENT LETTERS") addressed to Merger Subsidiary from Sponsor and each of the other equity investors in Merger Subsidiary (the "EQUITY INVESTORS"), each dated as of July 31, 2000 pursuant to which the Equity Investors have committed to make available to Merger Subsidiary certain funds, subject to the terms and conditions contained therein, for the purpose of consummating the Transactions. As of the date hereof, (i) no Equity Commitment Letter has been withdrawn and each Equity Commitment Letter is in full force and effect and (ii) Merger Subsidiary has no reason to believe that any of the conditions set forth in any Equity Commitment Letter will not be satisfied.

     (d) Immediately after the consummation of the Transactions, the Surviving Corporation (i) will not be insolvent, (ii) will not be left with unreasonably small capital, and (iii) will not have debts beyond its ability to pay such debts as they mature.

     SECTION 5.08. Member Appraisal Rights. The members of the Merger Subsidiary are not entitled by law or by contract to receive appraisal rights as a result of the Merger.

                                   ARTICLE 6

                            COVENANTS OF THE COMPANY

     The Company agrees that, except as set forth in the disclosure schedule delivered by the Company to Merger Subsidiary immediately prior to the execution of this Agreement:

     SECTION 6.01. Conduct of the Company. Except as contemplated by this Agreement or as expressly agreed to in writing by Merger Subsidiary, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement or (y) required by law, prior to the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, without the consent of Merger Subsidiary:

          (a) expend funds for capital expenditures that in the aggregate would cause total capital expenditures for the period from January 1, 2000 to the Effective Time to exceed 110% of the amounts set forth in the most recent version of the business plan previously provided to Merger Subsidiary;

          (b) sell, lease, license or otherwise dispose of any Material Subsidiary or any material amount of assets, securities or property of the Company and its Subsidiaries, taken as a whole, except (i) pursuant to existing contracts or commitments and (ii) other dispositions pursuant to the Company's disposition program set forth on Schedule 6.01(b) or otherwise in the ordinary course consistent with past practice;

          (c) amend its certificate of incorporation, by-laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Material Subsidiary of the Company; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (d) except for issuances (i) upon exercise of presently outstanding awards under any Plan, (ii) upon conversion of the Debentures outstanding on the date hereof, or (iii) as previously disclosed in writing to Merger Subsidiary or its affiliates, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights);

          (e) make or agree to make any acquisition of equity interest (whether through a purchase of stock, establishment of a joint venture or otherwise) or assets which is material to the Company and its Subsidiaries, taken as a whole, except for (i) purchases of inventory and supplies in the ordinary course of business, (ii) pursuant to purchase orders entered into in the ordinary course of business or (iii) acquisitions disclosed on Schedule 6.01(e) on terms agreed to with Merger Subsidiary;

          (f) settle or compromise (i) any shareholder derivative suits arising out of the Transactions or (ii) any other material litigation (whether or not commenced prior to the date of this Agreement) set forth on Schedule 6.01(f) or settle, pay or compromise any claims not required to be paid, other than, in each case, in consultation and cooperation with Merger Subsidiary and, with respect to any such settlement, with the prior written consent of Merger Subsidiary;

          (g) directly or indirectly, sell, convey, transfer or otherwise dispose (collectively, a "TRANSFER") of any of the Equity Investments or amend or modify the Equity Investments Sale Agreement or enter into any agreement to do any of the foregoing other than pursuant to the Equity Investments Sale Agreement; provided that the Company shall be permitted to Transfer an Equity Investment other than pursuant to the Equity Investments Sale Agreement so long as the Company has deposited the funds received from such Transfer in an escrow account to fund the Transactions, on reasonably acceptable terms, and otherwise complied with Section 9.02(d); provided, however, that in the event such escrow arrangement would cause the Company to be in default under the Credit Agreement, the Company shall take all action to comply with the Credit Agreement (including using the proceeds of any such sale to repay outstanding borrowings under the Credit Agreement) and, if permitted under the Credit Agreement, make borrowings as soon as practicable thereafter under the Credit Agreement in the amount of such proceeds for deposit in an escrow account to fund the Transactions on reasonably satisfactory terms and otherwise in compliance with Section 9.02(d);

          (h) (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time;

          (i) waive or amend any provision of the Rights Agreement or otherwise take any action with respect to the Rights Agreement; or

          (j) authorize, or commit or agree to take, any of the foregoing actions.

     SECTION 6.02. Access to Information. From the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "COMPANY REPRESENTATIVES") to, give Merger Subsidiary and its members, managers, employees, counsel, advisors, representatives (collectively, the "MERGER SUBSIDIARY REPRESENTATIVES") and representatives of financing sources identified by Merger Subsidiary reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Company Representatives and the Company's Subsidiaries to furnish Merger Subsidiary and the Merger Subsidiary Representatives and representatives of financing sources identified by Merger Subsidiary with such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as Merger Subsidiary and representatives of financing sources identified by Merger Subsidiary may from time to time reasonably request. Merger Subsidiary agrees that any information furnished pursuant to this Section 6.02 shall be subject to the provisions of the letter agreement dated April 27, 2000 between Sponsor and the Company (the "CONFIDENTIALITY AGREEMENT").

     SECTION 6.03. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of the Company Stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of the Company/Subsidiary Merger Agreement and the Company/Subsidiary Merger and the adoption of this Agreement and the Merger. Subject to Section 6.04 hereof, the Board of Directors and the Special Committee shall recommend adoption of the Company/Subsidiary Merger Agreement and the Company/Subsidiary Merger and shall recommend adoption of this Agreement and the Merger by the Company Stockholders. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, use all commercially reasonable efforts to have cleared by the SEC and thereafter mail to the Company Stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) subject to Section 6.04, use all commercially reasonable efforts to obtain the necessary approvals by the Company Stockholders of the Company/Subsidiary Merger Agreement, the Company/Subsidiary Merger, this Agreement and the Transactions and (iii) otherwise comply with all legal requirements applicable to such meeting.

     SECTION 6.04. No Solicitation. (a) The Company agrees that it will not, directly or indirectly through any officer, subsidiary, affiliate, director, employee, stockholder, representative, agent or other person, (i) seek, initiate, solicit or encourage any Person to make an Acquisition Proposal, (ii) engage in negotiations or discussions concerning an Acquisition Proposal with any person or group, (iii) disclose any non-public information relating to the Company or give access to the properties, employees, books or records of the Company or any of its subsidiaries to any person or group in connection with any Acquisition Proposal or (iv) approve or recommend or agree to approve or recommend any Acquisition Proposal; provided that nothing herein shall prevent the Board of Directors from (a) furnishing information to any person that has made an Acquisition Proposal not solicited in violation of this paragraph or (b) subject to the other provisions of this paragraph, entering into or participating in discussions or negotiations concerning an Acquisition Proposal not solicited in violation of this paragraph so long as, in any case, (x) the Board of Directors or the Special Committee shall have concluded in good faith, after receiving and considering the advice of its outside legal counsel, that failing to participate in such discussions or negotiations or furnishing such information would cause the Board of Directors or the Special Committee to be in breach of its respective fiduciary responsibilities to the Company Stockholders under applicable law, and (y) prior to participating in such discussions or negotiations or furnishing any such information, the Company and the party making such offer agrees to a confidentiality agreement on terms that are, in the aggregate, no less favorable to the Company than those of the Confidentiality Agreement to which Sponsor is a party (other than the standstill provisions thereof) and Merger Subsidiary is given concurrent or advance written notice thereof unless the Board of Directors or the Special Committee shall have concluded in good faith, after receiving and considering the advice of its outside counsel, that doing so would cause it to be in breach of its respective fiduciary responsibilities to the Company Stockholders under applicable law. The Board of Directors or the Special Committee may (x) fail to make, withdraw, or modify in a manner adverse to Merger Subsidiary its recommendation to its stockholders referred to in Section 6.03 hereof, (y) take and disclose to the Company Stockholders a position contemplated by Rule 14e-2 under the 1934 Act or otherwise complying with its disclosure obligations and/or (z) take any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in each case only if the Board of Directors or the Special Committee determines, in good faith after consultation with outside legal counsel to the Company, that such action is required in the exercise of its respective fiduciary duties under applicable law.

     (b) The Company shall notify Merger Subsidiary in writing no later than the end of the next business day after receipt thereof of the receipt of any Acquisition Proposal (including a copy thereof if in writing), the terms and conditions of such Acquisition Proposal and the identity of the person making it. The Company also shall promptly notify Merger Subsidiary no later than the end of the next Business Day of any change to or modification of such Acquisition Proposal.

     (c) The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use commercially reasonable efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

     SECTION 6.05. State Takeover Laws. The Company shall, upon the request of Merger Subsidiary, take all reasonable steps to assist in any challenge by Merger Subsidiary to the validity or applicability to the Transactions, including the Merger, of any state takeover law.

     SECTION 6.06. Reports. During the period from the date of this Agreement to the Effective Time, the Company shall provide Merger Subsidiary with monthly financial statements in the existing reporting format (balance sheet, cash flow statement, income statement and, if available, notes thereto), broken out by operating unit (except as to the cash flow statement, which shall be a consolidated statement), no later than the fifteenth Business Day following the end of each calendar month following the date of this Agreement; provided that for calendar months that are also the end of a calendar quarter, the Company may provide such financial information to Merger Subsidiary on the same date such information is publicly released in accordance with the past practice of the Company.

     SECTION 6.07. Plans. (a) The Company covenants and agrees that it will take any and all necessary action including, without limitation, actions contemplated by Section 3.02 hereof to ensure that the Transactions will not constitute a "change of control" under any Option Plan or Restricted Stock Plan or option agreement or award agreement, except, in the case of the Options, to the extent contemplated by Section 2.06 hereof.

     (b) The Company covenants and agrees that the Committees administering the Restricted Stock Plans will take any and all necessary action to ensure that awards of Restricted Stock are replaced with the New Awards, and any necessary adjustments or actions in respect of the Restricted Stock Plans or reasonably requested by Merger Subsidiary are made to provide for the treatment of Restricted Stock required by Section 2.06 hereof.

     (c) The Company covenants and agrees that it will take all necessary action to ensure that the Options that are not Cash Out Options will be canceled in accordance with Section 2.06(a).

     SECTION 6.08. Equity Investments. Except as set forth in Section 6.01(g), the Company covenants and agrees that it will use commercially reasonable efforts to cause the Equity Investments to be sold on or prior to the Effective Time pursuant to the terms and conditions set forth in the Equity Investments Sale Agreement, as in effect on the date hereof. The Company shall not amend, modify or terminate the Equity Investments Sale Agreement without the prior written consent of Merger Subsidiary.

     SECTION 6.09. Confidentiality Agreement. The Company agrees to waive the application of the standstill provisions of the Confidentiality Agreement to the transactions contemplated by the Exchange and Voting Agreement.

     SECTION 6.10. Issuance of Class A Preferred Stock and Class B Preferred Stock. Promptly after the date hereof, the Company shall file with the Secretary of State of the State of Delaware a certificate of designation having the terms set forth as Exhibit G attached hereto establishing and designating 4,250,000 shares of Class A Preferred Stock and a certificate of designation establishing and designating 2,150,000 shares of Class B Preferred Stock. Upon the surrender of each Continuing Shareholder Exchange Share on the Exchange Date in accordance with the Exchange and Voting Agreement, the Company shall promptly on such date issue one share of Class A Preferred Stock, without additional consideration therefor to the holder thereof, and such shares of Class A Preferred Stock shall be validly issued, fully paid and nonassessable. Upon the surrender of each Company Shareholder Exchange Share on the Exchange Date in accordance with the Exchange and Voting Agreement, the Company shall promptly on such date issue one share of Class B Preferred Stock to the holder thereof, and such shares of Class B Preferred Stock shall be validly issued, fully paid and nonassessable. The Shares so exchanged for Class A Preferred Stock or Class B Preferred Stock shall be treasury shares.

     SECTION 6.11. Saturn Escrow. In the event the Company Transfers the Saturn Equity Investment prior to Closing, the Company shall, in accordance with 2.04(f) and 2.06(a), deposit an amount equal to the proceeds from such sale in an escrow arrangement on terms reasonably satisfactory to Merger Subsidiary; provided, however, in the event such escrow arrangement would cause the Company to be in default under the Credit Agreement, the Company shall take all action to comply with the Credit Agreement (including using the proceeds of any such sale to repay outstanding borrowings under the Credit Agreement) and, if permitted under the Credit Agreement, make borrowings as soon as practicable thereafter under the Credit Agreement in the amount of such proceeds for deposit in such an escrow account.

                                   ARTICLE 7
                         COVENANTS OF MERGER SUBSIDIARY

     Merger Subsidiary agrees that:

     SECTION 7.01. Obligations of Merger Subsidiary. Merger Subsidiary covenants and agrees that it will use commercially reasonable efforts to consummate the Merger on the terms and conditions set forth in this Agreement.

     SECTION 7.02. Voting of Shares. Merger Subsidiary agrees to vote all Shares beneficially owned by it in favor of adoption of the Company/Subsidiary Merger Agreement and this Agreement at the Company Stockholder Meeting.

     SECTION 7.03. Director and Officer Liability. The Surviving Corporation hereby agrees to do the following:

          (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and each of its Subsidiaries (each an "INDEMNIFIED PERSON") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable laws or provided under the Company's certificate of incorporation and by-laws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

          (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such annual premiums exceed 225% of the annual premiums paid as of the date hereof the by Company for such insurance and provided, further, that if the premiums with respect to such insurance exceed 225% of the annual premiums paid as of the date hereof by the Company for such insurance, the Surviving Corporation shall be obligated to obtain such insurance with the maximum coverage as can be obtained at an annual premium equal to 225% of the annual premiums paid by the Company as of the date hereof.

          (c) If the Surviving Corporation or any of its successors or assigns
     (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Merger Subsidiary or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

          (d) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under the DGCL or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

     SECTION 7.04. Employee Benefits After the Merger. (a) Merger Subsidiary agrees that for a period of two years following the Effective Time, the Surviving Corporation shall provide (i) compensation programs and plans, and
(ii) employee benefit and welfare plans, programs, contracts, agreements and policies, fringe benefits and vacation policies, substantially equivalent to the ones which are currently provided by the Company; provided that notwithstanding anything in this Agreement to the contrary the Surviving Corporation shall not be required to maintain any individual plan or program, other than those contemplated by Section 2.06 and Section 9.01(g); provided, that this provision shall terminate with respect to the participation in any plans or programs by employees of any business transferred to any third party after the Effective Time; and provided, further, that the Surviving Corporation may offer all employees of the Surviving Corporation employee benefits under "Wellness First" or "Choices" or substantially similar plans, notwithstanding the fact that some employees may not be covered by such plan at the Effective Time.

     (b) Notwithstanding the foregoing, nothing in this Section 7.04 shall preclude Surviving Corporation from seeking to (i) modify any employment agreement with the consent of the affected employee or employees or (ii) modify any Plan to the extent such modification is permitted by the terms of such Plan and is consistent with Section 7.04(a).

     (c) Notwithstanding Section 7.04(a), employment of any of the employees by the Surviving Corporation will be "at will" and may be terminated by the Surviving Corporation at any time for any reason (subject to any legally binding agreement other than this Agreement, or any applicable laws or collective bargaining agreement, or any other arrangement or commitment). No provision of this Section 7.04 shall confer any third party beneficiary rights or benefits to any employee of the Surviving Corporation under this Agreement.

     SECTION 7.05. Financing Arrangements. (a) Merger Subsidiary shall use its commercially reasonable efforts to obtain financing in an amount at least equal to the Required Amount, including by executing definitive agreements for the Facilities on or prior to the Effective Time. The Commitment Letter and the definitive agreements for the Facilities (along with any other document pursuant to which Merger Subsidiary intends to obtain financing of all or a portion of the Required Amount) are referred to herein collectively as the "FINANCING AGREEMENTS." The Company will be afforded a reasonable opportunity to review and comment on the representations and warranties contained in the Financing Agreements and no such representation or warranty, insofar as it relates to facts and circumstances relating to the Company and its Subsidiaries, shall be included therein that the Company shall have advised Merger Subsidiary is incorrect or inaccurate. Merger Subsidiary shall use commercially reasonable efforts to ensure that the representations and warranties contained in the Financing Agreements shall be consistent with the Commitment Letter.

     (b) Without limiting the generality of the foregoing, in the event that at any time funds are not or have not been made available under the Financing Agreements so as to enable Merger Subsidiary to proceed with the Merger in a timely manner, Merger Subsidiary shall (i) use its commercially reasonable efforts to obtain alternative funding in an amount at least equal to the Required Amount on terms and conditions comparable to those provided in such Financing Agreements or otherwise on terms reasonably acceptable to Merger Subsidiary and (ii) shall continue to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided, however, nothing contained herein shall require Merger Subsidiary to obtain equity financing in excess of the amount of equity financing contemplated in the Commitment Letter.

                                   ARTICLE 8
                 COVENANTS OF MERGER SUBSIDIARY AND THE COMPANY

     The parties hereto agree that:

     SECTION 8.01. Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement and to the fiduciary duties of the Board of Directors and the Special Committee under applicable law (as determined by such directors in good faith), the Company and Merger Subsidiary will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions, including, to assist Merger Subsidiary and cooperate with Merger Subsidiary and the Bank and other lenders in order for Merger Subsidiary to establish its contemplated debt financing arrangements. In furtherance and not in limitation of the foregoing, the Company agrees to make, if required, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Equity

Sale Investments Agreement as promptly as practicable and in any event within 15 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     (b) In connection with the efforts referenced in Section 8.01(a) to obtain all requisite approvals and authorizations for the Transactions under any other Antitrust Law, each of Merger Subsidiary and the Company shall use all commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person.

     SECTION 8.02. Certain Filings. The Company and Merger Subsidiary shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Schedule 13E-3, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. In addition, the Company will cooperate and utilize all reasonable commercial efforts to obtain any and all necessary consents required to consummate the sale of equity investments pursuant to the Equity Investments Sale Agreement.

     SECTION 8.03. Public Announcements. Merger Subsidiary and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 8.04. Notices of Certain Events. Each of the Company and Merger Subsidiary shall promptly notify the other of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

          (b) any notice or other communication from any Governmental Authority in connection with the Transactions;

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or 4.13 hereof, or that relate to the consummation of the Transactions;

          (d) the occurrence or non-occurrence of any fact or event which would be reasonably likely:

             (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or

             (ii) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied; and

          (e) any failure of the Company or Merger Subsidiary, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

     SECTION 8.05. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Merger Subsidiary and the Company will hold, and will use all commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the Transactions in accordance with the terms of the Confidentiality Agreement.

     SECTION 8.06. Saturn Sales. (a) The Company hereby appoints the Adjustment Committee (in their capacity as directors of the Saturn Subsidiary) the Adjustment Committee and authorizes them to be in sole control in accordance with the terms of this Agreement of the Saturn Sales, the Merger Consideration Adjustment and the Option Consideration Adjustment to the extent the Saturn Sales are not consummated prior to the Effective Time, including, without limitation, to take any and all necessary, advisable or desirable action that they deem appropriate in their sole discretion to direct the Saturn Sales and administer the Merger Consideration Adjustment and the Option Consideration Adjustment. Notwithstanding the foregoing, the consideration for the Saturn Sales shall only be cash. Any proceeds that, in accordance with this Agreement, constitute an Adjustment Amount shall be deposited in an escrow account on terms satisfactory to the Adjustment Committee, pending payment of the Merger Consideration Adjustment and the Option Consideration Adjustment with reference thereto pursuant to the terms of this Agreement.

     (b) The Surviving Corporation agrees to indemnify the Adjustment Committee to the extent provided in Section 8.06(c) for a period of six years from the date of the consummation of all Saturn Sales. For a period of six years from the consummation of the Saturn Sales in full, the Surviving Corporation agrees to provide officers and directors' liability insurance to the Adjustment Committee comparable to that provided in Section 7.03(b). After the Effective Time, each member of the Adjustment Committee shall be entitled to a fee, in cash, per meeting (whether in person or via telephone conference), in an amount equal to the amount payable prior to the Effective Time to members of the Special Committee per meeting. Such fee will be payable upon consummation of the Saturn Sales in full.

     (c) So long as the Saturn Sales have not been consummated in full, the Saturn Subsidiary shall have (x) the Adjustment Committee appointed as its board of directors, (y) a certificate of incorporation and/or bylaws that provide: (i) that the corporation only has the power and authority to own the Saturn Equity Investment and to conduct the Saturn Sales and shall have no authority to conduct business, other than to consummate the Saturn Sales in accordance with the terms of this Agreement, and other business activities ancillary to the ownership, voting and disposition of the Saturn Equity Investment and contain such restrictions, which shall include, without limitation, a prohibition on the incurrence of indebtedness and any other obligations that are not related to its corporate purpose, (ii) that the members of the board of directors may not be removed except for cause, (iii) that the Saturn Subsidiary and its board of directors be indemnified by such subsidiary and the Surviving Corporation and exculpated by such subsidiary in its certificate of incorporation to the maximum extent permitted by law, except in each case, for action or inaction by such member of the board of directors determined by a final judgment by a court of law to have been taken with willful misconduct or gross negligence and, in the case of indemnification, met any applicable standard of conduct required by law and (iv) the stockholder of such subsidiary be unable to cause such subsidiary to be in any type of bankruptcy or other similar proceeding.

     (d) The Company or the Surviving Corporation, as the case may be, shall have no further responsibility with respect to proceeds of Equity Investment Sales or are Saturn Sales, upon payment of all Merger Consideration Adjustments and Option Consideration Adjustments required to be paid pursuant to the terms of this Agreement.

                                   ARTICLE 9

                            CONDITIONS TO THE MERGER

     SECTION 9.01. Conditions to Obligations of Each Party. The obligations of the Company and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a)(i) the Company/Subsidiary Merger Agreement and the Company/Subsidiary Merger shall have been approved by the holders of a majority of the Company's outstanding capital stock entitled to vote for directors (voting as a class) in accordance with the DGCL and the Company/Subsidiary Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware in accordance with the DGCL, in each case prior to the approvals contemplated by Section 9.01(a)(ii), and
     (ii) this Agreement and the Merger shall have been approved by the holders of (x) a majority of the Company's outstanding capital stock entitled to vote for directors (voting as a class) in accordance with the DGCL and (y) the majority of the Company's outstanding capital stock entitled to vote for directors (other than the Continuing Shareholders) at the Company Stockholder Meeting;

          (b) any applicable waiting period under the HSR Act relating to the sale of the Equity Investments pursuant to the Equity Investments Sale Agreement shall have expired or been terminated;

          (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

          (d) all actions by or in respect of, or filings with, any Governmental Authority required to permit the consummation of the Merger, shall have been taken, made or obtained;

          (e) receipt of a solvency opinion addressed to each of the Special Committee, the Board of Directors, Merger Subsidiary, the Sponsor and each of the Equity Investors, as to the solvency of the Surviving Corporation after giving effect to the Transactions;

          (f)(i) the Equity Investments shall have been purchased pursuant to the terms and conditions of the Equity Investments Sale Agreement (without waiver, consent or amendment not previously approved by Merger Subsidiary in writing) and the Company shall have received no less than $123.8 million in cash from such sale less any amounts placed in escrow or used to pay outstanding borrowings under the Credit Agreement pursuant to Section 6.01(g) and (ii) any amounts placed in escrow pursuant to Section 6.01(g) shall have been released from escrow;

          (g) the Employee Retention Committee will address various matters related to the Company's employees pursuant to an agreement of the majority of the members of such committee on terms consistent with Schedule 9.01(g);

          (h) all licenses, permits, qualifications, consents, waivers, approvals, authorizations or orders shall have been obtained and made by the Company, except where the failure to receive such licenses, permits, qualifications, consents, waivers, approvals, authorizations or orders, individually or in the aggregate with all other such failures, would not be reasonably expected to have a Material Adverse Effect (either before or after giving effect to the Transactions); and

          (i) unless the Saturn Sales have been consummated in full prior to the Effective Time, the Company shall have transferred the Saturn Equity Investment to a newly-formed wholly owned subsidiary (the "Saturn Subsidiary") of the Company; provided, that the obligation of the Company to pay any Merger Consideration Adjustment and the Option Consideration Adjustment shall continue to be the obligation of the Company or the Surviving Corporation, as the case may be, and shall not be shifted to Saturn Subsidiary.

     SECTION 9.02. Conditions to the Obligations of Merger Subsidiary. The obligations of Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a)(i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto that are qualified by materiality or Material Adverse Effect shall be true, and all other such representations and warranties of the Company shall be true in all material respects, in each case at and as of the Effective Time as if made at and as of such time and (iii) Merger Subsidiary shall have received a certificate signed by a duly authorized officer of the Company to the foregoing effect;

          (b) no court, arbitrator or Governmental Authority, shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of any material portion of the business of Surviving Corporation and its Subsidiaries after the Effective Time;

          (c) the financing contemplated by the Commitment Letter to be provided by the Bank shall have been completed on substantially the terms and conditions identified in such Commitment Letter or on such other terms and conditions or involving such other financing sources, as are acceptable to Merger Subsidiary and the Company and are not materially more onerous; provided, however, that this condition shall be deemed satisfied if the failure of this condition is due to a willful breach by Merger Subsidiary of any covenant or willful failure to perform any agreement or a willful breach by Merger Subsidiary of any representation or warranty contained in any of the Financing Agreements with the Bank;

          (d) the Corporate Services Agreement shall have been modified by an amendment, in form reasonably satisfactory to the Original Company Shareholder and Merger Subsidiary, to provide for transitional services by the Original Company Shareholder to the Surviving Corporation identical to those services provided under the Corporate Services Agreement on the date hereof and on the same terms as in effect on the date hereof; provided such transitional services need not be provided beyond 18 months after the Effective Time and legal services which may be provided under such agreement need not be provided beyond 6 months after the Effective Time;

          (e) Merger Subsidiary shall have received copies of the resolutions of the Board of Directors of the Company dated prior to the Effective Time approving the directors of Merger Subsidiary as the directors of the Surviving Corporation and Merger Subsidiary shall be satisfied that the Transactions will not constitute a "change of control" under any Restricted Stock Plan; Merger Subsidiary shall have received copies of the resolutions of the Committees administering the Option Plan and Restricted Stock Plans approving the matters contemplated by Section 2.06 hereof and shall have received copies of the New Awards;

          (f) the Amended and Restated Securities Purchase Agreement dated as of November 23, 1993 as amended on October 1, 1996 between the Company and the Original Company Shareholder shall have been terminated. The Company and the Company Subsidiaries shall have entered into the Subordinated Loan Agreement in the form attached hereto as Exhibit I;

          (g) the Company shall have obtained from the New Jersey Department of Environmental Protection either (i) a declaration of non-applicability of the ISRA to the Merger or any other transactions contemplated thereby, or
     (ii) approval of a negative declaration or other action required to comply with ISRA, in each case, which is not in excess of $2.0 million;

          (h) each of the Company Shareholder, IS and FS shall have performed in all material respects all of its obligations required to be performed by it at or prior to the Effective Time and the representations and warranties of each of Company Shareholder, IS and FS contained in the Exchange and Voting Agreement shall be true as if made at the Effective Time;

          (i) the Class A Preferred Stock and Class B Preferred Stock shall have been issued prior to the Effective Time to the Continuing Shareholders in accordance with the terms of this Agreement and the Exchange and Voting Agreement; and

          (j) stockholders of the Company representing not more than 10% of the Shares shall have demanded appraisal rights pursuant to Section 262 of the DGCL.

     SECTION 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) (i) Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Merger Subsidiary pursuant hereto that are qualified by materiality or Material Adverse Effect shall be true, and all other such representations or warranties of Merger Subsidiary shall be true in all material respects, in each case at and as of the Effective Time as if made at and as of such time and (iii) the Company shall have received a certificate signed by a duly authorized manager of Merger Subsidiary to the foregoing effect; and

          (b) no court, arbitrator or governmental body, agency or official, domestic or foreign, shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger.

                                   ARTICLE 10

                                  TERMINATION

     SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company Stockholders):

          (a) by mutual written agreement of the Company and Merger Subsidiary;

          (b) by either the Company or Merger Subsidiary, if:

             (i) the Merger has not been consummated on or before December 20, 2000 (the "END DATE"), provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

             (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Company or Merger Subsidiary from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

             (iii) the Company/Subsidiary Merger Agreement, the
        Company/Subsidiary Merger, this Agreement and the Merger shall not have been adopted in accordance with this Agreement, the DGCL and the DLLCA by the Company Stockholders at the Company Stockholder Meeting (or any adjournment thereof); or

             (iv) as permitted by Section 6.04 hereof, the Special Committee or Board of Directors shall have failed to make or withdrawn, or modified in a manner adverse to Merger Subsidiary, its approval or recommendation of this Agreement or the Merger;

          (c) by Merger Subsidiary, if a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) hereof not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

          (d) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Merger Subsidiary or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) hereof not to be satisfied, and such condition is incapable of being satisfied by the End Date.

     The party desiring to terminate this Agreement pursuant to this Section
10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01 hereof, this Agreement shall become void and of no effect without liability of any party (or any stockholder, member, manager, director, officer, employee, agent, consultant or representative of such party) to the other party hereto. The provisions of Sections 8.05, 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11

                                 MISCELLANEOUS

     SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Merger Subsidiary, to:

       Heartland Industrial Partners, L.P.
        320 Park Avenue, 33rd Floor
        New York, New York 10022
        Fax: (212) 981-3535
        Attn: David A. Stockman

     with a copy to:

       Cahill Gordon & Reindel
        80 Pine Street
        New York, New York 10005
        Fax: (212) 269-5420
        Attn: W. Leslie Duffy, Esq.
        Jonathan A. Schaffzin, Esq.

     if to the Company, to:

       MascoTech, Inc.
        21001 Van Born Road
        Taylor, Michigan 48180
        Fax: (313) 792-6135
        Attn: Chairman of Board
        General Counsel

     with a copy to:

       Davis Polk & Wardwell
        450 Lexington Avenue
        New York, New York 10017
        Fax: (212) 450-4800
        Attn: Leonard Kreynin, Esq.

     and to:

       The Special Committee of the Company
        c/o Dykema Gossett PLLC
        400 Renaissance Center
        Detroit, Michigan 48243-1668
        Fax: (313) 568-6545
        Attn: Fredrick Miller, Esq.

     with a copy to:

       Dykema Gossett PLLC
        400 Renaissance Center
        Detroit, Michigan 48243-1668
        Fax: (313) 568-6545
        Attn: Fredrick Miller, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., and such day is a Business Day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     SECTION 11.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement, except for the agreements set forth in Sections 2.04(c) and (f), 2.06, 7.03, 7.04, 8.05, 8.06, 10.02,
11.04, 11.06, 11.07 and 11.08.

     SECTION 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the Company Stockholders and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company or change the certificate of incorporation of the Surviving Corporation.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 11.04. Expenses; Topping Fee. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) If (x) this Agreement is terminated by the Company or Merger Subsidiary, (y) the conditions set forth in Section 9.02(a)(i) would not be satisfied at the date of termination and the condition set forth in Section 9.03(a)(i) would be satisfied at the date of termination, and (z) the Company has not previously paid to Merger Subsidiary the Topping Fee in accordance with
Section 11.04(c), the Company shall promptly reimburse Merger Subsidiary for all reasonable and documented out-of-pocket expenses and fees (including, without limitation, expenses payable to all banks, investment banking firms and other financial institutions (which shall include, without limitation, fees and expenses of such banks', firms' and institutions' legal counsel), and all reasonable fees and expenses of counsel, accountants, financial printers, experts and consultants to Merger Subsidiary and its affiliates), whether incurred prior to, on or after the date hereof, in connection with the Transactions and the other matters contemplated by this Agreement, and the financing thereof; provided, however, that the reimbursement for costs and expenses provided in this Section 11.04(b) shall not exceed $2.0 million.

     (c)(i) If (x) any Third Party shall have made, proposed, communicated or disclosed an Acquisition Proposal in a manner which is or otherwise becomes public prior to the termination of this Agreement, (y) this Agreement is terminated by either Merger Subsidiary or the Company pursuant to Section 10.01(b)(iii) or Section 10.01(b)(iv) and (z) within six months of such termination the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal, the Company shall promptly pay Merger Subsidiary the Topping Fee immediately prior to the earlier of (a) the execution of a definitive agreement with respect to such Acquisition Proposal or (b) the consummation of the Acquisition Proposal.

     (ii) If (x) any Third Party shall have made, proposed, communicated or disclosed an Acquisition Proposal in a manner which is or otherwise becomes public prior to the termination of this Agreement, (y) this Agreement is terminated pursuant to Section 10.01(b)(i) or Section 10.01(c) and (z) within six months of such termination, the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to an Acquisition Proposal with such Third Party or consummated an Acquisition Proposal with such Third Party, the Company shall promptly pay Merger Subsidiary the Topping Fee immediately prior to the earlier of (a) the execution of a definitive agreement with respect to such Acquisition Proposal or (b) the consummation of such Acquisition Proposal.

     SECTION 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

     SECTION 11.06. Governing Law. The validity, construction and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

     SECTION 11.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 hereof shall be deemed effective service of process on such party.

     SECTION 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

     SECTION 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 7.03 and with respect to the indemnification and compensation to be provided to the Adjustment Committee pursuant to Section 8.06 and Section 9.01(i), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     SECTION 11.10. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Exhibits referred to herein are incorporated by reference herein and shall constitute a part of this Agreement.

     SECTION 11.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the Transactions be consummated as originally contemplated to the fullest extent possible.

     SECTION 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          MASCOTECH, INC.

                                          By: /s/ TIMOTHY WADHAMS
                                            ------------------------------------
                                              Name: Timothy Wadhams
                                              Title: Executive Vice
                                                     President -- Finance and
                                                     Administration

                                          RIVERSIDE COMPANY LLC

                                          By: /s/ DANIEL P. TREDWELL
                                            ------------------------------------
                                              Name: Daniel P. Tredwell
                                              Title: Vice President and
                                              Secretary

                                                                       EXHIBIT E

                          CERTIFICATE OF INCORPORATION
                                       OF
                                MASCOTECH, INC.
                                   * * * * *

     1. The name of the corporation is:

          MascoTech, Inc.

     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").

     4. The total number of shares of stock the corporation shall have authority to issue is two hundred seventy-five million (275,000,000) shares. Two hundred fifty million (250,000,000) of such shares shall consist of common shares, par value one dollar ($1.00) per share, and twenty-five million (25,000,000) of such shares shall consist of preferred shares, par value one dollar ($1.00) per share. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof are as follows:

          A. Each share of common stock shall be equal in all respects to all other shares of such stock, and each share of outstanding common stock is entitled to one vote.

          B. Each share of preferred stock shall have or not have voting rights as determined by the Board of Directors prior to issuance.

          The Board of Directors shall have authority to divide the shares of preferred stock into series and fix, from time to time before issuance, the number of shares to be included in any series and the designation, relative participating, optional or other rights, powers, preferences, qualifications, restrictions and limitations of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limitation, the determination of any or all of the following, and the shares of each series may vary from the shares of any other in the following respects: (a) the number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of any other series; (b) the rate of dividend, cumulative or noncumulative, and the extent of further participation in dividend distribution, if any; (c) the terms and conditions upon which the shares may be redeemable by the Company; (d) sinking fund provisions for the redemption or purchase of shares, if any; (e) the voting rights; and (f) the terms and conditions upon which the shares are convertible into other classes of stock of the Company, if such shares are to be convertible.

          C. Terms of Series A Preferred Stock.

          (1) DESIGNATION. Three hundred seventy thousand (370,000) shares of Preferred Stock, par value one dollar ($1.00) per share, shall be designated "Series A Preferred Stock." The Series A Preferred Stock shall have the following rights, terms and privileges set forth in subsections
     (2) through (10) below.

          (2) DIVIDENDS ON SERIES A PREFERRED STOCK. (a) The holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Company's Board of Directors, out of the funds of the Company legally available therefor pursuant to the Delaware General Corporation Law (the "Legally Available Funds"), cumulative dividends on each share of Series A Preferred Stock for each Quarterly Dividend Period (as hereinafter defined) equal to the Liquidation Preference (as hereinafter defined) of each such share multiplied by a rate (with respect to the Series A Preferred Stock, the "Quarterly Dividend Rate") equal to
     (1) 13% per annum for periods ending on or prior to December 31, 2005 and
     (2) 15% per annum for periods thereafter, plus, in either case, 2% per annum for any period for which there are any accrued and unpaid dividends. Such dividends shall be cumulative from the date of original issue of such shares. Accrued and unpaid dividends on the Series A Preferred Stock shall accrue additional dividends in respect thereof (with respect to the Series A Preferred Stock, the "Additional Dividends"), compounded quarterly, at the Quarterly Dividend Rate then applicable to the Series A Preferred Stock. Each such dividend shall be paid to the holders of record of shares of Series A Preferred Stock as they appear on the stock register of the Company on such record date as shall be fixed by the Board of Directors of the Company or a duly authorized committee thereof, which date shall be not more than 30 days nor less than 10 days preceding the dividend payment date relating thereto.

          (b) If dividends (including Additional Dividends) are not paid in full or declared in full and sums are not set apart for the payment thereof upon the Series A Preferred Stock and any other Parity Securities (as hereinafter defined), all dividends declared upon shares of Series A Preferred Stock and any other Parity Securities shall be declared pro rata so that in all cases the amount of dividends declared per share on the Series A Preferred Stock and such other Parity Security shall bear to each other the same ratio that accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of Series A Preferred Stock and such other Parity Security shall bear to each other; provided that no dividends shall be declared on any Parity Security if the Series A Preferred Stock is in arrearage unless the number of Quarterly Dividend Periods for which the Series A Preferred Stock is in arrears does not exceed the number of quarterly periods for which such Parity Security is in arrearage immediately prior to the making of the such pro rata dividends.

          (c) Dividends (including Additional Dividends) payable on the Series A Preferred Stock for any period less than a full Quarterly Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

          (d) "Quarterly Dividend Period" means, with respect to the Series A Preferred Stock, the period from January 1 through the next March 31, from April 1 through the next June 30, from July 1 through the next September 30, or from October 1 through the next December 31, as the case may be; provided that the first Quarterly Dividend Period shall mean the period commencing the day shares of Series A Preferred Stock are originally issued and ending on March 31, 2001.

          (e) "Business Day" means, with respect to the Series A Preferred Stock, any day other than a Saturday, a Sunday or any day on which banking institutions in the State of New York or the New York Stock Exchange is closed.

          (3) REDEMPTION OF SERIES A PREFERRED STOCK.

          (a) Mandatory Redemption. The Company shall redeem, out of Legally Available Funds, on December 31, 2012 all then outstanding shares of Series A Preferred Stock at a redemption price of 100% of the Liquidation Preference (as hereinafter defined). Immediately prior to authorizing or making any such redemption with respect to the Series A Preferred Stock, the Company, by resolution of its Board of Directors shall, to the extent of any Legally Available Funds, declare a dividend on the Series A Preferred Stock payable on the redemption date in an amount equal to any accrued and unpaid dividends (including Additional Dividends) on the Series A Preferred Stock as of such date and, if the Company does not have sufficient Legally Available Funds to declare and pay all dividends (including Additional Dividends) accrued at the time of such redemption, any remaining accrued and unpaid dividends (including Additional Dividends) shall be added to the redemption price. If the Company shall fail to discharge its obligation to redeem all of the outstanding shares of Series A Preferred Stock required to be redeemed pursuant to this subsection (3) (the "Series A Mandatory Redemption Obligation"), the Series A Mandatory Redemption Obligation shall be discharged as soon as the Company is able to discharge such Series A Mandatory Redemption Obligation and the Voting Period set forth in subsection (7) will apply in accordance with its terms, without otherwise affecting the Company's obligations hereunder.

          (b) Optional Redemption. The Series A Preferred Stock shall be redeemable, in whole or in part, out of Legally Available Funds, at the option of the Company by resolution of its Board of Directors, at a redemption price of 101% of the Liquidation Preference (as hereinafter defined) at any time after December 31, 2005, upon giving notice as provided in paragraph (c) below; provided that, notwithstanding the foregoing, the Company may exercise the foregoing redemption right on or prior to December 31, 2005 using the net proceeds from any issuance of shares of capital stock of the Company. Immediately prior to authorizing or making any such redemption with respect to the Series A Preferred Stock, the Company by resolution of its Board of Directors shall, to the extent of any Legally Available Funds, declare a dividend on the Series A Preferred Stock payable on the redemption date in an amount equal to any accrued and unpaid dividends (including Additional Dividends) on the Series A Preferred Stock as of such date and if the Company does not have sufficient Legally Available Funds to declare and pay all dividends (including Additional Dividends) accrued at the time of such redemption, any remaining accrued and unpaid dividends (including Additional Dividends) shall be added to the redemption price. Notwithstanding the provisions of this paragraph (b) or of subsection (9), unless the full cumulative dividends (including Additional Dividends) on all outstanding shares of Series A Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed.

          (c) Notice of Redemption. At least 30 days but not more than 60 days prior to the date fixed for the redemption of shares of the Series A Preferred Stock pursuant to paragraph (a) or (b) above, a written notice shall be mailed to each holder of record of shares of Series A Preferred Stock to be redeemed in a postage prepaid envelope addressed to such holder at his post office address as shown on the records of the Company, notifying such holder of the election of the Company to redeem such shares, stating the date fixed for redemption thereof (hereinafter referred to as the redemption date) and calling upon such holder to surrender to the Company on the redemption date at the place designated in such notice his certificate or certificates representing the number of shares specified in such notice of redemption. On or after the redemption date each holder of shares of Series A Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Company at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In case less than all the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the redemption date (unless default shall be made by the Company in payment of the redemption price) all dividends on the shares of Series A Preferred Stock designated for redemption in such notice shall cease to accrue and all rights of the holders thereof as stockholders of the Company, except the right to receive the redemption price thereof (including an amount equal to all accrued and unpaid dividends up to the redemption date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the books of the Company and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company prior to the redemption date may deposit the redemption price (including an amount equal to all accrued and unpaid dividends up to the redemption date) of the shares of Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company in the Borough of Manhattan, City and State of New York, in which case such notice to holders of the Series A Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the redemption price and shall call upon such holders to surrender the certificates representing such shares at such price on or after the date fixed in such redemption notice (which shall not be later than the redemption date) against payment of the redemption price (including all accrued and unpaid dividends up to the redemption date). From and after the making of such deposit, the shares of Series A Preferred Stock so designated for redemption shall not be deemed to be outstanding for any purpose whatsoever and the rights of the holders of such shares shall be limited to the right to receive the redemption price of such shares (including all accrued and unpaid dividends up to the redemption date), without interest, upon surrender of the certificates representing the same to the Company at said office of such bank or trust company. Any interest accrued on such funds shall be paid to the Company from time to time. Any moneys so deposited which shall remain unclaimed by the holders of such Series A Preferred Stock at the end of six months after the redemption date shall be returned by such bank or trust company to the Company, after which the holders of the Series A Preferred Stock shall have no further interest in such moneys, except as unsecured claimants of the Company.

          (d) Reissuances. Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall be cancelled and retired and shall not be reissued as shares of Series A Preferred Stock and, following any required filing with the Delaware Secretary of State, such shares shall resume the status of authorized but unissued shares of preferred stock.

          (e) Selection of Shares to be Redeemed. If less than all of the shares of Series A Preferred Stock are to be redeemed, the Board of Directors of the Company shall allocate the total liquidation preference to be redeemed pro rata.

          (4) CHANGE IN CONTROL. (a) If a Change in Control (as hereinafter defined) shall occur at any time, then each holder of Series A Preferred Stock shall have the right to require that the Company purchase such holder's Series A Preferred Stock, in whole or in part, out of Legally Available Funds at a cash purchase price (a "Change in Control Payment") in an amount equal to 101% of the Liquidation Preference, plus accrued and unpaid dividends, if any, to the date of purchase, pursuant to the offer described below (the "Change in Control Offer") and the other procedures set forth herein.

          (b) Within the time period specified in subsection (4)(d) below, the Company will mail a notice to each holder of Series A Preferred Stock, with the following information: (i) a Change in Control Offer is being made pursuant to this subsection (4) and that all Series A Preferred Stock properly tendered pursuant to such Change in Control Offer will be accepted for payment; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Change in Control Payment Date"); (iii) any Series A Preferred Stock not properly tendered will remain outstanding and continue to accrue dividends; (iv) unless the Company defaults in making the Change in Control Payment, all Series A Preferred Stock accepted for payment pursuant to the Change in Control Offer will cease to accumulate dividends on the Change in Control Payment Date; (v) holders of Series A Preferred Stock electing to have any shares of Series A Preferred Stock purchased pursuant to a Change in Control Offer will be required to surrender such shares, properly endorsed for transfer, to the transfer agent for the Series A Preferred Stock at the address specified in the notice prior to the close of business on the third Business Day preceding the Change in Control Payment Date; (vi) holders of Series A Preferred Stock will be entitled to withdraw their tendered shares of Series A Preferred Stock and their election to require the Company to purchase such shares, provided that the transfer agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of Series A Preferred Stock, the number of shares of Series A Preferred Stock tendered for purchase, and a statement that such holder is withdrawing his tendered shares of Series A Preferred Stock and his election to have such shares of Series A Preferred Stock purchased; and
     (vii) that holders whose shares of Series A Preferred Stock are being purchased only in part will be issued new shares of Series A Preferred Stock equal in number to the unpurchased portion of the shares of Series A Preferred Stock surrendered.

          (c) On the Change in Control Payment Date, the Company shall, to the extent permitted by law, (i) accept for payment all shares of Series A Preferred Stock properly tendered pursuant to the Change in Control Offer,
     (ii) deposit with the transfer agent for the Series A Preferred Stock an amount in cash equal to the aggregate Change in Control Payment in respect of all shares of Series A Preferred Stock so tendered and (iii) deliver, or cause to be delivered, to such transfer agent for cancellation the shares of Series A Preferred Stock so accepted. The Company shall promptly mail, or cause to be mailed, to each holder of Series A Preferred Stock the Change in Control Payment for such Series A Preferred Stock, and new shares of Series A Preferred Stock equal in aggregate liquidation preference to any unpurchased portion of Series A Preferred Stock surrendered, if any. The Company shall publicly announce the results of the Change in Control Offer on or as soon as practicable after the Change in Control Payment Date. The Company may act as transfer agent for the Series A Preferred Stock.

          (d) The Company shall mail the notice referred to in subsection (4)(b) above not later than 60 days after learning of a Change in Control specified in clause (e)(1) or (2) below or not more than 60 days after an occurrence specified in clause (e)(3) or (4) (except to the extent the occurrence referred to in clause (e)(4) would otherwise have occurred under clause (e)(1) or (2) below) (such 60th day being the "Notice Trigger Date"). Prior to making a Change in Control Offer, but in any event not later than the Notice Trigger Date, the Company covenants to (i) repay in full all indebtedness under agreements containing change of control puts or defaults (and terminate all commitments thereunder) or offer to repay in full all such indebtedness (and terminate all commitments) and to repay the indebtedness owed to (and terminate the commitments of) each creditor which has accepted such offer or (ii) obtain the requisite consents in respect of such indebtedness to permit the purchase of the Series A Preferred Stock. The Company will first comply with the covenant in the preceding sentence before it will be required to repurchase Series A Preferred Stock pursuant to the provisions described below; provided that the Company's failure to comply with the covenant described in the preceding sentence shall give rise to a Voting Period under subsection (7) below, without otherwise affecting the Company's obligations hereunder.

          (e) The occurrence of any of the following events will constitute a "Change in Control":

             (1) if Heartland Industrial Partners, L.P. and its Affiliates (collectively "Heartland") (i) cease to directly or indirectly beneficially own 40% or more of the number of shares of common stock of the Company received by them in the merger (appropriately adjusted for stock splits, combinations, subdivisions, stock dividends and similar events) provided for under the Recapitalization Agreement dated as of August 1, 2000 between the Company and Riverside Company LLC (the "Recapitalization Agreement") (after taking account of any commitments or agreements in principle existing prior to such merger for Heartland to sell some of its shares of common stock of the Company following such merger) or (ii) do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or (iii) cease to, directly or indirectly, beneficially own 30% or more of the outstanding shares of the Company's common stock, provided that this clause (iii) shall only be operative as long as Masco Corporation or its controlled affiliates own a majority of the then outstanding shares of Series A Preferred Stock in order to amend (in its sole discretion) this Certificate of Incorporation; provided that the foregoing subclause (ii) and (iii) will not be operative after any underwritten public offering of common stock of the Company;

             (2) any person or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act") other than Heartland (an "other entity") shall attain beneficial ownership, within the meaning of Rule 13d-3 adopted under the 1934 Act, of capital stock representing a majority of the voting power for the election of the Directors of the Company;

             (3) the Company, directly or indirectly, consolidates or merges with any other entity or sells or leases it properties and assets substantially as an entirety to any other entity, provided that this clause shall not apply to a transaction if, immediately following such transaction, no person or group, within the meaning of Section 13(d)(3) of the 1934 Act, other than Heartland, beneficially owns capital stock representing a majority of the voting power for the election of Directors of the Company; and

             (4) any event constituting a "change of control" in the Company's Senior Credit Facilities. As used herein, "Senior Credit Facilities" means the Credit Agreement, to be dated as of the date of the Merger (as defined under the Recapitalization Agreement dated August 1, 2000 between the Company and Riverside Company LLC), among The Chase Manhattan Bank, Chase Securities Inc., the Company and certain of its subsidiaries and the other lenders and financial institutions party thereto from time to time, as the same may be amended, modified, waived, refinanced or replaced from time to time (whether under a new credit agreement or otherwise).

          (5) QUALIFYING EQUITY. In the event of an Equity Offering Triggering Event (as hereinafter defined), each holder of Series A Preferred Stock shall have the right to require that the Company purchase each such holder's Series A Preferred Stock, in whole or in part, out of Legally Available Funds at a cash purchase price (a "Qualifying Equity Payment") in an amount equal to 101% of the Series A Liquidation Preference, plus accumulated and unpaid dividends, if any, to the date of purchase, but only to the extent of the Excess Proceeds (as hereinafter defined) received by the Company in the case of an Equity Offering Triggering Event referred to in clause (x) of the definition thereof or out of the net proceeds received by the Company from any Subsequent Offering (the "Subsequent Offering Proceeds"), in the case of an Equity Offering Triggering Event referred to in clause (y) of the definition thereof, pursuant to the offer described below (the "Qualifying Equity Proceeds Offer") and the other procedures set forth herein. As used herein, "Equity Offering Triggering Event" means either (x) one or more underwritten public offerings of common stock of the Company for gross proceeds to the Company of $200.0 million or more and to the extent that there are net proceeds to the Company in excess of amounts required to finance any proposed or contemplated Acquisition (as hereinafter defined) as determined in good faith by the Board of Directors (such determination of the Board of Directors of the Company shall be conclusive), whether or not publicly announced, or refinance, refund or replace any debt or preferred stock, incurred, issued or assumed in connection with any Acquisition ("Excess Proceeds") (the first or more recent of such offerings being referred to as a "Qualifying Equity Offering") or (y) the occurrence of (i) an underwritten initial public offering of common stock of the Company and (ii) the occurrence of any subsequent underwritten primary public offering of common stock of the Company (a "Subsequent Offering"), provided that the aggregate proceeds to the Company from such offerings under this clause (y) is $400.0 million or more (the "Gross Proceeds Condition") (such Subsequent Offering is also referred to as a "Qualifying Equity Offering" to the extent the Gross Proceeds Condition is satisfied). Once a Qualifying Equity Proceeds Offer is made with respect to any and all outstanding shares of Series A Preferred Stock, no further Qualifying Equity Proceeds Offer need be made.

     Within 30 days following any Qualifying Equity Offering, the Company will mail a notice to each holder of Series A Preferred Stock to the extent of the Excess Proceeds or Subsequent Offering Proceeds, as the case may be,, with the following information: (i) A Qualifying Equity Proceeds Offer is being made pursuant to this subsection (5), and that all Series A Preferred Stock properly tendered pursuant to such Qualifying Equity Proceeds Offer will be accepted for payment on a pro rata basis (or as nearly a pro rata basis as practicable) to the extent of the Excess Proceeds or Subsequent Offering Proceeds, as the case may be; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Qualifying Equity Payment Date"); (iii) any Series A Preferred Stock not properly tendered will remain outstanding and continue to accumulate dividends; (iv) unless the Company defaults in the payment of the Qualifying Equity Payment, all Series A Preferred Stock accepted for payment pursuant to the Qualifying Equity Proceeds Offer will cease to accumulate dividends on the Qualifying Equity Payment Date; (v) holders of Series A Preferred Stock electing to have any shares of Series A Preferred Stock purchased pursuant to a Qualifying Equity Proceeds Offer will be required to surrender such shares, properly endorsed for transfer, to the transfer agent for the Series A Preferred Stock at the address specified in the notice prior to the close of business on the third Business Day preceding the Qualifying Equity Payment Date; (vi) holders of Series A Preferred Stock will be entitled to withdraw their tendered shares of Series A Preferred Stock and their election to require the Company to purchase such shares; provided that the transfer agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the Series A Preferred Stock, the aggregate liquidation preference of Series A Preferred Stock tendered for purchase, and a statement that such holder is withdrawing his tendered shares of Series A Preferred Stock and his election to have such shares of Series A Preferred Stock purchased; and (vii) that holders whose shares of Series A Preferred Stock are being purchased only in part will be issued new shares of Series A Preferred Stock equal in number to the unpurchased portion of the shares of Series A Preferred Stock surrendered, which unpurchased portion must be in whole shares.

          On the Qualifying Equity Payment Date, the Company shall, to the extent permitted by law, (i) accept for payment all shares of Series A Preferred Stock properly tendered pursuant to the Qualifying Equity Proceeds Offer on a pro rata basis (or as nearly a pro rata basis as practicable) to the extent of any Excess Proceeds or Subsequent Offering Proceeds, as the case may be, (ii) deposit with the transfer agent for the Series A Preferred Stock an amount in cash equal to the aggregate Qualifying Equity Payment in respect of all shares of Series A Preferred Stock so tendered and (iii) deliver, or cause to be delivered, to such transfer agent for cancellation the shares of Series A Preferred Stock so accepted. The Company shall promptly mail, or cause to be mailed, to each holder of Series A Preferred Stock the Qualifying Equity Payment for such Series A Preferred Stock, and new shares of Series A Preferred Stock equal in number to any unpurchased portion of Series A Preferred Stock surrendered, if any. The Company shall publicly announce the results of the Qualifying Equity Offer on or as soon as practicable after the Qualifying Equity Payment Date. The Company may act as transfer agent for the Series A Preferred Stock.

          (6) PRIORITY OF SERIES A PREFERRED STOCK IN EVENT OF LIQUIDATION OR DISSOLUTION. In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Preferred Stock shall be entitled to receive, out of the remaining net assets of the Company, the amount of one hundred dollars ($100.00) in cash for each share of Series A Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (including Additional Dividends) accrued and unpaid on each such share up to the date fixed for distribution, before any distribution shall be made to the holders of the Common Stock of the Company or any other stock ranking (as to any such distribution) junior to the Series A Preferred Stock. In the event of any involuntary or voluntary liquidation, dissolution or winding up of the affairs of the Company, the Company by resolution of its Board of Directors shall, to the extent of any Legally Available Funds, declare a dividend on the Series A Preferred Stock payable before any distribution is made to any holder of any series of preferred stock or common stock or any other stock of the Company ranking junior to the Series A Preferred Stock as to liquidation, dissolution or winding up, in an amount equal to any accrued and unpaid dividends (including Additional Dividends) on the Series A Preferred Stock as of such date and if the Company does not have sufficient Legally Available Funds to declare and pay all dividends (including Additional Dividends) accrued at the time of such liquidation, any remaining accrued and unpaid dividends (including Additional Dividends) shall be added to the price to be received by the holders of the Series A Preferred Stock for such Series A Preferred Stock. If, upon any liquidation, dissolution or winding up of the Company, the assets distributable among the holders of any Parity Securities shall be insufficient to permit the payment in full to the holders of all such series of Preferred Stock of all preferential amounts payable to all such holders, then subject to Section 2(b), the entire assets of the Company thus distributable shall be distributed ratably among the holders of all Parity Securities in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. Except as otherwise provided in this subsection (6),

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     holders of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Company.

          For the purposes of this subsection (6), neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company, nor the consolidation or merger of the Company with one or more other corporations, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Company.

          (7) VOTING RIGHTS. (a) The holders of the Series A Preferred Stock shall not, except as required by law or as otherwise set forth herein, have any right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of the Company's stockholders. On any matters on which the holders of the Series A Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

          (b) In case at any time (i) the equivalent of six or more full quarterly dividends on the Series A Preferred Stock out of any eight consecutive Quarterly Dividend Periods shall be in arrears or (ii) the Company shall have failed to make a mandatory redemption of shares of Series A Preferred Stock as set forth in subsection (3)(a), or (iii) the Company shall have failed to comply with the provisions in subsection (4) or (5) in any material respect, then during the period (the "Voting Period") commencing with such time and ending with the time when (i) all arrears in dividends on the Series A Preferred Stock shall have been paid or (ii) the Company shall have redeemed all shares of the Series A Preferred Stock as set forth in subsection (3)(a), or (iii) the Company shall have purchased any shares of Series A Preferred Stock validly tendered for purchase under the provisions of subsection (4) or (5), in each case as applicable, the remedy for such matters, without otherwise affecting the Company's obligations, shall be that the number of members of the Board of Directors shall automatically be increased by one and the holders of a majority of the outstanding shares of Series A Preferred Stock represented in person or by proxy at any meeting of the stockholders of the Company held for the election of directors during the Voting Period shall be entitled, as a class, to the exclusion of the holders of all other classes or series of capital stock of the Company, to elect one director of the Company to fill the directorship so created. The remaining directors shall be elected by the other class or classes of stock entitled to vote therefor, at each meeting of stockholders held for the purpose of electing directors.

          (c) At any time when the voting rights set forth in subsection (7)(b) with respect to the election of directors shall have vested in the holders of Series A Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Company shall, upon the written request of any holder of record of Series A Preferred Stock then outstanding, addressed to the Secretary of the Company, call a special meeting of holders of Series A Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company or, if none, at a place designated by the Secretary of the Company. If such meeting shall not be called by the proper officers of the Company within 30 days after the personal service of such written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 25% of the shares of Series A Preferred Stock then outstanding may designate in writing a holder of Series A Preferred Stock to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this subsection (7)(c). Any holder of Series A Preferred Stock which would be entitled to vote at such meeting shall have access to the stock ledger books of the Company for the purpose of causing a meeting of the stockholders to be called pursuant to the provisions of this subsection (7)(c). Notwithstanding the other provisions of

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     this subsection (7)(c), however, no such special meeting shall be called during a period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

          (d) At any meeting held for the purpose of electing directors at which the holders of Series A Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of at least one-third of the then outstanding shares of Series A Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (i) the absence of a quorum of the holders of Series A Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of stock of such class and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of Series A Preferred Stock and (ii) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

          (e) Any director who shall have been elected by holders of Series A Preferred Stock may be removed at any time during a Voting Period, either for or without cause, by and only by the affirmative vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock given at a special meeting of such stockholders called for such purpose, and any vacancy thereby created may be filled during such Voting Period by the holders of Series A Preferred Stock present in person or represented by proxy at such meeting. Any director elected by holders of Series A Preferred Stock who dies, resigns or otherwise ceases to be a director shall be replaced by the affirmative vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock at a special meeting of stockholders called for that purpose. At the end of the Voting Period, the holders of Series A Preferred Stock shall be automatically divested of all voting power vested in them under this subsection 7(e) but subject always to the subsequent vesting hereunder of voting power in the holders of Series A Preferred Stock if any subsequent event would again trigger a new Voting Period under subsection 7(b). The term of all directors elected pursuant to the provisions of this subsection 7(e) shall in all events expire at the end of the Voting Period and upon such expiration the number of directors constituting the Board of Directors shall, without further action, be reduced by one director, subject always to the increase of the number of directors pursuant to subsection 7(b) hereof in case of the future right of the holders of Series A Preferred Stock to elect directors as provided herein.

          (8) CONVERSION OF SERIES A PREFERRED STOCK. The Series A Preferred Stock shall not be convertible.

          (9) LIMITATIONS. Except as expressly permitted by this subsection (9), the Company shall not and shall not permit any of its Subsidiaries to (1) declare, pay or set apart for payment any dividend or make any distribution on, or directly or indirectly purchase, redeem or discharge any mandatory redemption, sinking fund or other similar obligation in respect of any other stock of the Company ranking on a parity with the Series A Preferred Stock as to dividends or liquidation rights (collectively, "Parity Securities"), or in respect of any warrants, rights or options exercisable for or convertible into any such Parity Securities or (2) declare, pay or set apart for payment any dividend or make any distributions on, or, directly or indirectly, purchase, redeem or satisfy any such mandatory redemption, sinking fund or other similar obligation in respect of any stock of the Company ranking junior to the Series A Preferred Stock as to dividends or liquidation rights (collectively, "Junior Securities"), or in respect of any warrants, rights or options exercisable for or convertible into any Junior Securities; provided, however, that (1) with respect to dividends and distributions, payments may be made or amounts set aside for payment of dividends on Parity Securities if either (x) it is made in accordance with subsection (2)(b) hereof or (y) prior to or concurrently with such payment or setting apart for payment, all accrued and unpaid dividends on shares of the Series A Preferred Stock not paid on the dates provided for in subsection (2) hereof
                                      B-51
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     (including Additional Dividends) shall have been or shall be paid and no
     Voting Period shall be in effect; (2) with respect to any purchase, redemption or retirement of Parity Securities, shares of Series A Preferred Stock shall be redeemed so that the number of shares of Series A Preferred Stock and Parity Securities so purchased or redeemed shall bear to each other the same ratio that the Liquidation Preference and the liquidation preference of such Parity Securities shall bear to each other; (3) dividends and distributions may be made or set aside for payment in respect of any Junior Securities if (A) the Company is not in arrears in the payment of dividends with respect to the Series A Preferred Stock, (B) no Voting Period is in effect and (C) the aggregate amount of such dividends and distributions made or set aside for payment after the original issuance of the Series A Preferred Stock does not exceed the aggregate net cash proceeds received and the fair market value (as determined in good faith by the Board of Directors of the Company) of property received after the issuance date of the Series A Preferred Stock by the Company from the issuance or sale of Junior Stock or warrants, options or rights to purchase Junior Stock or from capital contributions in respect of Junior Stock, provided that the requirements of this clause (C) need only be met for so long as $10,000,000 or more in aggregate Liquidation Preference of Series A Preferred Stock is outstanding (unless the outstanding amount has been reduced to less than $10,000,000 by reason of an optional redemption under subsection (3)(b)). Notwithstanding the foregoing, the need to comply with the foregoing clause (C) will terminate in the event that, on or prior to the Trigger Date, the Company or a third party shall have offered to purchase (a "Terminating Tender") all then outstanding shares of Series A Preferred Stock at a price equal to the liquidation preference thereof, together with accrued and unpaid dividends thereon, and purchases any shares of Series A Preferred Stock validly tendered in the Terminating Tender, whether or not all holders shall so tender their shares for purchase. A Terminating Tender shall remain open for a minimum of 20 business days. In addition, notwithstanding the foregoing, the Company will be permitted to (1) pay dividends and distributions in respect of capital stock in the form of Junior Stock and dividends and distributions in respect of Parity Stock in the form of Parity Stock; (2) pay dividends or make other distributions in respect of any capital stock if at the time of declaration of such dividend or distribution the Company could have made such payment in compliance with this subsection (9); (3) exchange or replace Junior Stock with other Junior Stock or Parity Stock with Parity Stock or Junior Stock; (4) make payments to redeem, repurchase or acquire for value Junior Stock or Parity Stock or options in respect thereof, in each case in connection with any repurchase, cash settlement, put or call provisions under employee stock option, management subscription, retained share or stock purchase agreements or other agreements to compensate employees, including in respect of restricted stock awards, as contemplated by the Recapitalization Agreement; and (5) redeem, purchase or acquire Junior Stock upon a change in control or an equity issuance following or at the time of satisfaction or waiver of the provisions contained in subsection (4) or (5) and in any indebtedness of the Surviving Company.

          (a) So long as any shares of the Series A Preferred Stock are outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law, except as otherwise provided in this Certificate of Incorporation, the Company shall not amend this Certificate of Incorporation without the approval, by vote or written consent, by the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock if such amendment would amend any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series A Preferred Stock so as to affect such holders adversely. Without limiting the generality of the preceding sentence, the Company will not amend this Certificate of Incorporation without the approval by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock if such amendment would:

             (i) change the relative seniority rights of the holders of Series A Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company, or create any other class or series of capital stock entitled to (a) seniority as to liquidation preferences or dividend, repurchase or redemption rights, or
        (b) parity as to liquidation preferences or dividend, repurchase or redemption rights, in each case in relation to the holders of the Series A Preferred Stock;
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             (ii) reduce the amount payable to the holders of Series A Preferred
        Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preference of the holders of Series A Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company, or change the dividend or redemption rights of the holders of Series A Preferred Stock;

             (iii) cancel or modify the rights of the holders of the Series A Preferred Stock provided for in this subsection (9) or in subsection (3) through (7);

             (iv) increase or decrease (other than by redemption or purchase and any subsequent filing in connection therewith) the authorized number of shares of Series A Preferred Stock; or

             (v) subject to the following paragraph, allow for the issuance of a Parity Security.

          Notwithstanding the foregoing provisions, the designation or authorization of any Parity Security shall be permitted without a separate class vote of the Series A Preferred Stock for the authorization of such equity security, if such equity security is issued in connection with (1) an investment by the Company or any Subsidiary of the Company in any other person pursuant to which such person shall become a Subsidiary of the Company or any Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company, or (2) the acquisition by the Company or any Subsidiary of the Company of the assets of any person which constitute all or substantially all of the assets of such person or comprises any division or line of business of such person or any other properties or assets of such person acquired outside of the ordinary course of business (either of subclauses (1) and (2) an "Acquisition"); provided that, in each case, such issuance is to a person or persons having a direct or indirect beneficial interest in the person or assets so acquired by the Company or any Subsidiary of the Company; and provided, further, that the Company shall not issue any Parity Security if the Company is in arrears in the payment of dividends with respect to the Series A Preferred Stock.

          (b) So long as any shares of the Series A Preferred Stock are outstanding the Company shall not allow any Subsidiary of the Company to issue any preferred stock (other than to Company or a Subsidiary of the Company). Notwithstanding the foregoing, a Subsidiary of the Company will be permitted to issue preferred stock in connection with an Acquisition so long as such issuance is to a person having a direct or indirect beneficial interest in the person or assets so acquired by the Company or any Subsidiary of the Company if such preferred stock is issued solely by the acquired entity or solely by a Subsidiary of the Company substantially all of whose assets are then comprised of the assets so acquired.

          (c) So long as any shares of the Series A Preferred Stock are outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of a majority of all of the outstanding shares of Series A Preferred Stock (given in person or by proxy, either by written consent pursuant to the Delaware General Corporation Law or by a vote at a special meeting of stockholders called for such purpose or at any annual meeting of stockholders, with the holders of Series A Preferred Stock voting as a class and with each share of Series A Preferred Stock having one vote) shall be required prior to the sale, lease or conveyance of all or substantially all of the Company's assets or the merger or consolidation of the Company with or into any other entity if as a result of such transaction the Series A Preferred Stock would be cashed out for less than 100% (or, if the transaction would constitute a Change in Control, 101%) of its Liquidation Preference plus any accrued and unpaid dividends (including Additional Dividends), or as a result of which the Series A Preferred Stock would continue in existence (either as stock in the Company or in the surviving company in a merger or in any parent company of the Company or such surviving corporation) but with an adverse alteration in its specified designations, rights, preferences or privileges.

          (d) Nothing herein contained shall be construed so as to require a class vote or the consent of the holders of the outstanding shares of Series A Preferred Stock (i) in connection with any increase

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     in the total number of authorized shares of Common Stock, or (ii) in connection with the authorization or increase of any class or series of Junior Securities.

          The limitations stated above shall not apply if, at or prior to the time when the distribution, payment, purchase, redemption, discharge, conversion, exchange, amendment, alteration, repeal, issuance, sale, lease, conveyance, merger or consolidation is to occur, as the case may be, provision is made for the redemption or reacquisition of all shares of Series A Preferred Stock at the time outstanding. Nothing herein contained shall in any way limit the right and power, subject to the limitations set forth herein, of the Company to issue the presently authorized but unissued shares of its capital stock, or bonds, notes, mortgages, debentures, and other obligations, and to incur indebtedness to banks and to other lenders.

          (10) RANKING OF SERIES A PREFERRED STOCK. With regard to rights to receive dividends, mandatory redemption payments and distributions upon liquidation, dissolution or winding up of the Company, the Series A Preferred Stock shall rank prior to all other capital stock, of the Company outstanding at the time of issuance of the Series A Preferred Stock. As contemplated by subsection (9), Series A Preferred Stock shall be subject to the creation of Junior Securities and, pursuant to the voting requirements of subsection (9), Parity Securities and Senior Securities.

          D. Except as set forth in any contractual agreements between the Company and a shareholder of the Company, no holder of any class of stock issued by this Company shall be entitled to pre-emptive rights.

          E. The number of authorized shares of each class of stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, voting together as a single class.

     5. (a) The business and affairs of the Company shall be managed by or under the direction of a Board of Directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. Except as otherwise required by law, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the Board of Directors then in office, provided that any other vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall serve for the remaining term of his predecessor.

     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock or any other class of stock issued by the Company shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of such preferred stock with respect to such stock and such directors so elected shall not be divided into classes pursuant to this
Article 5.

     (b) Nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote in the election of directors.

     6. Except as otherwise required by law, special meetings of stockholders of the Company may be called at any time for any purpose or purposes by the Board of Directors or by the President, and shall be called by the President or Secretary upon the request of a majority of the Directors or upon the written request of the holders of at least a majority of all outstanding shares entitled to vote on the action proposed to be taken. Special meetings shall be held at such place within or without the State of Delaware and at such hour as may be designated in the notice of such meeting and the business transacted shall be confined to the object stated in the notice of the meeting.

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     7. In furtherance and not in limitation of the powers conferred by the
Delaware General Corporation Law, the Board of Directors is expressly authorized: To make, alter or repeal the by-laws of the Company; To authorize and cause to be executed mortgages and liens upon the real and personal property of the Company; To set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     8. Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Company under the provisions of Section 291 of Title 8 of the Delaware General Corporation Law or on application of trustees in dissolution or of any receiver or receivers appointed for the Company under the provisions of 279 of Title 8 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

     9. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Company may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Company. Elections of Directors need not be by ballot unless the bylaws of the Company shall so provide.

     10. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware General Corporation Law, and all rights and powers conferred upon stockholders, directors and officers, if any, herein are granted subject to this reservation.

     11. A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further limitation or elimination of the personal liability of directors, then the liability of a director of the Company, in addition to the limitation on liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article 11 shall not increase the liability of any director of the Company for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

     12. A. Each person who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer, or employee, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended against all expense, liability and loss (including, without limitation, attorneys' fees, judgments,

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fines and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of such person's heirs, executors and administrators. The Company shall indemnify a director, officer or employee in connection with an action, suit or proceeding (other than an action, suit or proceeding to enforce indemnification rights provided for herein or elsewhere) initiated by such Director, officer or employee only if such action, suit or proceeding was authorized by the Board of Directors. The right to indemnification conferred in this Paragraph A shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any action, suit or proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in such person's capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person) in advance of the final disposition of an action, suit or proceeding, such payment of expenses shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses under this Article 12 or otherwise.

     B. The Company may, to the extent authorized from time to time by the Board of Directors, provide indemnification and the advancement of expenses, to any agent of the Company and to any person who is or was serving at the request of the Company as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to such extent and to such effect as the Board of Directors shall determine to be appropriate and permitted by applicable law, as the saw exists or may hereafter be amended.

     C. The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or bylaws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

     D. Neither the amendment nor repeal of this Article 12, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Company, nor, to the fullest extent permitted by applicable law, any modification of law, shall eliminate or reduce the effect of this Article 12 in respect to any acts or omissions occurring prior to such amendment or repeal or such adoption of an inconsistent provision.

     13. The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Delaware General Corporation Law.

                                                                       EXHIBIT F

                            AMENDMENTS TO BY-LAWS OF
                                     TAILOR

     FIRST, Section 1.02 of Article I is amended by deleting such Section in its entirety and replacing it with the following:

          Special Meetings. Except as otherwise required by law, special meetings of stockholders of the Corporation may be called at any time for any purpose or purposes by the Board of Directors or by the President, and shall be called by the President or Secretary upon the request of a majority of the Directors or upon the written request of the holders of at least a majority of all outstanding shares entitled to vote on the action proposed to be taken. Special meetings shall be held at such place within or without the State of Delaware and at such hour as may be designated in the notice of such meeting and the business transacted shall be confined to the object stated in the notice of the meeting.

     SECOND, Section 2.01 of Article II is amended by deleting such Section in its entirety and replacing it with the following:

          Qualifications and Number; Term; Vacancies. A Director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number constituting the entire Board shall be at least one, the exact number of Directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. Directors shall be nominated and serve for such terms, and vacancies shall be filled, as provided in the Certificate of Incorporation. Directors may be removed only for cause.

     THIRD, Clause (2) of Section 6.01 of Article IV is amended by deleting such Clause in its entirety and replacing it with the following:

          by the affirmative vote of the holders of at least a majority of the stock of the Corporation generally entitled to vote, voting together as a single class.

Dated as of             , 2000.

                                                                         ANNEX C

                         EXCHANGE AND VOTING AGREEMENT

     AGREEMENT dated as of August 1, 2000, among Riverside Company LLC, a Delaware limited liability company ("Merger Subsidiary"), Masco Corporation, a Delaware corporation (the "Company Shareholder"), Richard and Jane Manoogian Foundation ("FS"), a Michigan Non-Profit Corporation, and Richard A. Manoogian ("IS" and, together with the Company Shareholder and FS, the "Shareholders").

                                   BACKGROUND

     1. Immediately after the execution and delivery of this Agreement, Merger Subsidiary, a limited liability company formed by Sponsor and certain equity investors (collectively, "Sponsor Group"), and MascoTech, Inc., a Delaware corporation (the "Company"), are entering into a Recapitalization Agreement (the "Recapitalization Agreement"). Capitalized terms used but not defined herein will have the meanings assigned to them in the Recapitalization Agreement. The Recapitalization Agreement provides, among other things, for the merger of Merger Subsidiary with and into the Company, with the Shares being converted into the right to receive the Merger Consideration, the Class A Exchanged Shares being converted into the right to receive the Class A Merger Consideration and the Class B Exchanged Shares of the Company being converted into the right to receive the Class B Merger Consideration and the Merger Subsidiary Common Shares being converted into the right to receive the Surviving Corporation Common Shares.

     2. Immediately prior to the Effective Time of the Merger, the Sponsor Group will subscribe for Merger Subsidiary Common Shares at a price of $16.90 per share pursuant to the Subscription Agreement.

     3. As of the date hereof, each Shareholder owns the number of shares of common stock, par value $1.00 per share, of the Company (the "Company Common Stock") specified opposite its name under the column "Owned Shares" on Schedule
A. All of such shares, together with any shares of Company Common Stock acquired of record or beneficially owned by such Shareholders in any capacity after the date hereof and prior to the Effective Time of the Merger, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, will be referred to herein as "Owned Shares". For purposes of this Agreement, after the Exchange Date (as defined herein), all references herein to "Owned Shares" shall refer to Post-Exchange Owned Shares (as defined herein). Each Shareholder is hereby agreeing, among other things, as follows: (i) each Continuing Shareholder will exchange prior to the Merger the Shares specified opposite its name under the column "Continuing Shareholder Exchange Shares" on Schedule A hereto (the "Continuing Shareholder Exchange Shares") for Class A Preferred Stock and receive the Class A Merger Consideration in exchange therefor at the Effective Time and (ii) the Company Shareholder will exchange prior to the Merger the Shares specified opposite its name under the column "Company Shareholder Exchange Shares" on Schedule A hereto (the "Company Shareholder Exchange Shares") for Class B Preferred Stock and receive the Class B Merger Consideration in exchange therefor at the Effective Time. It is understood that, following consummation of the Merger, references to "Company Common Stock" will mean the shares of Common Stock, par value $1.00 per share, of the Surviving Corporation.

                                   ARTICLE 1

                         REPRESENTATIONS AND WARRANTIES

     1.1 Representations and Warranties of the Shareholders. Each Shareholder, severally and not jointly, represents and warrants to Merger Subsidiary as follows:

          (a) Authority; Enforceability. Such Shareholder has the legal capacity (in the case of Shareholders that are natural persons) and all requisite power and authority to enter into this

     Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (in the case of Shareholders that are not natural persons), executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable against it in accordance with its terms.

          (b) No Conflicts. Except for filings required under the applicable requirements of the 1934 Act, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other person is necessary for the execution of this Agreement by such Shareholder and the consummation by it of the transactions contemplated hereby and (B) the execution and delivery of this Agreement by such Shareholder, the consummation of the transactions contemplated hereby and compliance with the terms hereof by such Shareholder will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, by-laws or analogous documents of such Shareholder (if the Shareholder is not a natural person) or any other agreement to which such Shareholder is a party, including any voting agreement, shareholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license, or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to its property or assets, except, in each case for such consents required under, and such defaults in respect of, the agreements and arrangements set forth on Schedule 1.1(c) attached hereto.

          (c) Ownership, Etc. of Shares. As of the date hereof, such Shareholder is the beneficial owner of the number of shares of Company Common Stock set forth opposite such Shareholder's name under the column "Owned Shares" on Schedule A. As of the Exchange Date, such Shareholder will be the beneficial owner of the number of shares of Company Common Stock, Class A Preferred Stock and Class B Preferred Stock set forth opposite such Shareholder's name under the column "Post-Exchange Owned Shares" on Schedule A (the "Post-Exchange Owned Shares"). In the case of IS, the amounts include Company Common Stock which (A) constitutes Restricted Stock or (B) is subject to Options (collectively, "Excluded Owned Shares"). None of the Excluded Owned Shares constitutes Continuing Shareholder Exchange Shares. Each such Shareholder has good and marketable title to its Owned Shares, free and clear of any encumbrances, agreements, adverse claims, liens or other arrangements with respect to the ownership of or the right to dispose of its Owned Shares, except pursuant to the terms of this Agreement and except for those encumbrances, agreements, adverse claims, liens or other arrangements in effect on the date hereof and listed on
     Schedule 1.1(c) attached hereto. On the date hereof, the Owned Shares constitute all of the outstanding shares of Company Common Stock owned of record or beneficially by such Shareholder, except in the case of IS, for any Shares it may own beneficially by virtue of being a director or trustee of FS. Such Shareholder has sole power of disposition with respect to all of its Owned Shares (other than the Excluded Owned Shares) and sole voting power with respect to the matters set forth in Section 3.1 and sole power to demand dissenter's or appraisal rights, in each case with respect to all of its Owned Shares (other than the Excluded Owned Shares), with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. None of such Owned Shares is subject to any voting trust, stockholders agreement or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Owned Shares, except as contemplated by this Agreement, the Recapitalization Agreement, the Stock Purchase Agreement dated as of October 15, 1996 between the Company Shareholder and the Company (the "Stock Purchase Agreement"), the Option Plans and Restricted Stock Plans and the agreements and arrangements in effect on the date hereof and listed on Schedule 1.1(c).

          (d) Access to Information, Etc. Such Shareholder is an "accredited investor" within the meaning of Regulation D promulgated under the 1934 Act. It has been provided with a copy of the Recapitalization Agreement and has had an opportunity to review it. It has been supplied with, or otherwise has had access to, adequate information and the opportunity to ask questions in order to make its own independent decision to exchange its Continuing Shareholder Exchange Shares for the

     Class A Preferred Stock and receive in the Merger the Class A Merger Consideration and, in the case of the Company Shareholder, to exchange its Company Shareholder Exchange Shares for the Class B Preferred Stock and receive in the Merger the Class B Merger Consideration, or have such Shares converted into the right to receive the Merger Consideration in the Merger as provided in the Recapitalization Agreement. It understands that the Surviving Corporation Common Shares and, in the case of the Company Shareholder, the Surviving Corporation Common Shares and the shares of Series A Preferred Stock that it will receive in the Merger will not have been registered under the 1933 Act and that the certificates for such shares will bear an appropriate legend to such effect. It further understands that the Surviving Corporation Common Shares and, in the case of the Company Shareholder, the shares of Series A Preferred Stock that it will receive in the Merger will bear an appropriate legend with respect to the stockholders agreement referred to in Section 6.1 below.

     1.2 Representations and Warranties of Merger Subsidiary. Merger Subsidiary represents and warrants to each Shareholder as follows:

          (a) Authority. It is duly formed, validly existing and in good standing under the laws of Delaware. It has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

          (b) No Conflicts; Enforceability. Except for filings required under the applicable requirements of the 1934 Act, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other person is necessary for the execution of this Agreement by Merger Subsidiary and the consummation by it of the transactions contemplated hereby, and (B) the execution and delivery of this Agreement by Merger Subsidiary, the consummation by it of the transactions contemplated hereby and its compliance with the terms hereof will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any limited liability company agreement, or any other agreement to which it is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license, or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Merger Subsidiary or to its property or assets.

          (c) No Business Activities by Merger Subsidiary. Merger Subsidiary was formed on July 24, 2000 solely for purposes of effecting the transactions described in this Agreement and the Recapitalization Agreement. Merger Subsidiary has conducted no business activities, and has incurred no liabilities, since such formation.

                                   ARTICLE 2

                             TRANSFER RESTRICTIONS

     2.1 Transfer Restrictions. Subject to the provisions of Section 2.2, each Shareholder hereby agrees during the term of this Agreement not to (i) directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of its Owned Shares to any person other than pursuant to the terms of the Recapitalization Agreement or this Agreement, (ii) enter into any voting arrangement or understanding other than under this Agreement, whether by proxy, voting agreement or otherwise, with respect to any of its Owned Shares, or (iii) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or impeding such Shareholder from performing any of its obligations under this Agreement.

     2.2 Company Shareholder Exception. Notwithstanding Section 2.1, during the term of this Agreement, the Company Shareholder may, at its option, Transfer Shares to one or more transferees (each a

"Transferee"); provided that (i) such Transferee shall be reasonably acceptable to Sponsor, in its sole discretion, (ii) on or prior to the Effective Time, such Transferee shall enter into and be subject to the stockholders and registration rights agreement referred to in Section 4.3 with respect to its Surviving Corporation Common Shares, with modifications to reflect the extent of the Transferee's investment that are acceptable to Sponsor, (iii) the Transfer shall not, in the good faith judgment of Sponsor, based upon advice of its counsel and advisors, jeopardize in any respect the availability of recapitalization accounting treatment for the Transactions or violate in any manner applicable securities laws, (iv) the Transferee shall acquire not less than 10% of the Company Shareholder's Shares owned on the date hereof, (v) the Transferee shall agree, on or prior to the date of the Transfer, to be subject to this Agreement and become a party to this Agreement by amendment in form and substance satisfactory to Sponsor, which amendment shall specify, among other things, whether the Transferee is acquiring the Company Shareholder's Continuing Shareholder Exchange Shares or Company Shareholder Exchange Shares, (vi) all representations and warranties in this Agreement shall be true and correct and all covenants and all other provisions of this Agreement shall be complied with as of the date of the Transfer through the term of this Agreement and (vii) the Transfer shall not have an adverse effect, in Sponsor's reasonable judgment, on the availability of financing or the ability of the Company and Merger Subsidiary to complete the Transactions; provided, a Transfer of not more than 30% of the Company Shareholder's Shares shall not be deemed to have such an adverse effect.

                                   ARTICLE 3
                            SUPPORT OF TRANSACTIONS

     3.1 Voting of Total Shares. Under the terms of this Agreement, at any Company Shareholders' Meeting or at any adjournment thereof or in any other circumstances upon which any shareholders' vote, consent or other approval is sought, each of the Shareholders will attend such meeting, in person or by proxy, and will vote all of its Owned Shares, or otherwise provide requisite written consent (i) in favor of the Transactions and the adoption and the approval of the Recapitalization Agreement and the Transactions, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Recapitalization Agreement, and (iii) against any action or agreement that would impede, interfere with, delay or postpone or that would reasonably be expected to discourage the Transactions, including, but not limited to, any action referred to in Section 6.01 of the Recapitalization Agreement.

     3.2 No Other Proxies. Each Shareholder will not, unless and until this Agreement terminates in accordance with Section 3.3 or Section 5.2 hereof, grant (other than through a proxy solicited by the Board of Directors of the Company through which the Shareholder will provide voting instructions consistent with the requirements of Section 3.1 hereof) any proxy or power of attorney with respect to any of its Owned Shares, deposit any of its Owned Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of its Owned Shares. Each Shareholder further agrees not to commit or agree to take any action inconsistent with any of the matters covered in this Article 3.

     3.3 Termination. Notwithstanding anything herein to the contrary, at the sole option of Merger Subsidiary, exercisable at any time, this Article 3 will automatically terminate and the Shareholders will be free to vote their shares of Company Common Stock, Class A Preferred Stock or Class B Preferred Stock as they see fit and take any other any action otherwise prohibited by this Article 3.

                                   ARTICLE 4
                                   COVENANTS

     4.1 Exchange of Certain Shares Prior to the Merger. Immediately prior to the Effective Time (such time and date, the "Exchange Date"), (i) each Continuing Shareholder shall exchange each of its
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

Continuing Shareholder Exchange Shares for one share of Class A Preferred Stock and (ii) the Company Shareholder shall exchange each of its Company Shareholder Exchange Shares for one share of Class B Preferred Stock.

     4.2 Appraisal Rights. Each Shareholder hereby irrevocably waives any rights of appraisal with respect to any of its Owned Shares in connection with the Merger or rights to dissent from the Merger that such Shareholder may otherwise have, with respect to the Merger, under the DGCL.

     4.3 Stockholders and Registration Rights Agreement. Each Shareholder agrees that, on or prior to the Effective Time, it will enter into a stockholders and registration rights agreement with Sponsor or its designees relating to the Surviving Corporation Common Shares with the terms set forth on Exhibit A hereto, with such changes as may be reasonably agreed to by the Shareholders and Sponsor, in a form reasonably satisfactory to such Shareholders and Sponsor prior to or at the Effective Time.

     4.4 Subordinated Notes. The Original Company Shareholder agrees that it will enter into the Subordinated Loan Agreement in the form annexed hereto as Exhibit B.

     4.5 Termination of Registration Agreement. Merger Subsidiary and the Original Company Shareholder agree that, upon the Effective Time, the Amended and Restated Securities Purchase Agreement, dated as of November 23, 1993 and as further amended, between the Original Company Shareholder and the Company and the Registration Agreement dated as of March 31, 1993 between the Original Company Shareholder and the Company will be terminated in its entirety.

     4.6 Modification of Corporate Services Agreement and Corporate Opportunities Agreement. The Original Company Shareholder agrees that, on or prior to the Effective Time, it will modify the Corporate Services Agreement by an amendment, to the effect set forth in the Recapitalization Agreement. On or prior to the Effective Time, the Corporate Opportunities Agreement dated as of May 1, 1984 between the Company and the Original Company Shareholder will be modified to apply only to the Original Company Shareholder's home improvement or building products or services businesses and for a period not to exceed the later of two years after the Effective Time or six months after corporate services are no longer required under the Corporate Services Agreement, as amended at the Effective Time.

     4.7 No Conduct of Business Activities by Merger Subsidiary. Merger Subsidiary agrees that it will not conduct any business activities, and will not incur any liabilities, from the date of this Agreement through the time at which Merger Subsidiary merges with and into the Company. Without limiting the generality of the foregoing, Merger Subsidiary shall be in existence solely to effect the transactions described in this Agreement and the Recapitalization Agreement.

     4.8 IS Covenants. (a) IS hereby covenants and agrees with Merger Subsidiary and the Surviving Corporation that for a period of three years after the Effective Time so long as IS owns unvested New Restricted Stock, IS (i) will provide, subject to his other commitments and activities, at times reasonable and convenient to IS, consulting services to the Surviving Corporation, upon request from the Surviving Corporation and (ii) will not personally engage in activities that compete to a substantial extent with any material lines of business from time to time of the Surviving Corporation. IS hereby covenants and agrees with Merger Subsidiary and the Surviving Corporation that failure by IS to comply with the immediately preceding sentence will result in the forfeiture of IS' unvested New Restricted Stock.

     (b) In addition IS hereby covenants and agrees with Merger Subsidiary and the Surviving Corporation that he will not elect to receive cash upon the vesting of his New Restricted Stock as provided by Section 2.06 of the Recapitalization Agreement.

     (c) IS hereby covenants and agrees with Merger Subsidiary and the Surviving Corporation, that he will take all such action with respect to the liens and other arrangements listed on Schedule 1.1(c) as may be necessary in order to consummate the transactions in accordance with the Recapitalization Agreement and this Agreement.

     4.9 Further Assurances. Each of the parties hereto agrees that it will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as any of the other parties to this Agreement may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

                                   ARTICLE 5
                                 MISCELLANEOUS

     5.1 Assignment. Except as expressly provided in Section 2.2, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     5.2 Termination. This Agreement will terminate, and no party hereto shall have any rights or obligations hereunder, upon the first to occur of (a) the Effective Time of the Merger or (b) the termination of the Recapitalization Agreement in accordance with its terms. Furthermore, this Agreement will terminate as to the Shareholders if the Recapitalization Agreement is amended without their consent to reduce the Merger Consideration, Class A Merger Consideration or Class B Consideration or otherwise reduce the consideration payable to holders of any Options or Restricted Stock.

     5.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, including any written or oral agreement or understanding, among or between the parties with respect to the subject matter hereof.

     5.4 Amendments. This Agreement may not be amended or compliance with any provision hereof waived, except by an instrument in writing signed by each of the parties hereto whose rights or obligations are affected by such amendment or waiver. Without limiting the generality of the foregoing, this Agreement may be amended to add to or subtract from the list of Shareholders and/or to modify the treatment of Shareholders' holdings as set forth on Schedule A, and such amendment need only be executed by Merger Subsidiary and those Shareholders who are being added to or subtracted from the list of Shareholders or the treatment of whose holdings is being modified as set forth on Schedule A.

     5.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address to a party as shall be specified by like notice):

     if to Merger Subsidiary:

       c/o Heartland Industrial Partners, L.P.
        320 Park Avenue, 33rd Floor
        New York, New York 10022
        Attention: David A. Stockman
        Facsimile: (212) 981-3535

     with a copy to:

       Cahill Gordon & Reindel
        80 Pine Street
        New York, NY 10005
        Attention: W. Leslie Duffy, Esq.
                Jonathan A. Schaffzin, Esq.
          Facsimile: (212) 269-5420

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

     if to the Company:

       MascoTech, Inc.
        21001 Van Born Road
        Taylor, Michigan 48180
        Attention: Chairman of the Board
                General Counsel
          Facsimile: (313) 792-6134

     with a copy to:

       Davis Polk & Wardwell
        450 Lexington Avenue
        New York, NY 10017
        Attention: Leonard Kreynin, Esq.
        Facsimile: (212) 450-4800

     if to the Company Shareholder:

       Masco Corporation
        21001 Van Born Road
        Taylor, Michigan 48140
        Attention: Chairman of the Board and
                General Counsel
          Facsimile: (313) 792-4107

     with a copy to:

       Honigman Miller Schwartz and Cohn
        2290 First National Building
        Detroit, Michigan 48226
        Attention: Alan Stuart Schwartz, Esq.
        Facsimile: (313) 465-7575

     if to IS:

       Richard A. Manoogian
        c/o Masco Corporation
        21001 Van Born Road
        Taylor, Michigan 48140
        Attention: Richard A. Manoogian
        Facsimile: (313) 792-6134

     with a copy to:

       Bodman Longley & Dahling LLP
        100 Renaissance Center
        Detroit, Michigan 48243
        Attention: David M. Hempstead, Esq.
        Facsimile: (313) 393-7579

     if to FS:

       Richard and Jane Manoogian Foundation
        c/o Masco Corporation
        21001 Van Born Road
        Taylor, Michigan 48140
        Attention: Richard A. Manoogian
        Facsimile: (313) 792-6134

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

     with a copy to:

       Eugene A. Gargaro, Jr., Esq.
        c/o Masco Corp.
        21001 Van Born Road
        Taylor, Michigan 48140
        Facsimile: (313) 792-6289

     5.6 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     5.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

     5.8 Governing Law. The validity, construction and effect of this Agreement shall be governed by and construed enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

     5.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which it may be entitled, at law or in equity, the parties shall be entitled to the remedy of specific performance of the covenants and agreements contained herein and injunctive and other equitable relief.

     5.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     5.11 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     5.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     5.13 Definitions; Construction. For purposes of this Agreement:

          (a) "Beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement (other than by virtue of this Agreement), arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

          (b) "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (c) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

     5.14 Shareholder Capacity. Notwithstanding anything herein to the contrary, no person executing this Agreement who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his capacity as such a director, and the agreements set forth herein shall in no way restrict any director in the exercise of his fiduciary duties as a director of the Company. Each Shareholder has executed this Agreement solely in his capacity as the record or beneficial holder of such Shareholder's Owned Shares.

     5.15 Third-Party Beneficiary. The Company is an express third-party beneficiary of the representations and covenants contained in Articles 1 and 4 hereof and Sponsor is an express third-party beneficiary of Section 2.2.

                            [Signature Pages Follow]

     IN WITNESS WHEREOF, each of Merger Subsidiary and the Shareholders listed below have caused this Agreement to be duly executed, as of the date first written above.

                                          RIVERSIDE COMPANY LLC

                                          By: /s/ DANIEL P. TREDWELL
                                            ------------------------------------
                                              Name: Daniel P. Tredwell
                                              Title: Vice President and
                                              Secretary

                                          MASCO CORPORATION

                                          By: /s/ JOHN R. LEEKLEY
                                            ------------------------------------
                                              Name: John R. Leekley
                                              Title: Senior Vice President and
                                              General Counsel

                                          RICHARD A. MANOOGIAN

                                          By: /s/ RICHARD A. MANOOGIAN
                                            ------------------------------------

                                          RICHARD AND JANE MANOOGIAN
                                          FOUNDATION

                                          By: /s/ RICHARD A. MANOOGIAN
                                            ------------------------------------
                                              Name: Richard A. Manoogian
                                              Title: President

                                   SCHEDULE A

                                                   CONTINUING       COMPANY
                                                   SHAREHOLDER    SHAREHOLDER       POST-EXCHANGE
                                    OWNED           EXCHANGE       EXCHANGE           PRE-MERGER
                                    SHARES           SHARES         SHARES           OWNED SHARES
                                    ------         -----------    -----------       -------------
IS...........................  196,860                621,170         --         3,552,546 Common
                               Restricted                                        Stock**
                               Stock*                                            621,170 Class A
                               640,000 Options*                                  Preferred Stock
                               4,173,716 Common
                               Stock
Company Shareholder..........  7,824,690            2,958,595      2,136,100     2,729,995 Common
                                                                                 Stock
                                                                                 2,958,595 Class A
                                                                                 Preferred Stock
                                                                                 2,136,100 Class B
                                                                                 Preferred Stock
FS...........................  995,500                661,260         --         334,240 Common Stock
                                                                                 661,260 Class A
                                                                                 Preferred Stock

-------------------------
*  Represents Excluded Owned Shares.

** Excludes Options and Restricted Stock. IS will be treated as provided in the Recapitalization Agreement, subject to Section 4.8 hereof, with respect to his Restricted Stock.

                                                                 SCHEDULE 1.1(C)

                             TITLE TO OWNED SHARES

     1. Richard A. Manoogian Trust has granted a pledge or security interest to Michigan National Bank, a national banking association, in 2,420,706 shares of MascoTech, Inc. common stock, par value $1.00 per share, under the Business Loan Agreement dated August 4, 1998 (effective as of July 1, 1998) between Richard A. Manoogian Trust and Michigan National Bank and under related security or pledge agreements.

     2. Richard A. Manoogian Trust and Richard A. Manoogian, individually, have granted a pledge or security interest to Comerica Bank, a Michigan Banking corporation, in 1,747,948 shares of MascoTech, Inc. common stock, par value $1.00 per share, under the Amended and Restricted Letter Agreement dated March 15, 1993, as amended, among Richard A. Manoogian Trust, Richard A. Manoogian, as an individual, and Comerica Bank, and under related security or pledge agreements.

                                                                         ANNEX D
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN
                                MASCOTECH, INC.,
                                  THE SELLER,
                                      AND
                        CITICORP VENTURE CAPITAL, LTD.,
                                 THE PURCHASER,

                           DATED AS OF AUGUST 1, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
                             ARTICLE 1
                            DEFINITIONS
SECTION 1.01. Definitions...................................     D-4

                             ARTICLE 2
                         PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Shares...............     D-4
SECTION 2.02. Purchase Price................................     D-4
SECTION 2.03. Closing.......................................     D-5
SECTION 2.04. Deliveries at the Closing.....................     D-5

                             ARTICLE 3
                 CONDITIONS TO OBLIGATION TO CLOSE

SECTION 3.01. Conditions to Obligation of the Purchaser.....     D-5
SECTION 3.02. Conditions to Obligation of the Seller........     D-6
SECTION 3.03. Failure to Satisfy Certain Conditions.........     D-6

                             ARTICLE 4
            REPRESENTATIONS AND WARRANTIES OF THE SELLER

SECTION 4.01. Due Authorization.............................     D-7
SECTION 4.02. Title.........................................     D-7
SECTION 4.03. No Consents...................................     D-7
SECTION 4.04. No Conflict, Breach, Etc......................     D-7

                             ARTICLE 5
          REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 5.01. Due Authorization.............................     D-8
SECTION 5.02. No Consents...................................     D-8
SECTION 5.03. No Conflict, Breach, Etc......................     D-8
SECTION 5.04. Purchase Entirely for Own Account.............     D-9
SECTION 5.05. Restricted Securities.........................     D-9
SECTION 5.06. Legends.......................................     D-9
SECTION 5.07. Accredited Investor; Knowledge................     D-9
SECTION 5.08. Financing.....................................     D-9

                             ARTICLE 6
                      COVENANTS AND AGREEMENTS

SECTION 6.01. Disclosure; Publicity.........................     D-9
SECTION 6.02. Seller Agreements.............................    D-10
SECTION 6.03. Further Assurances............................    D-10
SECTION 6.04. Certain Filings...............................    D-10
SECTION 6.05. Representations and Covenants.................    D-11
SECTION 6.06. Notice........................................    D-11
SECTION 6.07. American Commercial Plastics..................    D-11

                                                                PAGE
                                                                ----
                             ARTICLE 7
                           MISCELLANEOUS

SECTION 7.01. Termination...................................    D-11
SECTION 7.02. Amendments; Waivers...........................    D-11
SECTION 7.03. Successors and Assigns........................    D-11
SECTION 7.04. Notices.......................................    D-11
SECTION 7.05. Expenses......................................    D-12
SECTION 7.06. Governing Law.................................    D-12
SECTION 7.07. Waiver of Jury Trial..........................    D-13
SECTION 7.08. Severability; Interpretation..................    D-13
SECTION 7.09. Headings......................................    D-13
SECTION 7.10. Entire Agreement..............................    D-13
SECTION 7.11. Counterparts..................................    D-13
SECTION 7.12. Third-party Beneficiaries.....................    D-13
SECTION 7.13. Specific Performance..........................    D-13

Attachment A -- Form of FIRPTA Certificate
Schedule 2.01 -- Shares to be Purchased
Schedule 2.02 -- Shares Subject to Right of First Refusal or
  Consent
Schedule 4.02 -- Seller Agreements
Schedule 4.03 -- Consents of Seller
Schedule 4.04 -- Conflicts of Seller
Schedule 5.02 -- Consents of Purchaser

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of August 1, 2000, by and between MASCOTECH, INC., a Delaware corporation (the "SELLER"), and CITICORP VENTURE CAPITAL, LTD., a New York corporation (the "PURCHASER").

     WHEREAS, the Seller or a wholly-owned subsidiary of Seller owns all shares, equity interests, membership interests, interests in equity and notes listed on
Schedule 2.01 hereto (collectively, the "SHARES") of the Persons (as defined herein) listed on Schedule 2.01 hereto (each, a "COMPANY" and, collectively, the "COMPANIES") and the Purchaser desires to purchase from the Seller or a wholly-owned subsidiary of Seller and the Seller desires to sell, and to cause its wholly-owned subsidiaries to sell, to the Purchaser the Shares, upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the transfer of certain of the Shares will require the consent and/or waiver of certain Persons with respect to provisions in existing agreements, including those related to right of first refusal and right of first offer provisions, and the Seller has undertaken to obtain such consents and/or waivers.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the Purchaser and the Seller hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     SECTION 1.01. Definitions. The following terms as used herein have the following meanings:

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     For the purposes of this definition, "control" (including, with its correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise. For purposes of Section 7.03 of this Agreement, to the extent permitted by the Seller Agreements, as applicable, "Affiliates" of the Purchaser shall be deemed to include any employees, officers or directors of the Purchaser or any of the Companies and each of their respective Affiliates and any entity in which the Purchaser or any of its Affiliates, together with any employees, officers or directors of any of the Purchaser, such Affiliates or such entities, owns 40% or more of the outstanding voting securities and of which no other Persons own 40% or more of the outstanding voting securities.

     "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

     "RECAPITALIZATION AGREEMENT" means the Recapitalization Agreement dated as of August 1, 2000, between MascoTech, Inc., a Delaware corporation, and Riverside Company LLC, a limited liability company organized under the laws of Delaware ("MERGER SUBSIDIARY").

                                   ARTICLE 2
                               PURCHASE AND SALE

     SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller shall sell, transfer, convey, assign and deliver to the Purchaser and the Purchaser shall purchase from the Seller the Shares listed on Schedule 2.01.

     SECTION 2.02. Purchase Price. (a) The Purchaser shall pay to the Seller at the Closing $125 million for the Shares (the "PURCHASE PRICE"), as adjusted as provided in Section 2.02(b), by wire transfer of immediately available funds to an account of the Seller designated in writing by the Seller prior to the Closing Date.

     (b) Adjustment to Purchase Price. In the event Persons have either exercised rights of first refusal or failed to consent to the transfer of any Shares and the rights related thereto under the Seller Agreements (as defined herein) of the Companies set forth in Schedule 2.02, the Purchase Price shall be reduced by the value of Shares in respect of which such right of first refusal has been exercised or such Shares have been purchased or in respect of which such consent has not been given (x) in the case of any Shares for which a right of first refusal has been exercised, on a dollar-for-dollar basis equal to the value of consideration received or to be received by the Seller from a Person exercising its right of first refusal for such Shares and (y) in the case of any Shares for which consent has not been given, at such value as is determined by the Purchaser in the notice given pursuant to Section 6.06.

     SECTION 2.03. Closing. Upon the terms and subject to the conditions set forth in this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held immediately prior to or simultaneously with the closing of the merger (the "RECAPITALIZATION") of Merger Subsidiary with and into Seller under the Recapitalization Agreement at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, or at such other place or time as the Purchaser and the Seller may mutually agree. The date upon which the Closing occurs is herein referred to as the "CLOSING DATE."

     SECTION 2.04. Deliveries at the Closing. Subject to Section 3.03, at the Closing, (i) the Seller shall deliver to the Purchaser the certificate referred to in Section 3.01 below and a FIRPTA Certificate in the form of Attachment A hereto, (ii) the Purchaser shall deliver to the Seller the certificate referred to in Section 3.02 below, (iii) the Seller shall deliver to the Purchaser stock certificates representing the Shares which are certificated, registered in its name or the name of its wholly-owned subsidiary, as appropriate, duly endorsed in blank or accompanied by duly executed assignment documents, together with an assignment (to the extent permitted) of all Seller's rights under the Seller Agreements and if Shares are uncertificated, shall deliver documents necessary to effect the transfer of such uncertificated Shares, in each case only with respect to Shares actually purchased by Purchaser, and (iv) the Purchaser shall deliver to the Seller the Purchase Price in accordance with Section 2.02 above.

                                   ARTICLE 3
                       CONDITIONS TO OBLIGATION TO CLOSE

     SECTION 3.01. Conditions to Obligation of the Purchaser. Subject to Section 3.03, the obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the representations and warranties set forth in Article 4 below shall be true and correct in all material respects at and as of the Closing Date;

          (b) the Seller shall have performed in all material respects all covenants and agreements contained in this Agreement that are required to be performed by Seller on or before the Closing;

          (c) there shall not be any injunction, judgment, order or decree in effect preventing the consummation of any of the transactions contemplated by this Agreement;

          (d) the Seller shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified above in Sections 3.01(a), 3.01(b) and 3.01(c) (as it relates to the Seller) is satisfied in all material respects;

          (e) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), relating to the transactions contemplated hereby shall have expired or been terminated and all other governmental approvals filed pursuant to Section 6.04 necessary to be obtained prior to Closing shall have been obtained.

     The Purchaser may waive the conditions specified in this Section 3.01(a) through 3.01(d) if it executes a writing so stating at or prior to the Closing; provided, however, that Purchaser shall not be deemed to have waived any such conditions to the extent that Section 3.03 is applicable as to any of the Shares.

     SECTION 3.02. Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the representations and warranties set forth in Article 5 below shall be true and correct in all material respects at and as of the Closing Date;

          (b) the Purchaser shall have performed in all material respects all covenants and agreements contained in this Agreement that are required to be performed by Purchaser on or before the Closing;

          (c) there shall not be any injunction, judgment, order or decree in effect preventing the consummation of any of the transactions contemplated by this Agreement;

          (d) the Purchaser shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 3.02(a), 3.02(b) and 3.02(c) (as it relates to the Purchaser) is satisfied in all material respects;

          (e) all conditions to the Recapitalization shall have been satisfied or waived in accordance with the terms of the Recapitalization Agreement, other than conditions to the extent related to the sale and purchase of the Shares as contemplated by this Agreement;

          (f) Purchaser shall have delivered to Seller the Purchase Price in accordance with Section 2.02; and

          (g) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated and all other governmental approvals filed pursuant to Section 6.04 necessary to be obtained prior to Closing shall have been obtained.

     The Seller may waive the conditions specified in this Section 3.02(a) through 3.02(f) if it executes a writing so stating at or prior to the Closing and has received a written consent to such waiver from Merger Subsidiary.

     SECTION 3.03. Failure to Satisfy Certain Conditions. Notwithstanding the provisions of Section 3.01 hereof, in the event any of the conditions set forth in Section 3.01 are not satisfied or waived such that the Shares (or any part thereof) set forth on Schedule 2.02 may not be transferred to the Purchaser on the Closing in accordance with this Agreement, the Purchaser shall nonetheless be obligated to pay on the Closing Date the Purchase Price less the value of the Shares which may not be transferred to the Purchaser. The Seller or the Merger Subsidiary, as applicable, shall be obligated to sell and the Purchaser shall be obligated to purchase all Shares not purchased at the Closing within 2 business days after such Shares become transferable to the Purchaser for the price determined as specified in Section 2.02(b) at a place and time mutually acceptable to the Seller and the Purchaser; provided, however, that the Seller's and the Purchaser's obligation shall terminate if any such sale and purchase is not consummated by the first day of the seventh month immediately following the Closing. At the closing of any such sale, each of the Seller and the Purchaser shall deliver the documents required under Section 2.04 and such closing shall be conditioned on fulfillment of the conditions specified in Sections 3.01 and
3.02 with respect to the Shares to be transferred. Notwithstanding the foregoing, if any Person exercises its right of first refusal for any Shares pursuant to a Seller Agreement or refuses to consent to such transfer in accordance with the Seller Agreements, all rights and obligations of the Seller and the Purchaser contained in this Agreement with respect to such Shares shall terminate immediately upon the purchase by such Person of the Shares with respect to which it has exercised its right of first refusal or upon the exercise of such right to refuse consent to the transfer of such Shares and the rights related thereto under the Seller Agreements. Notwithstanding the foregoing, in the case of the Shares comprised of shares of common stock of Tower Automotive, Inc., if such Shares cannot be transferred together with an assignment of the rights under the Seller Agreement related thereto, they shall be deemed transferable under this Section 3.03 if and only to the extent they have been registered for re-sale by the Purchaser under the Securities Act.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller hereby represents and warrants to the Purchaser that:

     SECTION 4.01. Due Authorization. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own its properties and conduct its business as now being conducted. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that the enforcement hereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

     SECTION 4.02. Title. The Seller or a wholly-owned subsidiary of the Seller is the record and beneficial owner of the Shares as listed on Schedule 2.01 and each such Person has, and at the Closing will have, the absolute right, power and capacity to sell, assign, transfer and deliver the Shares to the Purchaser free and clear of any liens, charges, encumbrances or restrictions (other than restrictions on transfer imposed by the Securities Act and applicable state securities or "Blue Sky" laws and other than restrictions (the "OTHER RESTRICTIONS") existing by virtue of the agreements set forth on Schedule 4.02 hereto (the "SELLER AGREEMENTS")), and, upon delivery and payment for the Shares in accordance with the terms of this Agreement, the Purchaser will acquire valid and marketable title to the Shares, free and clear of all liens, charges, encumbrances or restrictions (other than those created by the Purchaser, those existing by virtue of the Other Restrictions and restrictions on transfer imposed by the Securities Act and applicable state securities or "Blue Sky"
laws). All the Shares (other than the Shares of Companies listed under headings
(a), (b), and (c) of Schedule 2.01) were duly authorized and validly issued, are outstanding and fully paid and non-assessable and were issued free and clear of any pre-emptive rights. Other than this Agreement, the agreement referred to in
Section 6.07, all agreements pursuant to which the Shares were acquired, and the Recapitalization Agreement, the Seller Agreements constitute the sole and exclusive agreements to which the Seller or any of its wholly-owned subsidiaries which are transferring Shares are party to with respect to the Shares.

     SECTION 4.03. No Consents. No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body or third party is required for the execution of this Agreement by the Seller, the sale by the Seller or its wholly-owned subsidiaries of the Shares to the Purchaser or the consummation by the Seller of the other transactions contemplated hereby, except as are listed on Schedule 4.03 hereto, as may be required under applicable state securities or "Blue Sky" laws and as may be required under the HSR Act or by any other governmental authorities in connection with the purchase of the Shares by the Purchaser.

     SECTION 4.04. No Conflict, Breach, Etc. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller and its wholly-owned subsidiaries transferring the Shares of the transactions contemplated hereby (including, without limitation, the sale of the Shares to the Purchaser) will not conflict with or constitute or result in a breach of or a default under (or an event that with notice or passage of time or both would constitute or result in a breach of or a default under) or violation of or result in any Person having the right to terminate, modify or accelerate any of
(i) the terms or provisions of any indenture, mortgage, deed of trust, loan agreement (other than the loan agreements, listed on Schedule 4.04, each of which will be terminated upon the consummation of the Recapitalization), note, lease, license, stockholders agreement, or other agreement, instrument or contract to which the Seller, any wholly-owned subsidiary which is transferring the Shares or, to the knowledge of the Seller, any Company (other than Companies listed under headings (a), (b) and (c) of Schedule 2.01) is a party or by which any such Person is bound or to which any of such Person's properties or assets is subject, (ii) the certificate of incorporation or bylaws of the Seller or any wholly-owned subsidiary which is transferring the Shares or, to the knowledge of the Seller, any Company (other than Companies listed under headings (a), (b) and (c) of Schedule 2.01), or (iii) (assuming compliance with all applicable state securities or "Blue Sky" laws and the HSR Act and assuming the accuracy of the representations and warranties of the Purchaser in Article 5 below) any statute, judgment, decree, order, rule or regulation applicable to the Seller or any wholly-owned subsidiary which is transferring the Shares or, to the knowledge of the Seller, any Company (other than Companies listed under headings (a), (b) and (c) of Schedule 2.01) or any of their respective properties or assets, except, in the case of clause (i), for consents or waivers required under the Seller Agreements which consents or waivers Seller will use reasonable best efforts to obtain prior to the Closing. Neither the Seller nor any of its wholly-owned subsidiaries has any obligation to purchase any additional Shares of Series A Redeemable Preferred Stock of Qualitor, Inc. and none of the shares of Common Stock of, or any of the Warrants for shares of Common Stock, of Qualitor, Inc. owned by the Seller or any of its wholly-owned subsidiaries are subject to an option or right of redemption in favor of Qualitor, Inc.

                                   ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Seller that:

     SECTION 5.01. Due Authorization. The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own its properties and conduct its business as now being conducted. The Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that the enforcement hereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

     SECTION 5.02. No Consents. No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body, or third party is required for the execution of this Agreement by the Purchaser, the purchase of the Shares by the Purchaser or the consummation by the Purchaser of the other transactions contemplated hereby, except as are listed on Schedule
5.02 hereto, as may be required under applicable state securities or "Blue Sky" laws and as may be required under the HSR Act or by other governmental authorities in connection with the purchase of the Shares by the Purchaser.

     SECTION 5.03. No Conflict, Breach, Etc. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby (including, without limitation, the purchase of the Shares by the Purchaser) will not conflict with or constitute or result in a breach of or a default under (or an event that with notice or passage of time or both would constitute or result in a breach of or a default under) or violation of any of (i) the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, stockholders agreement or other agreement, instrument or contract to which the Purchaser is a party or by which Purchaser is bound or to which any of Purchaser's properties or assets is subject, (ii) the certificate of incorporation or bylaws of the Purchaser, or (iii) (assuming compliance with all applicable state securities or "Blue Sky" laws and the HSR Act) any statute, judgment, decree, order, rule or regulation applicable to the Purchaser or any of its properties or assets except, in the case of clause (i), for consents or waivers required under the Seller Agreements relating to MSX International, Inc. which consents or waivers Purchaser will use reasonable best efforts to obtain prior to Closing.

     SECTION 5.04. Purchase Entirely for Own Account. The Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. The Purchaser has no present intention of selling, granting any participation in or otherwise distributing the Shares. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares.

     SECTION 5.05. Restricted Securities. The Purchaser understands that the transfer of the Shares by the Seller or a transferring subsidiary has not been registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT") or any other applicable securities laws. The sale of the Shares hereunder is being consummated in reliance on an exemption from the registration provisions of the Securities Act which depends upon, among other things, the Purchaser's representations as expressed in Sections 5.04 and 5.07. The Purchaser understands that it must hold the Shares indefinitely unless the sale of the Shares is registered under the Securities Act and qualified by state authorities, or an exemption from such registration and qualification requirements is available and that any such sale is subject to the Seller Agreements, as applicable. The Purchaser acknowledges that the Companies have no obligation to register or qualify the Shares for resale, other than as provided in the Seller Agreements. The Purchaser further acknowledges that there is no assurance that any exemption from registration or qualification will be available for resales of the Shares and that, even if available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, agreements then in effect with the Companies and/or other stockholders of the Companies with respect to the Shares and on requirements relating to each of the Companies which are outside of the Purchaser's control, and which the Companies are under no obligation and may not be able to satisfy.

     SECTION 5.06. Legends. The Purchaser understands that each of the Shares will bear, so long as appropriate, those legends required by the Seller Agreements, the Securities Act and other applicable state securities laws. The Purchaser acknowledges that each of the Companies shall be entitled to make a notation on its records and give instructions to any transfer agent of the Shares in order to implement the restrictions on transfer set forth in the Seller Agreements or required by law.

     SECTION 5.07. Accredited Investor; Knowledge. The Purchaser is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser was not organized solely for the purpose of acquiring the Shares and has such knowledge, sophistication and business experience so as to be capable of evaluating the merits and risks of an investment in the Shares. The Purchaser has sufficient experience in investments and knowledge about the Companies' respective management, businesses, operations and financial affairs and about the Shares so as to be capable of evaluating the merits and risks of its investment in the Shares. The Purchaser represents that it is able to bear the economic risk of its investment in the Shares indefinitely, including a possible total loss of investment.

     SECTION 5.08. Financing. Purchaser has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price as required hereunder and all related fees and expenses.

                                   ARTICLE 6
                            COVENANTS AND AGREEMENTS

     SECTION 6.01. Disclosure; Publicity. Neither party hereto shall, and each party hereto shall cause its representatives and agents not to, make any public announcement, statement or press release with respect to this Agreement or the transactions contemplated hereby or otherwise disclose to any Person (other than its respective officers, directors, employees, agents, investors, financial representatives and attorneys, in each case on a need to know basis) the existence, terms, conditions, content or effect of this Agreement, in each case, without the prior consent of the other party unless disclosure is required by applicable law or governmental regulation, or by order of a court of competent jurisdiction.

     SECTION 6.02. Seller Agreements. Seller agrees that it shall promptly deliver notices to the extent permitted by the Seller Agreements and take all other action required under the Seller Agreements in order to consummate the sale of the Shares to the Purchaser and to use reasonable best efforts to obtain a waiver or an exercise of the other parties' rights of first refusal under the Seller Agreements on or prior to the Closing Date.

     SECTION 6.03. Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or desirable under applicable legal requirements, to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining the consents listed on Schedules 4.02 and 5.02 hereto and the assignments of the Seller Agreements; provided, however, that neither the Seller nor the Purchaser shall be required to compensate any third party to obtain any such consent or approval (other than customary filing fees). If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall use their reasonable best efforts to take or cause to be taken all such necessary or desirable action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or desirable documentation.

     SECTION 6.04. Certain Filings. Purchaser agrees to use reasonable best efforts to file within 10 Business Days after the date hereof a Notification and Report Form for Certain Mergers and Acquisitions ("HSR NOTIFICATION FORM") with the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ") in connection with the acquisition of the Shares other than those listed on
Schedule 2.02 and of MSX International, Inc., as appropriate. Seller and Purchaser shall cooperate with one another in taking any actions or making any filings required by the HSR Act and seeking timely to, and shall use their reasonable best efforts to, obtain early termination or expiration of the applicable waiting period. Seller and Purchaser each agree to use their reasonable best efforts to promptly identify any other governmental filings or actions with respect to any other governmental authority necessary to consummate the transactions contemplated by this Agreement and to make such filings or take such actions within 10 Business Days of such identification and to obtain early termination or expiration of any applicable waiting period or early or expedited approval, as applicable. Seller shall use its commercially reasonable efforts to cause each Company to cooperate with the Purchaser and the Seller in their making, and to take all actions and to make, all filings required by the HSR Act or any other governmental authority necessary to consummate the transactions contemplated by this Agreement and to obtain early termination or expiration of any applicable waiting period or early or expedited approval, as applicable, of any such filings. Notwithstanding the foregoing, with respect to the Shares comprised of MSX International, Inc. and those listed on Schedule 2.02, neither the Purchaser nor the Seller shall have any obligation to make or to cause to be made any filings required under this Section 6.04 until, in the case of MSX International, Inc., in the case of any filing required by the HSR Act, 10 Business Days after the date of the Purchaser's notice given pursuant to Section
6.06 hereof, and in the case of all other filings, as otherwise specified herein and, in the case of the Shares listed on Schedule 2.02, in the case of any filing required by the HSR Act, 10 Business Days after the applicable Person's consent to the transfer of such Shares and the rights related thereto under the Seller Agreements or the applicable Person's failure to purchase Shares with respect to which it has exercised a right of first refusal, as appropriate, and in the case of all other filings, as otherwise specified herein. Notwithstanding the foregoing, within 10 Business Days after a written request (which request will not be prior to the delivery of the notice under Section 6.06) by Seller, Purchaser agrees to make a filing on HSR Notification Form with the FTC and the DOJ with respect to the Shares listed on Schedule 2.02 specified in such written request and Seller agrees to reimburse Purchaser for any filing fees paid by Purchaser with respect to such HSR Notification Form filed upon the request of Seller in the event Purchaser is not able to purchase the Shares which are the subject of such HSR Notification

Form filed upon the request of Seller. "Business Day" means a day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

     SECTION 6.05. Representations and Covenants. Prior to Closing, each of the Seller and the Purchaser will not engage in any practice, take any action, fail to take any action or enter into any transaction which would cause any representation or warranty made by it in this Agreement to be untrue in any material respect or result in the breach of any material covenant made by it in this Agreement.

     SECTION 6.06. Notice. No later than the close of business on the tenth Business Days after the date hereof, the Purchaser shall provide the Seller with a notice containing a good faith bona fide offer indicating the terms and the price at which Purchaser will offer to purchase the Shares listed on Schedule 2.02.

     SECTION 6.07. American Commercial Plastics. Seller agrees to pay over to Purchaser all payments received by Seller pursuant to Section 3.00 of the Stock Purchase Agreement, dated as of March 23, 1999, among MascoTech, Inc., MascoTech Coatings, Inc. and American Commercial Plastics, Inc. no later than 30 days after receipt thereof.

                                   ARTICLE 7
                                 MISCELLANEOUS

     SECTION 7.01. Termination. Seller may terminate this Agreement and Seller may abandon the transactions contemplated hereby in the event the Recapitalization Agreement is terminated for any reason in accordance with its terms by giving Purchaser written notice of termination which shall be effective immediately. Otherwise this Agreement may be terminated only with the prior written consent of Seller and Purchaser.

     SECTION 7.02. Amendments; Waivers. The provisions of this Agreement may be modified or amended, and waivers and consents to the performance and observance of the terms hereof may be given, only by written instrument executed and delivered by each of the parties hereto in the event of an amendment and by the party against whom the waiver is to be effective in the event of a waiver. The failure at any time to require performance of any provision hereof shall in no way affect the full right to require such performance at any time thereafter (unless performance thereof has been waived in accordance with the terms hereof for all purposes and at all times by the party to whom the benefit of such performance is to be rendered). The waiver by any party to this Agreement of a breach of any provision hereof shall not be taken or held to be a waiver of any succeeding breach of such provision or any other provision or as a waiver of the provision itself.

     SECTION 7.03. Successors and Assigns. None of the rights or obligations under this Agreement shall be assignable without the written consent of the other party except that (i) Purchaser may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Purchaser of its obligations hereunder and (ii) Seller may transfer or assign this Agreement together with the Shares (in whole or in part) to an Affiliate or to Masco Corporation, a Delaware corporation, as long as Purchaser's rights hereunder are not adversely affected. This Agreement and all covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind, and inure to the benefit of, the respective successors and permitted assigns of the parties hereto.

     SECTION 7.04. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, by registered, certified or express mail, reputable overnight courier service or facsimile and shall be deemed given when so delivered by hand or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) or if sent by facsimile, upon receipt of written confirmation, as follows:

     if to Seller, to:

       MascoTech, Inc.
        21001 Van Born Road
        Taylor, Michigan 48180
        Attention: President
        Fax: (313) 792-6157

     with a copy to:

       MascoTech, Inc.
        21001 Van Born Road
        Taylor, Michigan 48180
        Attention: General Counsel
        Fax: (313) 792-6940

     and

       Davis Polk & Wardwell
        450 Lexington Avenue
        New York, New York 10017
        Attention: Leonard Kreynin
        Fax: (212) 450-4800

     and

       Dykema Gossett PLLC
        400 Renaissance Center
        Detroit, MI 48243
        Attention: Fredrick M. Miller
        Fax: (313) 568-6832

     if to Purchaser, to:

       Citicorp Venture Capital, Ltd.
        399 Park Avenue
        14th Floor
        New York, New York 10043
        Attention: Michael A. Delaney
        Fax: (212) 793-2425

     with a copy to:

       Morgan Lewis & Bockius LLP
        101 Park Avenue
        New York, NY 10178-0060
        Attention: Robert G. Robison
        Fax: (212) 309-6273

     SECTION 7.05. Expenses. Except as specified in Sections 6.04 and 6.07, each party hereto will bear its own costs, fees and expenses incurred in connection with the transactions contemplated hereby, including, without limitation, legal and accounting fees and expenses.

     SECTION 7.06. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

     SECTION 7.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 7.08. Severability; Interpretation. If any provision in this Agreement is deemed to be or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, (i) such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties hereto, it will be deleted, with effect from the date of such agreement or such earlier date as the parties hereto may agree and (ii) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

     SECTION 7.09. Headings. Section headings herein are for convenience only and shall not affect the construction hereof.

     SECTION 7.10. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations and memoranda, whether written or oral, between the parties hereto, or between or among any agents, representatives, Affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof.

     SECTION 7.11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

     SECTION 7.12. Third-party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and is not intended to confer any benefit upon any other person or entity or infringe upon any rights or remedies.

     SECTION 7.13. Specific Performance. Each party shall be entitled to enforce all of their rights contained herein specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

     IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first above written.
                                          MASCOTECH, INC.
                                          By:      /s/ DAVID B. LINER
                                            ------------------------------------
                                              Name: David B. Liner
                                              Title: Vice President and General
                                                     Counsel
                                          CITICORP VENTURE CAPITAL, LTD.
                                          By:    /s/ MICHAEL A. DELANEY
                                            ------------------------------------
                                              Name: Michael A. Delaney
                                              Title: Managing Director

                                                                    ATTACHMENT A

                CERTIFICATION OF NON-FOREIGN STATUS FOR ENTITIES
                    (AS CONTEMPLATED BY TREASURY REGULATION
                              SECTION 1.1445-2(B))

     Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a buyer of a U.S. real property interest must withhold tax if the seller is a foreign person. To inform the buyer that withholding of tax is not required upon the disposition of a U.S. real property interest (if shares of [target] are found to constitute such an interest) by
                    , the undersigned hereby certifies on behalf of such entity:
(name of entity)

     1. ________________ is not a foreign corporation, foreign partnership, (name of entity)

foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

     2. ________________'s U.S. employer identification number is (name of entity)

        ________________; and
             (EIC)

     3. ________________'s office address within the United States is (name of entity)

     -----------------------------------------------------------
     (street)

     -----------------------------------------------------------
     (city, state, zip code)

    ________________ understands that this certification must be disclosed to
     (name)

the Internal Revenue Service by the buyer and that any false statement I have made here could be punished by fine, imprisonment, or both.

     Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete and I further declare that I have authority to sign this document on behalf of
                                  ___________________________________________  .
                                                 (name of entity)

------------------------------------------------------
Name of Entity

------------------------------------------------------
Signature

------------------------------------------------------
Title
Date: ____________

                                 SCHEDULE 2.01

                               COMPANY                                    SHARES TO BE PURCHASED
                               -------                                    ----------------------
(a)  Titan International, Inc. .................................  3,315,852 shares of Common Stock
(b)  Delco Remy International, Inc. ............................  3,025,391 shares of Common Stock
(c)  MSX International, Inc. ...................................  43,752 shares of Class A Common Stock
                                                                  180,000 shares of Series A Preferred
                                                                    Stock
(d)  Advanced Accessories Systems, LLC
     (formerly known as AAS Holdings, LLC)......................  1,500 Member Units
(e)  Tower Automotive, Inc. ....................................  400,000 shares of Common Stock
(f)  Innovative Coating Technologies, Inc.
     (formerly known as MascoTech Coatings, Inc.)...............  Senior Subordinated Note of American
                                                                    Commercial Plastics, Inc.
                                                                    aggregating $6.4 million (including
                                                                    deferred interest)
                                                                  27.20 shares of Common Stock
(g)  Qualitor, Inc. ............................................  890,000 shares of Series A Redeemable
                                                                    Preferred Stock
                                                                  300,000 shares of Common Stock
                                                                  Warrant No. 2 to purchase 107,143
                                                                    shares of Common Stock
                                                                  Warrant No. 3 to purchase 65,839
                                                                    shares of Common Stock
                                                                  Warrant No. 4 to purchase 25,643
                                                                    shares of Common Stock

                                 SCHEDULE 2.02

                      COMPANY                                   SHARES TO BE PURCHASED
                      -------                                   ----------------------
Advanced Accessories Systems, LLC
  (formerly known as AAS Holdings, LLC)............  1,500 Member Units
Innovative Coating Technologies, Inc.
  (formerly known as MascoTech Coatings, Inc.).....  27.20 shares of Common Stock
Qualitor, Inc. ....................................  300,000 shares of Common Stock
                                                     Warrant No. 2 to purchase 107,143 shares of
                                                       Common Stock
                                                     Warrant No. 3 to purchase 65,839 shares of
                                                       Common Stock
                                                     Warrant No. 4 to purchase 25,643 shares of
                                                       Common Stock

                                 SCHEDULE 4.02

                               SELLER AGREEMENTS

     Amended and Restated Members' Agreement dated as of September 30, 1999 among Advanced Accessory Systems, LLC (F/K/A AAS Holdings, LLC) and the members thereof

     Third Amended and Restated Operating Agreement dated as of September 30, 1999 of Advanced Accessory Systems, LLC (F/K/A AAS Holdings, LLC), and the members thereof

     Shareholders Agreement dated March 23, 1999 by and among MascoTech, Inc., American Commercial Plastics, Inc., and Innovative Coating Technologies, Inc.

     Letter Agreement dated March 23, 1999 by and among American Commercial Holdings, Inc., American Commercial Plastics, Inc., MascoTech Coating Technologies, Inc. and MascoTech, Inc. regarding Registration Rights Agreement

     Amended and Restated Securities Purchase and Holders Agreement, dated December 22, 1997, by and among Delco Remy International, Inc., Citicorp Venture Capital, Ltd., MascoTech Automotive Systems Group, Inc., and the other individuals named therein

     Registration Rights Agreement for Common Stock dated July 29, 1994 by and among DR International, Inc., a Delaware corporation, Citicorp Venture Capital Ltd., World Equity Partners, L.P., MascoTech Automotive Systems Group, Inc., Harold K. Sperlich, James R. Gerrity and the Management Investors named therein

     Stockholders' Agreement dated as of January 3, 1997 (as amended) by and among MSX International, Inc., MascoTech, Inc., Citicorp Venture Capital, Ltd., and other individuals named therein

     Registration Rights Agreement dated as of January 3, 1997 by and among MSX International, Inc., MascoTech, Inc., Citicorp Venture Capital, Ltd., and other individuals named therein

     Stockholders Agreement dated as of April 30, 1999 by and among Qualitor, Inc., Wind Point Partners III, L.P., Wind Point Executive Advisor Partners, L.P., Ralph E. Reins, First Union Capital Partners, Inc., and MascoTech, Inc.

     Registration Rights Agreement dated as of April 30, 1999 by and among Qualitor Inc., Wind Point Partners III, L.P., Wind Point Executive Advisor Partners, L.P., First Union Capital Partners, Inc., and MascoTech, Inc.

     Warrant Purchase Agreement dated as of April 30, 1999, by and between Qualitor, Inc. and MascoTech, Inc.

     Warrant No. 2 dated as of April 30, 1999 issued by Qualitor, Inc. to MascoTech, Inc. to purchase 107,143 shares of Common Stock

     Warrant No. 3 dated as of April 30, 1999 issued by Qualitor, Inc. to MascoTech, Inc. to purchase 65,839 shares of Common Stock

     Warrant No. 4 dated as of April 30, 1999 issued by Qualitor, Inc. to MascoTech, Inc. to purchase 25,643 shares of Common Stock

     Registration Rights and Voting Agreement dated as of May 31, 1996 between Tower Automotive, Inc., and MascoTech, Inc.

     Senior Subordinated Note dated March 23, 1999 for $6 million issued by American Commercial Plastics, Inc. to MascoTech, Inc.

     Guaranty of MascoTech Coatings, Inc.

     Guaranty of George S. Hofmeister

     General Security Agreement dated as of March 23, 1999 by and among MascoTech, Inc., American Commercial Plastics, Inc. and MascoTech Coatings, Inc.

     Mortgage dated March 24, 1999 by MascoTech Coatings, Inc. in favor of MascoTech, Inc.

     Assignment of Rents, Issues, Profits and Leases by MascoTech Coatings, Inc. in favor of MascoTech, Inc.

     Subordination Agreement dated March 23, 1999 by MascoTech, Inc., MascoTech Coatings, Inc. and National Bank of Canada

                                 SCHEDULE 4.03

                               CONSENTS OF SELLER

     Filings under HSR Act

     The parties agree that to the extent any consent listed in this Schedule relates to any Shares not purchased in accordance with Section 3.03, the failure to obtain such consent shall not constitute a breach of the representations and warranties set forth in Section 4.03 with respect to such Shares (the "UNPURCHASED SHARES") at the Closing of any other Shares which does not include such Unpurchased Shares.

     Amended and Restated Members' Agreement dated as of September 30, 1999 among Advanced Accessory Systems, LLC (F/K/A AAS Holdings, LLC) and the members thereof

     Third Amended and Restated Operating Agreement dated as of September 30, 1999 of Advanced Accessory Systems, LLC (F/K/A AAS Holdings, LLC) and the members thereof

     Shareholders Agreement dated March 23, 1999 by and among MascoTech, Inc., American Commercial Plastics, Inc., and Innovative Coating Technologies, Inc.

     Stockholders Agreement dated as of January 3, 1997 (as amended) by and among MSX International, Inc., MascoTech, Inc., Citicorp Venture Capital, Ltd., and other individuals named therein

     Stockholders Agreement dated as of April 30, 1999 by and among Qualitor, Inc., Wind Point Partners III, L.P., Wind Point Executive Advisor Partners, L.P., Ralph E. Reins, First Union Capital Partners, Inc., and MascoTech, Inc.

     Registration Rights and Voting Agreement dated as of May 31, 1996, between Tower Automotive, Inc. and MascoTech, Inc.

     Additional filings as are identified in Section 6.04

                                 SCHEDULE 4.04

                              CONFLICTS OF SELLER

Loan Agreements

     $1,300,000,000 Credit Agreement dated as of January 16, 1998 among MascoTech, Inc., MascoTech Acquisition, Inc., the banks party thereto from time to time, The First National Bank of Chicago, as Administrative Agent, Bank of America NT&SA and NationsBank N.A., as Syndication Agents and Amendment No. 1 thereto dated as of February 10, 1998

                                 SCHEDULE 5.02

                             CONSENTS OF PURCHASER

     Stockholders' Agreement dated as of January 3, 1997 (as amended) by and among MSX International, Inc., MascoTech, Inc., Citicorp Venture Capital, Ltd. and other individuals named therein

FILINGS UNDER HSR ACT

     The parties agree that to the extent any consent listed in this Schedule relates to any Shares not purchased in accordance with Section 3.03, the failure to obtain such consent shall not constitute a breach of the representations and warranties set forth in Section 5.02 with respect to any Unpurchased Shares at the closing of any other Shares which does not include such Unpurchased Shares

     Additional filings as are identified as provided in Section 6.04

                                                                         ANNEX E

                                                          [MCDONALD INVESTMENTS
                                                                  LOGO]
                                 August 1, 2000
                                                         McDonald Investments
                                                         Inc.,
                                                         A KeyCorp Company
                                                         800 Superior Avenue
                                                         Cleveland, Ohio
                                                         44114-2603
                                                         Tel: 216 443-2300

PRIVATE AND CONFIDENTIAL
Special Committee of the
  Board of Directors
MascoTech, Inc.
21001 Van Born Road
Taylor, MI 48180
Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of MascoTech, Inc. (the "Company") (other than Riverside Company LLC ("Riverside"), the Continuing Shareholders and their respective Affiliates (as each such term is defined in the Recapitalization Agreement, dated as of August 1, 2000 (the "Agreement"), by and among the Company and Riverside) of the $16.90 per Share in cash, subject to upward adjustment based on the proceeds realized from the sales of certain equity investments of the Company and/or its subsidiaries as specified in the Agreement (the "Merger Consideration"), to be received by such holders pursuant to the terms of the Agreement.

     McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with this opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement, including the exhibits and schedules thereto; (ii) certain publicly available information concerning the Company, including its Annual Reports on Form 10-K for each of the years ended December 31, 1997, 1998 and 1999 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; (iii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading markets for, the Shares; (v) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities; and (vi) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company to discuss the business and prospects of the Company, and considered such other matters as we believed relevant to our inquiry.

     We have not solicited, nor were we asked to solicit, third party interest in a transaction involving the Company. We have been advised by representatives of the Company, however, and have taken into account for purposes of our opinion, that, at the Company's direction, the Company's financial advisor was requested to approach, and held discussions with, third parties to solicit indications of interest for the possible acquisition of the Company.

Special Committee of the
Board of Directors
August 1, 2000
Page  2

     In our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have assumed and relied upon the representations and warranties of the Company and Riverside contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify such information. We have also assumed with your consent that the Equity Investment Sales (as defined in the Agreement) that the Company will be required to consummate as a condition to the Merger (as defined in the Agreement) will be effected in all material respects in accordance with the terms contemplated by the Agreement and certain related documents. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions thereof) provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of the Company's management. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of the assets, properties or facilities of the Company nor have we been furnished with any such evaluation or appraisal.

     This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, to the holders of Shares (other than Riverside, the Continuing Shareholders and their respective Affiliates) of the Merger Consideration and does not address the Company's underlying business decision to effect the transactions contemplated by the Agreement or any other terms thereof. It should be understood that, although subsequent developments may affect this opinion, we do not have an obligation to update, revise or reaffirm this opinion.

     We are familiar with the Company, having acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with, and having participated in certain of the negotiations leading to, the Agreement and will receive from the Company a fee for our services, as well as the Company's agreement to indemnify us under certain circumstances. We will also receive a fee for rendering this opinion.

     In the ordinary course of our business, we may actively trade securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is directed to the Special Committee of the Board of Directors of the Company and does not constitute a recommendation as to how any holder of Shares should vote with respect to such transactions.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received in the transactions is fair, from a financial point of view, to the holders of Shares (other than Riverside, the Continuing Shareholders and their respective Affiliates).
                                          Very truly yours,

                                          /s/ MCDONALD INVETMENTS INC.
                                          McDONALD INVESTMENTS INC.

                                                                         ANNEX F

[LETTERHEAD OF SALOMON SMITH BARNEY]

August 1, 2000
The Board of Directors
MascoTech, Inc.
21001 Van Born Road
Taylor, Michigan 48180

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of MascoTech, Inc. ("MascoTech"), other than Riverside Company LLC ("Merger Sub"), the Continuing Shareholders (defined below) and their respective affiliates, of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Recapitalization Agreement, dated as of August 1, 2000 (the "Recapitalization Agreement"), between MascoTech and Merger Sub. As more fully described in the Recapitalization Agreement, (i) Merger Sub will be merged with and into MascoTech (the "Merger") and (ii) each outstanding share of the common stock, par value $1.00 per share, of MascoTech ("MascoTech Common Stock"), other than shares of MascoTech Common Stock held by certain affiliates of MascoTech (the "Continuing Shareholders"), will be converted into the right to receive $16.90 in cash, subject to possible upward adjustment based on the proceeds realized from sales of the equity interests beneficially owned by MascoTech and/or its subsidiaries in Saturn Electronics and Engineering, Inc. and sales of certain other equity investments of MascoTech and its subsidiaries (such other equity investment sales, the "Non-Saturn Equity Investment Sales"), as specified in the Recapitalization Agreement (the "Merger Consideration"). The Recapitalization Agreement further provides that, in connection with the transactions contemplated by the Merger, the Continuing Shareholders will have the right to exchange a portion of their shares of MascoTech Common Stock for newly issued securities of the surviving corporation in the Merger.

In arriving at our opinion, we reviewed the Recapitalization Agreement and certain related documents, and held discussions with certain senior officers, directors and other representatives and advisors of MascoTech concerning the business, operations and prospects of MascoTech. We examined certain publicly available business and financial information relating to MascoTech as well as certain financial forecasts and other information and data for MascoTech which were provided to or otherwise discussed with us by the management of MascoTech. We reviewed the financial terms of the Merger as set forth in the Recapitalization Agreement in relation to, among other things: current and historical market prices and trading volumes of MascoTech Common Stock; the historical and projected earnings and other operating data of MascoTech; and the financial condition and capitalization of MascoTech. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of MascoTech. In connection with our engagement, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of MascoTech. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished
SALOMON SMITH BARNEY INC. 388 Greenwich Street, New York, NY 10013

The Board of Directors
MascoTech, Inc.
August 1, 2000
Page  2

to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of MascoTech that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of MascoTech as to the future financial performance of MascoTech. We also have assumed, with your consent, that the Non-Saturn Equity Investment Sales which MascoTech will be required to consummate as a condition to the Merger will be effected in all material respects in accordance with the terms contemplated by the Recapitalization Agreement and certain related documents. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MascoTech nor have we made any physical inspection of the properties or assets of MascoTech. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for MascoTech or the effect of any other transaction in which MascoTech might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Salomon Smith Barney Inc. has acted as financial advisor to MascoTech in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon delivery of this opinion. We have in the past provided investment banking services to MascoTech unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of MascoTech for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with affiliates of Merger Sub and MascoTech and its affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of MascoTech in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of MascoTech Common Stock (other than Merger Sub, the Continuing Shareholders and their respective affiliates).
Very truly yours,

/s/ SALOMON SMITH BARNEY INC. SIGNATURE
SALOMON SMITH BARNEY INC.

                                                                         ANNEX G

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262 -- APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L.'98, eff. 7-1-98).